As filed with the Securities and Exchange Commission on August 5, 2003

Registration No. 333-102803

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUNLINK HEALTH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Ohio	8062	31-0621189
(State of Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

900 Circle 75 Parkway, Suite 1300

Atlanta, Georgia 30339

(770) 933-7000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Robert M. Thornton, Jr.

Chairman

SunLink Health Systems, Inc.

900 Circle 75 Parkway, Suite 1300

Atlanta, Georgia 30339

(770) 933-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies Of Communications To:

Howard E. Turner, Esq.	William H. Neely, Esq.
M. Timothy Elder, Esq.	Albert J. Bart, Esq.
Smith, Gambrell & Russell, LLP	Stokes Bartholomew Evans & Petree, P.A.
1230 Peachtree Street, N.E., Suite 3100	424 Church Street, Suite 2800
Atlanta, Georgia 30309	Nashville, Tennessee 37219
Telephone: (404) 815-3594	Telephone: (615) 259-1450
Telecopy: (404) 685-6894	Telecopy: (615) 259-1470

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐ If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUNLINK HEALTH SYSTEMS, INC.

900 CIRCLE 75 PARKWAY, SUITE 1300

ATLANTA, GEORGIA 30339

August     , 2003

Dear SunLink shareholder:

You are cordially invited to attend the special meeting of shareholders of SunLink which will be held at 10:00 a.m., local time, on September 18, 2003, at the Sheraton Suites Galleria, 2844 Cobb Parkway S.W., Atlanta, Georgia 30339.

The accompanying notice of the special meeting and joint proxy statement/prospectus contain detailed information concerning the matters to be considered and acted upon at the meeting, including the proposed acquisition of HealthMont.

After careful consideration, SunLink’s board of directors has determined that the merger and the merger agreement are fair to you and in your best interests. SunLink’s board of directors has approved the merger agreement and unanimously recommends that you vote FOR the approval of the transaction, which involves a single vote with respect to the merger agreement and the issuance of SunLink shares, options, and warrants in and pursuant to the merger at the special meeting.

The accompanying joint proxy statement/prospectus provides you with information about SunLink, HealthMont and the proposed merger. In addition, you may obtain information about SunLink from documents that we have filed with the Securities and Exchange Commission. We encourage you to read the entire joint proxy statement/prospectus carefully. In particular, you should read the section entitled “Risk Factors” beginning on page 13 for a description of certain risks that you should consider in evaluating the merger.

Your vote is very important.    We hope you will be able to attend the meeting but whether or not you plan to attend the special meeting of shareholders of SunLink, please take the time to vote by marking, signing and dating the enclosed proxy card and returning it in the return envelope provided. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of approval of the merger agreement and the other matters presented at the meeting. If you later find you can attend the meeting, you may then withdraw your proxy and vote in person. If you have questions or need assistance regarding your shares, please call our proxy solicitor, Georgeson Shareholder Communications, Inc., toll free, at 1 (866) 203-9401.

Sincerely,

ROBERT M. THORNTON, JR.

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved the securities to be issued under the joint proxy statement/prospectus or determined if the joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The joint proxy statement/prospectus is dated August     , 2003, and is first

being mailed to shareholders of SunLink on August     , 2003.

HEALTHMONT, INC.

111 LONG VALLEY ROAD

BRENTWOOD, TENNESSEE 37027

        August     , 2003

Dear HealthMont shareholder:

You are cordially invited to attend a special meeting of the shareholders of HealthMont, Inc. to be held on Wednesday, September 17, 2003, at 10:00 a.m., local time, at the offices of Stokes Bartholomew Evans & Petree, P.A., 424 Church Street, Suite 2800, Nashville, Tennessee 37219.

The accompanying Notice of Special Meeting and joint proxy statement/prospectus contain information concerning the matters to be considered and acted upon at the meeting in connection with the proposed acquisition of HealthMont by SunLink Health Systems, Inc. through a merger of HealthMont with and into a wholly-owned subsidiary of SunLink.

After careful consideration, HealthMont’s Board of Directors has determined that the terms of the proposed merger and the related transactions are fair and in the best interests of HealthMont and its shareholders. Accordingly, the Board of Directors approved the Agreement and Plan of Merger, the merger contemplated thereby and the related transactions, and recommends that HealthMont’s shareholders vote “FOR” approval of the same.

The accompanying joint proxy statement/prospectus and the information incorporated by reference therein and provided therewith contain information concerning HealthMont, SunLink, and the proposed transactions. You are encouraged to read all of these materials carefully.

We hope that you will be able to attend the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please complete, date, and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided. You may revoke your proxy at any time before it is voted. If you have questions or need assistance with your proxy, please contact us at 1 (615) 309-2166.

Sincerely,

Timothy S. Hill

Chief Executive Officer and President

HealthMont, Inc.

NOTICE OF

SPECIAL MEETING OF SHAREHOLDERS

OF SUNLINK HEALTH SYSTEMS, INC.

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

To the shareholders of SunLink Health Systems, Inc.:

A special meeting of SunLink shareholders will be held at 10:00 a.m., local time on Thursday, September 18, 2003, at the Sheraton Suites Galleria, 2844 Cobb Parkway S.W., Atlanta, Georgia 30339.

The board of directors of SunLink Health Systems, Inc. has approved a merger agreement between SunLink, a wholly owned subsidiary of SunLink, and HealthMont, Inc., a corporation organized under the laws of Tennessee, in which HealthMont will become a wholly owned subsidiary of SunLink.

If the merger is completed, we will issue 1,130,565 SunLink shares in exchange for the outstanding capital stock of HealthMont. Accordingly, based on the number of HealthMont shares expected to be outstanding at the closing of the merger each HealthMont shareholder is expected to receive one common share of SunLink for each 5.5249 HealthMont shares (approximately 0.1810 of a share of SunLink for each share of HealthMont). SunLink will issue 95,000 additional shares in connection with the transaction to settle certain contractual obligations of HealthMont to its officers and directors. SunLink will also obligate itself to issue approximately 20,000 of its common shares in connection with certain outstanding HealthMont options, approximately 27,000 shares upon exercise of outstanding warrants of HealthMont, and 75,000 shares upon exercise of warrants to be issued by SunLink in connection with the transaction financing. Based on the above, we estimate that SunLink will issue up to a total of approximately 1,372,000 shares of SunLink common stock in the merger or in connection with obligations assumed pursuant to the merger. The shares expected to be issued to HealthMont shareholders immediately after the merger, along with shares of SunLink issuable pursuant to the assumed obligations described above, would represent approximately 21.2% of the SunLink shares expected to be outstanding immediately after the merger.

SunLink common stock is traded on the American Stock Exchange under the trading symbol “SSY,” and on August 4, 2003, the closing price of SunLink common stock was $2.60 per share.

We cannot complete the merger unless SunLink’s shareholders approve (1) the merger agreement and (2) the issuance of SunLink shares, options, and warrants in the merger. We will not complete the merger unless all of the proposals with respect to the merger are approved. We also can not complete the merger unless HealthMont shareholders approve the merger agreement. HealthMont has scheduled its own special meeting for its shareholders to vote on the merger.

In connection with the transaction, SunLink also will assume approximately $10,200,000 in HealthMont senior debt and capital lease obligations, and will enter into a $3,000,000, 3-year, term loan intended primarily to provide additional working capital.

After careful consideration, SunLink’s board of directors has determined that the acquisition of HealthMont pursuant to the merger agreement is fair to you and in your best interests. SunLink’s board of directors has approved the merger agreement and unanimously recommends that you vote FOR the approval of the merger agreement and the transactions contemplated thereby at the special meeting.

The accompanying joint proxy statement/prospectus provides you with information about SunLink, HealthMont, and the proposed merger. In addition, you may obtain information about the transaction from documents that we have filed with the Securities and Exchange Commission. We encourage you to read the entire joint proxy statement/prospectus carefully. In particular, you should read the section entitled “Risk Factors” beginning on page 13 for a description of certain risks that you should consider in evaluating the merger.

Your vote is very important. Approval of the merger agreement and the transactions contemplated thereby will require, under Ohio law, the affirmative vote of the holders of two-thirds of SunLink’s outstanding common stock. Whether or not you plan to attend the SunLink special meeting, please take the time to vote by marking, signing, and dating the enclosed proxy card and returning it in the return envelope provided. If you sign, date, and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of approval of the merger agreement and the other matters presented at the meeting. If you attend the special meeting, you may, if you desire, withdraw your proxy and vote in person. If you have questions or need assistance regarding your shares, please call our proxy solicitor, Georgeson Shareholder Communications, Inc., toll free, at 1 (866) 203-9401.

Sincerely,

ROBERT M. THORNTON, JR.

President and Chief Executive Officer

SunLink Health Systems, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved the securities to be issued under the joint proxy statement/prospectus or determined if the joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The joint proxy statement/prospectus is dated August     , 2003, and is first being mailed to shareholders

of SunLink on August     , 2003.

HEALTHMONT, INC.

111 LONG VALLEY ROAD

BRENTWOOD, TENNESSEE 37027

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, SEPTEMBER 17, 2003

To the shareholders of HealthMont, Inc.:

Notice is hereby given of a special meeting of the shareholders of HealthMont, Inc., a Tennessee corporation (“HealthMont”), to be held on Wednesday, September 17, 2003, at 10:00 a.m., local time, at the offices of Stokes Bartholomew Evans & Petree, P.A., 424 Church Street, Suite 2800, Nashville, Tennessee 37219, for the following purposes:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 15, 2002, as amended on March 24, 2003, and July 30, 2003, by and among HealthMont and SunLink Health Systems, Inc., an Ohio corporation (“SunLink”), and a wholly-owned subsidiary of SunLink, pursuant to which HealthMont will combine with SunLink through the merger of HealthMont with and into SunLink’s wholly-owned subsidiary. The merger agreement and the amendments thereto are attached hereto as Annex A of the joint proxy statement/prospectus, (the “joint proxy statement/prospectus”) which is provided herewith. As part of the merger, each share of HealthMont common stock outstanding at the time of the merger will be converted into the right to receive a certain number of shares of SunLink common stock, as described in the merger agreement and

2.	To transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

HealthMont has fixed the close of business on Monday, August 4, 2003, as the record date for the determination of shareholders entitled to notice of and to vote at its special meeting and at any adjournments or postponements thereof.

Your attention is directed to the joint proxy statement/prospectus accompanying this notice of special meeting for more complete information regarding the matters to be presented and acted upon at the special meeting.

The Board of Directors of HealthMont recommends that you vote “FOR” the merger proposal which includes approval of the merger agreement, the merger contemplated thereby and the related transactions.

Your vote is important. Approval of the merger proposal at the special meeting will require, under Tennessee law, the affirmative vote of the holders of a majority of HealthMont’s outstanding common stock. However, in connection with the terms of a previous agreement between HealthMont and certain of its founding shareholders, the merger agreement provides that it is a condition to the parties’ obligations to complete the merger that the holders of at least 75% of HealthMont’s outstanding common stock approve the merger proposal. In the event that the merger proposal receives the affirmative vote of the holders of at least a majority, but less than 75%, of HealthMont’s outstanding common stock, unless the shareholder approval conditions contained in the merger agreement and the related agreements are waived by the appropriate parties, the merger and related transactions will not be completed.

If you fail to return a properly executed proxy or to vote in person at the special meeting, or if you abstain, the effect will be a vote against the merger proposal.

Please do not send any stock certificates with your proxy card at this time.

Shareholders who comply with Chapter 23 of the Tennessee Business Corporation Act (the “TBCA”) have the right to dissent from the merger and to obtain payment of the fair value of their shares of HealthMont common stock. A copy of Chapter 23 of the TBCA is attached to the joint proxy statement/prospectus as Annex D for your reference. Please see the section entitled “The Merger Agreement—Dissenters’ Rights” in the accompanying joint proxy statement/prospectus for a discussion of the procedures to be followed in asserting these dissenters’ rights.

By Order of the Board of Directors of

HealthMont, Inc.

Richard E. Ragsdale, Secretary

Brentwood, Tennessee

August     , 2003

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

Neither the Securities and Exchange Commission nor any state securities commission has approved the securities to be issued under the joint proxy statement/prospectus or determined if the joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

TOC-1

TOC-2

TOC-3

TOC-4

QUESTIONS AND ANSWERS ABOUT THE MERGER

AND THE SPECIAL MEETINGS

Q:	How is the acquisition structured?

A:	The acquisition will be structured as a merger in which the shareholders of HealthMont will receive approximately 0.1810 of a share of SunLink in exchange for each share of HealthMont that they hold. HealthMont will merge with and into HM Acquisition Corp., a wholly-owned subsidiary of SunLink, with that subsidiary continuing to be a wholly-owned subsidiary of SunLink.

Q:	When will I be asked to approve the merger?

A:	SunLink will hold its special meeting of SunLink shareholders at 10:00 a.m., local time, on September 18, 2003, at the Sheraton Suites Galleria, 2844 Cobb Parkway S.W., Atlanta, Georgia 30339. At the special meeting, you will be asked to approve the merger. You can vote at the special meeting if you owned SunLink common stock at the close of business on August 4, 2003, the record date for the SunLink special meeting.

HealthMont will hold a special meeting of HealthMont shareholders on September 17, 2003 at 10:00 a.m. local time, at the offices of Stokes Bartholomew Evans & Petree, P.A., 424 Church Street, Suite 2800, Nashville, Tennessee 37219. At the HealthMont special meeting, you will be asked to approve the merger. You can vote at the HealthMont special meeting if you owned HealthMont common stock at the close of business on August 4, 2003, the record date for the HealthMont special meeting.

Q:	Why are the two companies proposing to merge?

A:	The boards of directors of SunLink and HealthMont each have determined that the acquisition of HealthMont by SunLink through the merger of HealthMont into a wholly-owned subsidiary of SunLink is in the best interests of their respective corporations and shareholders and presents a favorable opportunity to achieve long-term strategic and financial benefits. SunLink believes that the two HealthMont hospitals it will acquire are compatible with its business strategy of operating community hospitals.

Q:	When do you expect the merger to be completed?

A:	We are working as quickly as possible and expect to complete the merger by September 30, 2003. However, it is possible that factors outside the control of the parties could require us to complete the merger at a later time. Accordingly, we cannot predict the exact timing of the merger.

Q:	What am I being asked to vote on?

A:	Both the SunLink and HealthMont shareholders are being asked to approve the proposed merger of HealthMont into a wholly-owned subsidiary of SunLink. The SunLink shareholders are also being asked to approve the issuance of SunLink common stock, options, and warrants in connection with the proposed merger.

Q:	What do I need to do now?

A:	After you carefully read this document, mail your signed proxy card in the enclosed envelope as soon as possible. In order to assure that your vote is obtained, please vote your proxy as instructed on your proxy card even if you currently plan to attend the applicable meeting in person.

If you sign and send the proxy card without indicating how you want to vote, we will count your proxy card as a vote in favor of the merger.

The boards of directors of SunLink and HealthMont have recommended to their respective shareholders that they vote FOR the merger.

-i-

Q:	What are the consequences of a failure to vote?

A:	Because approval of the merger transaction requires the affirmative vote of two-thirds of the outstanding shares of common stock of SunLink and the affirmative vote of seventy-five percent of the outstanding shares of common stock of HealthMont, if you do not vote your shares, or, with respect to shares of SunLink common stock, do not instruct your broker how to vote shares held for you in “street name,” the effect will be the same as a vote against the merger.

Q:	If my shares of SunLink common stock are held in “street name,” will my broker vote my shares for me?

A:	No. Your broker will not vote your shares without instructions from you. If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not vote them on any of the proposals. If you do not give voting instructions to your broker, you will not be counted as voting your shares, unless you appear in person at your company’s shareholder meeting with a legal, valid proxy from the record holder. You should be sure to provide your broker with instructions on how to vote your shares.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at your company’s shareholder meeting. You can do this in one of three ways:

•	timely delivery of a valid, later-dated proxy;

•	written notice to your company’s corporate secretary before the meeting that you have revoked your proxy; or

•	voting in person at your company’s special meeting after revoking your proxy.

If you are a SunLink shareholder and have instructed a broker to vote your shares, you must follow directions from your broker to change those instructions.

Q:	Should I send in my stock certificates now?

A:	No. If the merger is completed, SunLink will send HealthMont shareholders written instructions for exchanging their stock certificates. SunLink shareholders will keep their existing stock certificates.

If you would like additional copies of this document, or if you have questions about the merger, including the procedures for voting your shares, please contact:

If you are a SunLink shareholder: Georgeson Shareholder Communications, Inc. 17 State Street, 10th Floor New York, New York 10004 Phone Number: 1 (866) 203-9401	If you are a HealthMont shareholder: HealthMont, Inc. 111 Long Valley Road Brentwood, Tennessee 37027 Phone Number: 1 (615) 309-2166
or

SunLink Health Systems, Inc. 900 Circle 75 Parkway, Suite 1300 Atlanta, Georgia 30339 Phone Number: 1 (770) 933-7000

-ii-

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger agreement, you should carefully read this entire joint proxy statement/prospectus and the other documents to which this document refers. See “Where You Can Find More Information” at page 135. We have included page numbers in parenthesis to direct you to a more complete description of some of the topics presented in this summary.

The Companies

(See page 91 and Annex F)

SunLink Health Systems, Inc.

900 Circle 75 Parkway, Suite 1300

Atlanta, Georgia 30339

Phone Number: 1 (770) 933-7000

SunLink is a provider of healthcare services through the operation of community hospitals. SunLink supports the efforts of its community hospitals to link their patients’ needs with the professional expertise of quality medical practitioners and the dedication and compassion of skilled employees. SunLink hospitals strive to earn the support of local communities by meeting their healthcare needs in an efficient manner. SunLink’s objective is to be a quality provider of healthcare services and the primary provider of such services in the communities it serves.

SunLink, through its subsidiaries, operates a total of six community hospitals in four states. We own five of the hospitals and we lease a sixth hospital. We also operate certain related businesses, consisting primarily of nursing homes located adjacent to, or in close proximity with, certain of our hospitals, and home health agencies servicing areas around certain of our hospitals. We believe our healthcare operations comprise a single business segment: community hospitals. Our hospitals are general acute care hospitals and have a total of 333 licensed beds. Our healthcare operations are conducted through our direct and indirect subsidiaries, including SunLink Healthcare Corp.

In fiscal 2001, we redirected our business strategy toward the operation of community hospitals in the United States. We acquired, for approximately $26.5 million on February 1, 2001, the six community hospitals and related businesses which we currently operate. On October 5, 2001, we sold all of the capital stock of what was then our wholly-owned United Kingdom housewares subsidiary, Beldray Limited. Currently, we do not own any operating businesses outside the United States. In August 2001, we changed our name to SunLink Health Systems, Inc. from KRUG International Corp., and changed our fiscal year end from March 31 to June 30. We are an Ohio corporation and were incorporated in June 1959. Our website address is “www.sunlinkhealth.com.” Information contained on our website does not constitute part of this proxy statement/prospectus.

HealthMont, Inc.

111 Long Valley Road

Brentwood, Tennessee 37027

Phone Number: 1 (615) 309-2166

HealthMont currently operates a total of two community hospitals, one in Georgia and another in Missouri. HealthMont owns each of its hospitals, as well as certain related businesses, consisting primarily of a nursing home located adjacent to one of its hospitals, and home health agencies servicing areas around each of its hospitals. HealthMont’s hospitals are general acute care hospitals and have a total of 109 licensed beds.

HealthMont is a Tennessee corporation, incorporated in February 2000, which commenced operations on September 1, 2000 following its acquisition of four hospitals. HealthMont acquired a fifth hospital in January

2001. As described below, HealthMont subsequently divested itself of two of its hospitals in February 2002 and, in connection with the merger, a third hospital in March 2003. HealthMont’s website address is “www.healthmont.com.” Information contained on HealthMont’s website does not constitute part of this proxy statement/prospectus.

The Merger

(See page 31)

Under the terms of the proposed merger, HealthMont will merge with and into HM Acquisition Corp., a wholly-owned subsidiary of SunLink formed solely for the purpose of effecting the acquisition of HealthMont. As a result, the separate corporate existence of HealthMont will cease and HM Acquisition Corp. will continue in existence as the surviving corporation and a wholly owned subsidiary of SunLink.

Except as described below, it is anticipated that HealthMont shareholders will be entitled to receive 0.1810 of a share of SunLink common stock in exchange for each share of HealthMont common stock they hold (one SunLink share for each 5.5249 HealthMont shares) based on 6,382,744 HealthMont shares expected to be outstanding at the close of the merger.

SunLink will not issue any fractional shares in the merger. In lieu of fractional shares, each HealthMont shareholder who would otherwise be entitled to a fraction of a SunLink common share will receive a cash payment for the value of the fraction of a share of SunLink common stock that he or she would otherwise receive. For purposes of determining the amount of cash paid in lieu of fractional shares, the value of a share of SunLink common stock will be the volume weighted daily average price of a share of SunLink common stock over the ten (10) trading-day period ending two (2) trading days prior to the date of the closing date of the merger. See “The Merger Agreement—Consideration to be Received in the Merger” beginning on page 71.

SunLink shareholders will not receive any shares as a result of the merger. They will continue to hold the shares they currently own.

The merger agreement, as amended, is attached as Annex A to this joint proxy statement/prospectus. Because it is the legal document that governs the merger, you should read the merger agreement carefully. For a summary of the merger agreement, see “The Merger Agreement” beginning on page 71.

On March 24, 2003, SunLink, HealthMont, and various other persons entered into a series of transactions, including an amendment of the merger agreement, the divestiture by HealthMont of its Vinsant hospital, the entry by SunLink and HealthMont into a management agreement, the entry by SunLink and HealthMont into a loan agreement whereby SunLink agreed to lend HealthMont up to $1.1 million dollars, the repayment by HealthMont of approximately $600,000 of debt attributable to its former Vinsant hospital in connection with the disposition of such hospital, and the entry by SunLink into a $700,000 note purchase agreement with Chatham Investment Fund I, LLC, a fund managed by Chatham Capital Partners, Inc., SunLink’s financial advisor, to partially fund the SunLink loans to HealthMont. We refer to these transactions and the related transactions or agreements entered into in connection with the above-described transactions as the “March Transactions.” On July 30, 2003, SunLink, HealthMont, and various other persons entered into amendments to the transaction documents to extend the date before which the merger agreement cannot be terminated without cause through September 30, 2003; increase the SunLink loan commitment to HealthMont from $1.1 million to $1.6 million; extend the management agreement through September 30, 2003; and extend HealthMont’s existing financing arrangements with its other lender through September 30, 2003. We refer to these transactions and the related transaction or agreements entered into in connection with the above transactions as the “July Transactions.” For a description of all of the events and material agreements entered into, see “The Merger—Background of the Merger” beginning on page 31 and “The Other Merger Related Agreements” beginning on page 87.

Unanimous Recommendation of the HealthMont Board of Directors

(See page 53)

On March 11, 2003, after careful consideration, the HealthMont board of directors unanimously determined the merger and the related transactions to be fair to HealthMont shareholders and in their best interests and approved the merger agreement, as amended, the merger contemplated thereby, and related transactions. The HealthMont Board recommends HealthMont shareholders vote “FOR” approval of the merger agreement, the merger contemplated thereby, and the related transactions.

Unanimous Recommendation of the SunLink Board of Directors

(See page 45)

On March 20, 2003, after careful consideration, the SunLink board of directors unanimously determined the merger to be fair to SunLink shareholders and in their best interests and approved the merger agreement as amended. The SunLink board of directors recommends that you vote “FOR” approval of the merger agreement.

Opinions of Financial Advisors

(See pages 48 and 56)

In connection with the merger, the SunLink board of directors received the opinion of Chatham Capital Partners, Inc. (formerly known as Cardinal Advisory, Inc.) (“Chatham Capital”) SunLink’s financial advisors, and the HealthMont board of directors received the opinion of Caymus Partners LLC (formerly known as Harpeth Capital Atlanta, LLC) (“Caymus Partners”), HealthMont’s financial advisors. The SunLink board of directors received the written opinion of Chatham Capital that as of March 20, 2003, the merger is fair from a financial point of view to SunLink. The HealthMont board of directors received a written opinion from Caymus Partners that, as of March 24, 2003, the exchange ratio of the merger is fair to the HealthMont shareholders from a financial point of view. Caymus Partners also provided the HealthMont board of directors with the written opinion that the divestiture of the Dolly Vinsant Memorial Hospital was fair to the HealthMont shareholders (other than HealthMont’s Chief Executive Officer) from a financial point of view. The Chatham Capital opinion is attached as Annex B, and sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion. SunLink urges its shareholders to read the Chatham Capital opinion in its entirety. The Caymus Partners opinion is attached as Annex C and sets forth procedures followed, assumptions made, matters considered, and limitations on the review undertaken in connection with the opinion. HealthMont urges its shareholders to read the Caymus Partners opinion in its entirety. The opinions are addressed to the board of directors of the respective companies and are not recommendations to shareholders with respect to any matter relating to the merger.

Ownership of SunLink after the Merger

(See page 120)

SunLink will issue up to a total of approximately 1,347,000 shares of SunLink common stock to HealthMont shareholders in the merger and in connection with obligations assumed pursuant to the merger. The 1,347,000 shares of SunLink common stock consist of:

•	1,130,565 SunLink shares to be issued in exchange for the outstanding capital stock of HealthMont (net of 24,435 SunLink shares which SunLink would not issue under the merger agreement in connection with the cancellation of a warrant it holds to purchase 135,000 shares of HealthMont common stock unless SunLink transfers such warrant prior to closing);

•	95,000 SunLink shares to be issued to settle certain contractual obligations of HealthMont to its officers and directors;

•	approximately 20,000 SunLink shares issuable upon the exercise of certain outstanding HealthMont options;

•	approximately 27,000 SunLink shares issuable upon the exercise of certain outstanding warrants of HealthMont, held by its senior lender, Heller Healthcare Finance, Inc. (“Heller”); and

•	75,000 SunLink shares issuable upon the exercise of warrants to be issued in connection with the HealthMont financing.

The shares of SunLink common stock to be issued to HealthMont shareholders in the merger and in connection with obligations assumed pursuant to the merger would represent approximately 21.2% of the SunLink common stock expected to be outstanding immediately after the merger. This information is based on the number of SunLink and HealthMont shares outstanding on August 4, 2003.

Conditions to the Merger

(See page 78)

The merger depends upon the satisfaction or waiver of a number of conditions, including the following:

•	approval of the merger agreement and the merger (including the issuance of SunLink common stock, options, and warrants in the merger) by the holders of at least two-thirds of SunLink’s common stock.

•	approval of the merger agreement and the merger by the holders of at least 75% of HealthMont’s common stock;

•	receipt of regulatory approvals and the absence of legal restraints; and

•	receipt of an opinion of counsel to HealthMont, dated as of the date of the merger, to the effect that the merger will qualify as a “tax-free” reorganization within the meaning of Section 368(a) of the Internal Revenue Code and certain related matters.

Share Ownership of Management and Directors

On August 4, 2003, directors and executive officers of SunLink and their affiliates held and were entitled to vote 1,230,109 shares of SunLink common stock, or approximately 24.6% of the shares of SunLink common stock outstanding.

On August 4, 2003, directors and executive officers of HealthMont and their affiliates, held and were entitled to vote 1,536,087 shares of HealthMont common stock, or approximately 24.1% of the shares of HealthMont common stock outstanding.

Termination of the Merger Agreement

(See page 79)

The merger agreement may be terminated at any time before the closing in any of the following ways:

•	by mutual written consent

•	by SunLink or HealthMont, if:

—	the merger is not completed by September 30, 2003 (the Termination Date), provided that neither SunLink nor HealthMont may terminate the merger agreement if the failure to complete the merger by that date is caused by the failure of the company seeking termination to fulfill its obligations under the merger agreement; or

—	any court of competent jurisdiction or governmental authority issues a final non-appealable order or injunction that prohibits the completion of the merger, and SunLink and HealthMont shall have used reasonable best efforts to prevent such order or injunction from being issued; or

—	the other party breaches, in any material respect, any of its representations, warranties or covenants contained in the merger agreement, which, unless cured within 30 days following written notice of breach from the non-breaching party, would result in conditions to the merger not being satisfied, unless such breach has been waived by the non-breaching party; or

—	approval of the merger agreement by the shareholders of either party shall not have been obtained; or

—	if holders of more than 10% of the issued and outstanding shares of SunLink common stock shall have demanded or exercised or delivered to SunLink at any time before the effective time of the merger timely written notice of such holders intent to demand or exercise dissenter’s rights with respect to the merger in accordance with the Ohio General Corporation Law.

•	by SunLink if:

—	SunLink pays the fee and expenses described below under “—Termination Payments” and under “The Merger Agreement—Termination Payments” on page 80; or

—	HealthMont breaches its obligations described under “The Merger Agreement—Offers for Alternative Transactions” beginning on page 76; or

—	if at any time (a) trading or quotation in SunLink’s securities shall have been suspended or limited by the SEC or by the American Stock Exchange, or trading in securities generally on the American Stock Exchange, the Nasdaq Stock Market or the New York Stock Exchange shall have been suspended or limited, or minimum or maximum prices shall have been generally established on any of such exchanges by the SEC or the NASD; (b) a general banking moratorium shall have been declared by any federal or state authorities; or (c) HealthMont or any of its subsidiaries shall have sustained an uninsured loss by strike, fire, flood, earthquake, accident or other calamity of such character as in the judgment of the SunLink may impair the value of the HealthMont and its subsidiaries or may interfere materially with the conduct of the business and operations of HealthMont or such subsidiary.

•	by HealthMont if:

—	HealthMont receives an offer to engage in a merger, consolidation or similar transaction or to purchase all or substantially all of HealthMont’s shares or assets which satisfies the conditions described under “The Merger Agreement—Offers for Alternative Transactions” and SunLink and HealthMont are unable to negotiate adjusted terms for the merger within ten business days after the receipt of such offer which would enable HealthMont to proceed with the merger; and

—	HealthMont pays the fees and expenses described below under “—Termination Payments” and under “The Merger Agreement—Termination Payments” beginning on page 80.

Termination Payments

(See page 80)

Termination Fees and Expenses Payable

•	If the merger agreement is terminated due to a knowing or willful breach of its terms, the breaching party is required to pay the non-breaching party a termination fee of $500,000 and reimburse the non-breaching party for expenses incurred in connection with the merger up to a limit of reimbursable expenses of $75,000 payable to SunLink and $50,000 payable to HealthMont. Additionally, if HealthMont enters into an agreement regarding a merger, consolidation or similar transaction involving HealthMont or the purchase or sale of all or substantially all of its shares or assets within six months following the termination of the merger agreement by SunLink as provided above, HealthMont is required to pay an additional $500,000 to SunLink.

•	If the merger agreement is terminated due to the failure by the breaching party to obtain its shareholders’ approval, the breaching party is required to pay the non-breaching party a termination fee of $500,000 and reimburse the non-breaching party for expenses incurred in connection with the merger up to a limit of reimbursable expenses of $75,000 payable to SunLink and $50,000 payable to HealthMont.

•	If the merger agreement is terminated due to a non-willful breach of the representations, warranties or covenants which results in a termination right as described above, remedies under the merger agreement generally are more limited. If SunLink is the terminating party, HealthMont is only required to reimburse SunLink for SunLink’s expenses up to $75,000 and if HealthMont is the terminating party SunLink is only required to reimburse HealthMont for HealthMont’s expenses up to $50,000.

•	If HealthMont terminates the merger agreement in connection with a merger, consolidation, or similar transaction or a purchase of all or substantially all of the shares or assets of HealthMont as described under “The Merger Agreement—Offers for Alternative Transactions,” HealthMont is required to pay SunLink an initial termination fee of $500,000, and SunLink’s expenses up to $75,000. If an alternative transaction is completed HealthMont is required to pay SunLink an additional $500,000.

•	SunLink may terminate the merger agreement at any time if it pays HealthMont a termination fee of $500,000 and HealthMont’s expenses up to $50,000.

•	If HealthMont receives an acquisition proposal that it determines to be a superior proposal under the merger agreement, it must pay to SunLink, within three business days of such determination, all of SunLink’s expenses, not to exceed $1,000,000. This obligation is in addition to those obligations of HealthMont described above.

United States Federal Income Tax Consequences of the Merger

(See page 62)

The United States federal income tax consequences described below assume that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The consummation of the merger is conditioned on, among other things, the receipt by SunLink and HealthMont of a tax opinion from HealthMont’s counsel, dated as of the date of the merger, confirming such counsel’s earlier opinion that the merger will so qualify.

In general, HealthMont shareholders will not recognize gain or loss with respect to their receipt of SunLink common stock in the merger, except for gain or loss attributable to any cash received in lieu of fractional shares of SunLink common stock. HealthMont shareholders who exercise statutory dissenter’s rights in connection with the merger generally will recognize capital gain or loss (assuming the HealthMont common stock is held as a capital asset) equal to the difference, if any, between such holder’s tax basis in the HealthMont common stock exchanged and the amount of cash received in exchange therefor.

Tax matters are very complicated and the tax consequences of the merger to each HealthMont shareholder will depend on the shareholder’s particular facts and circumstances. HealthMont shareholders are urged to consult their own tax advisors about their personal tax situation to understand fully the tax consequences to them of the merger.

Listing of SunLink Common Stock

The shares of SunLink common stock to be issued in the merger will be listed on the American Stock Exchange under the ticker symbol “SSY.”

Dissenters’ Rights

(See page 81)

If you are a HealthMont shareholder, Tennessee law permits you to dissent from the merger. If you dissent, you have the right to receive payment of the “fair value” of your HealthMont common stock. To do this, you must follow certain procedures, including giving HealthMont certain notices and not voting your shares in favor of the merger. The relevant sections of Tennessee Business Corporation Act governing this process are attached to this joint proxy statement/prospectus as Annex D. The “fair value” of your HealthMont common stock as determined in accordance with the Tennessee Business Corporation Act may be more or less than the merger consideration.

If you are a SunLink shareholder, Ohio law permits you to dissent from the proposed transaction. If you dissent, you have the right to receive the “fair cash value” of your SunLink common stock. To do this, you must follow certain procedures, including giving SunLink certain notices and not voting your shares in favor of the merger. The relevant section of the Ohio Revised Code governing this process are attached to this joint proxy statement/prospectus as Annex E. The “fair cash value” of your SunLink common stock as determined in accordance with the Ohio General Corporation Law may be more or less than the merger consideration.

Interests of Certain Persons in the Merger

(See page 68)

When HealthMont and SunLink shareholders consider their respective board of directors’ recommendation that they vote in favor of the approval and adoption of the merger agreement and the merger, they should be aware that a number of HealthMont executive officers and directors may have interests in the merger that may be different from, or in addition to, the interests of HealthMont shareholders generally.

Accounting Treatment of the Merger

(See page 62)

SunLink will account for the merger under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. Accordingly, SunLink will record the fair value of assets acquired less liabilities assumed (plus transaction costs) with any excess purchase price recorded as separately identifiable intangible assets or goodwill. Based on the initial purchase price allocation, there is no goodwill.

SunLink Selected Historical Financial Data

We are providing the following selected historical financial data to assist you in your analysis of the financial aspects of the merger. We derived the SunLink data as of and for each of the years ended March 31, 1998, 1999, 2000, and 2001, the three-month transition period ended June 30, 2001 and the year ended June 30, 2002 from the audited consolidated financial statements of SunLink. We derived the SunLink data as of and for the nine months ended March 31, 2002 and 2003 from SunLink’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2003. The SunLink financial information reflects the acquisitions and dispositions of certain businesses during the period April 1, 1997 through June 30, 2002, including the acquisition of SunLink’s existing community hospital business. In connection with the acquisition of SunLink’s current business, SunLink changed its fiscal year end from March 31 to June 30, beginning with the year ended June 30, 2002. As a result, the following summary presents selected historical financial data for SunLink for the years ended March 31, 1998, 1999, 2000, 2001, the three-month transition period ended June 30, 2001, the year ended June 30, 2002, and the nine months ended March 31, 2002 and 2003.

SunLink Selected Historical Financial Data

(All amounts in thousands, except per share amounts)

	As of and for the
					Three Month Period Ended June 30, 2000	Three Month Transition Period Ended June 30, 2001	Fiscal Year Ended June 30, 2002	Nine Month Interim Period Ended March 31, 2002	Nine Month Interim Period Ended March 31, 2003
	Fiscal Years Ended March 31,
	1998	1999	2000	2001
					(unaudited)			(unaudited)	(unaudited)
Net revenues (a)	$0	$0	$0	$13,639	$0	$20,527	$87,457	$65,371	$73,204
Loss from continuing operations	(822)	(3,674)	(937)	(881)	(219)	(319)	(98)	(216)	(194)
Net earnings (loss)	256	(8,633)	1,583	478	(218)	(4,316)	833	777	92
Earnings (loss) per share from continuing operations:
Basic	(0.16)	(0.73)	(0.19)	(0.18)	$(0.04)	(0.06)	(0.02)	(0.04)	(0.04)
Diluted	(0.16)	(0.73)	(0.19)	(0.18)	$(0.04)	(0.06)	(0.02)	(0.04)	(0.04)
Net earnings (loss) per share:
Basic	0.05	(1.71)	0.32	0.10	(0.04)	(0.87)	0.17	0.16	0.02
Diluted	0.05	(1.71)	0.32	0.10	(0.04)	(0.87)	0.17	0.16	0.02
Total assets	26,460	15,751	12,778	47,458	12,003	43,842	48,571	47,792	55,720
Long-term debt, including current maturities	4,595	3,236	0	19,916	0	20,406	24,221	23,860	25,171
Shareholders’ equity	$18,099	$7,480	$9,513	$9,631	$9,089	$5,307	$5,955	$5,989	$6,059

(a)	All of SunLink’s net revenues relate to its sole business segment, U.S. community hospitals, whose operations commenced with SunLink acquisition of six hospitals on February 1, 2001. Net revenues for the periods presented represent only the revenues subsequent to the acquisition date. The operations of SunLink’s other former business segments which were operated during the periods presented (the U.K. housewares, child safety products, and leisure marine segments and the U.S. life sciences and engineering segments) have been reported as discontinued operations, and, therefore, have been excluded in the selected financial data for continuing operations presented above.

HealthMont Selected Historical Financial Data

HealthMont was formed on February 15, 2000 and commenced operations on September 1, 2000 following its acquisition of the following four hospitals from New American Healthcare Corporation (“NAHC”): Memorial Hospital of Adel (“Adel”); Dolly Vinsant Memorial Hospital (“Vinsant”); Eastmoreland Hospital (“Eastmoreland”); and Woodland Park Hospital (“Woodland”) (such hospitals collectively are referred to as the “Initial HealthMont Hospitals”). On January 1, 2001, HealthMont acquired a fifth hospital, Callaway Community Hospital (“Callaway”), from a subsidiary of CHAMA, Inc. On February 28, 2002, HealthMont sold Eastmoreland and Woodland Park. On March 24, 2003, HealthMont sold Vinsant.

Since the financial statements for HealthMont only include the Initial HealthMont Hospitals from September 1, 2000 and Callaway from January 1, 2001, the Initial HealthMont Hospitals and Callaway selected historical financial data presented includes net revenues, net revenues over direct operating expenses, and total assets information derived from the unaudited statements of revenue over direct operating expenses and unaudited balance sheet information as of and for the years ended March 31, 1998, 1999, 2000, and as of and for the five months ended August 31, 2000, for each of the Initial HealthMont Hospitals, and as of and for the years ended March 31, 1998, 1999, 2000, and as of and for the nine months ended December 31, 2000, for Callaway.

In addition, the HealthMont selected historical financial data presented is derived from the audited balance sheet information and audited statements of operations information as of and for the years ended March 31, 2001, 2002, and 2003. We derived the HealthMont data from the audited consolidated financial statements of HealthMont as of and for each of the years ended March 31, 2001, 2002, and 2003.

Initial HealthMont Hospitals and Callaway Selected Historical Financial Data

(All amounts in thousands)

(unaudited)

	As of and for the
	Fiscal Years Ended March 31,			Five Months Ended August 31, 2000	Nine Months Ended December 31, 2000
	1998	1999	2000
Net revenues:
Adel	$17,026	$17,422	$17,151	$6,637
Vinsant	9,172	8,845	8,769	2,926
Eastmoreland	16,257	16,510	16,899	6,978
Woodland	20,228	20,583	18,985	8,093

Callaway	11,135	10,973	11,172		$7,198

Net revenues over (under) direct operating expenses:
Adel	3,044	2,697	2,148	(278)
Vinsant	708	500	(321)	(671)
Eastmoreland	(248)	1,205	563	(170)
Woodland	(94)	1,167	(1,369)	(319)

Callaway	(116)	(533)	633		$(125)

Total assets:
Adel	8,862	12,919	12,629	12,438
Vinsant	9,754	9,093	10,039	9,940
Eastmoreland	7,361	6,415	7,233	6,780
Woodland	13,391	14,647	11,599	$12,263

Callaway	$9,231	$9,328	$7,469		$6,760

HealthMont Selected Historical Financial Data

(All amounts in thousands, except per share amounts)

	As of and for the Fiscal Years Ended March 31,
	2001	2002	2003
Net revenues	$32,245	$67,513	$28,674
Loss from continuing operations	(1,828)	(1,905)	(1,928)
Net loss	(1,530)	(2,866)	(4,149)
Loss per share from continuing operations:
Basic and diluted	(0.25)	(0.27)	(0.27)
Loss per share:
Basic and diluted	(0.21)	(0.40)	(0.58)
Total assets	31,777	21,258	16,390
Long-term debt, including current maturities(1)	9,629	6,002	5,871
Shareholders’ equity	$7,263	$4,608	$456

(1)	All of the HealthMont debt at March 31, 2003 was classified as current.

This information is only a summary and should be read in conjunction with the historical consolidated financial statements of SunLink and related notes contained in the annual reports and other information that SunLink has filed with the SEC, and the historical consolidated financial statements of HealthMont included elsewhere in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 135 for information on where you can obtain copies of information filed by SunLink with the SEC.

Selected Unaudited Pro Forma Combined Financial Information

The following selected unaudited pro forma combined balance sheet financial information as of March 31, 2003, gives effect to the exchange as if it had occurred on March 31, 2003. The following selected unaudited pro forma combined statements of earnings financial information for the year ended June 30, 2002 and for the nine months ended March 31, 2003, give effect to the exchange of 1,155,000 shares of SunLink common stock for all outstanding common shares of HealthMont as if the exchange had occurred July 1, 2001.

The aggregate purchase price of $3,063,000 to be paid in the merger includes the value of 1,131,000 shares of SunLink common stock which it will issue in exchange for all the outstanding common shares of HealthMont, the estimated fair value of 19,000 SunLink options to be granted to certain directors of HealthMont to replace outstanding HealthMont options, and estimated transaction fees and other costs directly related to the merger. The $2,557,000 value of the 1,131,000 shares to be issued was determined for accounting purposes by using the average market price of SunLink’s common stock two days before, the day of, and two days after, the date the merger agreement, as amended by the first amendment thereto, was signed by both parties in accordance with Emerging Issues Task Force Consensus No. 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination.

In connection with the transaction, SunLink:

•	has entered into a loan agreement with HealthMont to loan it up to $1.6 million under specified conditions. At August 4, 2003, SunLink had loaned HealthMont an aggregate of $1,430,000 under such agreement, $600,000 of which was utilized to repay debt related to the Vinsant hospital and the balance of which has been used for general corporate purposes or to pay off indebtedness owed to vendors of HealthMont who are providing on-going services to HealthMont’s two existing hospitals;

•	will assume approximately $10,200,000 in HealthMont senior debt with Heller and capital lease obligations; and

•	will enter into a $3,000,000, 3-year, term loan with an annual interest rate of 15% intended to provide working capital.

In connection with the transaction financing, SunLink will:

•	pay aggregate fees of $170,000 to Chatham Capital (or its affiliate, Chatham Investment), and Heller, payable at the closing of the merger (except for $24,500 already paid to Chatham Investment in connection with a partial funding of its $3,000,000 commitment in the form of a $700,000 note purchase from SunLink, a portion of the proceeds of which were utilized by SunLink to fund a portion of its own initial loan in March 2003 to HealthMont and, ultimately, to repay the HealthMont indebtedness attributable to HealthMont’s former Vinsant hospital which was disposed of by HealthMont on March 24, 2003);

•	pay an annual fee to directors of HealthMont of 5% of the amount of letter of credit guarantees, which guarantees currently guarantee $1,650,000 worth of standby letters of credit, for maintaining such guarantees;

•	grant 75,000 and 27,000 warrants to Chatham Investment and Heller, respectively; and

•	issue 60,000 common shares to directors of HealthMont as additional consideration to keep the letter of credit guarantees in place.

The financing costs will be amortized over the life of the debt agreements with the exception of the annual fee which will be expensed ratably over the guarantee period.

In addition, SunLink will assume certain of HealthMont’s obligations as a result of the merger as follows:

•	SunLink will issue 35,000 shares in connection with the transaction to settle certain contractual obligations of HealthMont to its outside directors;

•	HealthMont has entered into arrangements to terminate certain corporate executives which will result in severance expense of approximately $310,000; and

•	HealthMont has made a capital contribution to HealthMont of Texas in the form of a $275,000 note, payable on the first to occur of the merger or payment of the debt owed by HealthMont to Heller and SunLink.

The pro forma adjustments as reflected in the “Unaudited Pro Forma Combined Financial Information” section beginning on page 91 are based upon available information and certain assumptions that SunLink believes are reasonable under the circumstances. The pro forma financial information is not necessarily indicative of the operating results or financial position that would have been achieved had the acquisition been consummated on the dates indicated and should not be construed as representative of future operating results or financial position. The pro forma financial information should be read in conjunction with the financial statements and notes thereto in SunLink’s Annual Report on Form 10-K for the year ended June 30, 2002 and SunLink’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003 which are incorporated herein by reference and set forth in the separately bound Annex F delivered with this proxy statement/prospectus.

The pro forma adjustments were applied to the respective historical financial statements to reflect and account for the acquisition using the purchase method of accounting. The aggregate purchase price of HealthMont will be allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values. The allocation of the aggregate purchase price is preliminary. The actual purchase accounting to reflect the fair value of the assets to be acquired and liabilities assumed will be based upon valuation studies and SunLink’s evaluation of such assets and liabilities as of the actual closing date of the merger. Accordingly, the pro forma financial information presented herein is subject to change pending the final purchase price allocations. Based on the initial purchase price allocation, there is no goodwill. Management does not believe the final purchase price allocation will change materially from the preliminary purchase price allocation.

Selected Unaudited Pro Forma

Combined Financial Information

(All amounts in thousands, except per share amounts)

	Pro Forma As Adjusted	Pro Forma As Adjusted
	As of and for the Year Ended June 30, 2002	As of and for the Nine Months Ended March 31, 2003
	(unaudited)	(unaudited)
Net revenues	$115,664	$94,688
Loss from continuing operations	$(2,017)	$(2,411)
Loss per share from continuing operations:
Basic	$(0.32)	$(0.38)
Diluted	$(0.32)	$(0.38)
Weighted-average common shares outstanding:		6,326
Basic	6,308	6,326
Diluted	6,308
Total assets		$77,358
Long-term debt		$33,654
Shareholders’ equity		$9,028

See Unaudited “Pro Forma Combined Financial Information” beginning on page 91 for pro forma adjustments.

SunLink Per Share and Pro Forma Per Share Information

The following table sets forth (i) certain historical per share data of SunLink and HealthMont and (ii) pro forma as adjusted per share data as if SunLink’s acquisition of HealthMont had occurred on July 1, 2001.

This data should be read in conjunction with the selected historical financial data and the historical financial statements of SunLink and the notes thereto that are incorporated herein by reference and the “Unaudited Pro Forma Combined Financial Information” and notes thereto appearing in this joint proxy statement/prospectus beginning on page 91. The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations for future periods or the results that actually would have been realized had SunLink and HealthMont been a single entity during the periods presented.

Comparative Per Share Information

	As Reported SunLink		As Reported HealthMont
	As of and for the Year Ended June 30, 2002	As of and for the Nine Months Ended March 31, 2003	As of and for the Year Ended March 31, 2002	As of and for the Year Ended March 31, 2003
		(unaudited)
Loss per share from continuing operations:
Basic	$(0.02)	$(0.04)	$(0.27)	$(0.27)
Diluted	(0.02)	(0.04)	(0.27)	(0.27)
Book value per share(1)	1.20	1.21	0.65	0.06

(1)	Book value per share is computed by dividing stockholders’ equity at the period end by the diluted weighted average shares outstanding for the period.

	SunLink Pro Forma As Adjusted		HealthMont Equivalent Pro Forma As Adjusted(1)
	As of and for the Year Ended June 30, 2002	As of and for the Nine Months Ended March 31, 2003	As of and for the Year Ended June 30, 2002	As of and for the Nine Months Ended March 31, 2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Loss per share from continuing operations:
Basic	$(0.32)	$(0.38)	$(0.06)	$(0.07)
Diluted	(0.32)	(0.38)	(0.06)	(0.07)
Book value per share(2)		1.43		0.26

(1)	Calculated by multiplying the SunLink pro forma as adjusted data by the exchange ratio for each share of HealthMont common stock. The exchange ratio used herein of 0.1810 is based on the 1,130,565 shares of SunLink common stock expected to be issued in the merger divided by the 6,382,744 HealthMont shares expected to be outstanding at the close of the merger. Such calculation assumes the cancellation of the SunLink shares which would be issuable in exchange for the HealthMont warrant held by SunLink entitling it to purchase 135,000 shares of HealthMont common stock for nominal consideration. This ratio will not change if SunLink were to issue 24,435 shares in exchange for the warrant if such warrant were to be transferred instead of being cancelled in connection with the merger.

(2)	Book value per share is computed by dividing pro forma stockholders’ equity at period end by the pro forma diluted weighted average shares outstanding for the period.

Selected and Pro Forma Market Price Information

The following table sets forth the closing price per share of SunLink common stock as reported on the American Stock Exchange on October 14, 2002, the last trading day prior to the public announcement of the proposed merger, and on August 4, 2003 the most recent date for which prices were practicably available prior to the printing of this joint proxy statement/prospectus. The table also sets forth the assumed value of the shares of SunLink common stock that a HealthMont shareholder would have received for one share of HealthMont common stock assuming the merger had taken place on those dates. These numbers have been calculated by multiplying 0.1810, the anticipated exchange ratio, by the closing price per share of SunLink common stock on each of those dates. The actual value of the shares of SunLink common stock that a HealthMont shareholder will receive on the date the merger takes place may be higher or lower than the prices set forth below.

	Closing Price of SunLink Common Stock	HealthMont Common Stock Equivalent Price
October 14, 2002	$2.36	$0.43
August 4, 2003	$2.60	$0.47

HealthMont common stock is not publicly traded.

See “Market Price and Dividend Information” on page 91 for additional market price information.

RISK FACTORS

In addition to the other information contained in this document, you should carefully consider the following factors in evaluating the merger agreement and SunLink and its business.

Risks Relating to the Merger

You are being offered a fixed number of SunLink shares, accordingly, the value of the SunLink shares received in the merger will fluctuate.

SunLink will issue 1,130,565 shares of its common stock in the merger (net of 24,435 shares which would otherwise be issuable by virtue of a warrant SunLink holds to purchase 135,000 HealthMont shares). Accordingly, based on the number of HealthMont shares that are anticipated to be outstanding as of the date of the merger, SunLink anticipates that HealthMont shareholders will receive 0.1810 shares of SunLink common stock in the merger for each share of HealthMont common stock (one share of SunLink for each 5.5249 HealthMont shares). Although the number of shares of SunLink common stock to be issued is fixed, the market price of SunLink common stock when the merger is completed will likely vary from its market price on the date of this document and on the date of the shareholder meetings of SunLink and HealthMont. Because the market price of SunLink shares fluctuates, the value of the consideration received by HealthMont shareholders at the time of the merger will depend on the market price of SunLink shares at that time. See “Market Price and Dividend Information” on page 91 for more detailed share price information.

These variations in stock price may be the result of various factors, including:

•	changes in the business, operations or prospects of SunLink or HealthMont;

•	governmental and/or litigation developments and/or regulatory considerations;

•	market assessments as to whether and when the merger will be consummated;

•	the timing of the merger;

•	governmental action affecting the healthcare industry generally and the community hospital segment, in particular; and

•	general market and economic conditions.

In addition, the stock markets continue to experience significant price and volume fluctuations, which could have an adverse effect on the trading price of SunLink common stock prior to the merger.

The merger will not be completed until after the SunLink and HealthMont shareholder meetings. At the time of their respective shareholder meetings, SunLink and HealthMont shareholders will not know the exact market value of the SunLink common stock that will be issued in connection with the merger. In addition, the exchange of certificates evidencing HealthMont shares for SunLink shares will not take place immediately upon completion of the merger. Thus, the market value of the SunLink shares a HealthMont shareholder receives in the merger may be lower or higher at the time such shareholder actually receives them, and becomes able to sell them, than at the time of the merger.

You are urged to obtain current market quotations for SunLink common stock.

We may be unable to successfully integrate our operations which could have an adverse effect on the business, results of operations, financial condition or prospects of SunLink after the merger.

The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the companies’ operations include the necessity of coordinating geographically disparate organizations and integrating personnel. SunLink and HealthMont also have a number of dissimilar information systems. Many of HealthMont’s systems will have to be integrated with SunLink’s systems or replaced.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of SunLink’s business after the merger. Special risks include:

•	possible unanticipated liabilities;

•	inability to collect, or inability to timely collect, accounts receivable;

•	unanticipated costs;

•	diversion of management attention to the acquired facilities;

•	unanticipated cash needs; and

•	loss of hospital level personnel and physicians at the acquired facilities.

The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business, results of operations, financial condition or prospects of SunLink after the merger, as well as on the trading prices of SunLink common stock.

We may be unable to realize the full cost savings we anticipate from the merger.

Among the factors considered by the SunLink and HealthMont boards of directors in connection with their respective approvals of the merger agreement were the potential for cost savings and efficiencies that could result from the merger. We cannot give any assurance that these savings will be realized within the time periods contemplated or even if they will be realized at all.

SunLink will incur expenses and charges in connection with the merger which could have an adverse effect on SunLink’s financial results.

SunLink will incur approximately $900,000 of costs, consisting of transaction fees and other costs related to the merger. We have already expensed approximately $400,000 of these costs with all of the remaining fees and costs to be recorded after the consummation of the merger. Additional unanticipated costs may be incurred in the integration of the HealthMont facilities into SunLink. If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to shareholders resulting from the issuance of shares in connection with the merger, SunLink’s financial results could be adversely affected. See “Unaudited Pro Forma Combined Financial Information” beginning on page 90 for more detail on the charges we expect to incur in connection with the merger.

Obtaining required approvals and satisfying closing conditions may delay or prevent completion of the merger.

Completion of the merger is conditioned upon the receipt of all material governmental authorizations, consents, orders, and approvals. SunLink and HealthMont intend to vigorously pursue all required approvals. The requirement for these approvals could delay or prevent the completion of the merger. Although no pre-clearance filing is required with federal or state authorities and we do not anticipate any antitrust challenge to the transaction, antitrust or similar action by federal or state authorities to rescind the transaction or to seek monetary penalties or other remedies is not precluded by the absence of a pre-clearance requirement. See “The Merger Agreement—Conditions to Each Party’s Obligations to Complete the Merger” beginning on page 78 for a discussion of the conditions to the completion of the merger and “The Merger—Regulatory Matters Relating to the Merger” on page 65 for a description of the regulatory approvals necessary in connection with the merger.

Executive officers and directors of HealthMont have potential conflicts of interest in their recommendation that HealthMont shareholders vote for approval of the merger.

Shareholders should be aware of potential conflicts of interest of, and the benefits available to, executive officers and directors of HealthMont when considering HealthMont’s and SunLink’s board of directors’ determinations to approve the merger. Gene E. Burleson, a director of HealthMont, will become a director of SunLink. Timothy Hill, CEO of HealthMont, has acquired HealthMont’s former Vinsant hospital in Texas, a hospital that SunLink declined to acquire from HealthMont and whose divestiture was a condition to the March Transactions. Certain affiliates of HealthMont as well as two third party investors participated in a private placement of securities by Vinsant to raise working capital for its operations. The persons who participated in such private placement were Leslie Bingham Escareno, the Administrator of the Vinsant hospital; Thomas H. Butler, Jr., Assistant Vice President—Finance of HealthMont; and two third party investors who are not affiliated with HealthMont or any of its officers, directors or shareholders. Certain officers and directors of HealthMont have guaranteed letters of credit securing $1.65 million in HealthMont borrowings; such officers and directors also have agreed to continue to personally guarantee letters of credit in favor of HealthMont after the merger for warrants and other potential consideration. Certain directors and their affiliates have advanced $250,000 to HealthMont which has been deposited in escrow with Heller to be returned to such directors or their affiliates if the merger closes or to be applied against HealthMont’s indebtedness to Heller if the merger does not close in which event HealthMont would issue to such directors or their affiliates 581,397 shares of HealthMont common stock. As discussed beginning on page 68 under “The Merger—Interests of Certain Persons in the Merger,” the executive officers and directors of HealthMont have interests in the merger that are different from, or in addition to, your interests as shareholders, which may influence these directors in making their recommendation that HealthMont shareholders vote in favor of approval of the merger.

The market price of the SunLink common stock may be subject to downward pressure for a period of time after the merger as a result of sales of SunLink common stock by former HealthMont shareholders.

After the merger, former shareholders of HealthMont may sell a significant number of shares of SunLink common stock that they will receive in the merger. Such sales could adversely affect the market price for SunLink common stock for a period of time after completion of the merger and could adversely effect SunLink’s ability to raise capital through an equity offering of its securities. Shareholders of HealthMont who may sell shares in connection with the merger include directors and officers of HealthMont who hold HealthMont common stock, stock issuable upon the exercise of currently vested options and warrants and stock issuable upon the exercise of options vesting upon, or in connection with, the completion of the merger. As of August 4, 2003, the last date for which this information is available, directors and officers of HealthMont held an aggregate of approximately 1,786,087 shares of HealthMont common stock and options to acquire 805,000 shares of HealthMont common stock. Assuming the merger is completed by September 30, 2003, approximately 105,000 of these options are expected to be converted to options to acquire SunLink common stock which will be fully vested and immediately exercisable upon the completion of the merger. For a discussion of certain limits on resales of SunLink securities immediately after the merger see, “The Other Merger-Related Agreements—The Lock-Up Agreement” on page 87. Such lockup agreement will expire 180 days after the merger.

Due to the nature of HealthMont’s financial statements, after the acquisition of HealthMont, SunLink will not be able to utilize certain registration statement forms and the SEC will not declare registration statements or post-effective amendments to registration statements effective until SunLink has filed its report on Form 8-K for the transaction including audited financial statements for HealthMont through the acquisition date.

After the acquisition of HealthMont, SunLink will not be able to utilize certain registration statement forms and the SEC will not declare registration statements or post-effective amendments to registration statements effective until SunLink has filed its report on Form 8-K for the transaction including audited financial statements for HealthMont through the acquisition date. As a result, SunLink will, as a practical matter, be unable to register any of its securities until it files its report on Form 8-K for the transaction. Accordingly, SunLink’s ability to raise equity or debt through public offerings of the securities until such time will be adversely affected, which could have an adverse effect on its ability to obtain financing, whether for working capital or in connection with potential acquisitions. Furthermore, SunLink will be unable to register the sale of securities under employee benefit plans until it files such report on Form 8-K. The inability to implement new equity based employee benefit plans could have an adverse impact on employee morale and hence SunLink’s operations and could require SunLink to use non-equity based arrangements to incent its employees, which could have an adverse impact on its results of operations or financial condition. Finally, SunLink may be unable to register replacement options to be issued in connection with the merger and the provisions of Rule 145(d) will be unavailable to former affiliates of HealthMont with respect to the resale by them of SunLink common stock received in the merger, in each case, until SunLink files its report on Form 8-K for the transaction.

Risks Relating to an Investment in SunLink

SunLink has a limited operating history in the community hospital business, a history of losses from continuing operations, and may experience additional losses before or after the merger.

SunLink does not have an extensive history of operating community hospitals. Prior to February 1, 2001, all of SunLink’s operations were in business segments unrelated to healthcare.

SunLink had a loss from continuing operations of $194,000 for the nine month period ended March 31, 2003, a loss from continuing operations of $98,000 for the fiscal year ended June 30, 2002, a loss from continuing operations of $319,000 for the three month transitional period ended June 30, 2001, a loss from continuing operations of $881,000 for the fiscal year ended March 31, 2001, and a loss from continuing operations of $937,000 for the fiscal year ended March 31, 2000. SunLink experienced a net loss of $4,316,000 for the transitional period ended June 30, 2001 which included additional losses from discontinued, non-healthcare operations. SunLink may experience operating and net losses from continuing operations in the future.

SunLink’s substantial leverage subjects it to a variety of risks if it cannot reduce its leverage.

SunLink and its subsidiaries are highly leveraged, have negative working capital, and their debt capacity is limited. At March 31, 2003, SunLink had consolidated indebtedness aggregating $25,171,000, all of which, except for $700,000, constituted indebtedness of SunLink Healthcare Corp. (“SHC”), a wholly owned subsidiary of SunLink which holds the stock of SunLink’s existing six hospital subsidiaries. The debt capacity of SunLink Healthcare Corp. is limited and is subject to certain leverage tests by its loan agreements. Under the most limiting of such tests, SunLink Healthcare Corp. would, at March 31, 2003, have been able to incur up to approximately $9,900,000 of additional indebtedness. This does not include any amount relating to the proposed HealthMont merger which is not currently expected to involve SunLink Healthcare Corp. If SunLink incurs unanticipated costs, has unanticipated write-offs of investments or other assets or experiences operational or other losses, or is unable to lower its leverage with the proceeds of an equity offering in the future, SunLink’s leverage could further increase. SunLink’s leverage (1) could adversely affect the ability of SunLink to obtain additional financing in the future for working capital, capital expenditures or other purposes, should it need to do so, (2) will require a substantial portion of SunLink’s cash flow from operations to be dedicated to debt service, (3) may place SunLink at a competitive disadvantage, if SunLink is more highly leveraged than its competitors, and (4) may make SunLink more vulnerable to a downturn in its business.

SunLink may issue additional equity in the future which could dilute the value of shares of existing shareholders.

As noted above, SunLink is highly leveraged, has limited working capital, and its ability to incur additional indebtedness is limited. Management and the board of directors of SunLink have discussed the need to raise equity in the future and have considered certain transactions which might be available to SunLink to raise equity. Those transactions include the sale of common shares to outsiders, the offer to existing shareholders of the right to acquire additional shares, and the reduction in the exercise price of SunLink’s outstanding warrants to a level and on terms that would be expected to result in their immediate exercise. However, SunLink has not engaged any underwriter or placement agent with respect to any potential equity offering nor has SunLink’s management made any specific proposal or recommendation to the SunLink Board of Directors with respect to the type of securities to be offered or the price at which any securities might be offered. While the board of directors has not decided to effect any of these transactions at this time, it may do so in the future. Any of these transactions could result in dilution in the value of existing shares. SunLink has no definitive plans for an equity offering in the near future and SunLink believes it is highly unlikely that any transaction could be effected before the availability of certain audited financial information which SunLink will be required to file with the SEC as a result of the merger.

SunLink’s growth strategy depends in part on making successful acquisitions via mergers or otherwise which may expose SunLink to new liabilities.

As part of its growth strategy, SunLink will seek further growth through acquisitions, via mergers or otherwise, of community hospitals to stay competitive with its increasingly larger competitors or to enhance its position in its core areas of operation. This strategy entails risks that could negatively affect SunLink’s results of operations or financial condition. These risks include:

•	unidentified liabilities of the companies SunLink may acquire or merge with;

•	the possible inability to successfully integrate and manage acquired operations, systems and personnel;

•	the potential failure to achieve the economics of scale or synergies sought; and

•	the diversion of management’s attention away from other ongoing business concerns.

Acquired businesses may have unknown or contingent liabilities, including liabilities for failure to comply with health care laws and regulations. Although SunLink has policies which require acquired facilities to implement SunLink compliance standards, and generally will seek contractual indemnification from prospective sellers covering for past activities of acquired businesses, SunLink may become liable for such matters. Except for an indemnification agreement from HealthMont of Texas, Inc. and its subsidiary as to certain matters, there are no effective indemnification rights under the merger agreement which would be available to SunLink after the merger with respect to the acquisition of HealthMont.

Significant capital investments may be required to achieve SunLink’s operational and growth plans, which may affect SunLink’s competitive position, reduce earnings, and negatively affect the value of SunLink common stock.

SunLink’s growth plans require significant capital investments. Significant capital investments are required for on-going and planned capital improvements at existing hospitals and for HealthMont’s hospitals. Significant capital investments also may be required in connection with future capital projects either in connection with existing properties or future acquired properties. SunLink’s ability to make capital investments depends on numerous factors such as the availability of funds from operations and access to additional debt and equity financing. No assurance can be given that the necessary funds will be available. Moreover, incurrence of additional debt financing, if available, may involve additional restrictive covenants that could negatively affect SunLink’s ability to operate the combined business in the desired manner, and raising additional equity may be dilutive to shareholders. The failure to obtain funds necessary for SunLink’s growth plans could prevent SunLink from realizing its growth strategy and, in particular, could force SunLink to forego acquisition opportunities that may arise in the future. This could, in turn, have a negative impact on SunLink’s competitive position.

One element of SunLink’s business strategy is expansion through the selective acquisitions of community hospitals in particular markets. The competition to acquire hospitals in the markets that SunLink targets is significant, and SunLink may not be able to make suitable acquisitions on terms favorable to it if other health care companies, including those with greater financial resources, are competing for the same target businesses. In order to make future acquisitions SunLink may be required to incur or assume additional indebtedness. SunLink may not be able to obtain financing, if necessary, for any acquisitions that it might desire to make or it might be required to borrow at higher rates and on less favorable terms than its competitors.

Many states have enacted or are considering enacting laws affecting sales, leases or other transactions in which control of not-for-profit hospitals is acquired by for-profit corporations. These laws, in general, include provisions relating to state attorney general approval, advance notification, and community involvement. In addition, state attorneys general in states without specific legislation governing these transactions may exercise authority based upon charitable trust and other existing law. The increased legal and regulatory review of these transactions involving the change of control of not-for-profit entities may increase the costs required, or limit SunLink’s ability, to acquire not-for-profit hospitals.

SunLink’s success depends on its ability to maintain good relationships with the physicians at its hospitals, and if SunLink is unable to successfully maintain good relationships with physicians, admissions at SunLink hospitals may decrease and SunLink’s operating performance before or after the merger could decline.

Because physicians generally direct the majority of hospital admissions and outpatient services, SunLink’s success is, in part, dependent upon the number and quality of physicians on the medical staffs of its hospitals, the admissions and referrals practices of the physicians at its hospitals, and its ability to maintain good relations with its physicians. Physicians at SunLink hospitals are generally not employees of the hospitals at which they practice and, in many of the markets that SunLink serves, most physicians have admitting privileges at other hospitals in addition to SunLink’s hospitals. If SunLink is unable to successfully maintain good relationships with physicians, admissions at SunLink hospitals may decrease and SunLink’s operating performance before or after the merger could decline. Neither SunLink nor HealthMont, with respect to the hospitals to be acquired by SunLink, has experienced any material difficulties in maintaining good relationships with physicians.

SunLink depends heavily on its senior and local management personnel, and the loss of the services of one or more of SunLink’s key senior management personnel or SunLink’s key local management personnel, including local management personnel at the HealthMont hospitals to be acquired, could weaken SunLink’s management team and its ability to deliver health care services.

SunLink has been, and after the merger will continue to be, dependent upon the services and management experience of its executive officers. If any of SunLink’s executive officers were to resign their positions or otherwise be unable to serve, either before or after the merger, SunLink’s management could be weakened and operating results could be adversely affected. In addition, SunLink’s success depends on its ability to attract and retain managers at its hospitals and related facilities, on the ability of hospital based officers and key employees to manage growth successfully, and on their ability to attract and retain skilled employees. If, after the merger, SunLink is unable to attract and retain effective local management, SunLink’s operating performance could decline. SunLink has not had any material difficulties in attracting senior or local management and, to its knowledge, no key personnel intend to retire or terminate their employment with SunLink in the near future.

SunLink’s success depends on its ability to attract and retain qualified healthcare professionals, and a shortage of qualified healthcare professionals in certain markets could weaken its ability to deliver healthcare services.

In addition to the physicians and management personnel whom SunLink employs, SunLink’s operations are dependent on the efforts, ability, and experience of other healthcare professionals, such as nurses, pharmacists, and lab technicians. Nurses, pharmacists, lab technicians, and other healthcare professionals at hospitals are generally employees of SunLink. SunLink’s success, both before and after the merger, will continue to be influenced by its ability to attract and retain these skilled employees. A shortage of healthcare professionals in certain markets, the loss of some or all of its key employees, or the inability to attract or retain sufficient numbers of qualified healthcare professionals could cause SunLink’s operating performance to decline. While both SunLink and HealthMont have experienced occasional delays in the hiring of nurses, pharmacists, certain medical technicians, and other healthcare professionals or in obtaining healthcare professionals with the optimum level of experience or training desired, the material shortages that certain healthcare providers have faced in some markets, particularly in urban areas, to date have not been present in the community hospital markets served by SunLink and HealthMont. Accordingly, neither company has had material difficulty in attracting required healthcare professionals.

A significant portion of SunLink’s revenue is dependent on Medicare and Medicaid payments, and possible reductions in Medicare or Medicaid payments or the implementation of other measures to reduce reimbursements may reduce our revenues.

A significant portion of SunLink’s revenues are derived from the Medicare and Medicaid programs, which are highly regulated and subject to frequent and substantial changes. SunLink derived approximately 82% of its patient days and 62% of its net patient revenues from the Medicare and Medicaid programs for the year ended

June 30, 2002 and approximately 82% of its patient days and 65% of its net patient revenue from the Medicare and Medicaid programs for the nine months ended March 31, 2003. HealthMont derived approximately 57% and 51% of its net patient revenue from the Medicare and Medicaid programs for its fiscal years ended March 31, 2002 and 2003, respectively. Recent legislative changes, including those enacted as part of the Balanced Budget Act of 1997, have resulted in limitations on, and reduced levels of payment and reimbursement for, a substantial portion of hospital procedures and costs.

The Balanced Budget Act of 1997 included significant reductions in spending levels for the Medicare and Medicaid programs by adopting rate reductions for inpatient and outpatient hospital services, establishing a prospective payment system, or PPS, for hospital inpatient and outpatient services, skilled nursing facilities, and home health agencies under Medicare, and repealing the Federal payment standard (the so-called “Boren Amendment”) for hospitals and nursing facilities under Medicaid.

The Boren Amendment was enacted as part of the Omnibus Reconciliation Act of 1980. It required States to pay hospital and long-term care providers rates that were “reasonable and adequate to meet the costs which must be incurred by efficiently and economically operated facilities in order to provide care and services in conformity with applicable State and Federal laws, regulations, and quality and safety standards.” The States were required to provide assurances to the Secretary of the Department of Health and Human Services of the reasonableness of Medicaid reimbursement rates, and nursing homes and hospitals had the right to sue state officials to enforce the reimbursement standards set forth in the Boren Amendment. Nursing homes and hospitals could sue state officials based either on procedural grounds, by attacking the appropriateness of the state’s findings and assurances, or on substantive grounds, by attacking the adequacy of reimbursement rates. The Boren Amendment was repealed with the enactment of the Balanced Budget Act of 1997. As a result of the repeal of the Boren Amendment, SunLink cannot assure you that it will receive reimbursement for services provided to Medicare or Medicaid patients which will relate to the reasonable costs incurred by SunLink in providing services to such patients.

Certain rate reductions resulting from the Balanced Budget Act of 1997 are being mitigated by provisions of the Balanced Budget Refinement Act of 1999 and the Benefits Improvement Protection Act of 2000. Nevertheless, the Balanced Budget Act of 1997 significantly changed the method and amounts of payment under the Medicare and Medicaid programs. A number of states have adopted or are considering legislation designed to reduce their Medicaid expenditures and to provide universal coverage and additional care, including enrolling Medicaid recipients in managed care programs and imposing additional taxes on hospitals to help finance or expand the states’ Medicaid systems. We believe that hospital operating margins have been, and may continue to be, under significant pressure because of deterioration in pricing flexibility and payor mix, and growth in operating expenses in excess of the increase in prospective payments under the Medicare program.

Future health care legislation or other changes in the administration or interpretation of governmental health care programs may have a material adverse effect on SunLink’s business, financial condition, results of operations or prospects after the merger.

Revenue and profitability may be constrained by future cost containment initiatives undertaken by purchasers of health care services if SunLink is unable to contain costs.

SunLink derived approximately 38% of its net patient revenues for the year ended June 30, 2002 from private payors and other non-governmental sources who contributed approximately 18% of SunLink’s patient days. SunLink’s hospitals have been affected by the increasing number of initiatives undertaken during the past several years by all major purchasers of health care, including (in addition to Federal and state governments) insurance companies and employers, to revise payment methodologies and monitor healthcare expenditures in order to contain healthcare costs. As a result of these initiatives, managed care organizations offering prepaid and discounted medical services packages represent an increasing portion of SunLink’s admissions, resulting in reduced hospital revenue growth nationwide. In addition, private payors increasingly are attempting to control healthcare costs through direct contracting with hospitals to provide services on a discounted basis, increased utilization review, and greater enrollment in managed care programs such as health maintenance organizations and preferred provider organizations, referred to as PPOs. If, after the merger, SunLink is unable to contain costs through increased operational efficiencies and the trend toward declining reimbursements and payments continues, the results of its operations and cash flow will be adversely affected.

SunLink’s revenues are heavily concentrated in Georgia which will make SunLink particularly sensitive to economic and other changes in the state of Georgia.

On a pro forma basis after giving effect to the merger, the combined company’s four Georgia hospitals generated approximately 59% of revenues and 76% of hospital operating profit for the year ended June 30, 2002 and 60% and 63% for the nine months ended March 31, 2003. Accordingly, any change in the current demographic, economic, competitive or regulatory conditions in the state of Georgia could have a material adverse effect on the business, financial condition, results of operations or prospects of SunLink after the merger.

SunLink faces intense competition from other hospitals and health care providers which may result in a decline in revenues, profitability or market share.

Although each of SunLink’s and HealthMont’s hospitals operate in communities where they are currently the only general, acute care hospital, they do face competition from other hospitals, including larger tertiary care centers. Although these competing hospitals may be as far as 30 to 50 miles away, patients in these markets may migrate to these competing facilities as a result of local physician referrals, managed care plan incentives or personal choice.

The healthcare business is highly competitive and competition among hospitals and other healthcare providers for patients has intensified in recent years. Each of SunLink’s and HealthMont’s hospitals operate in geographic areas where they compete with at least one other hospital that provides services comparable to those offered by their hospitals. Some of these competing facilities offer services, including extensive medical research and medical education programs, which are not offered by SunLink’s and HealthMont’s facilities. Some of the competing hospitals are owned or operated by tax-supported governmental bodies or by private not-for-profit entities supported by endowments and charitable contributions which can finance capital expenditures on a tax- exempt basis and are exempt from sales, property, and income taxes. In some of these markets, SunLink’s and HealthMont’s hospitals also face competition from for-profit hospital companies which have substantially greater resources as well as other providers such as outpatient surgery and diagnostic centers.

The intense competition from other hospitals and other health care providers may result in a decline in SunLink’s revenues, profitability or market share either before or after the merger.

SunLink conducts business in a heavily regulated industry; changes in regulations or violations of regulations may result in increased costs or sanctions that could reduce revenue and profitability.

The healthcare industry is subject to extensive Federal, state and local laws and regulations relating to:

•	licensure;

•	conduct of operations;

•	ownership of facilities;

•	addition of facilities and services;

•	confidentiality, maintenance, and security issues associated with medical records;

•	billing for services; and

•	prices for services.

These laws and regulations are extremely complex and, in many instances, the healthcare industry does not have the benefit of significant regulatory or judicial interpretation of these laws and regulations, including in particular, Medicare and Medicaid antifraud and abuse provisions codified under Section 1128B(b) of the Social Security Act and known as the “anti-kickback statute.” This law prohibits providers and others from soliciting, receiving, offering or paying, directly or indirectly, any remuneration with the intent to generate referrals of orders for services or items reimbursable under Medicare, Medicaid, or other Federal healthcare programs.

As authorized by Congress, the United States Department of Health and Human Services, or HHS, has issued regulations which describe some of the conduct and business relationships immune from prosecution under the anti-kickback statute. The fact that a given business arrangement does not fall within one of these “safe harbor” provisions does not render the arrangement illegal. However, business arrangements of healthcare service providers that fail to satisfy the applicable safe harbor criteria risk increased scrutiny by enforcement authorities.

We have a variety of financial relationships with physicians who refer patients to our hospitals. We have contracts with physicians providing services under a variety of financial arrangements such as employment contracts, leases, and professional service agreements. We also provide financial incentives, including loans and minimum revenue guarantees, to recruit physicians into the communities served by our hospitals.

The Health Insurance Portability and Accountability Act of 1996 broadened the scope of the fraud and abuse laws to include all healthcare services, whether or not they are reimbursed under a Federal program. In addition, provisions of the Social Security Act, known as the Stark Act, also prohibit physicians from referring Medicare and Medicaid patients to providers of a broad range of designated healthcare services in which the physicians or their immediate family members have an ownership interest or certain other financial arrangements.

In addition, SunLink’s facilities will continue to remain subject to any state laws that are more restrictive than the regulations issued under the Health Insurance Portability and Accountability Act of 1996, which vary by state and could impose additional penalties. Many of the states in which SunLink operates have adopted similar anti-kickback and physician self-referral legislation, some of which extends beyond the scope of the Federal law to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals. In recent years, both Federal and state government agencies have announced plans for or implemented heightened and coordinated civil and criminal enforcement efforts.

Government officials charged with responsibility for enforcing healthcare laws could assert that either of SunLink or HealthMont, or any of the transactions in which either company is or was involved, are in violation of these laws. It is also possible that these laws ultimately could be interpreted by the courts in a manner that is different than the interpretations made by each company. A determination that either SunLink or HealthMont has violated these laws, or the public announcement that either of us is being investigated for possible violations of these laws, could have a material adverse effect on SunLink’s business, financial condition, results of operations or prospects before or after the merger and SunLink’s business reputation could suffer significantly.

The laws, rules, and regulations described above are complex and subject to interpretation. In the event of a determination that we are in violation of any of these laws, rules or regulations, or if further changes in the regulatory framework occur, our post-merger results of operations or financial condition could be significantly harmed.

SunLink and HealthMont are subject to, and depend on, certificate of need laws which could affect their ability to operate profitably.

All states in which SunLink currently owns hospitals, and the states in which HealthMont’s hospitals being acquired by SunLink are located, have laws affecting acute care hospital facilities and services known as

“certificate of need” laws. These laws typically require prior approval for certain acquisitions of major medical equipment or the purchase, lease, construction, expansion or, in certain cases, the sale or closure of healthcare facilities, based on a determination of need for additional or expanded facilities or services. The required approval is known generally as a certificate of need or CON. A CON may be required for capital expenditures exceeding a prescribed amount, changes in bed capacity or services, and certain other matters. The failure to obtain any required CON may impair SunLink’s post-merger ability to operate profitably.

In addition, the elimination or modification of CON laws in states in which SunLink owns or will own hospitals after the merger could subject its hospitals to greater competition making it more difficult to operate profitably.

SunLink could be subject to claims related to discontinued operations and claims relating to hospitals sold by HealthMont prior to the merger.

Over the past fifteen years, SunLink has discontinued operations carried on by its former industrial, U.K. leisure marine, life sciences and engineering, and U.K. child safety segments, as well as its U.K. housewares segment. SunLink’s reserves relating to discontinued operations represent management’s best estimate of possible liability for property, product liability, and other claims for which SunLink may incur liability. These estimates are based on management’s judgments using currently available information as well as, in certain instances, consultation with SunLink’s insurance carriers and legal counsel. SunLink historically has purchased insurance policies to reduce certain product liability exposure and anticipates it will continue to purchase such insurance if it is available at commercially reasonable rates. While estimates have been based on the evaluation of available information, it is not possible to predict with certainty the ultimate outcome of many contingencies relating to discontinued operations. In addition, HealthMont has previously sold three hospitals, including the Vinsant hospital as part of the March Transactions. Future events or evaluations could cause us to adjust existing reserves made by HealthMont in connection with its operations. We intend to adjust our estimates of the reserves as additional information is developed and evaluated.

SunLink and HealthMont are subject to potential claims for professional and general liability, including claims based on the acts or omissions of third parties, which claims may not be covered by insurance.

We are subject to potential claims for professional medical malpractice and general liability, both in connection with our current operations, as well as acquired operations. To cover these claims, we maintain professional malpractice liability insurance and general liability insurance in amounts that we believe are suitable for our operations, although some claims may exceed the scope or amount of the coverage in effect. The assertion of a significant number of claims, either within our self-insured retention (deductible) or, individually or in the aggregate in excess of available insurance, could have a material adverse effect on our business, financial condition, results of operation or prospects. Premiums for professional liability insurance have increased substantially in recent times and we believe will continue to increase. We can not assure you that professional liability insurance will continue to be available on terms or at prices acceptable to us, if at all.

Our hospitals also depend on the professional services of physicians and other trained health care providers and technicians in the conduct of their respective operations, including independent laboratories and physicians rendering diagnostic and medical services. There can be no assurance that any legal action stemming from the act or omission of a third party provider of health care services, would not be brought against one of our hospitals or SunLink, resulting in significant legal expenses in order to defend against such legal action or to obtain a financial contribution from the third-party whose acts or omissions occasioned the legal action.

SunLink’s current principal lender has announced it has liquidity constraints. If SunLink is unable to obtain its borrowing requirements from such lender or from alternative lenders, it could face temporary liquidity constraints.

On August 4, 2003, DVI, Inc., SunLink’s principal lender, announced that neither DVI nor its subsidiaries have any remaining availability under DVI’s credit facilities. DVI has announced that defaults exist under a number of DVI’s credit facilities, some of which entitle the applicable debtholders to accelerate the respective indebtedness owed under some of these facilities. DVI further announced that it is discussing waivers or grants of forbearance with its lenders, while at the same time seeking to address its near-term liquidity requirements through new short-term borrowings or asset sales. DVI has stated that its alternatives include recapitalization, sale of its entire business or some, or all, of its assets, or seeking protection under federal bankruptcy laws.

SunLink has recently borrowed under its revolving line of credit with DVI and believes it has the ability, if necessary, to obtain alternate sources of financing, including, without limitation, from one or more of the entities who are to provide financing for the merger. DVI also has informed SunLink that DVI expects to continue to be able to fund its obligations to SunLink from and to the extent of proceeds from the collection of SunLink receivables securing the SunLink loan. If SunLink were unable to borrow under its existing line of credit with DVI and was to experience material delays in obtaining alternate sources of financing, such delays could have a material adverse effect on the financial condition, results of operation, and liquidity of SunLink.

Forward-looking statements in this document may prove inaccurate.

This document contains forward-looking statements about SunLink, HealthMont, and the combined company that are not historical facts but, rather, are statements about future expectations. Forward-looking statements in this document may prove inaccurate. Important factors, some of which are beyond the control of SunLink, HealthMont or the combined company, could cause actual results, performance or events to differ materially from those in the forward-looking statements. These factors include those described in this section entitled “Risk Factors” and below under “Forward-Looking Statements.”

FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents that are incorporated by reference in this joint proxy statement/prospectus contain disclosures which are “forward-looking statements” within the meaning of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan” or “continue” and similar or related words. These forward-looking statements are based on the current plans and expectations of SunLink and/or HealthMont and are subject to a number of risks, uncertainties, and other factors that could significantly affect current plans and expectations and the future financial condition and results of SunLink or the combined company. These factors, which could cause actual results, performance, and achievements to differ materially from those anticipated, include, but are not limited to:

General Business Conditions

•	general economic and business conditions in the U.S., both nationwide and in the states in which we operate hospitals;

•	the competitive nature of the U.S. community hospital business;

•	demographic changes in areas where we operate hospitals;

•	the availability of capital to fund working capital, renovations, and capital improvements at existing hospital facilities and for acquisitions and replacement hospital facilities;

•	changes in accounting principles generally accepted in the U.S.; and

•	fluctuations in the market value of equity securities, including SunLink common stock.

Operational Factors

•	the availability of, and our ability to attract and retain, sufficient qualified staff physicians, management, and staff personnel for our hospital operations;

•	timeliness of reimbursement payments received under government programs;

•	restrictions imposed by debt agreements;

•	the cost and availability of insurance coverage including professional liability (e.g., medical malpractice) and general liability insurance;

•	the efforts of insurers, healthcare providers, and others to contain healthcare costs;

•	the impact on hospital services of the treatment of patients in lower acuity healthcare settings, whether with drug therapy or via alternative healthcare services;

•	changes in medical and other technology; and

•	increases in prices of materials and services utilized in our hospital operations.

Liabilities, Claims and Obligations

•	claims under leases, guarantees, and other obligations relating to discontinued operations, including sold facilities, retained subsidiaries, and former subsidiaries;

•	potential adverse affects of known and unknown government investigations;

•	claims for product and environmental liabilities from continuing and discontinued operations; and

•	professional, general, and other claims which may be asserted against us.

Regulation and Governmental Activity

•	existing and proposed governmental budgetary constraints;

•	the regulatory environment for our businesses, including state CON laws and regulations, rules, and judicial cases relating thereto;

•	possible changes in the levels and terms of government (including Medicare, Medicaid, and other programs) and private reimbursement for SunLink’s healthcare services including the payment arrangements and terms of managed care agreements;

•	changes in or failure to comply with Federal, state or local laws and regulations affecting the healthcare industry; and

•	the possible enactment of Federal healthcare reform laws or reform laws in states where we operate hospital facilities (including Medicaid waivers and other reforms).

Acquisition Related Matters

•	our ability to integrate acquired hospitals and implement our business strategy;

•	the ability to integrate effectively SunLink’s and HealthMont’s information systems, operations, and personnel in a timely and efficient manner; and

•	other risk factors described herein.

As a consequence, current plans, anticipated actions, and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of SunLink or HealthMont. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this joint proxy statement/prospectus. Neither SunLink nor HealthMont undertake any obligation to update publicly or revise any forward-looking statements.

THE SUNLINK SPECIAL MEETING OF SHAREHOLDERS

Date, Time, and Place of the Special Meeting

The special meeting of shareholders of SunLink Health Systems, Inc., will be held at 10:00 a.m., local time, on September 18, 2003, at the Sheraton Suites Galleria, 2844 Cobb Parkway S.W., Atlanta, Georgia 30339.

Purpose of the Special Meeting

The SunLink board of directors will convene its special meeting of SunLink’s shareholders no later than one business day after the HealthMont special meeting of its shareholders. The special meeting is being held so that shareholders of SunLink may consider and vote upon a proposal to approve the merger agreement among HealthMont, SunLink, and HM Acquisition Corp., a wholly owned subsidiary of SunLink, and to transact any other business that properly comes before the special meeting or any adjournment or postponement of the special meeting. At the meeting, and as part of approval of the merger, SunLink’s shareholders will be asked to approve:

•	a resolution to approve the merger agreement including:

—	to authorize the issuance of SunLink common shares in exchange for currently outstanding HealthMont common shares; and

—	to authorize the issuance of SunLink options and warrants in place of currently outstanding HealthMont options and warrants.

The SunLink board of directors has approved the merger and will unanimously recommend at the special shareholders meeting that SunLink’s shareholders approve the above resolution. The affirmative vote of holders of two-thirds of the total outstanding SunLink common shares is required to approve the issuance of SunLink common shares in the merger, to approve the issuance of options and warrants to replace certain currently outstanding HealthMont options and warrants, and to approve the merger. The merger will not and cannot be completed absent approval of the issuance of the common shares, options, and warrants as part of the transaction.

The completion of the merger also is subject to, among other things, the approval of the merger agreement by shareholders of HealthMont. See “The Merger Agreement—Conditions to Each Party’s Obligation to Complete the Merger” beginning on page 78 of this document.

Record Date for the Special Meeting; Stock Entitled to Vote

The SunLink board of directors has fixed the close of business on August 4, 2003, as the record date for determination of SunLink shareholders entitled to receive notice of and to vote at the special meeting. On the record date, there were approximately 5,017,592 shares of SunLink common stock outstanding which were held by approximately 750 holders of record. Holders of record of SunLink common stock on the record date are each entitled to one vote per share on each matter to be considered at SunLink’s special meeting.

Vote Required

The presence, in person or by proxy, of the holders of a majority of the shares of SunLink common stock outstanding and entitled to vote constitutes a quorum for the transaction of business at the special meeting. Abstentions and broker “non-votes” are included in determining whether a quorum is present. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

In the event that a quorum is not present at the special meeting, it is expected that SunLink will adjourn or postpone the special meeting to solicit additional proxies. The affirmative vote of the holders of at least two-thirds of the total SunLink common stock outstanding and entitled to vote at the special meeting is required for SunLink’s shareholders to approve the merger agreement.

Share Ownership of Management

At the close of business on the record date for the SunLink special meeting, the board of directors and executive officers of SunLink and their affiliates owned and were entitled to vote approximately 1,230,109 shares of SunLink common stock, which shares represented approximately 24.6% of the shares of SunLink common stock entitled to vote at the special meeting. SunLink’s board of directors and executive officers have stated their intention, as of the date of this document, to vote for approval of the merger agreement.

For a description of SunLink’s significant shareholders, see “Ownership of SunLink’s Securities by Management and Significant Shareholders” beginning on page 117 of this joint proxy statement/prospectus.

Proxies and Effect on Vote

All shares of SunLink common stock represented by properly executed proxies received before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on the proxy card. If you return a properly executed proxy which does not indicate any instructions, the SunLink shares represented by your proxy will be considered present at the special meeting for purposes of determining a quorum and for purposes of calculating the vote and will be voted FOR the approval of the merger agreement and the issuance of SunLink shares, options, and warrants in the merger. Approval of the transaction is being presented in a single proposal as SunLink cannot and will not proceed with the merger if the issuance of shares, options, and warrants in connection therewith is not also approved.

If you return a properly executed proxy and you have specifically abstained from voting on the adoption of the merger agreement, the SunLink shares represented by your proxy will be considered present and entitled to vote at the special meeting for purposes of determining the existence of a quorum but will not be considered to have been voted in favor of the approval of the merger agreement. If a broker or other nominee holding shares of SunLink common stock in street name signs and returns a proxy but indicates on the proxy that it does not have discretionary authority to vote certain shares on the approval of the merger agreement, those shares will be considered present at the meeting but not entitled to vote. They will, therefore, not be counted for purposes of determining the presence of a quorum and will not be considered to have been voted for the approval of the merger agreement.

Abstentions, failures to vote, and broker non-votes by SunLink shareholders will have the same effect as a vote against the approval of the merger agreement.

SunLink is not aware of any matters expected to be brought before the special meeting other than as described in its notice of special meeting. If, however, other matters are properly presented, the persons named as proxies in the enclosed form of proxy will have discretion to vote or not vote in accordance with their judgment with respect to those matters, unless authorization to use that discretion is withheld. However, if a proposal to adjourn SunLink’s special meeting is properly presented, the persons named in the enclosed form of proxy will not have discretion to vote in favor of the adjournment proposal any shares which have been voted against the proposal(s) to be presented at the special meeting.

Submission of Proxies

SunLink shareholders may submit their proxy by attending the SunLink special meeting and delivering their proxy cards in person at the meeting, or by completing the enclosed proxy card, signing and dating it, and mailing it in the enclosed postage pre-paid envelope. If your shares are held in “street name”, that is, in the name of a broker, bank or other record holder, you must either direct the record holder of your shares as to how to vote your shares or obtain a proxy from the record holder to vote at the SunLink special meeting. Only holders of record on the record date may vote at the meeting.

Revocation of Proxies

SunLink shareholders may revoke their proxy at any time before it is voted by:

•	notifying the secretary of SunLink in writing, including by telegram or telecopy, that the proxy is revoked;

•	sending a later-dated proxy to the secretary of SunLink or giving a later-dated proxy to a person who attends the special meeting; or

•	in the case of holders of record, appearing in person and voting at the special meeting.

Attendance at the special meeting will not in and of itself constitute revocation of a proxy. You should send any later-dated proxy or notice of revocation of a proxy, which must be delivered before the taking of the vote at the SunLink special meeting, to:

SunLink Health Systems, Inc.

900 Circle 75 Parkway, Suite 1300

Atlanta, Georgia 30339

Attention: Maria Robinson

Solicitation of Proxies

In addition to solicitations by mail, directors, officers, and regular employees of SunLink may solicit proxies from shareholders personally or by telephone or other electronic means. These individuals will not receive any additional compensation for doing so. SunLink will bear its own costs of soliciting proxies. SunLink will also make arrangements with brokers and other custodians, nominees, and fiduciaries to send this joint prospectus/proxy statement to beneficial owners of SunLink common stock and, upon request, will reimburse those brokers and other custodians for their reasonable expenses in forwarding these materials. SunLink will use Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee estimated not to exceed $25,000.

Appraisal Rights

Pursuant to the Ohio General Corporation Law, SunLink’s shareholders may dissent from the transaction and elect to have the “fair cash value” of their shares judicially determined and paid in cash, but only if such shareholders comply with the applicable provisions of the Ohio General Corporation Law as described under “The Merger—Dissenters’ Rights—SunLink Shareholders”.

THE HEALTHMONT SPECIAL MEETING OF SHAREHOLDERS

Date, Time and Place of the Special Meeting

The special meeting of shareholders of HealthMont is scheduled to be held at 10:00 a.m., local time, on Wednesday, September 17, 2003 at the offices of Stokes Bartholomew Evans & Petree, P.A., 424 Church Street, Suite 2800, Nashville, Tennessee 37219.

Purpose of the Special Meeting

The special meeting is being held to consider and vote upon a proposal to approve the merger agreement including the merger contemplated thereby, and the related transactions by and among HealthMont, SunLink, and HM Acquisition Corp., a wholly-owned subsidiary of SunLink, pursuant to which HealthMont will combine with SunLink through the merger of HealthMont with and into SunLink’s wholly-owned subsidiary. As part of the merger, each share of HealthMont common stock outstanding at the time of the merger will be converted into the right to receive a certain number of shares of SunLink common stock, as described in the merger agreement. As a condition to the completion of the merger and as part of the March Transactions, HealthMont divested itself of the Vinsant hospital located in San Benito, Texas. This divestiture was completed through the distribution to Timothy S. Hill, HealthMont’s chief executive officer, of (i) shares of HealthMont’s wholly-owned subsidiary, HealthMont of Texas, Inc. (the parent corporation of HealthMont of Texas I, LLC, the owner and operator of the hospital), plus (ii) a cash payment of $25,000, approximately equal to 25% of the market value of the HealthMont of Texas, Inc. shares at the time of the divestiture, in exchange for 250,000 shares of HealthMont’s common stock owned by Mr. Hill

The completion of the merger is subject to, among other things, the approval of the merger agreement by shareholders of HealthMont. See “The Merger Agreement—Conditions to Each Party’s Obligation to Complete the Merger” on page 76 of this document.

Record Date for the Special Meeting; Stock Entitled to Vote

The HealthMont board of directors has fixed the close of business on August 4, 2003, as the record date for determination of HealthMont shareholders entitled to receive notice of and to vote at the special meeting. On the record date, there were approximately 6,382,479 shares of HealthMont common stock outstanding which were held by approximately 122 holders of record. Holders of record of HealthMont common stock on the record date are each entitled to one vote per share on each matter to be considered at HealthMont’s special meeting.

Vote Required for the Approval of the Merger Agreement; Share Ownership of Management

A majority of the outstanding shares of HealthMont common stock entitled to vote at the special meeting must be represented at the special meeting, either in person or by proxy, to constitute a quorum at the special meeting. In the event that a quorum is not present at the special meeting, it is expected that HealthMont will adjourn or postpone the special meeting to solicit additional proxies. The affirmative vote of the holders of at least seventy-five percent of HealthMont common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement.

At the close of business on the record date for the special meeting, the board of directors and executive officers of HealthMont and their affiliates beneficially owned and were entitled to vote approximately 1,536,087 shares of HealthMont common stock, which shares represented approximately 24.1% of the shares of HealthMont common stock entitled to vote at the special meeting. HealthMont’s board of directors and executive officers have informed HealthMont that, as of the date of this document, they intend to vote for approval of the merger agreement.

Proxies and Effect on Vote

All shares of HealthMont common stock represented by properly executed proxies received before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on the proxy card. If you return a properly executed proxy which does not indicate any instructions, the HealthMont shares represented by your proxy will be considered present at the special meeting for purposes of determining a quorum and for purposes of calculating the vote and will be voted FOR the approval of the merger agreement.

If you return a properly executed proxy and you have specifically abstained from voting on the adoption of the merger agreement, the HealthMont shares represented by your proxy will be considered present and entitled to vote at the special meeting for purposes of determining the existence of a quorum but will not be considered to have been voted in favor of the approval of the merger agreement. If a broker or other nominee holding shares of HealthMont common stock in street name signs and returns a proxy but indicates on the proxy that it does not have discretionary authority to vote certain shares on the approval of the merger agreement, those shares will be considered present at the meeting but not entitled to vote. They will, therefore, not be counted for purposes of determining the presence of a quorum and will not be considered to have been voted for the approval of the merger agreement.

Abstentions, failures to vote, and broker non-votes by HealthMont shareholders will have the same effect as a vote against the approval of the merger agreement.

HealthMont is not aware of any matters expected to be brought before the special meeting other than as described in its notice of special meeting. If, however, other matters are properly presented, the persons named as proxies in the enclosed form of proxy will have discretion to vote or not vote in accordance with their judgment with respect to those matters, unless authorization to use that discretion is withheld. However, if a proposal to adjourn HealthMont’s special meeting is properly presented, the persons named in the enclosed form of proxy will not have discretion to vote in favor of the adjournment proposal any shares which have been voted against the proposal(s) to be presented at the special meeting.

Submission of Proxies

You may submit your proxy by attending the HealthMont special meeting and voting your shares in person at the meeting, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage pre-paid envelope.

You should NOT send in any stock certificates with your proxy card. A transmittal form with instructions for the surrender of HealthMont stock certificates will be mailed to you shortly after the merger is completed.

Revocation of Proxies

You may revoke your proxy at any time before it is voted by:

•	notifying the secretary of HealthMont in writing, including by telegram or telecopy, that the proxy is revoked;

•	sending a later-dated proxy to the secretary of HealthMont or giving a later-dated proxy to a person who attends the special meeting; or

•	appearing in person and voting at the special meeting.

Attendance at the special meeting will not in and of itself constitute revocation of a proxy. You should send any later-dated proxy or notice of revocation of a proxy, which must be delivered before the taking of the vote at the HealthMont special meeting, to:

HealthMont, Inc.

111 Long Valley Road

Brentwood, Tennessee 37027

Attention: Timothy S. Hill

Solicitation of Proxies

In addition to solicitations by mail, directors, officers, and regular employees of HealthMont may solicit proxies from shareholders personally or by telephone or other electronic means. These individuals will not receive any additional compensation for doing so. HealthMont will bear its own costs of soliciting proxies. HealthMont will also make arrangements with any custodians, nominees and fiduciaries to send this joint proxy statement/prospectus to beneficial owners of HealthMont common stock and, upon request, will reimburse those custodians for their reasonable expenses in forwarding these materials.

Appraisal Rights

Pursuant to Chapter 23 of the Tennessee Business Corporation Act, HealthMont’s shareholders may dissent from the merger and elect to have the fair value of their shares judicially determined and paid in cash, but only if such shareholders comply with the applicable provisions of the Tennessee Business Corporation Act as described under “The Merger Agreement—Dissenters’ Rights—HealthMont Shareholders”.

THE MERGER

General

The boards of directors of SunLink and HealthMont each have determined that the merger of HealthMont into a wholly-owned subsidiary of SunLink is in the best interests of their respective corporations and shareholders.

SunLink’s board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of SunLink common stock for use at the SunLink special meeting and in connection with the registration of the SunLink securities to be issued in or pursuant to the merger. HealthMont’s board of directors is also using this document to solicit proxies from the holders of HealthMont common stock for use at the HealthMont special meeting.

Background of the Merger

In September 1998, the board of directors of KRUG International Corp., the predecessor to SunLink Health Systems, Inc., determined that the company should consider divesting its then-existing businesses, which were primarily industrial companies located in the United Kingdom and Europe, and direct its capital and efforts toward the acquisition of healthcare businesses in the United States. The board made its determination based on the unsatisfactory performance of the company’s then-existing businesses, the perceived lack of growth opportunities in those businesses, the difficulty of managing overseas businesses, and the perceived lack of market support for the company’s common stock due to its core operations being overseas.

During 1999, SunLink began evaluating opportunities in the U.S. healthcare industry and concluded that acquisition of community hospitals was desirable to establish a U.S. healthcare business because, among other things, we believed:

•	the Balanced Budget Act of 1997 (“BBA 97”) had moderated the sales prices of hospitals;

•	legislative sentiment seemed to indicate that some relief from negative provisions of the BBA 97 would be forthcoming for rural hospitals;

•	certain companies which bought hospitals before BBA 97 might be motivated sellers;

•	SunLink had access to resources sufficient with which to make an initial acquisition of at least one and potentially several community hospitals; and

•	SunLink’s management possessed, or because of its prior hospital experience had access to, the requisite management skills and experience necessary to acquire and subsequently manage community hospitals.

SunLink reviewed a number of potential hospital acquisitions in 1999 and 2000, and in February 2000 formed SunLink Healthcare Corp., a wholly-owned subsidiary holding company to own and operate community hospitals which it initially might acquire. On February 1, 2001, SunLink Healthcare Corp. acquired six community hospitals for approximately $26.5 million from a private company. At its annual meeting of shareholders on August 20, 2001 SunLink adopted its current name.

SunLink’s strategy has been to focus its efforts on internal growth of its six existing hospitals, supplemented by growth from selected hospital acquisitions. During 2001 and 2002, SunLink concentrated its efforts on the operation and improvement of the six acquired hospitals, but continued to evaluate certain hospitals which were for sale as well as to review selected hospitals which SunLink thought might become available for sale.

Around the time of HealthMont’s inception, SunLink’s management was aware of HealthMont as a hospital management company that owned and operated general acute care community hospitals located in rural and non-urban markets. HealthMont commenced operations in September 2000 following its acquisition of four hospitals from New American Healthcare Corporation, or NAHC, in connection with NAHC’s bankruptcy in 2000.

HealthMont purchased the hospitals from NAHC for approximately $11 million cash. HealthMont believed that the hospitals, had under-performed while owned by NAHC as the result of factors specific to NAHC and its business environment, including NAHC’s excessive indebtedness. HealthMont believed that it could increase profitability and enhance growth at these specific hospitals by implementing a focused management approach to their operations. The four hospitals were also intended to serve as a platform to support HealthMont’s corporate structure and its future operating and growth strategy. HealthMont subsequently acquired a fifth hospital in January 2001 from a subsidiary of CHAMA, Inc., a not-for-profit corporation that filed for bankruptcy protection in the fourth quarter of 1998.

HealthMont’s business strategy was to acquire under-performing hospitals within its niche market and to attempt to achieve profitability on a hospital-by-hospital and system-wide basis through margin improvement obtained by reduced expenses and increased utilization, the expansion of service offerings to grow revenue at facilities and reduce patient out-migration, and increased focus on business operations. In order to successfully implement this strategy, however, it was important for HealthMont to expand its business through the identification and acquisition of additional hospitals within its market and to execute a detailed integration plan for each acquisition. As of the end of the first quarter of 2001, HealthMont had not been able to achieve its desired profitability with its limited number of hospitals. In addition, certain of HealthMont’s hospitals were not performing at expected levels. As a result, HealthMont’s management and its board of directors determined that it was necessary to raise additional capital to fund necessary acquisitions of new hospitals and to make improvements at HealthMont’s existing hospitals. Following this determination, during the second quarter of 2001, HealthMont engaged UBS Warburg LLC as its financial advisor to assist HealthMont in its efforts to raise up to $40 million in additional funds through the private placement of the company’s equity securities.

During the summer of 2001, with the assistance of UBS Warburg, HealthMont prepared a private placement memorandum and entered into preliminary negotiations with one or more potential investors. However, due to the events of September 11, 2001 and other market-related events during the late summer and fall of 2001, and the continued under-performance of its then existing hospitals, HealthMont was unable to complete any transaction on terms favorable to HealthMont or otherwise. Subsequently, in late 2001, HealthMont terminated its relationship with UBS Warburg in light of UBS’s inability to raise capital for HealthMont.

Due to its limited number of hospitals and the continued under-performance of certain of its hospitals, during the fourth quarter of 2001 and into the first quarter of 2002, HealthMont experienced significant liquidity and capital constraints. Following its unsuccessful attempts to raise capital during 2001, HealthMont began to consider various strategic alternatives such as obtaining various types of debt financing or pursuing a sale of assets or merger of the company, while at the same time continuing its efforts to raise additional capital through the sale of equity. In order to fund HealthMont’s immediate capital needs, in January 2002, HealthMont obtained $1,650,000 in over-line borrowings under its revolving credit facility. In connection with this arrangement, certain members of HealthMont’s board of directors were required to provide letters of credit referred to herein as the Overline Letters of Credit in favor of HealthMont’s lender to secure the borrowings. The directors that provided the letters of credit were Gene E. Burleson, E. Thomas Chaney, Richard E. Ragsdale, and Timothy S. Hill. A letter of credit was also provided by Chicago Private Investments, Inc., a shareholder of HealthMont. As consideration for the issuance of the letters of credit, the directors and shareholder who obtained the letters of credit were subsequently issued warrants to purchase an aggregate of 660,000 shares of HealthMont’s common stock at an exercise price of $1.25 per share.

In order to focus its operations within the community hospital market and position itself better to capitalize on any strategic alternatives available to it, in February 2002, HealthMont sold two of its hospitals, both of which were located in Portland, Oregon. HealthMont determined that it was in the company’s best interest to complete the sale of these hospitals since each hospital was located in an urban market and therefore did not match HealthMont’s core business focus on community hospitals. The net proceeds of the sale were used to repay certain indebtedness and provided no material working capital to HealthMont.

While finalizing the sale of the Portland hospitals, HealthMont’s management and board of directors continued to review several strategic alternatives for the company. As part of this process, members of

HealthMont’s management, including its Chief Executive Officer, Timothy S. Hill, and certain of its directors, began meeting with potential investors and acquirers. One of these parties was SunLink.

On February 18, 2002, Mr. Hill contacted SunLink’s Chief Executive Officer, Robert M. Thornton, Jr., by telephone regarding a combination of the two companies. Mr. Hill had become aware of SunLink and Mr. Thornton as the result of the two companies’ activities in the rural and non-urban hospital market and their prior competition to acquire hospitals. Mr. Hill explained to Mr. Thornton that HealthMont was in the process of divesting two urban hospitals in Oregon. Mr. Hill provided an overview of HealthMont and said he thought the similar objectives of SunLink and HealthMont could result in a combination which would increase shareholder value. At that time, Mr. Thornton was aware of HealthMont and believed there might be some synergies to combining HealthMont and SunLink. Mr. Thornton and Mr. Hill discussed the concept of a merger. Mr. Thornton and Mr. Hill also discussed the management and boards of directors of each company. Mr. Hill also provided a brief summary of the operating results of HealthMont’s hospitals in Adel, Georgia, and Fulton, Missouri, and mentioned the possibility of divesting a third hospital operated by HealthMont in San Benito, Texas, which Mr. Thornton indicated did not fit SunLink’s strategy. Mr. Thornton and Mr. Hill agreed to talk further after HealthMont’s disposal of its Oregon hospitals.

After the call, Mr. Thornton discussed the possibility of a HealthMont transaction with selected members of the SunLink Board of Directors and with Pete Morris, SunLink’s CFO and President of SunLink Health Corp., and with Harry Alvis, SunLink’s COO. All agreed it was worthwhile to continue discussions of a possible merger with HealthMont.

Mr. Thornton and Mr. Hill later scheduled a follow-up meeting for February 28, 2002, in Washington, D.C., in connection with a meeting both planned to attend. Mr. Hill later canceled the Washington meeting due to activity relating to the sale of HealthMont’s Oregon hospitals.

Mr. Thornton and Mr. Hill talked by telephone on March 6, 2002, at which time they discussed a possible exclusivity arrangement, the potential rate of growth of the companies’ respective hospitals, and HealthMont’s desires with respect to ownership of the combined company. No agreement could be reached on the exclusivity arrangement or HealthMont’s shareholders’ ownership of the combined company, and Mr. Thornton and Mr. Hill agreed they should talk again if either’s circumstances changed.

On March 14, 2002, at a special meeting, HealthMont’s board reviewed a strategic planning presentation which provided an update on HealthMont’s efforts to raise additional capital and various other alternatives potentially available to HealthMont to address its liquidity and capital constraints. As part of this presentation, the directors were formally informed of Mr. Hill’s contact with Mr. Thornton and their discussion regarding a potential combination of the companies. At that meeting, the HealthMont board recommended that HealthMont continue its efforts to raise additional capital through the sale of equity and pursue other potential strategic alternatives, including discussions with SunLink.

Following the March 14, 2002 HealthMont board meeting, Mr. Hill continued HealthMont’s efforts to raise capital while at the same time continuing to communicate with Mr. Thornton on a potential transaction. HealthMont, however, continued to be unsuccessful in its efforts to find equity investors.

On March 15, 2002, Mr. Thornton reported to SunLink’s Board of Directors on the discussions and briefly discussed financing considerations which might include raising equity in the form of a sale of stock or a rights offering to existing shareholders. The SunLink board encouraged Mr. Thornton to explore a possible merger with HealthMont to determine if it could be achieved on satisfactory terms.

Mr. Hill called Mr. Thornton on March 26, 2002 to say he still thought a merger of the companies made sense and that the valuation of each company was a matter they should discuss further. Mr. Thornton and Mr. Hill discussed certain management issues relating to a possible combination of the companies and agreed to meet in Atlanta on April 2, 2002, to continue their discussions. Mr. Thornton and Mr. Hill agreed to proceed without any exclusivity agreement and Mr. Hill stated that he was continuing to seek to raise equity capital for HealthMont to use for growth and acquisitions.

At the meeting in Atlanta on April 2, 2002, Mr. Hill presented information about the sale of HealthMont’s Oregon hospitals, a brief operating review, and a strategic overview of HealthMont’s Dolly Visant hospital in Texas, including possible alternatives for divestiture of such hospital. Mr. Hill also presented information about HealthMont’s debt structure, corporate office, information technology systems, insurance arrangements, and significant shareholders. Mr. Thornton and Mr. Hill held extensive discussions about the governance of a combined company, specifically representation by HealthMont on SunLink’s board, and negotiated over the portion of the combined company that should be owned by the HealthMont shareholders. Mr. Thornton and Mr. Hill were unable to reach agreement on the board representation for HealthMont or the portion of the combined company HealthMont’s shareholders should own. Mr. Thornton and Mr. Hill agreed to stay in touch without any specific plans for future discussions.

Mr. Hill called Mr. Thornton on April 8, 2002, and advised him that HealthMont’s efforts to raise equity were proceeding but that HealthMont believed the timing was unfavorable in light of HealthMont’s growth objectives and that HealthMont would consider a merger. Mr. Thornton and Mr. Hill were unable to reach agreement on the shares to be issued, but agreed that the process to continue discussions should involve (1) agreement on the number of shares to be issued, (2) the performance of due diligence, (3) the negotiation and execution of a merger agreement, and (4) the preparation of materials to submit any transaction to the companies’ respective shareholders.

On April 8, 2002, Mr. Thornton updated a summary of the transaction and reviewed it with Mr. Morris, Mr. Thornton then reviewed the proposed transaction with the SunLink Executive Committee members, Karen Brenner and Howard Turner, on April 9, 2002. The discussion with the Executive Committee members focused on the valuation of HealthMont, the operating profile of the combined companies, and the desirability of the HealthMont transaction compared to other possible hospital acquisition opportunities which Mr. Thornton believed could arise within the next nine to twelve months. Mr. Thornton believed that due to SunLink’s capital structure and management resources, the HealthMont merger, if consummated, would make it unlikely SunLink could complete another acquisition of similar size for that period of time. Mr. Morris and the members of the SunLink Executive Committee all thought the corporation should pursue the HealthMont transaction.

Mr. Thornton called Mr. Hill on April 9, 2002, and proposed a merger under which SunLink would issue 1,350,000 shares for all issued and outstanding HealthMont shares. The merger would be subject to a number of terms and conditions, including due diligence, HealthMont’s designation of one member to SunLink’s Board, and the sale or divestiture of HealthMont’s Texas hospital. Mr. Thornton and Mr. Hill agreed to proceed under these terms and execute a confidentiality agreement.

Mr. Hill called Mr. Thornton on April 12, 2002 during which call he said he had not talked to his Board but might proceed with limited due diligence under the confidentiality agreement. Mr. Thornton advised that SunLink’s price of 1,350,000 shares was firm and told Mr. Hill if HealthMont decided to proceed to call Mr. Morris to arrange a confidentiality agreement and due diligence.

Mr. Morris and Mr. Hill talked by telephone on April 15, 2002, and discussed HealthMont’s debt level, certain costs related to HealthMont’s debt, and the possible need to refinance the debt. Mr. Morris and Mr. Hill also discussed the operating results at HealthMont’s Memorial Hospital of Adel in Adel, Georgia, and Callaway Memorial Hospital in Fulton, Missouri, and the nature and amount of certain costs involved in eliminating HealthMont’s corporate office. Mr. Morris confirmed the number of shares SunLink was willing to offer for HealthMont (1,350,000) and Mr. Hill indicated that HealthMont had a board meeting scheduled for April 17, 2002, at which he would seek approval to proceed with the transaction.

At a special meeting held on April 17, 2002, HealthMont’s board of directors was updated on the status of the search for equity investors, as well as the status of Mr. Hill’s conversations with Mr. Thornton regarding a potential transaction. The board was informed of the type and amount of merger consideration proposed by SunLink, as well as SunLink’s review of HealthMont’s level of indebtedness. The HealthMont board then discussed the proposed level of ownership of the combined company by HealthMont’s existing shareholders and the membership of the combined companies’ board of directors. The HealthMont board authorized Mr. Hill to continue to pursue a transaction with SunLink.

Mr. Hill called Mr. Morris on April 18, 2002, and said the HealthMont board of directors had authorized moving forward, although they wanted to designate two SunLink board members. Mr. Morris and Mr. Hill discussed the process of conducting due diligence, both at the hospitals and at HealthMont’s corporate office.

On May 1, 2002, Mr. Morris and Mr. Alvis traveled to Fulton, Missouri to meet Mr. Hill and take a tour of the Callaway Memorial Hospital hosted by the hospital’s CEO.

At SunLink’s regularly-scheduled board meeting on May 6, 2002, Mr. Thornton led a discussion of the HealthMont transaction, including a discussion of the reasons for, and nature of, the transaction, its structure and price, the due diligence process, major issues known at that time, and the expected timing of the transaction. Mr. Thornton explained to the SunLink board that management believed the transaction was desirable because the HealthMont hospitals in Adel, Georgia, and Fulton, Missouri, were geographically and operationally similar to those operated by SunLink, that the HealthMont shareholder group seemed compatible with SunLink’s, as well as diverse for a small private company, that the merger could increase the liquidity afforded SunLink’s shares, and that the price of 1,350,000 SunLink shares plus assumption of certain HealthMont debt seemed reasonable based on information reviewed to date. Mr. Thornton advised the SunLink board that HealthMont wanted to designate one person for election to the SunLink board, although they continued to seek two SunLink board seats, and that the transaction was conditioned on HealthMont selling its Texas hospital at no loss, and being free of significant contingencies. The SunLink board also discussed certain major issues foreseen at that time, including completion of due diligence and confirmation of the valuation supporting the shares to be issued and debt to be assumed or refinanced. The SunLink board further discussed the process leading to consummation of the merger, including audits of both companies, negotiation of documents, and submission of the transaction to a vote of the shareholders of both companies. Mr. Thornton had previously discussed raising equity with several investment bankers and advised the SunLink board of management’s belief that SunLink should consider raising equity in connection with an acquisition, including the possible HealthMont merger. The SunLink board did not take any action at the May 6 meeting but encouraged Mr. Thornton to proceed with exploration of a possible HealthMont transaction.

On May 3, 2002, Mr. Thornton, Mr. Morris, and Mr. Alvis, met Mr. Hill at Memorial Hospital of Adel and were given a tour by the hospital’s CEO.

On May 7, 2002, Mr. Thornton traveled to Fulton, Missouri and on May 7 and 8 viewed Callaway Memorial Hospital and the Fulton area.

Mr. Thornton called Mr. Hill on May 8, 2002 to advise him of SunLink’s desire to move forward and to discuss certain operational issues relating to capital needs of HealthMont prior to closing and possible reductions in HealthMont’s corporate staff. Mr. Thornton and Mr. Hill also discussed possible terms to be incorporated into the merger agreement relating to other offers and break-up fees, SunLink’s possible stock price movement before closing, and limitations on sales of SunLink stock after the merger by HealthMont’s significant shareholders. No agreements were reached on the call but Mr. Thornton agreed to authorize SunLink’s attorneys to draft a merger agreement, and he and Mr. Hill agreed to discuss certain issues with their respective attorneys and to arrange a meeting to negotiate the merger agreement.

On May 13, 2002, HealthMont’s board of directors met again and was informed by Mr. Hill that he was continuing to negotiate with Mr. Thornton and that SunLink had begun performing a limited amount of due diligence on HealthMont and its hospitals. The board authorized Mr. Hill to continue his efforts with respect to SunLink, as well as to continue efforts with respect to other strategic alternatives, including pursuing equity financing. In this regard, on May 24, 2002, the board authorized HealthMont’s engagement of Harpeth Capital Atlanta (which has since changed its name to Caymus Partners LLC) to assist HealthMont in obtaining equity financing.

Mr. Thornton and Mr. Hill talked by telephone on May 18, 2002, and agreed to meet in Atlanta with their attorneys on May 21, 2002, to begin negotiation of the merger agreement, a draft of which had been sent to Mr. Hill. Mr. Thornton and Mr. Hill discussed several issues relating to the agreement, including the possible assumption of HealthMont’s debt, a portion of which was supported by letters of credit posted by certain HealthMont shareholders, and the treatment of consulting contracts between HealthMont and its board members which required payments over approximately two years, and the treatment of outstanding HealthMont options and warrants. Mr. Hill proposed to settle the HealthMont board consulting contracts and warrants by SunLink issuing warrants to HealthMont board members and increasing the number of SunLink’s shares issuable to HealthMont’s shareholders. Mr. Thornton agreed to take the proposal under advisement.

In May 2002, SunLink engaged Cardinal Advisors, LLC (who has since changed its name to Chatham Capital Partners, Inc.) to represent it in connection with arranging the assumption or refinancing of HealthMont’s debt. At that time, Chatham Capital was working under an advisory agreement with SunLink to arrange debt financing for SunLink’s replacement hospital in Jasper, Georgia. Mr. Thornton also met with other possible sources of debt and equity funding during late May but did not identify any sources he believed suitable for the HealthMont transaction.

During May and through June 2002, Mr. Hill continued negotiations with Mr. Thornton concerning a potential transaction, focusing on, among other things, issues concerning HealthMont’s indebtedness. During this period, the parties continued negotiation of the terms of a merger agreement. At special meetings of the HealthMont board of directors held on June 20, 2002 and June 27, 2002, HealthMont’s board of directors received updates on the status of the negotiations and proposed terms of the transaction and authorized Mr. Hill to continue negotiations with SunLink.

During the course of these negotiations, due to SunLink’s business strategy and the particularly poor financial performance of HealthMont’s Dolly Vinsant Memorial Hospital in San Benito, Texas and the existence of certain liabilities associated with its operations, SunLink conclusively determined that it was not interested in completing a transaction with HealthMont if it would obtain Vinsant as part of the transaction or, if it was required to do so, the consideration to be paid by SunLink for the acquisition of HealthMont would have to be significantly reduced. As a result, HealthMont explored various alternatives to address this issue, including structuring the transaction as an asset purchase rather than a merger, pursuant to which only the Callaway Community Hospital and the Memorial Hospital of Adel would be acquired by SunLink. However, HealthMont determined that such a transaction was not feasible for it due to, among other things, certain contingent liabilities associated with the hospitals that would have to be reserved for by HealthMont and certain potential tax risks to HealthMont and its shareholders.

As a result of the foregoing, HealthMont also explored various means of disposing of its Texas hospital, including its sale to an independent third party. Following an extensive search for a purchaser of such hospital, HealthMont determined that a sale of its Texas hospital to a third party in a timely manner was not possible. As a result, in order to facilitate the completion of a transaction with SunLink, Mr. Hill initially agreed to acquire HealthMont’s Texas hospital from HealthMont provided that he could obtain additional capital to assist in the operation of such hospital immediately following its divestiture by HealthMont.

Mr. Thornton and Mr. Hill continued to discuss the merger terms and SunLink continued its due diligence activities through June 2002. During the latter part of May and June, Mr. Thornton and Mr. Hill also discussed the board consulting agreements, HealthMont’s warrants, and the Overline Letters of Credit supporting $1,650,000 of HealthMont’s debt.

On June 25, 2002, Mr. Thornton and Mr. Alvis attended a meeting of rural hospitals held at Memorial Hospital in Adel, Georgia. Mr. Hill also attended the meeting and provided additional information about HealthMont’s Adel facility.

On July 3, 2002, Mr. Thornton and Mr. Hill discussed by telephone the Overline Letters of Credit and were unable to reach agreement on terms for their extension. On July 5, 2002, Mr. Thornton received a call from

Richard Ragsdale, a member of the HealthMont board, and discussed the Overline Letters of Credit. Mr. Thornton agreed that in consideration of the cancellation of the warrants held by the HealthMont board members and the extension of the Overline Letters of Credit for 18 months from closing of the merger, and under certain other conditions, SunLink would pay the individuals who posted the Overline Letters of Credit a monthly fee at the rate of 5% per annum of the outstanding amount of the Overline Letters of Credit. Mr. Thornton also indicated that SunLink would agree to issue 350,000 shares if the Overline Letters of Credit were called and the underlying debt paid off.

On July 9, 2002, Mr. Thornton and Mr. Morris, together with SunLink’s advisors and Mr. Hill, discussed with HealthMont’s senior, secured lender, Heller Healthcare Finance, Inc., by telephone the proposed acquisition and SunLink’s desire to have the surviving corporation assume HealthMont’s debt owed to such lender. SunLink also outlined modifications to the debt which it required in connection with the acquisition. Heller agreed to consider the proposal and HealthMont and SunLink agreed to visit the lender’s offices to make a presentation relating to the acquisition and the debt modifications.

By telephone call on July 16, 2002, Mr. Thornton and Mr. Hill, together with the companies’ attorneys, discussed the status of the merger discussions, due diligence, and the request for debt modifications. The parties also discussed a timetable to complete the merger.

During July 2002, the parties continued their negotiations. The parties also continued negotiations with Heller with respect to its consent to the proposed transaction and certain modifications to the terms of HealthMont’s indebtedness required by SunLink in connection with the completion of the transactions. SunLink also continued its due diligence of HealthMont. In order to assist HealthMont in conserving working capital while the merger was being negotiated, Mr. Hill proposed that the companies enter into a management agreement whereby SunLink would manage HealthMont’s hospitals through the completion of the merger. After considering certain details of this proposal, however, the parties agreed not to pursue such an agreement.

On July 23, 2002, Mr. Thornton, Mr. Hill, and a principal of Chatham Investment Fund met with Heller in Chevy Chase, Maryland, to discuss the merger and debt modifications. Heller’s representatives indicated they were favorably inclined toward the assumption of HealthMont’s debt by Sunlink as part of the merger and asked questions about a number of economic and operating matters.

SunLink continued its due diligence activities throughout July in addition to providing information to Heller. On July 24, 2002, HealthMont’s board of directors held a special meeting during which Mr. Hill advised the board of directors on the status of negotiations with SunLink. Because the consideration proposed by SunLink was shares of SunLink’s common stock, the board was also provided with information regarding SunLink and its businesses. HealthMont’s legal counsel then presented the most current terms of the merger agreement, including the proposed exchange ratio to the HealthMont board. The HealthMont board also discussed the most current terms of the transaction related to the divestiture of HealthMont’s Vinsant hospital. It deliberated and considered various ways of structuring the divestiture other than through a transaction with Mr. Hill, including a distribution of the shares of HealthMont’s wholly-owned subsidiary, HealthMont of Texas, which through a subsidiary owns and operates the Vinsant hospital, to HealthMont’s existing shareholders. However, these alternatives did not provide a means for obtaining the needed additional capital to assist in the operation of the Vinsant hospital immediately following its divestiture by HealthMont, and as such, were deemed by the HealthMont board to not be feasible or in the best interests of HealthMont or its shareholders. After considerable discussion on the matter, HealthMont’s board of directors determined that it was in the best interests of HealthMont and its shareholders to continue to investigate and move forward with the merger and related transactions, and authorized the engagement of Caymus Partners LLC to render a fairness opinion regarding the terms of the transaction. The HealthMont board determined that the fairness opinion should address not only the fairness of the consideration to be received by HealthMont’s shareholders in the merger, but also the fairness of the divestiture of the Vinsant hospital prior to the merger. Mr. Hill also advised the HealthMont board that strategic alternatives to the merger with SunLink had thus far failed to materialize. The HealthMont board then instructed Mr. Hill to be receptive to any strategic alternatives that may arise, but to focus his time and energy on the negotiations with SunLink.

On July 29, 2002, Mr. Thornton met with Gene Burleson, a HealthMont director and shareholder whom Mr. Hill and indicated would be HealthMont’s designated SunLink director. Mr. Thornton and Mr. Burleson discussed the business strategy and history of each company, and Mr. Thornton provided an overview of SunLink’s board of directors and management.

On July 30, 2002, HealthMont formally engaged and directed Caymus Partners to prepare a fairness opinion regarding the terms of the proposed transaction, including the fairness of the merger and the divestiture of HealthMont’s Vinsant hospital, from a financial point of view, to the shareholders of HealthMont other than Mr. Hill.

On July 30, 2002, Mr. Thornton met with Howard Turner, SunLink’s counsel and a SunLink director, to discuss issues relating to SunLink’s due diligence and the merger terms. Mr. Thornton also met on July 30, 2002, with C. Michael Ford, a SunLink director, to inform Mr. Ford of the status of the transaction and certain issues. During August and September 2002, the parties continued their negotiations while SunLink continued to perform certain operating and financial due diligence and negotiated with HealthMont’s senior lender. In connection therewith, the parties and their respective legal representatives reviewed drafts of the definitive merger agreement and related documents.

Mr. Thornton traveled to California and met with Ronald J. Vannuki, a SunLink director, on August 1, 2002, and with Karen B. Brenner and Steven J. Baileys, SunLink directors, on August 2, 2002, and returned to Atlanta and met with Michael W. Hall, a SunLink director, on August 8, 2002. At the meetings, Mr. Thornton discussed the status of the merger, certain issues, and the timing of completion of the merger. Based on the meetings with the selected SunLink directors, Mr. Thornton determined that it was advisable for SunLink to direct its counsel to proceed with preparation of a draft registration statement and proxy-related materials which would be required to be filed in connection with a shareholder meeting to consider the merger, to proceed with efforts to obtain modifications to HealthMont’s debt, and to continue due diligence, especially in certain areas where contingent liability issues had been identified or appeared likely.

On August 13, 2002, Mr. Thornton communicated to Mr. Hill by e-mail a brief status report on the preparation of draft transaction documents. Mr. Thornton requested updated due diligence information and advised Mr. Hill that SunLink still needed to understand a number of matters as a result of its due diligence. Mr. Thornton advised Mr. Hill that Mr. Morris would contact him to coordinate further due diligence activities, which would include visits to the hospitals and meetings with certain key employees and physicians.

On August 19 and 20, 2002, Mr. Morris and Mr. Alvis visited Callaway Memorial Hospital in Fulton, Missouri, and met with certain key employees and physicians and toured the facility and the community. On August 21, 2002, Mr. Morris and Mr. Alvis, accompanied by Jeff Dunn, CEO of SunLink’s hospital and nursing home in Ellijay, Georgia, visited Adel Memorial Hospital and Nursing Home in Adel, Georgia, and met with certain key employees and physicians. Mr. Dunn performed a due diligence review of the nursing home and Mr. Morris and Mr. Alvis toured the facility and community and met with certain members of the facility’s advisory board.

On August 25, Mr. Thornton presented an overview of the merger to the SunLink board, including an overview of the proposed capital structure, assumption of HealthMont’s debt, current information on HealthMont’s operations, certain contingent liability matters, and the timing of the proposed merger. Mr. Thornton also reported to the SunLink board that management believed the company should consider raising equity around the time of the acquisition, and that management thought a rights offering to existing shareholders was preferable to trying to sell equity in a private placement or other outside transaction. Mr. Thornton also indicated he believed any rights offering should take place after the merger so the HealthMont shareholders would have the opportunity to participate in the offering. Mr. Thornton discussed the possibility of arranging a bridge loan in connection with the merger which might delay the need for raising additional equity. The SunLink board discussed the proposed merger and again encouraged Mr. Thornton to continue negotiations with HealthMont and pursue the possible bridge loan.

On August 28, 2002, Mr. Thornton summarized by letter to Mr. Hill the open issues as of that date relating to the transaction, including a number of issues which Mr. Thornton believed warranted modification of the draft merger documents and a reduction in the purchase price.

At special meetings of the HealthMont board of directors held on August 13, 27, and 29, 2002, the HealthMont board of directors continued to review HealthMont’s financial position and liquidity constraints. In this regard, the HealthMont board reviewed the extension of HealthMont’s over-line borrowings, which were schedule to mature on August 31, 2002. The HealthMont board approved the extension of the maturity of the borrowings, and, in connection therewith, the directors who had previously obtained the Overline Letters of Credit to secure certain borrowings agreed to the extension of such Overline Letters of Credit. The HealthMont board also considered the terms of the proposed transaction with SunLink, including the structure of the divestiture of HealthMont of Texas.

Mr. Thornton and Mr. Hill talked by telephone on September 6 and discussed a number of open issues, including the risk that a proposed merger agreement could be terminated by one of the parties and the terms and amount of HealthMont’s debt that SunLink would assume upon closing of the merger. In addition, Mr. Thornton and Mr. Hill discussed HealthMont’s cash situation and the pending renewal of HealthMont’s liability insurance program. Mr. Hill took the issues under advisement and agreed to call Mr. Thornton on September 11 to discuss possible resolutions of those issues.

At a special meeting held on September 10, 2002, the HealthMont board of directors continued to consider the latest terms of the proposed transaction, including the structure of the divestiture of HealthMont of Texas.

Mr. Hill called Mr. Thornton on September 11 and outlined the open issues as well as HealthMont’s position on them. Mr. Hill provided additional information on a number of the issues and Mr. Thornton evaluated the impact of the issues on SunLink’s expectations for HealthMont, including the transaction price.

Mr. Hill and Mr. Thornton continued their discussions by telephone on September 16, 18, and 20, including consideration of a reduction in the number of shares and certain other modifications of the deal terms to reflect the impact of the issues. No agreement was reached as a result of the calls.

Mr. Thornton traveled to Los Angeles on September 18 and introduced Mr. Burleson to three SunLink directors, Dr. Baileys, Ms. Brenner, and Mr. Vannuki. The SunLink directors and Mr. Burleson discussed various strategic and operational issues relating to both SunLink and HealthMont.

At a special meeting of the HealthMont board on September 20, 2002, Mr. Hill informed the HealthMont board that the proposed merger consideration had been reduced as the result of poorer than expected financial results at HealthMont’s hospitals. The HealthMont board was also informed of certain financial covenants of HealthMont proposed to be included in the merger agreement. Representatives of Caymus Partners were also present at the meeting and provided the HealthMont board with certain updated information concerning SunLink and their latest analysis of the fairness of the proposed transaction. Shortly following the September 20, 2002 meeting, certain directors of HealthMont agreed to assist Mr. Hill with the divestiture of HealthMont of Texas through an investment in the entity that would own the shares of HealthMont of Texas, and thus HealthMont’s Texas hospital, following the divestiture.

Mr. Hill called Mr. Thornton on September 23, 2002 and offered solutions to the remaining open issues. As a result of discussions during the call, Mr. Thornton and Mr. Hill instructed the attorneys for SunLink and HealthMont to revise the transaction documents to reflect the resolution of a number of issues, including a reduction in the SunLink shares to be issued to 1,250,000 and the establishment of minimum operating results and working capital levels which HealthMont would achieve through closing. Mr. Thornton and Mr. Hill also agreed on the general terms of a limited indemnity to be provided by HealthMont of Texas.

During the final week of September and through the first week of October 2002, the parties and their respective legal representatives reviewed drafts of the substantially complete merger agreement and related documents and conducted several telephone conferences to negotiate the remaining terms of the transaction. In addition, the parties completed their negotiations with Heller. During the first week of October, the parties completed substantially all negotiations of the proposed merger agreement and related agreements, including HealthMont’s divestiture of HealthMont of Texas. At a special meeting held on October 4, 2002, the HealthMont board of directors received the oral opinion of Caymus Partners as to the fairness of the exchange ratio of 0.1847 of a share of SunLink common stock for each share of HealthMont common stock. Caymus Partners also delivered its oral opinion that the sale of Vinsant was advantageous and fair, from a financial point of view, to the holders of HealthMont common stock other than Mr. Hill. After the board’s careful review and consideration of the foregoing and the final terms of the transaction, HealthMont’s board of directors voted to approve the form of the merger agreement, the merger contemplated thereby, and all related agreements.

In the second week of October 2002, the parties resolved certain minor outstanding matters and awaited the issuance of letters of intent from HealthMont’s existing lender, Heller, and from Chatham Investment Fund with respect to the $3 million loan. At a special meeting held on October 3, 2002, following the receipt by SunLink’s board of directors of the oral opinion of Chatham Capital as to the fairness of the transaction from a financial point of view to SunLink, SunLink’s board of directors voted to approve the merger agreement, the transaction contemplated thereby, and all related agreements to which SunLink or its merger subsidiary was a party. Following receipt of the last pre-execution consents and opinions, on October 15, 2002, the parties executed the definitive merger agreement and related agreements and SunLink issued a press release announcing the transaction. Caymus Partners also confirmed the oral opinions described above by delivery of its written opinion, dated October 15, 2002.

Following the execution of the merger agreement, HealthMont and SunLink continued work on preparation of the registration statement of which this joint proxy statement/prospectus is a part. SunLink, however, experienced delays in completing and filing the registration statement with the SEC. These delays were a result of, among other things, the lack of certain HealthMont financial information ordinarily required by applicable SEC rules and the determination by the parties to obtain confirmation from the SEC that it would not object to the absence of such financial information in the registration statement and the inclusion of certain available HealthMont financial information which was not otherwise in compliance with applicable SEC regulations. In light of such delays, in the first week of January, counsel for SunLink discussed with counsel for HealthMont an extension of the Termination Date in the merger agreement from January 31, 2003 to April 4, 2003. This discussion was followed by correspondence and telephone conversations between Mr. Thornton and Mr. Hill concerning such an extension. Mr. Hill indicated that he was uncertain that HealthMont’s projected cash flow would permit such an extension without an infusion of cash. He ultimately proposed that SunLink make a working capital loan of approximately $200,000 to HealthMont in connection with such extension. Mr. Thornton declined to commit SunLink to making any loan or any other modifications and indicated that he preferred to push ahead with closing the merger as promptly as possible.

Also during January 2003, HealthMont continued to explore other options to dispose of Vinsant. As part of that exploration, HealthMont discussed the sale of its stock in its HealthMont of Texas subsidiary with Renaissance Hospitals, Inc., a Texas corporation in the business of private hospital management (“Renaissance”). During the first week of January 2003, the chief executive officer of Renaissance indicated to Mr. Hill by telephone that Renaissance was interested in acquiring all of HealthMont, rather than just the assets related to the Vinsant hospital. Mr. Hill responded that he was prohibited under the merger agreement with SunLink from soliciting alternative proposals and referred Renaissance’s chief executive officer to HealthMont’s attorney. Rather than discuss the proposal with HealthMont’s attorney, Renaissance, on January 9, 2003, sent to HealthMont a letter of intent in which Renaissance proposed to acquire all of HealthMont. Subject to further due diligence, the letter of intent proposed or required:

•	a stock or asset acquisition or some combination thereof;

•	acquisition of all health care license and insurance provider numbers, all property, plant, and equipment, all personal property, inventory, and accounts receivables, contract rights and such other personal, intangible or intellectual property which Renaissance would desire to acquire;

•	that Renaissance could retain or terminate such of the HealthMont employees as it desired;

•	that Renaissance would pay $14,500,000 (subject to discharge of certain liens, debts and payables) in cash with a holdback to secure HealthMont’s representations and warranties;

•	that some or all of the existing liens, debts and payables would have to be paid;

•	negotiation of a purchase agreement containing “usual and customary” representations, warranties, and covenants; and

•	a lock-up agreement with “no shop” clause prohibiting HealthMont from seeking other offers, and “no talk” clause prohibiting HealthMont from providing information about a Renaissance transaction, in each case, with no exception mentioned for HealthMont’s discussions with SunLink or as might be required pursuant to HealthMont’s fiduciary duties to its shareholders and creditors.

The proposal was subject to due diligence and certain financial contingencies. By letter dated January 10, 2003, HealthMont informed SunLink of the existence of the letter of intent, noting that the letter was ambiguous in a number of material respects. In particular, the letter did not indicate whether Renaissance intended to acquire the stock or assets of HealthMont. Also, the letter indicated that HealthMont would be required to pay off certain of its debt from the acquisition proceeds, but did not specify which debt had to be paid.

At a special meeting held on January 10, 2003, the HealthMont board discussed the proposal from Renaissance and concluded that the offer was too vague to make any determination of superiority under the merger agreement and that further clarification was needed. The HealthMont board also discussed the status of the draft registration statement and the likelihood that HealthMont would be unable to continue operations through the projected closing date or to meet the financial covenants set forth in the merger agreement. In a phone conversation held later on January 10, 2003, HealthMont requested clarification from Renaissance as to the terms and conditions of its proposal.

On January 13, 2002, counsel for SunLink telephoned counsel for HealthMont to discuss the applicable provisions of the merger agreement governing third party offers and the status of the draft registration statement. In that phone conversation, SunLink’s counsel stated that it was SunLink’s position that because the Renaissance proposal was ambiguous, it necessarily did not constitute a “superior proposal” under the merger agreement. SunLink’s counsel also stated that it was SunLink’s position that HealthMont was precluded under the merger agreement from seeking clarification of the Renaissance proposal. HealthMont’s counsel disagreed with this position and stated that it was HealthMont’s position that it could seek clarification of the Renaissance proposal without violating the merger agreement.

On January 13, 2003, HealthMont received written clarification of the Renaissance proposal. As clarified, the proposal stated that Renaissance would acquire all of the capital stock of HealthMont for $14.5 million, with HealthMont to pay from this amount all of its indebtedness other than certain capitalized leases and accounts payable. Renaissance would also retain up to 30% of the purchase price for up to 120 days to secure certain representations and warranties of HealthMont that it would require in connection with the acquisition. HealthMont estimated that if the acquisition were completed on these terms, the shareholders of HealthMont would receive approximately $5,250,000, or approximately $0.79 per share.

By letter dated January 14, 2003, HealthMont notified SunLink that it had received a written clarification of Renaissance’s January 9 proposal. In this letter, HealthMont informed SunLink that it had engaged Caymus Partners to assist the HealthMont board in determining whether the Renaissance proposal constituted a “superior proposal” under the merger agreement. Also on January 14, 2003, HealthMont’s counsel received a letter from SunLink’s counsel confirming their conversation the previous day.

At a special meeting held on January 21, 2003, the HealthMont board discussed generally strategic alternatives, including a stand-alone option with a third party investor, the proposed SunLink transaction, and the Renaissance proposal. The HealthMont board discounted the viability of the stand-alone option, as HealthMont had not made contact with any third party investor, and the HealthMont board was skeptical that an equity investment could be arranged within a time frame that would enable HealthMont to continue its operations. The HealthMont board deferred making any determination as to the superiority of the Renaissance offer until it received an analysis of the offer from Caymus Partners. At a special meeting held on January 27, 2003, a representative of Caymus Partners made a presentation to the HealthMont board regarding the Renaissance offer.

Following this presentation, the HealthMont board again determined to defer any decision as to the superiority of the Renaissance offer, this time pending additional due diligence on the ability of Renaissance to complete the transaction on the terms proposed.

On January 28, 2003, SunLink requested an extension of the January 31, 2003 Termination Date under the merger agreement to April 15, 2003 and alleged that the continued delay in closing was due to the failure by HealthMont, in breach of the merger agreement, to provide adequate financial information to complete the registration statement. On January 29, 2003, at a special meeting, the HealthMont board discussed the status of negotiations with SunLink and the Renaissance offer. HealthMont’s legal counsel reported to the board regarding the framework in the merger agreement for determination of a “superior proposal” and also provided information which had been obtained with respect to the financial backers of Renaissance. The January 29, 2003 meeting was adjourned without any resolution with regard to the Renaissance proposal.

SunLink filed the initial draft of the registration statement of which this joint proxy statement/prospectus is a part with the SEC on January 29, 2003. Following the filing of the registration statement, HealthMont and SunLink continued discussions about the possibility of a working capital loan.

When the special meeting of the HealthMont Board of Directors resumed on January 30, 2003, the HealthMont board determined, with the advice of Caymus Partners and its legal counsel, that the Renaissance offer constituted a “superior proposal” under the terms of the merger agreement and that as a result, due diligence was authorized pursuant to the terms of the merger agreement. This board’s determination was based in part on the following factors: (i) the pre-tax consideration offered by Renaissance was approximately $0.79 per share (and assuming no break-up fee or other payment was due to SunLink) versus approximately $0.44 per share in the SunLink merger (assuming a price per SunLink share equal to $2.40); (ii) preliminary due diligence indicated that Renaissance was reasonably capable of completing the transaction on the terms proposed; and (iii) there was significant uncertainty as to whether the proposed merger with SunLink could or would be completed. HealthMont advised SunLink on January 30, 2003, of the determination by the HealthMont board and, pursuant to the terms of the merger agreement, notified SunLink of its intent to provide Renaissance with access to certain information concerning HealthMont’s business, properties, and assets and to negotiate with Renaissance with respect to its proposal.

Mr. Thornton and Mr. Hill arranged a meeting in Atlanta on February 4, 2003. Mr. Thornton advised Mr. Hill that SunLink was willing to consider a working capital loan to HealthMont on terms SunLink considered reasonably commercial, subject to certain modifications to the merger agreement and the related transactions, including termination of discussions relating to any “superior offers,” the execution of a management agreement under which SunLink would manage HealthMont’s Adel, Georgia and Fulton, Missouri hospitals, and the completion of the sale of HealthMont’s Vinsant hospital. Mr. Hill indicated HealthMont would likely be unable to agree to any such “commercial terms” and concurred that SunLink should write-off its merger costs to date as he also could not conclude the transaction was probable. Mr. Hill also indicated that any merger modifications would have to include the elimination of certain financial covenants in the merger agreement to assure that SunLink would complete the merger and the elimination of the debt and capital lease obligations threshold in contemplation of increases in HealthMont’s indebtedness to fund its operating needs prior to the closing of the merger.

Mr. Thornton considered Mr. Hill’s response to SunLink’s proposal and consulted with SunLink’s legal counsel and with its financial advisor, Chatham Capital, about a proposed term sheet for a possible working capital loan and a summary of merger agreement modifications. Mr. Thornton indicated that the amount of the working capital loan would be based on SunLink’s evaluation of HealthMont’s needs.

On February 4, 2003, SunLink provided HealthMont with a proposed term sheet for a potential working capital loan and a summary of certain proposed modifications to the merger agreement. This term sheet included the issuance of warrants by HealthMont to SunLink, the immediate sale by HealthMont of Vinsant, and the entry by SunLink and HealthMont into a management agreement whereby SunLink would manage HealthMont’s Adel, Georgia and Fulton, Missouri hospitals.

In a February 5, 2003 earnings release for the quarter ended December 31, 2002, SunLink publicly disclosed certain information on the status of the proposed merger with HealthMont and announced its write-off of certain transaction costs as a result of the uncertainty of the transaction’s completion.

On February 6, 2003, HealthMont responded to SunLink’s January 28, 2003 letter by denying that the delay in filing the registration statement was in any way related to a breach of the merger agreement by HealthMont. On February 10, 2003, HealthMont sent to SunLink a revised term sheet for the working capital loan and a revised merger agreement modification summary. The revisions proposed by HealthMont included certain amendments to the financial covenants in the merger agreement and certain changes to the terms of the proposed working capital loan. On February 12, 2003, SunLink responded to HealthMont’s February 6, 2003 letter by stating, among other things, its position that HealthMont was not entitled to terminate the merger agreement without paying a break-up fee. On February 14, 2003, SunLink submitted a counter proposal to HealthMont’s February 10, 2003 comments to the proposed term sheet for the working capital loan and merger agreement modification summary.

On February 10, 2003, HealthMont’s attorney submitted to SunLink revised drafts of the working capital loan proposal and merger agreement summary and indicated HealthMont would like to reach any agreement in principle by February 17, 2003, the date of a scheduled HealthMont board meeting.

During the week of February 10, 2003, Mr. Thornton and Mr. Hill discussed a number of issues relating to the proposed working capital loan and merger agreement modifications. On February 14, Mr. Thornton sent a revised term sheet for a working capital loan and merger agreement modifications to Mr. Hill.

At a special meeting of the HealthMont board of directors on February 17, 2003, discussion ensued about the status of the Renaissance offer and the SunLink transaction. The HealthMont board determined at that time not to pursue the Renaissance proposal. In making its determination, the HealthMont board considered a variety of factors, including: (i) that Renaissance had not completed its due diligence and thus was not in a position to negotiate or execute definitive documentation related to the proposal; (ii) that Renaissance had indicated informally that it would prefer an equity infusion rather than an acquisition, which would have resulted in no consideration being paid to HealthMont’s existing shareholders; (iii) that the valuation of HealthMont that Renaissance was apparently using to determine the level of its proposed equity infusion was significantly lower than that set forth in the letter of intent and appeared to be lower than that offered by SunLink, and (iv) that SunLink had asserted that HealthMont was not entitled to terminate the merger agreement and was likely to assert that SunLink was entitled to a break-up fee or actual damages under the merger agreement in the event of a Renaissance transaction.

On February 18, 2003, Mr. Hill advised Mr. Thornton that HealthMont would proceed to negotiate documents relating to the merger agreement modifications and working capital loan. Mr. Thornton and Mr. Hill also discussed certain transition matters relating to HealthMont’s corporate office which was to be reduced at the time SunLink took over management of HealthMont’s hospitals.

In the second and third weeks of February 2003, Mr. Hill and SunLink’s advisors advised HealthMont’s lender, Heller, of the potential modifications to the merger agreement, the potential working capital loan, and the potential management agreement. During the week of February 17, Mr. Hill and HealthMont’s attorneys, together with Mr. Thornton and SunLink’s attorneys and SunLink’s financial advisor, discussed with Heller the revisions and changes to the proposed HealthMont transaction, the new related agreements, and the consent required from Heller.

SunLink’s financial advisor, Chatham Capital, performed preliminary analyses in anticipation of rendering a new “fairness opinion” to the Board of Directors of SunLink relating to the revised transaction.

On February 21, 2003, Mr. Thornton submitted term sheets and an overview of the revised transaction to the SunLink Board of Directors. On February 24, 2003, SunLink’s Board of Directors held a special meeting at which Mr. Thornton and SunLink’s advisors and legal counsel presented the revised HealthMont merger transaction in detail. The SunLink Board of Directors approved the revised transaction subject to a new fairness opinion from Chatham Capital, a copy of which was received on March 20, 2003.

On February 26, 2003, HealthMont received a proposal from a representative of an unidentified third party with respect to an acquisition of substantially all of the assets of HealthMont other than the Vinsant hospital for a cash purchase price of $12 million at closing plus 20% of the net income of HealthMont hospitals payable for 5 years after closing. HealthMont notified SunLink of the proposal on February 27, 2003.

On February 27, 2003, SunLink and HealthMont received the SEC’s comments on the registration statement filed on January 29, 2003.

During the final week of February and the first two weeks of March, the parties and their respective legal representatives reviewed drafts of the working capital loan, the amendment to the merger agreement, and related documents and conducted several telephone conferences to negotiate the remaining terms of the transaction.

At a special meeting held on March 11, 2003, the HealthMont board received the oral opinion of Caymus Partners as to the fairness of the exchange ratio of 0.1810 of a share of SunLink common stock for each share of HealthMont common stock. Caymus Partners also delivered its oral opinion that the sale of Vinsant was advantageous and fair, from a financial point of view, to the holders of HealthMont common stock other than Mr. Hill. After the HealthMont board’s careful review and consideration of the foregoing and the terms of the transaction, the HealthMont board voted to approve the form of the working capital loan, the amendment to the merger agreement, and all related agreements. In addition, the HealthMont board determined that the offer received on February 26, 2003 was not a “superior offer” under the merger agreement, in part because the offer provided less value to HealthMont’s shareholders than the SunLink transaction and was also subject to numerous contingencies.

During March 2003, SunLink and HealthMont’s advisors and attorneys, along with other applicable parties and their counsel, continued to negotiate and draft the multiple documents related to the revised merger transaction, including final forms of the amendment to the merger agreement, the loan agreement from SunLink to HealthMont, security agreements and other collateral documents with respect to such loan, a note purchase agreement between SunLink and Chatham Investment Fund to partially fund SunLink’s loan to HealthMont, and security agreements and other collateral documents with respect to such loan, a subordination agreement among Heller, HealthMont, and SunLink, Heller’s consent and other documents, and finalized discussions with Heller about the terms of the subordination agreement language and the proposed consent for the revised merger and related transactions.

During the third week of March 2003, the parties resolved certain minor outstanding matters. On March 20, 2003, SunLink received Chatham Capital’s written opinion that the HealthMont transaction, as amended, is fair from a financial standpoint to the SunLink shareholders. On March 24, 2003, HealthMont received consent from Heller for the revised merger terms and related transactions and SunLink, HealthMont, and various third parties executed revised documents relating to the merger and related transactions. Following receipt of the last pre-execution consents and opinions, on March 24, 2003, the parties executed the definitive loan agreement, the amendment to the merger agreement, and related agreements, and SunLink issued a press release announcing the transaction. Caymus Partners also confirmed the oral opinions described above by delivery of its written opinion, dated March 24, 2003.

On April 25, 2003, SunLink filed Amendment No. 1 to the registration statement of which this joint proxy statement/prospectus is a part. On May 8, 2003, the companies received additional comments from the SEC and began the process of preparing responses to such comments. SunLink and its counsel and accountants discussed the SEC’s comments with members of the SEC Staff throughout early May, and SunLink and its accountants undertook various work in preparation to SunLink’s responding to certain SEC comments dealing with purchase accounting for incurred, but not reported, professional liability claims in connection with SunLink’s acquisition of its six existing hospitals. In May and June, HealthMont and its auditors also continued with the preparation and auditing, respectively, of HealthMont’s most recent annual financial statements.

In light of the time required to evaluate the SEC’s comments and to prepare a response thereto, as well as to complete the audit of HealthMont’s annual results, beginning in late June, SunLink, HealthMont, and their respective legal counsel began negotiating the extension of the date by which the merger agreement could be terminated without cause, an additional loan by SunLink to HealthMont, the compensation for such loan, the extension of the term of the management agreement by SunLink for HealthMont’s hospitals, and the amendment or execution of certain ancillary documents, including consents by Heller and Chatham Investment Fund. SunLink’s board of directors approved the various transaction documents in principal on June 25, 2003. HealthMont’s board of directors approved the various transaction documents in principal on June 26, 2003.

In early July, the companies finalized their agreements in principal with respect to the amendment of the merger agreement, the additional loan commitment by SunLink to HealthMont. Documents memorializing the agreements were then prepared and circulated for execution and to obtain the necessary third party consents. On July 17, 2003, the HealthMont Board approved the final agreements. On July 30, 2003, the necessary consents were obtained and SunLink and HealthMont entered into the amendments to the merger agreement, loan agreement, management agreement, and related documents.

On August 5, 2003, the Company responded to the SEC comment letter and SunLink filed Amendment No. 2 to the registration statement. The registration statement was declared effective by the SEC on August     , 2003.

Factors Considered by, and Recommendation of, the Board of Directors of SunLink

At its meeting on October 3, 2002, with respect to the original proposed transaction and again on February 24, 2003 with respect to the transaction as amended, SunLink’s board of directors unanimously:

•	determined that the merger agreement and the merger are fair to, and in the best interests of, SunLink and its shareholders;

•	approved the merger agreement with HealthMont;

•	directed that the proposed transaction be submitted for consideration by the SunLink shareholders; and

•	recommended that the SunLink shareholders vote FOR the approval and adoption of the merger agreement and the merger, including the issuance of shares of SunLink common stock in connection with the merger.

In the course of reaching its decision to approve or reapprove the merger agreement, SunLink’s board of directors consulted with SunLink’s management, as well as SunLink’s legal counsel and financial advisors, and considered the following material factors:

(1)  the financial performance and condition, results of operations, asset quality, prospects, and businesses of each of SunLink and HealthMont as separate entities and on a combined basis, including:

•	the revenues of the companies, their complementary businesses, and the potential for cost savings and revenue growth;

•	the recent and historical stock price performance of SunLink common stock from a high of $6.05 in the third quarter of fiscal 2002 to a low of $0.88 in the third quarter of fiscal 2001 and approximately $2.75 prior to the date of the original merger agreement; and

•	the percentage of SunLink that its current shareholders and the former shareholders of HealthMont, respectively, would own following the merger, namely approximately 78% and 21%.

(2)  the fact that the acquisition of HealthMont by SunLink would increase the number of hospitals owned and leased by SunLink by one-third from six hospitals to eight hospitals;

(3)  the strategic nature of the transaction, in which SunLink will acquire assets in complementary rural or exurban markets;

(4)  the similar focus of SunLink and HealthMont on exurban and selected rural markets, which SunLink believes offer less competition and lower levels of managed care penetration than larger urban markets;

(5)  the fact that the merger is expected in the first year to be non-dilutive to reported earnings per share and, accretive on an earnings before interest, taxes, depreciation, and amortization, also known as EBITDA, basis;

(6)  the potential benefits to be derived from the merger as described under “—General,” including potential cost savings and efficiencies that are expected to result from the merger;

(7)  the analyses and presentation prepared by Chatham Capital and its opinion to the effect that, as of the date of the applicable opinion and subject to the matters set forth in its applicable opinion, the merger is fair, from a financial point of view, to SunLink; which opinion is described below under “—Opinion of SunLink’s Financial Advisor—Chatham Capital Partners, Inc.”;

(8)  the intended accounting for the merger under the purchase method of accounting;

(9)  the structure of the transaction as a generally tax-free reorganization, to the extent SunLink common stock is received by HealthMont shareholders, for United States federal income tax purposes as desired by HealthMont;

(10)  the fact that after the merger the name of the company will remain “SunLink Health Systems, Inc.” and the headquarters of the company will remain in Atlanta, Georgia as desired by SunLink;

(11)  the terms of the merger agreement regarding third party proposals, including the potential payment by HealthMont of a termination fee and a fee for reimbursement of SunLink’s expenses, as well as the potential payment by SunLink of a termination fee and a fee for reimbursement of HealthMont’s expenses if SunLink’s shareholders fail to approve the merger agreement including, initially, caps on reimbursement as desired by HealthMont;

(12)  the terms of the financing necessary for the merger, and the fact that obtaining the financing is a condition to SunLink’s obligations to complete the merger, and the assessment that such financing could be obtained from Heller and Chatham Investment or, alternatively, from Chatham Investment and other existing lenders to SunLink on terms acceptable to SunLink;

(13)  the risks associated with obtaining the necessary financing and regulatory approvals, including the general assent to the proposed transaction by Heller, HealthMont’s senior lender, and the possibility that the merger may not be completed even if it is approved by the shareholders of both companies;

(14)  the fact that HealthMont would divest Vinsant as desired by SunLink because such facility does not fit SunLink’s strategic goals;

(15)  the risks of contingent liabilities associated with former HealthMont facilities, including Vinsant and the former Oregon hospitals, and the assessment of SunLink’s management that such risks were not unreasonable;

(16)  the ability of existing hospital level management and SunLink’s corporate management to integrate the acquisition and operate the two HealthMont hospitals and the assessment of SunLink’s management that the integration of the facilities could be effectively achieved;

(17)  the challenges of completing the merger of HealthMont into SunLink and combining the businesses of the two companies, and the risks of diverting management resources for an extended period of time; and

(18)  Management’s recommendation of the HealthMont transaction versus waiting for other inchoate acquisition candidates and the likely preclusive effect of the HealthMont transaction on other near-term acquisition opportunities when and if any such opportunities might arise.

In connection with the March Transactions, the SunLink board of directors also considered:

(1)    the presence of a competing offer not clearly inferior to SunLink’s original offer;

(2)    the extension of the Termination Date and HealthMont’s agreement to materially higher liquidated damages, including payment of substantially all of SunLink’s expected expenses in the event of a future breach or superior third party offer;

(3)    the benefits of assuming early operational control of the hospitals to be acquired pursuant to a management agreement and the expected positive effect of such development on the staff and physicians of, and continuing vendors to, such hospitals.

(4)    HealthMont’s agreement to immediately divest itself of Vinsant hospital;

(5)    the termination of any potential requirement by HealthMont to make a contingent capital contribution to Vinsant and the restructure of various payments due to Hill and others in connection with the proposed transaction;

(6)    the consideration to be received by SunLink for making a working capital loan to HealthMont;

(7)    SunLink’s obligation to make a working capital loan of up to $1.1 million to HealthMont, the fact that such loan would be on terms more favorable to HealthMont than SunLink’s management believed HealthMont could secure from third persons, if at all, and the consideration to be received by SunLink for making such loan;

(8)    the current financial condition of HealthMont and the substantial credit and timing of repayment risk to SunLink if the merger failed to occur and SunLink’s loan to HealthMont remained outstanding;

(9)    the immediate debt to be incurred by SunLink to partially finance its loan to HealthMont, the transactional costs of the additional arrangements and the costs incurred through March by SunLink and the fact that HealthMont’s existing senior lender would require the subordination of SunLink’s loan to the prior repayment of HealthMont’s debt to such existing senior lender;

In connection with the July Transactions, the SunLink board of directors considered:

(1)    the extension of the Termination Date to a date expected to be sufficient to complete the transaction;

(2)    the extension of the Management Agreement allowing SunLink to continue to manage the HealthMont hospitals; and

(3)    the increase in the loan commitments to HealthMont from up to $1.1 million to up to $1.6 million and the risk to SunLink of extending such additional funds if the merger is not completed.

The discussion above addresses the material factors considered by the SunLink board of directors. In view of the variety of factors and the amount of information considered, SunLink’s board of directors did not find it practicable to and did not quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The determination was made after consideration of all of the factors as a whole. In addition, individual members of SunLink’s board of directors may have given different weights to different factors.

The SunLink board of directors has unanimously approved the merger agreement, the merger, and the other transactions contemplated thereby and believes that the merger agreement and the merger are fair to, and in the best interests of, SunLink and its shareholders. The SunLink board of directors unanimously recommends a vote “FOR” approval and adoption of the merger agreement and the merger, including the issuance of shares of SunLink common stock in connection with the merger.

Opinion of SunLink’s Financial Advisor—Chatham Capital Partners, Inc.

SunLink retained Chatham Capital Partners, Inc. to act as its financial advisor in connection with the merger and to evaluate the fairness, from a financial point of view to SunLink, of the acquisition of all of the outstanding shares of HealthMont pursuant to the merger agreement. On March 20, 2003, Chatham Capital delivered its written opinion to the SunLink board of directors to the effect that, as of the date of such opinion and based upon the various qualifications and assumptions set forth therein, the merger is fair, from a financial point of view, to SunLink.

The full text of Chatham Capital’s March 20, 2003 opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Chatham Capital is attached as Annex B to this proxy statement/prospectus. SunLink shareholders are urged to read this opinion carefully and in its entirety. The following is a summary of Chatham Capital’s opinion.

Chatham Capital’s opinion is directed to the SunLink board of directors, relates only to the fairness, from a financial point of view, of the merger to SunLink as set forth in the merger agreement, does not address any other aspect of the merger or any related transaction, and is not intended to be and does not constitute a recommendation to holders of SunLink common stock as to how they should vote at the special meeting. No limitations were imposed by SunLink upon Chatham Capital with respect to the investigations made or procedures followed by it in rendering its opinion. Although Chatham Capital evaluated the financial terms of the merger and participated in discussions and negotiations concerning the determination of the merger consideration and indebtedness to be assumed, Chatham Capital was not asked to and did not recommend the merger price which was the result of arm’s length negotiations between SunLink and HealthMont.

In connection with rendering either its original or subsequent opinion, Chatham Capital, among other things:

•	reviewed the merger agreement and certain related documents;

•	reviewed certain publicly available financial statements and other information of SunLink;

•	reviewed certain audited and unaudited financial statements and other information of HealthMont;

•	reviewed a number of internal financial analyses and forecasts for SunLink and HealthMont prepared by the respective companies;

•	discussed the past and current operations, financial condition, and prospects of SunLink and HealthMont with senior executives of SunLink and HealthMont, respectively;

•	reviewed certain information relating to, and discussed with senior executives of SunLink and HealthMont, certain of the strategic implications and operational benefits anticipated from the merger;

•	visited one of the two hospitals to be acquired by SunLink;

•	compared the financial performance of HealthMont with the financial performance, reported prices, and trading activity of certain comparable publicly-traded companies and their securities and determined a relevant marketability discount for the privately held common stock of HealthMont;

•	reviewed the financial terms, to the extent publicly available, of certain similar transactions which Chatham Capital deemed relevant and compared them to the proposed transaction;

•	considered certain pro forma effects of the acquisition of HealthMont on SunLink’s historical financial statements;

•	performed a discounted cash flow analysis with respect to HealthMont;

•	participated in certain discussions and negotiations among representatives of SunLink and HealthMont and their legal advisors, and with representatives of HealthMont’s senior lender; and

•	performed such other analyses, which Chatham Capital does not believe were material to its opinion, and considered such other factors as it deemed appropriate.

Chatham Capital assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information publicly available or furnished to or otherwise reviewed by or discussed with it. In that regard, Chatham Capital assumed, with the consent of SunLink’s board of directors, that the financial forecasts prepared by the management of SunLink and HealthMont, including the strategic, financial, and operational benefits of the merger, were reasonably prepared on bases reflecting the best currently available judgments and estimates of SunLink and HealthMont. Chatham Capital did not make and did not assume any responsibility for making any independent evaluation or appraisal of the assets or liabilities of SunLink or HealthMont, nor was Chatham Capital furnished with any evaluation or appraisal of those assets and liabilities. Chatham Capital assumed that the executed versions of the merger agreement and other related agreements would not differ in any material respect from the last drafts of these agreements reviewed by Chatham Capital. Chatham Capital also assumed, with the consent of the SunLink board of directors, that the merger will be completed in accordance with the terms provided in the merger agreement without material modification or waiver.

Chatham Capital did not express any opinion as to what the value of the SunLink shares actually will be when issued to shareholders of HealthMont pursuant to the merger or the price at which the SunLink shares will trade subsequent to the merger. Chatham Capital was not asked to consider, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for SunLink or the effect of any other transaction in which SunLink might engage.

The opinion of Chatham Capital is necessarily based on financial, economic, market, and other conditions as in effect on, the information made available to Chatham Capital as of, and the financial condition of SunLink and HealthMont on, March 20, 2003.

The following is a summary of the material financial analyses performed by Chatham Capital in connection with providing its opinion to the SunLink board of directors. The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses. Judgments also must be made in the application of those methods to the particular circumstances involved.

Comparable Transactions Analysis.    This analysis provides a valuation range based on financial information of selected public companies that have been recently acquired and are in the business of owning or managing community hospitals. Chatham Capital compared the proposed SunLink acquisition of HealthMont with 30 selected merger and acquisition transactions involving companies in the community hospital industry. The targets and acquirors in the transactions that Chatham Capital deemed comparable to the proposed acquisition of HealthMont were all conducted in the first and second calendar quarters of 2002. The first quarter transactions consisted of 17 transactions by a total of 13 different acquirers. Of such transactions, seven transactions involved acquisitions by four different publicly-traded corporations, seven transactions involved acquisitions by six different private acquirers, and three different transactions involved acquisitions by different not-for-profit entities. The second quarter transactions involved 13 acquisitions by a total of 11 different acquirers. Of such transactions, four transactions involved acquisitions by three different publicly-traded corporations, five transactions involved acquisitions by four different privately held acquirers, and four transactions involved acquisitions by different not-for-profit entities. Such transactions were evaluated in the context of the acquisitions conducted from 1997 to 2002 as well as announcements with respect to transactions in the last six months of 2002.

None of the transactions utilized in this analysis as a comparison was identical to the proposed SunLink acquisition of HealthMont.

In examining these transactions, Chatham Capital analyzed, among other things, for each of HealthMont and the comparable acquired companies as a group, the multiples of implied enterprise value to:

•	earnings before interest, taxes, depreciation and amortization, which is also referred to as EBITDA;

•	total revenues; and

•	revenue per bed.

Chatham Capital calculated an implied enterprise value by taking the high and low end in such comparable transactions for EBITDA, total revenue, and revenue per bed and multiplying such ratios to the pro forma EBITDA, total revenue, and revenue per bed of HealthMont for the twelve months ended June 30, 2002, after adjustment, in the case of HealthMont, to include back into revenue a $569,000 corporate management fee. The time period analyzed for the comparable transactions was the most recent year of financial data prior to announcement of the respective transactions. Estimated financial information for the comparable transactions was not available and, therefore, was not analyzed. All multiples for the selected transactions were based on public information available at the time of public announcement and Chatham Capital’s analysis did not take into account different market and other conditions during the relevant periods in which the selected transactions occurred.

The analysis showed the following data and multiples:

HealthMont:

	EBITDA	Revenue	Total Beds
	$2,445,000	$28,435,000	109
Group of selected community hospital companies:

	Enterprise Value to:
	EBITDA	Revenue	Revenue Per Bed
Low End	5.78x	0.72x	$213,349
High End	9.46x	1.02x	$330,331

The resulting high and low end implied enterprise values for HealthMont were as follows:

	Enterprise Value to:
	EBITDA	Revenue	Revenue Per Bed
Low End	$11,032,000	$20,472,000	$23,255
High End	$18,043,000	$29,002,000	$36,006

Comparable Public Companies Analysis.    This analysis reviews the operating performance and outlook of HealthMont relative to a group of peer companies to determine an implied value. Using Chatham Capital estimates for HealthMont and using published estimates for the selected peer companies, Chatham Capital compared the multiples of pro forma EBITDA, total revenues, and revenues per bed for the twelve months ended June 30, 2002 for HealthMont to corresponding multiples for selected community hospital companies.

Chatham Capital selected the community hospital companies because they are publicly traded companies with hospital operations that, for purposes of this analysis, may be considered similar to those of HealthMont and SunLink. The community hospital companies that Chatham Capital considered comparable to HealthMont and SunLink were:

•	Community Health Systems, Inc.,

•	Health Management Associates, Inc.,

•	Lifepoint Hospitals, Inc., and

•	Province Healthcare Company

None of the companies utilized in this analysis as a comparison was identical to HealthMont or SunLink.

Chatham Capital calculated an implied enterprise value by taking the high and low end in such comparable public company data for EBITDA, total revenue, and revenue per bed and multiplying such ratios to the pro forma EBITDA, total revenue, and revenue per bed of HealthMont for the twelve months ended January 31, 2003, after adjustment, in the case of HealthMont, to include back into revenue a $569,000 corporate management fee. The time period analyzed for the comparable transactions was the most recent twelve months of financial data prior to such analysis. All multiples for the selected transactions were based on public information available at the time of analysis and Chatham Capital’s analysis did not take into account differences between the selected companies and HealthMont or market or other conditions during the relevant periods in which the companies were analyzed other than with respect to the application of a marketability discount with respect to HealthMont. Chatham Capital deemed appropriate and applied, for purposes of its comparable public company analysis, a 30% discount to HealthMont’s valuation in light of the lack of a public market for HealthMont’s common stock.

The analysis showed the following data and multiples:

HealthMont:
	EBITDA	Revenue	Total Beds
	$2,445,000	$28,433,000	109

Group of selected community hospital companies:

	Enterprise Value to:
	EBITDA	Revenue	Revenue Per Bed
Low End	5.26x	0.98x	$130,973
High End	8.79x	1.98x	$490,359

The resulting high and low end implied enterprise values for HealthMont were as follows:

	Enterprise Value to:
	EBITDA	Revenue	Revenue Per Bed
Low End	$7,028,000	$19,435,000	$9,993
High End	$11,738,000	$39,502,000	$37,414

Discounted Cash Flow Analysis.    A discounted cash flow analysis derives the intrinsic value of a business based on the net present value of the future free cash flow anticipated to be generated by the assets of the business. Chatham Capital performed a discounted cash flow analyses of HealthMont utilizing estimates prepared by Chatham Capital. Chatham Capital calculated the net present value of HealthMont’s free cash flows using discount rates ranging from 13% to 15% and five year projected annual growth rates of 1% and 2%. Chatham Capital arrived at such discount rates based on its analysis of the expected rates of return from investments with similar risk characteristics and such growth rates based on its familiarity with the community hospital industry and its evaluation of HealthMont. Based on this analysis, Chatham Capital calculated the equity value of HealthMont to be in a range of approximately $12,304,000 to $15,362,200.

Overall Weighted Average Valuation.    In reaching a final valuation estimation, Chatham Capital assigned a 60% weight to its discounted cash flow analysis, 30% to its comparable acquisition analysis, and 10% to its comparable public company analysis. Accordingly, Chatham Capital concluded that the implied enterprise value for HealthMont ranged from a low end of $11,395,000 to a high end of $23,969,000.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relative quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances; therefore, such opinions are not readily susceptible to a partial analysis or summary description. In arriving at its opinion, Chatham Capital considered the results of all of its analyses as a whole and did not form a conclusion as to whether any individual analysis supported or failed to support its opinion. Chatham Capital’s conclusions also involved elements of judgment and qualitative analyses. In addition, even though the separate analyses are summarized above, Chatham Capital believes that its analyses must be considered as a whole. Chatham Capital also believes that selecting portions of its analyses, without considering all analyses, could create an incomplete view of the evaluation process underlying its opinion.

In performing its analyses, Chatham Capital made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of SunLink or HealthMont.

For purposes of its March 2003 fairness opinion Chatham Capital made, relied upon, or otherwise utilized, the following key assumptions:

1.	Discounted Cash Flow Approach—for purposes of preparing a discounted cash model SunLink’s management provided Chatham Capital with the following assumptions:

•	Based on expected demographics shifts, population growth rates, reimbursement trends, and company dynamics, it was assumed net revenue growth rates during the five-year projection period would range from 3.0% to 3.5%;

•	Projected expense assumptions, which were estimated based on various contractual agreements, historical percentages of revenue, and management’s best estimate of other operating expenses;

•	Income tax rate—40% was assumed and was utilized throughout the projection period;

•	Discount rate—13-15% was assumed and was utilized to discount future cash flows; and

•	Terminal year growth rate—a range of 1-2% growth rate was assumed and was utilized in determining terminal value beyond the projection period.

2.	Market Comparables Approach—for purposes of preparing a market comparable analysis, Chatham Capital reviewed the following non-urban hospital management companies:

•	Community Health Systems, Health Management Associates, LifePoint Hospitals, and Province Healthcare. For each similar company, Chatham Capital reviewed the following items:

—	Financial performance—reviewed historical and projected financial statements based on publicly available information and certain industry reports, and assumed the reported data was valid;

—	Acquisition history—performed reviewed on historical acquisitions by each rural hospital operator based on publicly available information and certain industry reports, and assumed the reported data was valid; and

—	Revenue and EBITDA multiples—assumed public markets are efficient and that the enterprise values as a multiple of revenue and EBITDA reflected reasonable valuations for the selected companies.

3.	Transaction Approach—for purposes of preparing a transaction approach analysis, Chatham Capital reviewed 680 transactions between 1997 and 2002. As part of this analysis, Chatham Capital assumed the report data was valid and determined the following average valuation statistics:

•	Price/Revenue multiples;

•	Price/EBITDA; and

•	Price/Beds.

4.	General Assumptions

•	That rural hospitals would continue to experience over the next 5 years (1) less competition, (2) lower managed care penetration, (3) lower inflationary pressure with respect to salaries and benefits, (4) favorable Medicare reimbursement, (5) high staff and community loyalty, and (6) greater opportunity for future growth;

•	Reduced out-migration of patients from the acquired hospitals;

•	The mix of governmental and non-governmental revenues of the community hospital industry will not change materially over the next five years;

•	Reimbursement rates for government payors (Medicare, Medicaid and TRICARE) will not change materially over the next five years with respect to community hospitals;

•	The demand for healthcare services will continue at historical levels or increase as “baby boomers” age; and

•	Medicare spending growth will stabilize in the 6% range over the next five years.

Any estimates contained in Chatham Capital’s analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed were prepared solely as a part of Chatham Capital’s opinion of the fairness from a financial point of view to SunLink of the acquisition of HealthCare pursuant to the merger agreement and were conducted in connection with the delivery by Chatham Capital of its opinion dated March 20, 2003 to the SunLink board of directors.

Chatham Capital, as part of its investment banking business, regularly engages in:

•	the valuation of businesses and their securities in connection with mergers and acquisitions;

•	negotiated underwritings;

•	financial advisory services with respect to mergers and acquisitions;

•	secondary distributions of listed and unlisted securities;

•	private placements; and

•	valuations for corporate and other purposes.

SunLink selected Chatham Capital to act as its financial advisor based on Chatham Capital’s experience and expertise in such valuations and its familiarity with SunLink and its business. In the ordinary course of its business, Chatham Capital and its affiliates may actively trade the equity and any debt securities of SunLink for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Chatham Capital currently is providing other investment banking services to SunLink and may provide investment banking services to SunLink and its subsidiaries in the future.

Pursuant to a letter agreement dated August 8, 2002, SunLink engaged Chatham Capital to act as its financial advisor in exploring SunLink’s financing alternatives for a potential transaction with HealthMont. Under the terms of such letter agreement, which was negotiated by SunLink and Chatham Capital, SunLink has agreed to pay Chatham Capital a transaction fee, upon consummation of the financing for the merger, of $130,000. Pursuant to a separate letter agreement dated October 2, 2002, SunLink also agreed to pay $40,000 in connection with Chatham Capital’s initial issuance of its fairness opinion relating to the merger agreement and paid an additional $20,000 in connection with the update of such opinion in March 2003. In addition, SunLink has also agreed to reimburse Chatham Capital for its reasonable out-of-pocket expenses and to indemnify Chatham Capital and its affiliates against certain liabilities, including certain liabilities under the federal securities laws.

HealthMont’s Reasons for the Merger; Recommendation of the HealthMont Board of Directors

The HealthMont board of directors has determined that the terms of the proposed merger and related transactions are fair and in the best interests of HealthMont and its shareholders. Accordingly, the board of directors approved the merger agreement, the merger contemplated thereby, and the related transactions, and recommended that HealthMont’s shareholders vote FOR approval of the merger agreement, the merger contemplated thereby, and the related transactions.

In reaching its decision, the HealthMont board of directors consulted with outside legal counsel with respect to the legal and fiduciary duties of the board of directors, regulatory matters, tax matters, the merger agreement and related agreements, and securities matters. The HealthMont board also consulted with Caymus Partners and obtained an opinion from that firm as to the fairness from a financial point of view to the holders of HealthMont common stock of the exchange ratio of 0.1810 per share of HealthMont common stock, and the fairness from a financial point of view to the holders of HealthMont common stock (other than Mr. Hill) of the sale of HealthMont’s Vinsant hospital. The HealthMont board also consulted with senior management of HealthMont on all of the foregoing issues as well as other, more conceptual, issues and the advantages of the proposed merger as compared to other alternatives such as joint ventures, acquisitions of or by other companies or seeking additional financing with venture capitalists or other equity or debt investors. The HealthMont board considered a number of factors in reaching its decision, without assigning any specific or relative weight to such factors. The material factors considered included:

•	information concerning the businesses, earnings, operations, competitive position, and future business prospects of HealthMont and SunLink, both individually and on a combined basis;

•	the belief that by combining operations, the combined company would have better opportunities for future growth than HealthMont would have on its own;

•	the current and prospective economic and competitive environments facing HealthMont as a stand-alone company;

•	the performance of HealthMont’s hospitals through the applicable determination dates, including the underperformance of its Vinsant hospital;

•	the fact that there were no other alternative transactions available that could be completed on favorable terms or otherwise or in a timely manner and that given the financial condition of HealthMont, a transaction was required to be completed on an expedited basis;

•	the belief that the merger would provide HealthMont with the management, technical, and financial resources to grow more quickly;

•	the fact that the outstanding shares of SunLink common stock are, and the shares of such stock to be received in exchange for HealthMont common stock in the merger will be, listed on the American Stock Exchange and, as a result, enjoy greater liquidity than shares of HealthMont common stock, which are not traded in any market;

•	the opportunity for HealthMont’s shareholders to participate in a larger, more diversified, organization and to benefit from the potential appreciation in the value of SunLink’s common stock;

•	the opportunity for HealthMont’s shareholders to receive a premium over the existing value of HealthMont’s stock;

•	the likely impact of the merger on HealthMont’s employees and customers;

•	the interests that the chief executive officer and certain of the directors of HealthMont may have with respect to the merger, in addition to their interests as shareholders of HealthMont generally;

•	the treatment of the merger as a reorganization for tax purposes, which would allow HealthMont shareholders flexibility in their personal tax-planning;

•	the opinion of Caymus Partners as to the fairness to HealthMont’s shareholders, from a financial point of view, of an exchange ratio of 0.1810 shares of SunLink common stock for each share of HealthMont common stock, as well as the fairness to HealthMont’s shareholders, other than Mr. Hill, from a financial point of view, of the sale of HealthMont’s Vinsant hospital; and

•	the infusion of necessary working capital for HealthMont pursuant to the working capital loans with SunLink that would allow HealthMont to have sufficient funds to continue its operations until the expected closing of the merger;

•	the procurement of services from SunLink in connection with management of the operations of HealthMont’s hospitals (other than Vinsant) pursuant to the management agreement with SunLink; and

•	the fact that the divestiture of the Vinsant hospital by HealthMont was necessary to continue with the SunLink transaction because of SunLink’s refusal to purchase such hospital as part of the merger transaction.

The HealthMont board also considered a number of risks and potentially negative factors in its deliberations concerning the merger, including the risk factors described elsewhere in this joint proxy statement/prospectus, and in particular:

•	the risk that the merger would not be completed in a timely manner or at all;

•	the possible negative effects of the public announcement of the merger on HealthMont’s relationships with its doctors, their patients, and thereby its operating results;

•	the fact that HealthMont’s shareholders will not receive the full benefit of any future growth in the value of their equity that HealthMont may have achieved as an independent company;

•	the potential disadvantage to HealthMont’s shareholders in the event SunLink does not perform as well in the future as HealthMont may have performed as an independent company;

•	the limitations on HealthMont, as set forth in the merger agreement, from engaging in discussions and negotiations with any party, other than SunLink, concerning a proposal with respect to the acquisition of HealthMont;

•	the possibility that HealthMont will be required to pay the termination fee provided for in the merger agreement if HealthMont receives a proposal that the board of directors of HealthMont determines to be a “superior proposal” pursuant to the terms of the merger agreement;

•	a reduction in the number of shares available to HealthMont’s shareholders in the merger as a result of the warrant issued to SunLink in connection with the working capital loans and the amendments to the merger agreement;

•	the incurrence of substantial indebtedness pursuant to the working capital loans that HealthMont will be required to repay in the event the merger is not completed;

•	the risk that the potential benefits of the merger may not be realized;

•	the risk that the merger is not completed and as a result of the divestiture of the Vinsant hospital in connection with the initial working capital loan, HealthMont continues operations without the Vinsant hospital and thereby is perceived as less desirable to a third party investor or acquirer;

•	the challenge of integrating the businesses and operations of the two companies and the substantial management time and effort and the substantial costs required to complete the integration following the merger; and

•	the loss of control of management of HealthMont’s hospitals as to day-to-day operations due to the terms of the management agreement with SunLink.

The board of directors of HealthMont determined that the merger is preferable to the other alternatives which might be available to HealthMont, such as remaining independent and growing internally or through future acquisitions or equity or debt financings, or engaging in a transaction with another party. The HealthMont board made that determination because it believes that the merger will unite two companies with the same business philosophy, target markets, and complementary assets, thereby creating a combined company with greater size, flexibility, efficiencies, capital strength, and profitability potential than HealthMont possesses on a stand-alone basis or that HealthMont might be able to achieve through other alternatives.

For the reasons set forth above, the board of directors of HealthMont recommended that holders of HealthMont common stock vote to approve the merger agreement, the merger contemplated thereby, and the related transactions.

Opinion of HealthMont’s Financial Advisor—Caymus Partners LLC

Caymus Partners has acted as HealthMont’s financial advisor in connection with the merger. HealthMont selected Caymus Partners based on Caymus Partners’s experience, expertise and reputation, and its familiarity with HealthMont and its business. Caymus Partners, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and valuations for corporate and other purposes, as well as performing investment research services in the healthcare industry.

In connection with Caymus Partners’ engagement, HealthMont requested that Caymus Partners evaluate the fairness, from a financial point of view, to the holders of HealthMont common stock of the exchange ratio of the merger and on October 15, 2002, Caymus Partners delivered to HealthMont’s board of directors its written opinion as to the fairness, from a financial point of view, of the exchange ratio of the merger. This opinion was later superseded by the delivery on March 24, 2003 of Caymus Partners’ opinion regarding the fairness, from a financial point of view, of the exchange ratio of the merger, as calculated pursuant to the merger agreement as amended. On March 11, 2003, at a meeting of the HealthMont board of directors held to evaluate the amendment to the merger agreement, Caymus Partners rendered to the HealthMont board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated March 24, 2003, to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio of 0.1810 of a share of SunLink common stock for each share of HealthMont common stock as subject to adjustment pursuant to the merger agreement was fair, from a financial point of view, to the holders of HealthMont common stock.

In connection with Caymus Partners’ engagement as HealthMont’s financial advisor in connection with the merger, HealthMont also requested that Caymus Partners evaluate the fairness, from a financial point of view, to the holders of HealthMont common stock (other than HealthMont’s chief executive officer), of the sale of HealthMont’s Texas hospital to the chief executive officer of HealthMont in exchange for 250,000 shares of HealthMont common stock and the assumption of $655,000 in debt and capital lease obligations relating to HealthMont’s Texas hospital. On March 11, 2003, at a meeting of the HealthMont board of directors held to evaluate the amendment to the merger agreement, Caymus Partners rendered to the HealthMont board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated March 24, 2003, to the effect that, as of that date and based on and subject to the matters described in its opinion, that the sale of HealthMont’s Texas hospital was advantageous and fair, from a financial point of view, to the remaining holders of HealthMont common stock.

The full text of Caymus Partners’ written opinion, dated March 24, 2003, to the HealthMont board of directors, which sets forth the procedures followed, assumptions made, matters considered, and limitations on the review undertaken, is attached as Annex C. Holders of HealthMont common stock are encouraged to read this opinion carefully and in its entirety. Caymus Partners’ opinion is addressed to the HealthMont board of directors and relates only to the fairness, from a financial point of view, of the exchange ratio, does not address any other aspect of the proposed merger or any related transaction (except for the sale of HealthMont’s Texas hospital) and does not constitute a recommendation to any shareholder as to any matter relating to the merger. The summary of Caymus Partners’ opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Caymus Partners reviewed, among other things:

(1)	drafts of the merger agreement and the first amendment to the merger agreement;

(2)	the divestiture agreement for HealthMont’s Vinsant hospital;

(3)	HealthMont’s audited financial statements for the fiscal years ended March 31, 2001 and March 31, 2002, detailed and monthly unaudited financial information on each of HealthMont’s hospitals, and corporate expenses for the fiscal year ended March 31, 2002, and for the twelve months ended December 31, 2002;

(4)	a presentation made by the management of HealthMont to a potential source of debt financing;

(5)	shareholder lists provided by HealthMont;

(6)	SunLink’s web pages;

(7)	all press releases issued by SunLink from June 1999 to February 5, 2003, including the earnings press release reporting the financial results for the three months and six months ended December 31, 2002;

(8)	SunLink’s earnings conference call on February 6, 2003;

(9)	Annual Reports to Shareholders and Annual Reports on Form 10-K of Krug International Corp. (which subsequently changed its name to SunLink) for the two fiscal years ended March 31, 2000 and March 31, 2001, and for the fiscal year ended June 30, 2002;

(10)	Quarterly Reports on Form 10-Q of SunLink for the for the quarters ended June 30, 2001, September 30, 2001, December 31, 2001, March 31, 2002, September 30, 2002 and December 31, 2002;

(11)	all Current Reports filed on Form 8-K of SunLink since December 31, 2000;

(12)	certain other communications from HealthMont and SunLink to their respective shareholders;

(13)	certain internal financial analyses and forecasts for HealthMont prepared by the management of HealthMont;

(14)	certain internal financial analyses and forecasts for SunLink prepared by the management of SunLink;

(15)	certain cost savings projected by the management of HealthMont to result from the transaction contemplated by the merger agreement; and

(16)	such other data as Caymus Partners deemed relevant.

Caymus Partners also held discussions with HealthMont’s senior management regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition, and future prospects of HealthMont. In addition, Caymus Partners reviewed the reported price and trading activity for the SunLink shares, compared certain financial and stock market information for HealthMont and SunLink with similar information for certain other companies the securities of which are publicly traded, and performed such other studies and analyses as it considered appropriate.

Caymus Partners has assumed, with HealthMont’s consent, that the HealthMont forecasts and the projections of cost savings have been reasonably prepared (or adjusted, as the case may be) on a basis reflecting the best currently available estimates and judgments of HealthMont. Caymus Partners also considered the view of the HealthMont’s management of the risks and uncertainties relating to HealthMont’s ability to achieve its forecasts in the amounts and time periods contemplated thereby. Caymus Partners also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on HealthMont or SunLink or on the contemplated benefits of the merger. In addition, Caymus Partners has not made an independent evaluation or appraisal of the assets and liabilities of HealthMont or SunLink, including HealthMont’s Vinsant hospital, or any of their subsidiaries and has not been furnished with any such evaluation or appraisal.

Caymus Partners’ opinion was necessarily based on information available to it, and financial, economic, market, and other conditions as they existed and could be evaluated, on the date of Caymus Partners’ opinion. Caymus Partners did not express any opinion as to what the value of SunLink common stock actually would be when issued in the merger or the prices at which SunLink common stock would trade at any time after the merger. Although Caymus Partners evaluated the exchange ratio be paid pursuant to the merger agreement from a financial point of view, Caymus Partners was not requested to, and did not, recommend the specific consideration payable in the merger, which consideration was determined between HealthMont and SunLink. In connection with its engagement, Caymus Partners was not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or a part of HealthMont. Caymus Partners’ opinion did not address the relative merits of the merger or HealthMont’s Vinsant hospital sale as compared to other business strategies that might have been available to HealthMont, and also did not address the underlying business decision of HealthMont to proceed with the merger or HealthMont’s Vinsant hospital sale. Except as described above, HealthMont imposed no other limitations on Caymus Partners with respect to the investigations made or procedures followed in rendering its opinion.

In its analyses, Caymus Partners considered industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond the control of HealthMont and SunLink. No company, transaction or business used in Caymus Partners’ analyses as a comparison is identical to HealthMont, SunLink or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Caymus Partners’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Caymus Partners’ analyses and estimates are inherently subject to substantial uncertainty.

Caymus Partners’ opinion and financial analyses were only one of many factors considered by the HealthMont board of directors in its evaluation of the proposed merger and HealthMont’s Vinsant hospital sale and should not be viewed as determinative of the views of the HealthMont board of directors or HealthMont’s management with respect to the merger, the merger consideration or HealthMont’s Vinsant hospital sale.

The following is a summary of the material financial analyses underlying Caymus Partners’ opinion dated March 24, 2003 delivered to the HealthMont board of directors in connection with the amendment to the merger agreement. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. The financial analyses summarized below include information presented in tabular format. In order to fully understand Caymus Partners’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Caymus Partners’ financial analyses. Caymus Partners’ analyses and opinions were based upon an assumed exchange ratio of 0.1810 per share of HealthMont common stock, and Caymus Partners expresses no opinion as to the fairness of any other exchange ratio that may be contained in this proxy statement/prospectus.

As used below, EBITDA means earnings before interest, taxes, depreciation and amortization; EBIT means earnings before interest and taxes and references to a company’s trailing twelve months refer to the financial results of that company for its four most recently announced quarters. Unless otherwise indicated, in preparing the analyses below, Caymus Partners excluded from HealthMont’s historical and projected operating results the operating results of HealthMont’s Vinsant hospital.

Comparable Companies Analysis

Caymus Partners compared financial and operating data of HealthMont with the following eight selected hospital operators, which Caymus Partners considered to have business and operating characteristics reasonably similar to those of HealthMont:

•	Health Management Associates, Inc.;

•	Province Healthcare Company;

•	LifePoint Hospitals, Inc.;

•	Community Health Systems, Inc.;

•	Universal Health Services, Inc.;

•	Triad Hospitals, Inc.;

•	HCA Inc.; and

•	Tenet Healthcare Corporation.

At March 7, 2003, the market capitalization of the comparable companies ranged from approximately $401 million to $21.5 billion, and the revenues of the comparable companies for the trailing twelve months ranged from $704 million to $19.7 billion.

Caymus Partners reviewed enterprise values, calculated as equity value plus net debt, as multiples of trailing twelve months’ EBITDA. All multiples were based on closing stock prices on March 7, 2003. The results of this analysis are as follows:

Base Range	Adjusted Range (a)	Discounted Range (b)	Implied HealthMont Net Enterprise Value
(in millions)
3.7x–8.9x	7.0x–9.0x	4.2x–5.4x	$12.4–15.9

(a)	Caymus Partners calculated the adjusted range using net enterprise value as a multiple of EBITDA for the following comparable companies, to which the business and operating characteristics of HealthMont are most similar: Health Management Associates, Inc., Province Healthcare Company, LifePoint Hospitals, Inc., and Community Health Systems. The range of net enterprise value to EBITDA of these companies is 6.8x–8.9x, which, to aid presentation to HealthMont’s board of directors, Caymus Partners rounded to 7.0x–9.0x.
(b)	Based on the greater size and profitability as compared to HealthMont of the companies the multiples for which Caymus Partners used to calculate the adjusted range, Caymus Partners determined that it was appropriate to discount the multiples of the comparable companies by 40%.

Caymus Partners then valued the SunLink shares to be issued in the merger at $2.8 million based on the average stock price for SunLink shares for the twenty trading days ended March 7, 2003. Caymus Partners added $10.2 million in assumption of HealthMont debt and $1.6 million in transaction expenses that will be paid by SunLink to value the aggregate consideration paid by SunLink at $14.6 million, or 4.9x HealthMont’s trailing twelve months EBITDA.

Contribution Analysis

Caymus Partners analyzed the relative contribution of SunLink and HealthMont to certain income statement items, including net revenue, EBITDA, EBIT, and earnings before taxes, for the combined company for the trailing twelve months and projected calendar year 2003. Estimated financial data for SunLink and HealthMont were based on projections prepared by the companies’ respective management. Caymus Partners also analyzed the relative contribution of SunLink and HealthMont assuming synergies based upon the elimination of selected corporate overhead items, and giving credit for these synergies to HealthMont. The results of these analyses are summarized as follows:

				% Contribution
	SunLink	HealthMont	Combined	SunLink	HealthMont
	(Dollars in thousands)
Net Revenue
Trailing twelve months	$91,794	$28,786	$120,580	76.1%	23.9%
Trailing twelve months (with synergies)	$91,794	$28,786	$120,580	76.1%	23.9%
FY 2003 Estimated (with synergies)	$85,540	$29,538	$115,078	74.3%	25.7%

EBITDA
Trailing twelve months	$6,202	$(711)	$5,491	112.9%	(12.9)%
Trailing twelve months (with synergies)	$6,202	$2,949	$9,151	67.8%	32.2%
FY 2003 Estimated (with synergies)	$8,344	$3,184	$11,528	72.4%	27.6%

EBIT
Trailing twelve months	$4,748	$(1,437)	$3,311	143.4%	(43.4)%
Trailing twelve months (with synergies)	$4,748	$2,243	$6,991	67.9%	32.1%
FY 2003 Estimated (with synergies)	$7,094	$2,584	$9,678	73.3%	26.7%

Earnings Before Taxes
Trailing twelve months	$(99)	$(2,505)	$(2,604)	3.8%	96.2%
Trailing twelve months (with synergies)	$(99)	$1,175	$1,076	(9.2)%	109.2%
FY 2003 Estimated (with synergies)	$4,194	$1,939	$6,133	68.4%	31.6%

Ownership of Combined Company Based upon a 0.1810 Exchange Ratio	81.2%	18.8%

Caymus Partners also analyzed the impact of SunLink’s assumption of $10.2 million in HealthMont debt on the ownership of the combined company. Based upon the average stock price for SunLink for the twenty trading days ended March 7, 2003, the value of the shares to be issued to HealthMont shareholders and debt assumed represents 29.0% of the combined company’s enterprise value.

Future Value Analysis

Caymus Partners calculated a range of estimated terminal values for the combined company by applying selected EBITDA multiples ranging from 5.0x to 9.0x of the combined company’s estimated 2006 EBITDA and subtracting from that value the combined company’s estimated debt. These terminal values were then discounted to present value using selected discount rates of 15.0% and 25.0%. In each case, Caymus Partners’ analysis assumed synergies based upon the elimination of selected corporate overhead items. This analysis indicated the following implied present values for the combined company’s common stock:

	Terminal Value
	5.0x	7.0x	9.0x
Per Share	$12.36	$17.40	$22.43
Discount Rate
15%	$6.15	$8.65	$11.15
25%	$4.05	$5.70	$7.35

Venture Capital/Discounted Cash Flow Analysis

Caymus Partners performed a venture capital/discounted cash flow for HealthMont to estimate the present value of the stand-alone, free cash flows that HealthMont could generate for the fiscal years 2002 to 2007. Caymus Partners calculated a range of estimated terminal values for HealthMont by applying selected EBITDA multiples ranging from 5.0x to 9.0x to HealthMont’s estimated calendar year 2007 EBITDA, which implies a terminal value of $36.4 million to $61.6 million.

In the judgment of Caymus Partners, in order to achieve these terminal values, HealthMont would require a minimum of $10 million in additional equity investment. Caymus Partners assumed that a venture capital investor would require a 30% internal rate of return for five years on $10 million of invested equity, or $37.1 million. Caymus Partners further assumed that a venture capital investor would require this return to be preferential to any return to HealthMont’s existing common shareholders and no less than 50% additional participation in any returns beyond this preference.

Based on the terminal values and required rates of return described above, Caymus Partners calculated the potential terminal value to HealthMont’s existing common shareholders to be between $0 and $12.3 million. Caymus Partners then discounted this terminal value to present value using discount rates of 15.0% and 25.0%. This analysis indicated the following present value for HealthMont’s common stock.

	Per Share Terminal Value
	5.0x	9.0x	Mean
Discount Rate
15%	$0	$0.98	$0.49
25%	$0	$0.64	$0.32

The expected annual rates of return referred to above were based upon several factors, including Caymus Partners’ knowledge of HealthMont and the industry in which it operates, the business risks associated with HealthMont, and the overall lending and private equity markets as of March 24, 2003. The results of this methodology are highly dependent on the numerous assumptions that must be made, including earnings growth rates and expected internal rates of return.

Vinsant Hospital Divestiture

As part of its engagement as HealthMont’s financial advisor in connection with the merger, Caymus Partners examined the proposed sale of HealthMont’s Vinsant hospital located in San Benito, Texas. Caymus Partners reviewed the historical financial performance of the Vinsant hospital and examined HealthMont’s management’s projections of future performance and the capital required to achieve such performance. Because of the complexity and uncertainty associated with valuing a single asset that is part of a larger business, Caymus Partners relied primarily upon its experience, expertise, and familiarity with HealthMont and the healthcare industry in evaluating the fairness of the proposed divestiture of the Vinsant hospital. In doing so, Caymus Partners also noted the following:

•	For the twelve months ended August 31, 2002, the Vinsant hospital had an operating loss of $688,384. A divestiture of the Vinsant hospital would improve, on a historical pro forma basis, HealthMont’s financial results. Accordingly, analyses such as those described above imply a higher value for HealthMont common stock if the Vinsant hospital is excluded from HealthMont’s financial results; and

•	Assuming that the sale of the Vinsant hospital would result in no change to the merger consideration to be paid by SunLink, the redemption of 250,000 shares of HealthMont common stock and the assumption of $655,000 in debt and capital lease obligations in connection with the sale of the Vinsant hospital would result in a 31.5% increase in the per share consideration payable in respect of the remaining HealthMont common stock.

Miscellaneous

HealthMont has agreed to pay Caymus Partners for its financial advisory services, upon completion of the merger, a fee equal to $25,000 in connection with the initial delivery of its opinion, an additional fee of $25,000 in connection with the issuance of a new opinion in connection with the March amendment to the merger agreement, and an additional fee of $25,000 payable upon the completion of the merger. HealthMont also has agreed to reimburse Caymus Partners for its reasonable out-of-pocket expenses, including reasonable fees and expenses of legal counsel and any other advisor retained by Caymus Partners, and to indemnify Caymus Partners and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Caymus Partners and its affiliates have, from time to time, provided HealthMont with certain other investment banking services and have received customary fees in connection with rendering these services.

Accounting Treatment of the Merger

SunLink will account for the merger under the purchase method of accounting in accordance with SFAS No. 141, Business Combinations. Accordingly, SunLink will record the fair value of assets acquired less liabilities assumed (plus transaction fees and other costs directly related to the merger) with any excess purchase price recorded as separately identifiable intangible assets or goodwill. Based on the initial purchase price allocation, there is no goodwill. The recorded purchase price will include, in addition to transaction fees and other costs directly related to the merger, the average price of SunLink’s common stock of $2.26 per share, calculated based on the two days before, the day of and the two days after the amended merger agreement was signed by both parties, multiplied by the number of SunLink shares issued in the merger to HealthMont shareholders.

United States Federal Income Tax Consequences of the Merger

The following is a discussion of the material United States federal income tax consequences to HealthMont shareholders of their exchange of HealthMont common stock for SunLink common stock pursuant to the merger, and represents the opinion of Stokes Bartholomew Evans & Petree, P. A., counsel to HealthMont. On May 12, 2003, Stokes Bartholomew Evans & Petree, P. A., counsel to HealthMont, issued its opinion to HealthMont that, for United States federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that SunLink and HealthMont each will be a party to the reorganization. The following discussion is based on provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date of this document. There can be no assurance that future legislative, administrative or judicial changes or interpretations, which changes or interpretations could apply retroactively, will not affect the accuracy of the statements or conclusions set forth in this tax discussion. This discussion is limited to HealthMont shareholders that hold their shares of HealthMont common stock as a capital asset and does not address all aspects of United States federal income taxation that may be applicable to HealthMont shareholders in light of their particular circumstances or to HealthMont shareholders subject to special treatment under United States federal income tax law, such as:

•	partnerships and other pass-through entities;

•	foreign persons and entities;

•	financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	dealers in securities;

•	traders in securities that mark-to-market;

•	certain U.S. expatriates;

•	shareholders that hold HealthMont common stock as part of a straddle, appreciated financial position, hedge, conversion transaction or other integrated investment;

•	HealthMont shareholders whose functional currency is not the United States dollar; and

•	HealthMont shareholders who acquired HealthMont common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan.

In addition, this discussion does not address the tax consequences of the merger to HealthMont shareholders that acquire HealthMont common stock through the conversion of HealthMont outstanding stock options or warrants to purchase stock.

General United States Federal Income Tax Consequences of the Merger to HealthMont Shareholders. Stokes Bartholomew Evans & Petree, P.A. has provided an opinion to SunLink and HealthMont, dated as of  May 12, 2003 that for United States federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that SunLink and HealthMont each will be a party to the reorganization.

In addition, SunLink’s and HealthMont’s obligation to complete the merger is conditioned on the receipt by SunLink and HealthMont of a similar opinion by Stokes Bartholomew Evans & Petree, P.A. dated as of the closing date. The opinions of Stokes Bartholomew Evans & Petree, P.A. have relied and will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger in accordance with this joint proxy statement/prospectus and the merger agreement. The opinions will also rely on representations and covenants, including those contained in officers’ certificates of HealthMont. If any of those assumptions, representations or covenants are inaccurate, the conclusions contained in the opinions could be affected. Neither opinion will be binding on the IRS or the courts, and neither SunLink nor HealthMont will seek rulings from the IRS with regard to the tax treatment of the merger and related transactions. Accordingly, there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge.

For the merger to be treated as a tax-free reorganization under the applicable provision of the Internal Revenue Code, it will be necessary, among other things, for Sunlink, through its acquisition subsidiary, to acquire “substantially all” the assets of HealthMont. The assets used by HealthMont to redeem the stock of HealthMont shareholders who exercise statutory dissenter’s rights in connection with the merger will be treated as assets held by HealthMont for purposes of the “substantially all” test, as may the Vinsant hospital distributed to Timothy S. Hill on March 24, 2003. Based on the valuation of the Vinsant hospital as determined by HealthMont’s advisors, if shareholders who hold more than approximately 6% of the HealthMont stock were to exercise statutory dissenter’s rights in connection with the merger, the assets acquired by SunLink’s subsidiary in the merger may not constitute “substantially all” of HealthMont’s assets in which event the merger may not constitute a tax-free reorganization. In that case, Stokes Bartholomew Evans & Petree, P.A. likely would not be able to deliver the closing date tax opinion described above that is a condition to the obligations of both HealthMont and SunLink to complete the merger. Moreover, SunLink would not be required to complete the merger in any event, since one of the conditions to its obligations to complete the merger is that shareholders holding not more than 6% of the outstanding HealthMont common stock exercise statutory dissenters’ rights. Neither HealthMont nor SunLink currently intends to waive the receipt of the closing tax opinion as a condition to its obligation to complete the merger without first resubmitting the merger for approval by the shareholders of HealthMont and SunLink.

Should the merger as completed not qualify as a tax-free reorganization, the merger would be treated as a taxable sale by HealthMont of its assets in exchange for the SunLink Stock issued in connection with the merger

(plus the amount of any cash paid with respect to fractional shares) followed by the distribution of that SunLink stock (and cash) to the HealthMont shareholders (other than those shareholders who exercised statutory dissenter’s rights) in liquidation of HealthMont. The HealthMont shareholders who received SunLink stock in that liquidation of HealthMont would recognize taxable gain or loss, as the case may be, equal to the difference between the fair market value of the SunLink stock received by the shareholder (plus the amount of any cash received with respect to a fractional share) and the aggregate tax basis in the shareholder’s HealthMont stock. Those HealthMont shareholders who exercised statutory dissenter’s rights would recognize taxable gain or loss, as the case may be, equal to the difference between the amount of cash received by the shareholder and the aggregate tax basis in the shareholder’s HealthMont stock. The gain or loss recognized by the HealthMont shareholders generally would be capital gain or loss (assuming the HealthMont stock was held as a capital asset) and would be long-term if the HealthMont stock had been held by the shareholder for more than one year.

Assuming that the merger is treated as a tax-free reorganization in accordance with the opinion of counsel described above, the material United States federal income tax consequences to a HealthMont shareholder of the exchange of HealthMont common stock for SunLink common stock pursuant to the merger will be as follows:

•	No gain or loss will be recognized by HealthMont shareholders upon the exchange of HealthMont common stock for SunLink common stock in the merger.

•	The tax basis of the SunLink common stock received by HealthMont shareholders in the merger will be the same as the tax basis of the shares of HealthMont common stock surrendered in exchange therefore, less the basis of any fractional share of SunLink common stock settled by cash payment.

•	The holding period of the shares of SunLink common stock received by the HealthMont shareholders will include the holding period of the shares of HealthMont common stock surrendered in exchange therefor, provided that such HealthMont stock is held as a capital asset on the date of consummation of the merger.

•	A holder of HealthMont common stock who exercises statutory dissenter’s rights in connection with the merger generally will recognize capital gain or loss (assuming the common stock is held as a capital asset) equal to the difference, if any, between such holder’s tax basis in the HealthMont common stock exchanged and the amount of cash received in exchange therefor.

Cash Received Instead of a Fractional Share.    A HealthMont shareholder that receives cash instead of a fractional share of SunLink common stock generally will recognize capital gain or loss based on the difference between the amount of the cash instead of a fractional share received by the shareholder and the shareholder’s basis in the fractional share.

Backup Withholding.    Backup withholding at the rate of 30% may apply with respect to certain payments, including, without limitation, cash received in the merger, unless the HealthMont shareholder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A HealthMont shareholder who does not provide SunLink with its correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the shareholder’s federal income tax liability, provided that the shareholder furnishes certain required information to the IRS.

The discussion of material United States federal income tax consequences set forth above is intended to provide only a general discussion and is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In addition, the discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state, local or other tax consequences of the merger. The summary does not address the tax consequences of any transaction other than the merger. Accordingly, each

HealthMont shareholder is strongly urged to consult with a tax advisor to determine the particular federal, state, local or foreign income, reporting or other tax consequences of the merger to that shareholder.

Regulatory Matters Relating to the Merger

Antitrust Matters.    Based on the applicable statutory thresholds, SunLink and HealthMont believe that no pre-merger filings are required under applicable antitrust and anti-monopoly laws with U.S. authorities. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that it would not be successful. In addition, state antitrust authorities and private parties in certain circumstances may bring legal action under the antitrust laws seeking to enjoin the merger or seeking conditions. Antitrust authorities could seek to impose conditions in connection with the merger, such as a requirement to divest assets, that could adversely affect SunLink’s operations after the merger.

Healthcare Regulatory Matters.    The operations of SunLink and HealthMont are subject to a substantial body of federal, state, local, and accrediting body laws, rules, and regulations relating to the development, operations, and licensing of healthcare businesses and facilities. Some of the regulatory agencies to which SunLink and/or HealthMont are subject require that a filing be made to obtain consent to or approval of the merger. SunLink believes all filings required to be made prior to the date of this proxy statement/prospectus to obtain the consents and approvals required from federal and state health care regulatory bodies and agencies have been made. Certain filings cannot, however, be made under applicable laws, rules, and regulations until after the merger. Although we cannot give any assurances, we anticipate that we will be able to obtain all required regulatory consents or approvals necessary with respect to the merger.

Federal Securities Laws Consequences; Stock Transfer Restriction Agreements

This proxy statement/prospectus does not cover any resales of the SunLink common stock to be received by the shareholders of HealthMont upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

All shares of SunLink common stock received by HealthMont shareholders in the merger will be freely transferable, except that shares of SunLink common stock received by persons who are deemed to be “affiliates” of HealthMont under the Securities Act of 1933, as amended, at the time of the HealthMont special meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act (or Rule 144 in the case of persons who become affiliates of SunLink upon the merger) or as otherwise permitted under the Securities Act. Because of the form of available HealthMont financial statements included in this proxy statement/prospectus, resales of SunLink common stock under Rule 145(d) will not be permitted until such time as SunLink files its report on Form 8-K for the transaction, including audited financial statements for HealthMont for the required periods through the acquisition date. Persons who may be deemed to be affiliates of HealthMont or SunLink for these purposes generally include individuals or entities that control, are controlled by, or are under common control with, HealthMont or SunLink, and include directors and executive officers of SunLink and HealthMont. The merger agreement requires that HealthMont use its reasonable best efforts to cause each of its affiliates to execute a written agreement to the effect that he, she or it will not offer, sell or otherwise dispose of any of the shares of SunLink common stock issued to them in the merger in violation of the Securities Act or the related SEC rules. In general, Rule 145 provides that, for one year following completion of the merger, an affiliate (together with certain related persons) would be entitled to sell SunLink common shares acquired in connection with the merger only through unsolicited “broker transactions” or in transactions directly with a “market maker” (as these terms are defined in Rule 144). Additionally, the number of SunLink common shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of outstanding SunLink common shares or the average weekly trading volume of SunLink common shares during the four calendar weeks preceding the sale. Rule 145 also will not be available to former affiliates of HealthMont if SunLink is not current with its informational filings with the SEC under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, whether as a result of the transaction with HealthMont or otherwise. One year after the merger, an affiliate will be able to sell its SunLink common shares without being subject to the manner of sale or volume limitations, provided that SunLink is current with its information filings under the Exchange Act and the affiliate is not then an affiliate of SunLink. Two years after the effective time of the merger, an affiliate will be able to sell its SunLink common shares without any restrictions so long as the affiliate had not been an affiliate of SunLink for at least three months prior to the date of sale.

Interim Financing of HealthMont and Financing of the Merger

Required Restructuring

The completion of the March Transactions and July Transactions was conditioned on the consent of Heller, HealthMont’s existing senior lender, to such transactions. The completion of the merger remains conditioned upon, among other things; either the consent of Heller to the merger transaction and the amendment of certain terms of the existing loan agreement or the refinancing of HealthMont’s borrowings from Heller with other financial institutions on terms no less favorable than those in the existing senior credit agreement with Heller as proposed to be modified. Terms of such financing are subject to change. By virtue of such consent and amendment, SunLink expects to assume, on a consolidated basis, approximately $9,800,000 of HealthMont senior debt, consisting of borrowing of approximately $8,900,000 under one or more credit agreements between HealthMont and/or its subsidiaries and Heller and approximately $900,000 in capital leases, primarily for equipment. Pursuant to such consent and amendments, the maturity date of all borrowings under such credit agreements would be extended through August 31, 2005. The restructured senior credit facility is expected to be comprised of term loans of approximately $5,000,000 with interest at prime plus 2% per annum and revolving credit loans of approximately $3,900,00 with interest at prime plus 1½% per annum. By letter agreement, Heller has consented to the merger transactions, the March Transactions, and July Transactions–subject to specified conditions including with respect to the merger:

•	Chatham Investment Fund, LLC or its affiliates making a $3,000,000 subordinated loan to the surviving corporation in the merger; such loan to be subordinated to HealthMont’s existing senior credit agreements on term outlined in such consent;

•	the entry by SunLink into an unconditional guarantee of payment satisfactory to Heller guaranteeing amounts owed under HealthMont’s existing senior credit agreements;

•	the extension of a letter of credit agreement by certain existing HealthMont directors and shareholders securing by commercial letters of credit up to $1,650,000 in borrowings by HealthMont under the credit facility through August 31, 2005;

•	the resetting of financial covenants in such senior credit agreements to reflect the post-acquisition financial condition of the combined company and/or the acquired operations;

•	payment of an extension fee of $40,000 to Heller and the conversion of 144,683 warrants held by Heller of HealthMont to warrants to acquire 26,723 shares of SunLink common stock at an exercise price of $0.01 per share;

•	repayment of all borrowing of HealthMont related to its former Vinsant hospital, which were approximately $600,000, release of Heller’s security interest in the Vinsant hospital;

•	escrow by HealthMont of $250,000 to be applied against HealthMont’s indebtedness in the event the merger does not close as specified; and

•	indemnification by HealthMont of Heller against any claims arising out of or related to the merger agreement.

As discussed under the heading “The Other Merger-Related Agreements” beginning on page 86, as part of the March Transactions, including the amendment of the merger agreement, SunLink and HealthMont entered into a loan agreement whereby SunLink initially agreed under certain conditions to lend HealthMont up to $1.1 million secured by a second priority security interest in all the assets of HealthMont. At August 4, 2003, SunLink had loaned to HealthMont an aggregate of $1,430,000, of which $600,000 was used to pay off borrowings by HealthMont from Heller attributable to the operations of Vinsant, and the balance of which has been used by HealthMont for general working capital, including the payment of accounts payable owed to vendors who are continuing to provide services to the two hospitals which SunLink will acquire pursuant to the merger. In consideration of such initial loan, SunLink received a closing fee of $40,000, warrants to purchase 135,000 shares of HealthMont common stock for nominal consideration, and is eligible to receive up to 540,000 additional warrants under certain circumstances based on SunLink loan remaining outstanding.

To partially finance its loan to HealthMont, SunLink entered into a note purchase agreement with Chatham Investment pursuant to which Chatham Investment purchased $700,000 principal amount of SunLink’s 15% Notes due 2006 in a private placement. Such purchase represented a partial funding of the $3,000,000 which SunLink had arranged for Chatham Investment to provide to HealthMont in connection with the closing of the merger. The 15% Notes are secured by a security interest in all of the collateral SunLink received in connection with its loan to HealthMont. By letter agreement, Heller consented to the March transactions subject to specified conditions, including:

•	the subordination of payment of SunLink’s loan to HealthMont pursuant to the terms of a subordination agreement in the event of certain material defaults by HealthMont;

•	the subordination by SunLink of payments due to it under the management agreement with HealthMont pursuant to such subordination agreement in the event of certain material defaults by HealthMont;

•	the payment by HealthMont to Heller of $600,000, representing an estimate of the amount due under HealthMont’s loan with Heller with respect to the operations of the Vinsant hospital;

•	a payment on behalf of HealthMont of $250,000, funded by certain affiliates of HealthMont, in connection with the release of Vinsant from the secured term loan facility, which funds were placed in escrow and are to be returned to the providers thereof in the event the merger closes prior to June 30, 2003, or otherwise are to be applied to repay a portion of the principal under HealthMont’s term loan facility;

•	HealthMont’s undertaking that the exercise of the warrants granted to SunLink in connection with SunLink’s loan to HealthMont would not dilute the equity interests or voting rights of Heller under its existing warrants from HealthMont and the agreement by HealthMont and SunLink to enter into appropriate documents to effect such provisions; and

•	indemnification by HealthMont of Heller against any claims arising out of or related to the March Transactions.

As discussed under the heading “The Other Merger—Related Agreements” beginning on page 87, as part of the July Transactions, SunLink and HealthMont entered into an amendment to the loan agreement whereby SunLink agreed, under certain conditions set forth in the original loan agreement, to loan HealthMont up to an additional $500,000. In consideration of such loan amendment SunLink received a cash closing fee of $18,182, will receive warrants to purchase 61,364 shares of HealthMont common stock if the merger is not completed, and is eligible to receive up to an additional 245,455 warrants under certain circumstances based on SunLink’s loan remaining outstanding.

Source of Additional Funds and Use of Proceeds

SunLink has arranged with Chatham Investment Fund I, LLC, an Atlanta based private investment fund and affiliate of Chatham Capital, to borrow $3,000,000 in the form of 3 year term debt secured on a subordinated basis by all the assets of the surviving corporation in the merger. SunLink anticipates that the debt will bear interest at 15% per annum, will require SunLink to pay certain fees and to issue warrants to Chatham to purchase

75,000 shares of SunLink common stock at an exercise price of $0.01 per share. Such loan will provide for interest only payments prior to maturity and will not be payable prior to payment of the obligations owed to Heller, although payments of interest may be paid to Chatham provided the surviving corporation is not in default under or in breach of its obligations to Heller. The proceeds of such loan are expected to be used to repay some or all of the SunLink loan to HealthMont, to pay certain fees, costs and expenses of the merger, for working capital for the surviving corporation, and for other general corporate purposes. The aggregate amount of funding which Chatham Investment is to provide in connection with the merger has not increased from $3,000,000. Any arrangement whereby some or all of the SunLink loan to HealthMont would remain outstanding will require the consent of Heller.

Capitalization

The following table sets forth the total debt and shareholders’ equity of SunLink as of March 31, 2003 (A) on an as reported basis and (B) pro forma as adjusted basis to give effect to (i) the incurrence of the Chatham term loan on that date, (ii) the application of a portion of the proceeds from such term loan to repay a portion of the amount outstanding under the revolving credit facility of HealthMont, (iii) the assumption of $9,800,000 of senior debt of HealthMont less amounts paid down, (iv) the issuance of an aggregate of 1,155,000 shares of SunLink common stock pursuant to the merger, (v) 95,000 shares issued in connection with certain financing and contractual obligations as a result of the merger, and (vi) 19,000 options and 102,000 warrants granted in connection with the transaction.

	As of March 31, 2003
	SunLink As Reported	Pro Forma As Adjusted
	(Unaudited, in thousands)
Term loans	$4,904	$9,692
Revolving credit facilities	3,723	6,749
Other debt, including current maturities	20,267	23,962

Total debt	28,894	40,403

Total shareholders’ equity	6,059	9,028

Total debt and shareholders’ equity	$34,953	$49,431

Interests of Certain Persons in the Merger

In considering the recommendations of HealthMont’s board of directors and SunLink’s board of directors with respect to the merger, shareholders should be aware of a potential conflict of interest of, and the benefits available to, executive officers and directors of HealthMont. These individuals have some interests in the merger that may be different from, or in addition to, their interests as shareholders generally. The board of directors of HealthMont and the board of directors of SunLink were aware of these interests and considered them, among other matters, in making their respective recommendations.

Appointment to SunLink Board of Directors.    SunLink has agreed to take all necessary actions to appoint Gene E. Burleson to serve on SunLink’s board of directors, effective as of the effective time of the merger, for a standard term of two years or if the initial term to which Mr. Burleson is appointed is for less than two years to nominate and recommend him for election at the first annual meeting of SunLink following the effective time of the merger. In connection with the consummation of the merger, SunLink’s board of directors intends to appoint Mr. Burleson to fill the unexpired term of Robert J. Vannuki, an existing director of SunLink who would resign from SunLink’s board. SunLink would then nominate Mr. Burleson for election to a standard two year term on SunLink’s board of directors at SunLink’s annual meeting in 2003.

Gene E. Burleson, 62, has served as a director of HealthMont since it commenced operations in September 2000. Mr. Burleson served as the Chairman of the board of directors of Mariner Post-Acute Network, Inc., a diversified provider of long-term and specialty health care services, from February 2000 to June 2002. Mr. Burleson served as the Chief Executive Officer and as a director of Vitalink Pharmacy Services, Inc. from February 1997 to August 1997. He served as Chairman of the board of directors of GranCare, Inc., a provider of long-term and specialty health care services, which subsequently became a part of Mariner, from January 1994 to November 1997 and as its Chief Executive Officer from December 1990 to February 1997. His previous experience also includes serving as the President and Chief Operating Officer of American Medical International, Inc., an acute care hospital company and a predecessor to Tenet Healthcare Corporation. Mr. Burleson also currently serves on the board of directors of Alterra Healthcare Corporation, an operator of assisted living facilities, Deckers Outdoor Corporation, a shoe manufacturer, and various other privately-held companies.

Ownership of Common Stock; Options.    As of August 4, 2003, directors and executive officers of HealthMont beneficially owned an aggregate of approximately 2,341,087 shares of HealthMont common stock, including options and warrants to purchase an aggregate of 805,000 shares of HealthMont common stock. Additionally, directors and executive officers of HealthMont will receive 60,000 SunLink shares under the Letter of Credit Agreement dated October 15, 2002 and may receive up to an additional 350,000 SunLink shares upon the occurrence of certain events, and 35,000 shares in connection with the Consulting Termination Agreements dated as of October 15, 2002. Furthermore, certain outstanding options to purchase HealthMont shares will be converted, into a fully vested and exercisable options to purchase shares of SunLink common stock. The options will be on the same terms and conditions as were applicable to the converted HealthMont options, and the options will be to purchase SunLink shares pursuant to the formula described in “The Merger Agreement—Consideration to be Received in the Merger.”

Vinsant Hospital Disposition Agreement.    In connection with the March 2003 disposition by HealthMont of its Vinsant hospital through the transfer of the stock of HealthMont of Texas, Inc. and its subsidiary, HealthMont made a capital contribution to HealthMont of Texas of $275,000 in the form of a note, payable upon the earlier to occur of the merger or the payment of HealthMont’s indebtedness under borrowings from its senior lender, Heller, and borrowings from SunLink. See “The Other Merger-Related Agreements—HealthMont of Texas Disposition Agreement and —HealthMont of Texas Stock Subscription and Purchase Agreement” on pages 88 and 90 for more information.

Timothy S. Hill, the CEO of HealthMont, acquired HealthMont’s Vinsant hospital because SunLink did not wish to acquire, and refused to acquire, the Vinsant hospital as part of the transaction with HealthMont. SunLink did not wish to acquire the Vinsant hospital for a number of reasons, including primarily because:

•	the Vinsant hospital had a history of repeated losses, including a loss before income taxes of $960,000 for its fiscal year ended March 31, 2002;

•	the Vinsant hospital was too geographically remote from SunLink’s other existing hospitals and would increase management costs and burdens;

•	the Vinsant hospital was not the only hospital in the San Benito-Harlingen-Brownsville Texas Metropolitan Statistical Area—which SunLink viewed as Vinsant’s service area or the service area of Vinsant’s competitors;

•	the Vinsant hospital was located in a state without any requirement for a certificate of need, increasing the possibility for enhanced competition because of the absence of any requirement for an administrative or judicial determination that new or expanded hospital facilities are in the public interest;

•	the existing service area for the Vinsant hospital was viewed as more suburban than the rural or exurban service areas of the other existing SunLink or HealthMont hospitals; and

•	the Vinsant hospital was not viewed as possessing the same opportunities for growth as the other existing SunLink or HealthMont hospitals.

The sale of the Vinsant hospital was consistent with the fiduciary duties of the HealthMont Board of Directors and Mr. Hill because the sale of the Vinsant hospital was necessary to continue with the SunLink merger, which the Board and Mr. Hill believe to be in the best interests of HealthMont and its shareholders. Mr. Hill, on behalf of HealthMont, actively sought to sell the Vinsant hospital prior to its disposition; however, no other offers for the Vinsant hospital were received. Although Mr. Hill negotiated with several third party investors in connection with a potential sale of the Vinsant hospital, no firm offer to purchase the hospital materialized. Mr. Hill acquired the Vinsant hospital in order to allow HealthMont to move forward with the SunLink merger and because he believes there is a possibility of improving the hospital’s operations on a stand- alone basis. Except for his regular services as CEO of HealthMont, Mr. Hill performed no special services for HealthMont in connection with the disposition of the Vinsant hospital.

Contingent Liabilities and Rights.

Certain officers and directors of HealthMont have guaranteed letters of credit securing $1.65 million in HealthMont borrowings. Such officers and directors also have agreed to continue to personally guarantee letters of credit in favor of HealthMont after the merger for warrants and other potential consideration. Certain directors and their affiliates have advanced $250,000 to HealthMont which has been deposited in escrow with Heller, but will be returned to such directors or their affiliates if the merger closes, or will be applied against HealthMont’s indebtedness to Heller if the merger does not close, in which event HealthMont would issue to such directors or their affiliates 581,397 shares of HealthMont common stock.

THE MERGER AGREEMENT

The merger agreement is attached to this proxy statement/prospectus as Annex A. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger.

Form of the Merger

If the conditions to the merger are satisfied or waived in accordance with the merger agreement, HealthMont will merge with and into HM Acquisition Corp., a wholly owned subsidiary of SunLink, with HM Acquisition Corp. surviving as a wholly owned subsidiary of SunLink.

Effective Time and Timing of Closing

The merger will become effective and be completed when a certificate of merger has been filed with both the Secretary of State of the State of Tennessee and with the Secretary of State of the State of Delaware or at a later time, if so specified in the certificates of merger. We expect the merger to become effective on the same day as the closing of the merger, which will take place either as soon as practicable after the conditions described in the merger agreement have been satisfied or waived or on another date agreed upon by SunLink and HealthMont.

Consideration to be Received in the Merger

At the time the merger becomes effective, each outstanding share of HealthMont common stock will be cancelled and converted into the right to receive the merger consideration, which is expected to consist of 0.1810 of a share of SunLink for each HealthMont share (one share of SunLink for each 5.5249 HealthMont share based on the number of HealthMont shares expected to be outstanding at the time of the merger) plus cash in lieu of fractional shares.

SunLink will not issue fractional shares in the merger. As a result, each HealthMont shareholder that otherwise would receive a fractional SunLink share in the merger will instead receive a cash payment equal to the fraction of an SunLink share that such shareholder otherwise would have received in the merger, multiplied by the “average price” as described below. The average price will be calculated using the average, over the ten consecutive trading days ending on the second trading day prior to the closing date of the merger, of the volume-weighted daily average price for a single SunLink share on the American Stock Exchange as of each date in such ten trading day period. No interest will be paid on the cash paid in the merger in lieu of issuing fractional shares.

Also at the time the merger becomes effective:

•	Each outstanding HealthMont stock option not cancelled pursuant to the merger agreement or related agreements will be exchanged for an option to purchase the number of SunLink shares, derived by multiplying the number of shares subject to the HealthMont stock option by the exchange fraction, with an exercise price per share equal to the existing exercise price per share divided by the exchange fraction as described on page 77 under “—Stock Options.”

•	The outstanding Heller warrant to purchase 144,683 shares of HealthMont common stock will be exchanged for a new Heller warrant to purchase an aggregate maximum of 26,188 shares of SunLink common stock at an exercise price per SunLink common share equal to $0.01 per share, and such new Heller warrant will be exercisable for three years from the effective date of the merger. The outstanding Heller warrant was issued by HealthMont to Heller Healthcare Finance, Inc., a Delaware corporation on August 31, 2000 in consideration for the extension of $8,000,000 of revolving credit and a $5,000,000 mortgage loan.

If the outstanding SunLink warrant to purchase 135,000 shares of HealthMont is held by SunLink at the time of the merger, it will be cancelled and the total number of SunLink shares issuable in the merger will be reduced by 24,435 shares. If such warrant is not held by SunLink at the time of the merger, then SunLink will issue a replacement warrant to the holder thereof to purchase 24,435 SunLink shares at an exercise price of $0.01 per share. The outstanding SunLink warrant was issued by HealthMont to SunLink as part of the March Transactions described elsewhere in this joint proxy statement/prospectus.

In the event that before the completion of the merger a stock split, stock dividend, recapitalization or redenomination of share capital, or other similar transaction, causes a change to the number of outstanding shares of HealthMont common stock or SunLink shares, the number of SunLink shares representing the number of SunLink shares into which a share of HealthMont common stock will be converted in the merger will be appropriately adjusted.

Immediately following the merger, former HealthMont shareholders will hold approximately 21.2% of the issued and outstanding shares of the combined company.

Exchange of Certificates Representing HealthMont Common Stock

SunLink will appoint an exchange agent who will exchange certificates representing shares of HealthMont common stock for SunLink shares. Promptly after the merger is completed, HealthMont or the exchange agent will mail to each former registered holder of shares of HealthMont common stock a letter of transmittal which the holder must properly complete and deliver to the exchange agent with the holder’s common stock certificates.

After a registered holder of shares of HealthMont common stock delivers certificates for such holder’s shares and a signed transmittal letter to the exchange agent, the holder will be entitled to receive in exchange for the holder’s HealthMont common stock:

•	the applicable number of SunLink shares to which such holder is entitled; and

•	a check in the amount, after giving effect to any required tax withholdings, of:

—	cash, in U.S. dollars, in lieu of any fractional interest in a SunLink share, on the terms described above; plus

—	any cash dividends or other distributions that the holder has the right to receive, including dividends or other distributions, if any, payable with respect to the holder’s SunLink shares with a record date after the completion of the merger and a payment date on or before the date the holder properly delivers HealthMont common stock certificates to the exchange agent.

The certificates representing shares of HealthMont common stock that are surrendered to the exchange agent will be canceled. No interest will be paid or accrued on any amount payable to holders of HealthMont common stock. In addition, no holder of HealthMont common stock will receive any dividends or other distributions with respect to SunLink shares to which the holder is entitled under the merger agreement until that holder surrenders all of his or her HealthMont common stock certificates to the exchange agent with a properly completed letter of transmittal.

In order for a person who is not a registered holder of the HealthMont common stock to exchange a certificate, the person must:

•	ensure that the certificate surrendered is properly endorsed or otherwise in proper form for transfer including signature guarantees, if required;

•	provide such proof of identity and genuineness of signatures as the exchange agent deems appropriate; and

•	pay the exchange agent any transfer or other taxes required or establish to the satisfaction of the exchange agent that such taxes have been paid or are not payable.

Any portion of the merger consideration that remains undistributed on the first anniversary of the effective date of the merger shall be delivered to SunLink. Thereafter, any holder of certificates for shares of HealthMont common stock shall look only to SunLink for payment of the merger consideration as a general creditor.

Representations and Warranties

The merger agreement contains a number of customary representations and warranties made by SunLink and HealthMont regarding, among other things:

•	valid and current corporate matters including due organization as corporations, good standing with governmental entities in their respective states of incorporation, and qualification to conduct business in states other than their states of incorporation;

•	the nature of their capital structure and the number and type of their outstanding securities;

•	their possession of necessary corporate authority to enter into the merger agreement and lack of conflicts between their obligations under the merger agreement and related agreements with either their respective corporate governance documents, contracts to which they are a party, or applicable laws;

•	the nature and scope of their governmental filings;

•	the adequacy, accuracy, and timeliness of their reports and other financial statements;

•	the vote of their shareholders required to approve the transaction, including specified percentages required;

•	affirming the absence of adverse changes since June 30, 2002 with regard to SunLink and March 31, 2002 with regard to HealthMont, except as otherwise disclosed to the parties;

•	the absence of any litigation or other liabilities, except as otherwise disclosed to the parties;

•	the absence of any brokers’ and finders’ fees, except as otherwise disclosed to the parties;

•	the nature of their labor and employment relations and other related matters and the absence of problems with respect thereto;

•	the accuracy of information supplied for use in this joint proxy statement/prospectus;

•	the existence and adequacy of licenses necessary to their business;

•	the existence and adequacy of healthcare licenses necessary to their business;

•	confirming their eligibility to participate in Medicare programs and the accreditation of their facilities by hospital accreditation organizations;

•	confirming the adequacy and status of medical staff relationships and qualifications and, in the case of HealthMont, the provision of medical staff documentation governing the relationship between hospitals and their medical service providers;

•	the absence of any sensitive or illegal payments;

•	the provision of healthcare reports and documents, and the adequacy, accuracy, and timeliness of such reports and documents;

•	the absence of interested party transactions, except as disclosed to the other party;

•	compliance by each party with applicable laws, except to the extent that any non-compliance would not have a material adverse effect on the parties or the proposed transactions;

•	confirming receipt of opinions of the parties’ respective financial advisors that the proposed transactions are fair to their respective shareholders;

•	the timely payment of taxes and the absence of disputes with respect to taxes;

HealthMont has also made representations and warranties with respect to:

•	the nature and scope of its employee benefit plans, the documentation and administration thereof, and the compliance of such plans with ERISA and absence of material claims with respect thereto;

•	its compliance with applicable environmental laws in all material respects;

•	the number and types of its intellectual property, its title thereto, and the absence of claims with respect to such property;

•	the nature, amount, and validity of its accounts payable and the absence of disputes with respect thereto;

•	the quality of HealthMont’s inventory and the nature of claims or security interests in such inventory, other than permitted liens;

•	the absence of liability with respect to certain governmental healthcare programs providing monies for the construction or operation of healthcare facilities; and

•	that it has taken or will take all actions appropriate and necessary to ensure that provisions of the Tennessee Corporation Act limiting business combinations will not affect the merger or any other transaction contemplated by the merger agreement.

Covenants

Conduct of Business Pending the Merger; Other Actions

SunLink and HealthMont have each agreed that during the period from the signing of the merger agreement until the completion of the merger, each company, subject to certain permitted exceptions, will carry on its business in the ordinary and usual course in all material respects. Moreover, each company is required to use reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with licensors, patients, physicians, suppliers, lenders, and others having significant business relationships with them.

SunLink and HealthMont have each also agreed that before the completion of the merger they will not, among other things, without the consent of the other party:

•	increase the number of members of their board of directors or otherwise amend their corporate governance documents, except that SunLink may take such actions if such amendment would not result in a material adverse effect on SunLink under the terms of the merger agreement;

•	declare, pay or set aside any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify their outstanding shares, except that SunLink may take such actions with respect to (A) dividends payable by a wholly-owned subsidiary of SunLink to SunLink or another wholly-owned subsidiary of SunLink, (B) repurchases permitted under any SunLink benefit plan (not to exceed 5% of SunLink’s outstanding capital stock) or (C) participation rights in any capital raising transaction;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructing, recapitalization or other reorganization of the company or any of its subsidiaries; or

•	knowingly take any action which would cause the merger to fail to qualify as a tax free reorganization under the U.S. Internal Revenue Code.

In addition, HealthMont has agreed that it will not take any of the following actions without the express prior written consent of SunLink:

•	amend or make any new awards of stock-based compensation or other benefits under any compensation or benefit plan;

•	transfer, lease, license, guaranty, sell, mortgage, pledge, renovate, rehabilitate, dispose, encumber or subject to any lien, any assets of HealthMont or any of its subsidiaries except for (A) sales of assets or liens made or granted in the ordinary course of business, and (B) sales of assets which are not, individually or in the aggregate in excess of $25,000;

•	issue or sell any shares of capital stock other than the issuance of shares upon the exercise of outstanding options;

•	incur any material indebtedness other than in the ordinary course of business or other than as previously disclosed to SunLink in connection with transactions related to the merger;

•	enter into any merger or share exchange other than pursuant to the merger agreement or except as described below under “—Offers for Alternative Transactions”;

•	dispose of any material amount of assets outside the ordinary course of business;

•	acquire (whether pursuant to merger, stock or asset purchase or otherwise), in one transaction or a series of related transactions, any assets or properties (including any equity interests) having a fair market value in excess of $25,000, in the aggregate, other than acquisitions of inventory, supplies, licenses, services, and raw materials in the ordinary course of business consistent with past practice;

•	declare or pay dividends or make distributions on its outstanding shares;

•	repurchase any of HealthMont’s outstanding shares;

•	settle, pay or discharge any claim, suit or other action brought or threatened against HealthMont with respect to or arising out of a shareholder’s equity interest in HealthMont, or pay, discharge or satisfy any claims, liabilities or obligations over $10,000, individually or in the aggregate, other than the payment, discharge or satisfaction of such claims in the ordinary course of business and consistent with past practice;

•	enter into any agreement, understanding or commitment that materially restrains, limits or impedes HealthMont’s ability to compete with or conduct any business or line of business, including, but not limited to, geographic limitations on HealthMont’s activities;

•	plan, announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of HealthMont or its subsidiaries;

•	take any action which would, directly or indirectly, restrict or impair the ability of SunLink to vote, or otherwise to exercise rights or receive benefits as a shareholder with respect to, securities of HealthMont that may be acquired or controlled by SunLink or HM Acquisition Corp.;

•	materially modify, amend or terminate any material contract to which HealthMont is a party, or waive any of its material rights or claims;

•	make any tax election or settle or comprise any United States, Federal, state, local or non-United States tax liability if the effect thereof would be adverse in any material respect to HealthMont;

•	other than in connection with acquisitions of inventory, supplies, licenses, services, and raw materials in the ordinary course of business consistent with past practice, incur any capital expenditures except for those (A) contemplated by the capital expenditure budgets for the HealthMont made available to, and previously approved by SunLink, or (B) not exceeding $50,000 in the aggregate;

•	except as required by applicable law or U.S. GAAP and after notice to SunLink, change its accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable, and collection of accounts receivable); or

•	accelerate the vesting of any bonus, stock option or other compensation or benefits, except as contemplated by the merger agreement or any related transaction documents previously disclosed to SunLink.

In addition, SunLink has agreed that it will not take any action to cause SunLink’s common stock to cease to be quoted on the American Stock Exchange unless SunLink’s common stock is listed on another national securities exchange including the Nasdaq National Market.

Offers for Alternative Transactions

HealthMont has agreed not to, and is required to, cause its employees, agents and representatives not to:

•	initiate, solicit or encourage any person to engage in a merger, consolidation or similar transaction with HealthMont or to purchase all or any significant portion of HealthMont’s assets or shares; or

•	engage in any discussions or negotiations with, or provide any confidential information or data to, any person relating to an offer for such an alternative transaction or engage in any negotiations with any person concerning any such alternative transaction offer.

However, if HealthMont receives an offer to engage in a merger, consolidation or similar transaction or for the purchase of all of its shares or assets, it may engage in discussions or negotiations with, and furnish confidential information to, the person that made the offer, if:

•	the offer did not result from the breach of HealthMont’s obligations described above not to solicit or engage in discussions regarding an alternative transaction offer;

•	HealthMont’s board of directors determines in its good faith judgment, after receiving the advice of its financial adviser, that the offer is materially more favorable to HealthMont and its shareholders, that the offer is reasonably capable of being completed on the terms proposed, and that financing, if required, is committed or reasonably capable of being obtained; and

•	HealthMont’s board of directors determines in its good faith judgment that such action is required as a result of the board of directors’ fiduciary duties to the HealthMont shareholders.

HealthMont also agreed:

•	to terminate any discussions or negotiations regarding any potential merger, consolidation or similar transaction or for the purchase of all or substantially all of their respective shares or assets that were being conducted before the merger agreement was signed; and

•	to notify SunLink promptly if any proposals or requests for information regarding an alternative transaction are received or any discussions or negotiations are sought and identify the person making the proposal or request and the material terms of any offer to engage in a merger, consolidation or similar transaction or for the purchase of all or substantially all of its shares or assets that it receives.

In March 2003, in connection with the execution of the first amendment to the merger agreement, HealthMont also agreed to terminate all discussions and negotiations with, and the provision of information to, any person or group concerning any alternative transaction received before such date.

Agreement Regarding Recommendations to Shareholders

SunLink has agreed that its board of directors, subject to such directors’ fiduciary duties under applicable law, will recommend that the SunLink shareholders vote to approve the merger agreement and, the issuance of SunLink shares pursuant to the merger. HealthMont has agreed that its board of directors, subject to such directors’ fiduciary duties under applicable law, will recommend that the HealthMont shareholders vote to approve the merger agreement.

In the event that HealthMont’s board of directors decides to withdraw its approval of the merger and recommend an alternative transaction, HealthMont is required to deliver written notice, at least ten business days before that HealthMont’s board of directors modifies its favorable recommendation of the merger, advising SunLink that it intends to do so. In addition, if requested by SunLink, prior to modifying its recommendation or terminating the agreement, HealthMont must negotiate with SunLink during such ten business day period to allow SunLink to adjust the terms of the merger such that HealthMont would proceed with the merger on such adjusted terms.

Each of HealthMont and SunLink is required to submit the merger for a vote of its shareholders even if HealthMont’s or SunLink’s board of directors determines not to recommend approval of the merger, unless the merger agreement is terminated.

Stock Options

In the merger, each HealthMont stock option not otherwise cancelled will be exchanged for an option to acquire SunLink shares. After the merger, the HealthMont stock options will be exercisable for the number of SunLink shares derived by multiplying the number of shares of HealthMont common stock subject to such option before the merger by the exchange fraction.

The exercise price per SunLink share for each of these options will be the exercise price for each share of HealthMont common stock subject to that option before completion of the merger divided by the exchange fraction.

Indemnification and Insurance

The articles of incorporation and the bylaws of the surviving corporation in to which HealthMont is merged will contain provisions with respect to indemnification and exculpation from liability which are no less favorable than the provisions set forth in SunLink’s articles of incorporation and bylaws on the date of the merger. Such provisions may not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that in the aggregate would have a material adverse effect on the rights thereunder of individuals who, on or prior to the Effective Time, were (1) directors or executive officers of HealthMont or its subsidiaries, and (2) were entitled to mandatory indemnification under the HealthMont’s certificate of incorporation and bylaws, unless such modification is required by law. However, no indemnification will be required if it is determined that such person seeking indemnification is not entitled to indemnification: (A) under the terms of the articles of incorporation or bylaws, (B) as a matter of law or public policy, (C) as a result of a determination that such person breached his fiduciary duties with respect to his duty of loyalty, (D) because such person acted or failed to act other than in good faith, (E) because such person’s actions or failure to act involved intentional misconduct or a knowing violation of law, or (F) such person’s action or failure to act was in connection with a transaction from which such person derived an improper personal benefit.

HealthMont must use commercially reasonable efforts to maintain in effect through the Effective Time: (1) HealthMont’s current directors’ and officers’ liability insurance or other directors’ and officers’ liability insurance with a reputable and financially sound insurer that provides coverage that is no less favorable than HealthMont’s current policy, in each case, covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by HealthMont’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof, and (2) HealthMont’s current fiduciary liability insurance policies for employees who serve or have served as fiduciaries under or with respect to any HealthMont Benefit Plan.

SunLink has agreed to expend up to $266,000 to obtain an extended discovery or “tail” policy covering the same persons covered by the indemnification provisions of the merger agreement as described above for a term through August 31, 2005.

Conditions to Each Party’s Obligations to Complete the Merger

SunLink’s and HealthMont’s respective obligations to complete the merger are subject to the satisfaction or waiver of certain conditions, including without limitation the following:

Shareholder Approvals

•	the holders of at least seventy-five percent of the voting power of HealthMont common stock approving the merger agreement;

•	the holders of at least two-thirds of the SunLink common shares approving the resolutions presented to SunLink’s shareholders, details of which we describe above under “The SunLink Special Meeting of Shareholders” beginning on page 25;

•	no more than 6% of the outstanding HealthMont shareholders demanding dissenters’ rights; and

•	no more than 10% of the outstanding Sunlink shareholders demanding dissenters’ rights.

Regulatory Approvals

•	all waiting periods, if any, under applicable U.S. anti-trust or anti-monopoly laws having expired or been terminated;

•	the Form S-4 registration statement of which this joint proxy statement/prospectus forms a part having become effective in accordance with the Securities Act; and

•	all other consents, approvals and declarations and authorizations of other governmental entities, except as would not have a material adverse effect, having been obtained.

We describe generally the regulatory approvals required for the merger and the actions the merger agreement requires that SunLink and HealthMont take in order to obtain regulatory approvals under “The Merger—Regulatory Matters Relating to the Merger” on page 65.

No Laws or Orders

•	No law, judgment or order having been enacted or entered, and no injunction having been issued, by a governmental entity that restrains, enjoins or otherwise prohibits the completion of the merger.

Stock Exchange Listing

•	the SunLink shares to be issued in the merger having been authorized for listing on the American Stock Exchange.

Tax Opinion

•	HealthMont and SunLink having received another opinion from Stokes Bartholomew Evans & Petree, P.A., dated as of the closing date, to the effect that, on the basis of the facts, representations, and assumptions set forth in the opinion:

—	the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code; and

—	each of SunLink and HealthMont will be a party to the reorganization within the meaning of Section 368(b) of the U.S. Internal Revenue Code.

Even though HealthMont and SunLink may waive the condition that it receive Stokes Bartholomew Evans & Petree, P.A.’s closing tax opinion, neither HealthMont nor SunLink currently intends to waive the condition, and, in any event, neither will waive the condition without first revising and recirculating its proxy statement to indicate that it has waived the condition; and resoliciting the vote of its shareholders.

Additional Conditions to the Obligations of SunLink

The obligation of SunLink to effect the merger also is subject to the satisfaction or waiver by SunLink of the following conditions:

Representations and Warranties.    HealthMont’s representations and warranties in the merger agreement having been true when the merger agreement was entered into and as of the date the merger is completed, except to the extent that a representation or warranty expressly speaks as of a specific date, in which case it need be true only as of that date, and except to the extent that inaccuracies in the representations and warranties would not individually or in the aggregate reasonably be expected to have a material adverse effect on HealthMont.

Compliance with Covenants.    HealthMont having performed in all material respects all material obligations required to be performed by it under the merger agreement at or before the date of the closing of the merger.

No Material Adverse Effect.    No event shall have occurred that is reasonably likely to have a material adverse effect on HealthMont.

Financing.    The financing for the transaction as contemplated by the merger agreement having been obtained.

Additional Conditions to the Obligations of HealthMont

The obligation of HealthMont to effect the merger also is subject to the satisfaction or, except as noted below, waiver by HealthMont of the following conditions:

Representations and Warranties.    SunLink’s representations and warranties in the merger agreement having been true when the merger agreement was entered into and as of the date the merger is completed, except to the extent that a representation or warranty expressly speaks as of a specific date, in which case it need be true only as of that date and except to the extent that inaccuracies in the representations and warranties would not individually or in the aggregate reasonably be expected to have a material adverse effect on SunLink.

Compliance with Covenants.    SunLink having performed in all material respects all material obligations required to be performed by it under the merger agreement at or before the date of the closing of the merger.

No Material Adverse Effect.    No event shall have occurred that is reasonably likely to have a material adverse effect on SunLink.

Amendment; Waiver

SunLink and HealthMont may amend the merger agreement by written agreement prior to completion of the merger, but, after HealthMont’s shareholders or SunLink’s shareholders have approved the merger agreement, no amendment may be made which by law requires further shareholder approval without such shareholder approval being obtained.

Any provision of the merger agreement may be waived before the merger is completed, but only if the waiver is in writing and signed by the party against whom the waiver is to be effective. However, the specified shareholder approval requirements are requirements of applicable state law.

Termination and Effects of Termination

Right to Terminate

The merger agreement may be terminated at any time before the closing in any of the following ways:

•	by mutual written consent

•	by SunLink or HealthMont, if:

—	the merger is not completed by September 30, 2003, provided that neither SunLink or HealthMont may terminate the merger agreement if the failure to complete the merger by such date is caused by the failure of the company seeking to terminate to fulfill its obligations under the merger agreement;

—	any court of competent jurisdiction or any governmental authority issues a final non-appealable order or injunction that prohibits the completion of the merger, and SunLink and HealthMont shall have used reasonable best efforts to prevent such order or injunction from being issued;

—	the other party breaches, in any material respect, any of its representations, warranties or covenants contained in the merger agreement, which, unless cured within 30 days following written notice of breach from the non-breaching party, would result in conditions to the merger not being satisfied, unless such breach has been waived by the non-breaching party;

—	approval of the merger agreement by the shareholders of either party shall not have been obtained; or

—	if holders of more than 10% of the issued and outstanding SunLink shares shall have demanded or exercised or delivered to SunLink at any time before the effective time of the merger timely written notice of such holders intent to demand or exercise dissenter’s rights with respect to the merger in accordance with the Ohio General Corporation Law.

•	by SunLink, if:

—	SunLink pays the fee and expenses described below under “—Termination Payments;”

—	HealthMont breaches its obligations described under “The Merger Agreement—Offers for Alternative Transactions” beginning on page 76; or

—	if at any time (a) trading or quotation in SunLink’s securities shall have been suspended or limited by the SEC or by the American Stock Exchange, or trading in securities generally on the American Stock Exchange, the Nasdaq Stock Market or the New York Stock Exchange shall have been suspended or limited, or minimum or maximum prices shall have been generally established on any of such exchanges by the SEC or the NASD; (b) a general banking moratorium shall have been declared by any federal or state authorities; or (c) HealthMont or any of its subsidiaries shall have sustained an uninsured loss by strike, fire, flood, earthquake, accident or other calamity of such character as in the judgment of the SunLink may impair the value of the HealthMont and its subsidiaries or may interfere materially with the conduct of the business and operations of HealthMont or such subsidiary.

•	by HealthMont, if HealthMont receives an offer to engage in a merger, consolidation or similar transaction or to purchase all or substantially all of HealthMont’s shares or assets which satisfies the conditions described under “The Merger Agreement—Offers for Alternative Transactions” and SunLink and HealthMont are unable to negotiate adjusted terms for the merger within ten business days after the receipt of such offer which would enable HealthMont to proceed with the merger; provided that, HealthMont pays the applicable fees and expenses described below under “—Termination Payments.”

Termination Payments

Termination Fees Payable to SunLink

HealthMont has agreed to pay SunLink a regular termination fee of $500,000 and to reimburse SunLink for its expenses up to $75,000 incurred in connection with the merger, if SunLink terminates the merger agreement as a result of:

•	a knowing or willful breach by HealthMont of any representation, warranty, covenant or other agreement contained in the merger agreement, which, unless cured within 30 days following written notice of the breach, would result in conditions to the merger not being satisfied, unless such breach has been waived by SunLink; or

•	HealthMont breaches its obligations under “—Offers for Alternative Transactions” beginning on page 76; or

•	if at the HealthMont shareholder meeting, the approval of the merger by the HealthMont shareholders is not obtained.

Additionally, if HealthMont enters into an agreement regarding a merger, consolidation or similar transaction involving HealthMont or the purchase or sale of all or substantially all of its shares or assets within six months following any such above termination of the merger agreement by SunLink, HealthMont is required to pay an additional $500,000 to SunLink.

If HealthMont terminates the merger agreement in connection with a merger, consolidation or similar transaction involving HealthMont or the purchase or sale of all or substantially all of its shares or assets as described under “—Offers for Alternative Transactions,” HealthMont is required to pay SunLink a termination fee of $1,000,000, and SunLink’s expenses up to $75,000.

If HealthMont receives an acquisition proposal that it determines to be a superior proposal under the merger agreement, it must pay to SunLink within three business days of such determination, all of SunLink’s expenses, not to exceed $1,000,000. This obligation is in addition to those obligations of HealthMont described above.

If Sunlink terminates the merger agreement as a result of a non-willful breach by HealthMont, HealthMont is only required to reimburse SunLink’s expenses up to $75,000.

Termination Fees Payable to HealthMont

SunLink has agreed to pay HealthMont a termination fee of $500,000 and to reimburse HealthMont for its expenses incurred in connection with the merger up to $50,000, if HealthMont terminates the merger agreement as the result of SunLink’s knowing or willful breach of any of its representations, warranties or covenants under the merger agreement or if SunLink’s shareholders do not approve the merger.

If the merger agreement is terminated by HealthMont due to a non-willful breach by SunLink of its representations, warranties or covenants giving rise to the HealthMont termination right as described above, SunLink is only required to reimburse HealthMont’s expenses up to $50,000.

If SunLink elects to terminate the agreement and pay HealthMont a $500,000 termination fee plus HealthMont’s expenses up to $50,000, such fees and expenses shall be considered liquidated damages and HealthMont’s sole and exclusive remedy for such termination.

Expenses

Except as described above, whether or not the merger is completed, all costs and expenses incurred in connection with the merger, the merger agreement, and the transactions contemplated by the merger agreement will be paid by the party incurring the expense.

Dissenters’ Rights

HealthMont Shareholders

Pursuant to Sections 48-23-101 et seq. of the Tennessee Business Corporation Act (the “TBCA”), HealthMont’s shareholders may dissent from the merger and elect to receive payment of the “fair value” of their shares. However, to make such election the shareholder must give the requisite notice pursuant to TBCA Section 48-23-202.

The following is a brief summary of the statutory procedures to be followed by HealthMont shareholders in order to exercise their appraisal rights under Tennessee law. This summary is not intended to be complete and is qualified in its entirety by reference to TBCA Sections 48-23-101 et seq., a copy of which is attached as Annex D to this document.

Under Tennessee law, any holder of HealthMont common stock has the right to object to the merger and demand payment of the “fair value” of his or her shares pursuant to TBCA Section 48-23-103. However, the shareholder must comply with notice and demand procedures set forth in TBCA Sections 48-23-202 and 48-23-204 in order to receive such payment. A shareholder may not dissent as to less than all of the shares that he or she holds at the close of business on the record date. See TBCA §48-23-103. A nominee or fiduciary may not dissent on behalf of a beneficial owner as to less than all of the shares of the beneficial owner held of record by the nominee or fiduciary. See TBCA §48-23-103. A beneficial owner asserting dissenters’ rights to shares held on his or her behalf must submit to HealthMont the nominee’s or fiduciary’s written consent to the dissent not later than the time the beneficial shareholder asserts the dissent. See TBCA §48-23-103.

Any HealthMont shareholder intending to enforce his or her dissenters’ rights may not vote in favor of the merger agreement (either personally or by proxy) and must deliver to HealthMont before the time of the vote a written notice of intent to demand payment for his or her shares. See TBCA §48-23-202, and 48-23-204. The objection notice must state that the shareholder intends to demand payment for his or her shares of HealthMont common stock if the merger should be effected. A vote against approval of the merger agreement will not, in and of itself, constitute an objection notice satisfying the requirements of Section 48-23-202 of the TBCA.

If the merger agreement is approved by HealthMont’s shareholders at the special meeting, each HealthMont shareholder who has filed an objection notice will be notified by HealthMont of the approval of the merger no later than ten days after the meeting. See TBCA §48-23-203. The dissenter’s notice will:

•	state where the payment demand must be sent and where and when certificates for certificated shares of HealthMont stock must be deposited;

•	inform holders of uncertificated shares (if any) to what extent transfer of the shares will be restricted after the payment demand is received;

•	supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting the dissenters’ rights certify whether or not he or she acquired beneficial ownership of the shares before that date;

•	set a date by which HealthMont must receive the payment demand, which date may not be fewer than one (1) month nor more than two (2) months after the date the dissenter's notice was delivered; and

•	be accompanied by a copy of Chapter 23 of Title 48 of the TBCA unless HealthMont has not previously sent such copy of such provisions to the shareholder.

Within the time prescribed in the dissenters’ notice, a HealthMont shareholder electing to dissent must make a demand for payment, certify whether he or she (or the beneficial shareholder on whose behalf he or she is asserting dissenters’ rights) acquired beneficial ownership of the shares of HealthMont stock before March 24, 2003 (the date of the first public announcement of the principal terms of the merger agreement, as revised), and deposit all share certificates in accordance with the terms of the dissenter’s notice. See TBCA §48-23-204. Upon delivering the payment demand and depositing the certificates in accordance with the dissenter’s notice, the dissenting shareholder will retain all other rights of a HealthMont shareholder until these rights are canceled or modified by completion of the merger. Failure to comply with these procedures will cause the dissenting shareholder to lose his or her dissenters’ rights to payment for the shares. See TBCA §48-23-204.

As soon as the merger is completed, or upon later receipt of a timely payment demand, SunLink’s acquisition subsidiary (as the surviving corporation in the merger and successor in interest to HealthMont) will, under Section 48-23-206 of the TBCA, pay to each dissenting shareholder who has complied with the requirements of Chapter 23, Title 48 of the TBCA the amount which SunLink estimates to be the fair value of the shares of HealthMont stock, plus accrued interest. Such payment must be accompanied by:

•	certain HealthMont financial information, including a balance sheet, income statement, statement of shareholder equity changes, and financial statements;

•	a statement of SunLink’s estimate of the fair value of the HealthMont shares;

•	an explanation of how the interest was calculated;

•	a statement of the dissenting shareholder’s right to demand payment under Section 48-23-209 of the TBCA; and

•	a copy of Chapter 23 of Title 48 of the TBCA, if not previously furnished.

As authorized by Section 48-23-208 of the TBCA, SunLink intends to delay any payments with respect to any shares held by a dissenting shareholder which were not held by the shareholder on March 24, 2003, the date of the first public announcement of the principal terms of the merger agreement, as revised. To the extent that SunLink should elect to withhold payment, after effecting the merger, it will estimate the fair value of the shares, plus accrued interest, and pay such amount to each dissenting shareholder who agrees to accept it in full satisfaction of this demand. SunLink will send with the payment a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenting shareholder’s right to demand additional payment under Section 48-23-209 of the TBCA.

If (A) a dissenting shareholder believes that the amount paid with respect to his or her shares under TBCA Section 48-23-206 or offered under Section 48-23-208 of the TBCA is less than the fair value of his or her shares or that the interest due is incorrectly calculated, (B) SunLink fails to make payment under TBCA Section 48-23- 206 within two (2) months after the date set for demanding payment, or (C) HealthMont, having failed to effect the merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment, the dissenting shareholder may notify HealthMont (or its successor in the merger) in writing (the notice would be invalid if not delivered within one (1) month after SunLink made or offered payment for the shareholders’ shares) of his or her own estimate of the fair value of the shares and the amount of interest due and may demand payment of the difference between his or her estimate of the fair value and the amount of any payment with respect to the shares already received by the shareholder, or, in the alternative, if no payment has yet been made by HealthMont or SunLink, reject that offer under Section 48-23-208 of the TBCA and demand payment of the fair value of his or her shares and interest due. See TBCA §48-23-209.

If SunLink’s acquisition subsidiary (as the surviving corporation) cannot agree with a dissenting shareholder on a fair value within two (2) months after SunLink receives the payment demand, SunLink or the acquisition subsidiary will, pursuant to TBCA Section 48-23-301, institute judicial proceedings in the Chancery Court for Williamson County, Tennessee naming all dissenting shareholders (whether or not Tennessee residents) whose demands remain unsettled as parties to the proceeding and serving these parties with a copy of the petition. The court will then undertake to establish the “fair value” of the shares immediately before the completion of the merger, excluding any appreciation or depreciation in anticipation of the merger, and will determine the interest owing on the disputed amount. The fair value of a dissenting shareholder’s shares of HealthMont stock may be more than, less than, or the same as, the consideration provided in the merger agreement. The court may, in its discretion, appoint one or more persons as appraisers to receive evidence and render a decision on the question of fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the amount (if any) by which the court finds the fair value of his or her shares, plus accrued interest, exceeds the amount paid by SunLink or the fair value, plus accrued interest, of his or her after-acquired shares for which SunLink elected to withhold payment under Section 48-23-208 of the TBCA.

The court will assess costs and expenses of the proceeding (including reasonable compensation for and expenses of the appraiser, but excluding fees and expenses of counsel and experts) against SunLink, except that the court may assess costs and expenses as it deems appropriate against any or all of the dissenting shareholders if it finds that their demand for additional payment was arbitrary, vexatious or not in good faith. See TBCA §48-23-302 The court may award fees and expenses of counsel and experts in amounts the court finds equitable: (A) against HealthMont or SunLink, if the court finds that they did not comply substantially with the relevant requirements of the TBCA or (B) against HealthMont or SunLink or any dissenting shareholder, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith. See TBCA §48-23-302.

For a discussion of certain federal income tax consequences in connection with exercising dissenters’ rights, see “United States Federal Income Tax Consequences of the Merger” beginning on page 62.

FAILURE TO COMPLY STRICTLY WITH THESE PROCEDURES WILL CAUSE THE SHAREHOLDER TO LOSE HIS OR HER DISSENTERS’ RIGHTS. THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF THE TENNESSEE BUSINESS CORPORATION ACT REGARDING DISSENTERS’ RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH SECTIONS, A COPY OF WHICH IS ATTACHED AS ANNEX D.

SunLink Shareholders

Any holder of SunLink stock has the right to dissent from the merger by complying with the procedures described in this section. Below, we refer to a person who exercises this right as a “dissenting shareholder.” The following is a brief summary of the statutory procedures to be followed by SunLink shareholders in order to exercise their appraisal rights under Ohio Law. Such summary is not intended to be complete and is qualified in its entirety by reference to Section 1701.85 of the Ohio Revised Code, a copy of which is attached as Annex E to this document.

Failure to take any one of the required steps may result in termination of the shareholder’s dissenters’ rights under the Ohio General Corporation Law. If you are a SunLink shareholder considering exercise of your dissenter’s rights, you should consult your own legal advisor.

To exercise dissenters’ rights as a SunLink shareholder, you must satisfy five conditions:

•	you must be a shareholder of record on the record date set for SunLink’s shareholders’ meeting;

•	you must not vote dissenting shares in favor of the merger;

•	you must deliver a written demand to SunLink for “fair cash value” of the dissenting shares within 10 days of the vote on the merger;

•	if SunLink so requests, you must sent to it within 15 days of its request, your stock certificates so that a legend may be added stating that a demand for “fair cash value” has been made; and

•	within three months of your written demand to receive “fair cash value” of the shares to which you seek relief as a dissenting shareholder you must file a complaint in the specified court for a determination of the “fair cash value” or you and SunLink must have agreed on the “fair cash value.”

The following is a more detailed discussion of each of the conditions a SunLink shareholder must satisfy to perfect dissenters’ rights:

1.	Must be a shareholder of record of SunLink.

To be entitled to dissenters’ rights, you must be the record holder of the dissenting shares as of August 4, 2003. If you have a beneficial interest in SunLink common shares that are held of record in the name of another person, you must act promptly to cause the shareholder of record to follow the steps described below.

2.	No vote in favor of the merger.

You must not vote shares as to which you intend to seek “fair cash value” in favor of the approval and adoption of the merger agreement and approval of the merger at the special shareholders meeting. This requirement will be satisfied:

•	If a properly executed proxy is submitted with instructions to vote “against” the merger or to “abstain” from this vote,

•	If no proxy is returned and no vote is cast at the special meeting in favor of the merger, or

•	If you revoke a proxy and later “abstain” from or vote “against” the merger.

A vote “FOR” the merger is a waiver of dissenters’ rights. A proxy that is returned signed but on which no voting preference is indicated will be voted in favor of the merger and will constitute a waiver of dissenters’ rights. Failure to vote does not constitute a waiver of dissenters’ rights.

3.	Filing a written demand.

You must serve a written demand for the “fair cash value” of dissenting shares upon SunLink on or before the tenth day after the shareholder vote approving the merger. SunLink will not inform shareholders of the expiration of the ten-day period. Therefore, you are advised to retain this document. The required written demand must specify your name and address, the number and class of dissenting shares held of record on the record date of the meeting and the amount claimed as the “fair cash value” of the dissenting shares. Voting against the merger is not a written demand as required by Section 1701.85 of the Ohio Revised Code.

4.	Delivery of certificates for legending.

If requested by SunLink, you must submit your certificates for dissenting shares to SunLink within 15 days after it sends a request for you to surrender such shares certificates in order that it or its transfer agent may affix a legend on such certificates stating that demand for the payment of the fair cash value of such shares has been made. The certificates will be returned promptly to you by SunLink or its transfer agent.

5.	Petitions to be filed in court.

If you and SunLink cannot agree on the “fair cash value” of the dissenting shares, you must, within three months after service of your demand for “fair cash value,” file a complaint in the Montgomery County Court of Common Pleas, Dayton, Ohio, for a determination of the “fair cash value” of the dissenting shares. SunLink is also permitted to file a complaint. The court, if it determines that you are entitled, will order that you be paid the “fair cash value” per share. The costs of the proceeding, including reasonable compensation to any appraisers, will be assessed as the court considers equitable. “Fair cash value” is the amount that a willing seller, under no compulsion to sell would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay. In no event will the “fair cash value” be in excess of the amount specified in the dissenting shareholder’s demand. Fair cash value is determined as of the day before the special meeting, however the amount of the “fair cash value” excludes any appreciation or depreciation in market value of your shares resulting from the merger. The “fair cash value” of your shares may be higher, the same, or lower than the market value of the common shares on the date of the merger, and the court may appoint one or more appraisers to determine the “fair cash value” of your shares.

Your right to be paid the “fair cash value” of your dissenting shares will terminate if:

•	for any reason the merger does not become effective,

•	you do not, upon request by SunLink, timely surrender certificates for dissenting shares for an endorsement of a legend thereon that demand for the “fair cash value” of such shares has been made,

•	you withdraw your demand, with the consent of the SunLink board of directors, or

•	SunLink and you have not come to an agreement as to the “fair cash value” of the dissenting shares and a complaint to determine “fair cash value” has not been filed.

From the time you make your demand, your rights as a SunLink shareholder shall be suspended. If SunLink pays any cash dividend during the suspension, dissenting shareholders will be entitled to receive an equal amount of cash, but the amount of the “fair cash value” will be reduced by the amount paid. If the right to receive “fair cash value” is terminated, all rights with respect to your dissenting shares will be restored to you. Any distribution that would have been made to you had you not made a demand will be made at the time of the termination of your dissenters’ rights or resolution of the “fair cash value” of your dissenting shares.

Each of HealthMont and SunLink have the right to terminate the merger agreement if holders of more than 10% of the SunLink shares exercise their dissenters’ rights.

The foregoing constitutes a brief description of the rights of dissenting shareholders and does not purport to be a complete statement of such rights or the procedures to be followed by shareholders desiring to receive the value of their shares. Each shareholder who may desire to exercise dissenters’ rights should consult Section 1701.85 of the Ohio Revised Code and strictly adhere to all of the provisions thereof. A copy of Section 1701.85 is appended hereto as Annex E and the discussion herein concerning the rights of dissenting shareholders is qualified in its entirety by reference to these sections.

THE OTHER MERGER-RELATED AGREEMENTS

Concurrently with the execution of the original merger agreement, the following agreements either were entered into or HealthMont and SunLink agreed on the terms of the following agreements to be entered into prior to the completion of the merger:

•	the Lock-Up Agreement between SunLink and certain shareholders of HealthMont;

•	Employment and Consulting Agreement terminations;

•	the Overline Letter of Credit Agreement;

•	the HealthMont of Texas Disposition Agreement; and

•	the Founders Stock Redemption Agreement.

On March 24, 2003, in connection with the March Transactions, various agreements were entered into, including the following principal agreements, some of which amended the terms of prior agreements.

•	the First Amendment to the Agreement and Plan of Merger;

•	the Management Agreement;

•	the Subordination Agreement between SunLink and Heller with respect to the HealthMont loan;

•	the Loan Agreement between SunLink and HealthMont;

•	the Stock Purchase Warrant from HealthMont to SunLink;

•	the Amended and Restated Non-Competition Agreement and General Release for Timothy S. Hill;

•	the Consulting Agreement between HealthMont of Texas and Timothy S. Hill;

•	the First Amendment to the Timothy S. Hill Stock Redemption Agreement;

•	the HealthMont of Texas Stock Subscription and Purchase Agreement; and

•	the Note Purchase Agreement between SunLink and Chatham Investment.

On July 30, 2003, in connection with the July Transactions, various agreements were entered into, including the following principal agreements, some of which amended the terms of prior agreements.

•	the Second Amendment to Agreement and Plan of Merger;

•	the First Amendment to Management Agreement; and

•	Amendment No. 1 to the Loan Agreement.

The Lock-Up Agreement

Pursuant to the merger agreement, Timothy Hill and certain shareholders of HealthMont that own at least 5% of the total issued and outstanding common shares of HealthMont, have entered into a lock-up agreement with SunLink. At August 4, 2003, collectively such persons held approximately 45% of the issued and outstanding common stock of HealthMont. The HealthMont shareholders party to the lock-up agreement have agreed not to engage in transactions involving SunLink common shares for a period ending 180 days after the date of the closing of the merger.

In addition, the ability of former officers and directors of HealthMont to utilize Rule 145 under the Securities Act to resell SunLink stock acquired in the merger will be limited and any permitted sales under Rule 145 will be subject to certain limitations. See “Federal Securities Laws Consequences; Stock Transfer Restriction Agreements” beginning on page 65.

Employment and Consulting Agreement Terminations

As contemplated by the merger agreement, prior to the completion of the merger, HealthMont will terminate the employment of all of its corporate employees. In connection with these terminations, HealthMont has or will make certain severance payments to such employees aggregating approximately $310,000 in consideration for the cancellation of any options held by such employees and a full and complete release of any liabilities and obligations of HealthMont related to such employees’ prior employment with HealthMont. In addition, as contemplated by the merger agreement, HealthMont will terminate all of its existing consulting agreements. Such consulting agreements are between HealthMont and the following HealthMont directors: Richard E. Ragsdale, E. Thomas Chaney, Joel S. Kanter, Gene E. Burleson, Kay L. Brown, Jay M. Haft, and Arlen B. Reynolds. Such persons each will receive 5,000 shares of SunLink’s common stock in the merger in connection with the termination of their respective consulting agreements resulting in the issuance of an aggregate a total of 35,000 additional shares of SunLink’s common stock in connection therewith.

Overline Letter of Credit Agreement

In connection with HealthMont’s indebtedness with its senior lender, certain of HealthMont’s directors and a shareholder have collateralized approximately $1.65 million in standby letters of credit issued for the benefit of such senior lender. Such directors and shareholders are Richard E. Ragsdale, Timothy S. Hill, E. Thomas Chaney, Gene E. Burleson and Chicago Private Investments, Inc. These Overline Letters of Credit are currently set to expire on September 30, 2003. They are, however, expected to be renewed on or before August 31, 2003, for a term through September 30, 2004. In connection with the merger, the restructuring of such senior debt and SunLink’s anticipated guarantee of such restated debt as part of such restructuring SunLink and the parties to the letter of credit agreement pursuant to which such letters of credit were procured have agreed that the letters of credit will be maintained for an additional initial period of eighteen months from the closing date of the merger. Pursuant to the terms of the Overline Letter of Credit Agreement evidencing this arrangement, in the event the letters of credit are drawn, the persons who have collateralized the letters of credit will receive shares of SunLink common stock (not to exceed 350,000 shares in the aggregate) in proportion to the amounts drawn. In addition, immediately prior to the completion of the merger, such persons will receive a total of 147,000 shares of HealthMont common stock, and following the completion of the merger, such persons will receive a total of 60,000 shares of SunLink common stock plus a 5% annual fee of approximately $83,000 (based on the stated amount of the letters of credit) for maintaining the letters of credit.

HealthMont of Texas Disposition Agreement

As a condition to the March Transactions and the completion of the merger, HealthMont divested itself of the Vinsant hospital located in San Benito, Texas. This divestiture was completed through the distribution of all of the outstanding shares of HealthMont’s wholly-owned subsidiary that owns the Vinsant hospital, HealthMont of Texas, Inc., to Timothy S. Hill in exchange for: (i) 250,000 shares of HealthMont’s common stock owned by Mr. Hill; and (ii) a cash payment to Mr. Hill of $25,000, which is believed to approximate 25% of the fair market value of the HealthMont of Texas shares at the time of the divestiture and whose purpose was to cover all or a portion of Mr. Hill’s tax liability for the transaction. In connection with the March Transactions, of which the disposition of Vinsant was a part, HealthMont of Texas was released from its payment obligations to HealthMont’s senior lender. HealthMont also made a capital contribution to HealthMont of Texas in the form of a $275,000 note payable, (which will become the obligation of SunLink’s subsidiary following the completion of the merger). The anticipated exchange fraction utilized in this proxy statement/prospectus reflects, among other things, a reduction in the number of outstanding shares of HealthMont’s common stock by such 250,000 shares.

In connection with the disposition of HealthMont of Texas, HealthMont of Texas is required to indemnify HealthMont, and following the completion of the merger, SunLink, for any obligations of HealthMont and SunLink arising following the disposition of certain equipment under equipment leases entered into in favor of HealthMont of Texas.

Founders Stock Redemption Agreement

In order to facilitate the merger, immediately prior to the completion of the merger (and subject to the satisfaction or waiver of all conditions precedent to the merger contained in the Merger Agreement), certain founding shareholders of HealthMont will forfeit an aggregate of 245,222 shares of HealthMont’s common stock to HealthMont. As a result, the shares will be cancelled by HealthMont. The anticipated exchange fraction utilized in this proxy statement/prospectus assumes, among other things, a reduction in the number of outstanding shares of HealthMont as of the merger by such 245,222 shares.

The Amendments to Agreement and Plan of Merger

The first amendment to the merger agreement to, among other things, extend the date on which either party would first have the right to terminate the Agreement without cause to June 30, 2003. In connection with the extension of the termination date, certain financial covenants were eliminated, and limitations on the reimbursement of expenses in the event of the termination due to a breach of such agreement were revised. The second amendment to the merger agreement extended the June 30, 2003 Termination Date to September 30, 2003.

The Management Agreement

In connection with the first amendment to the merger agreement, and in order to, among other things, reduce its overhead costs, HealthMont agreed to retain SunLink to manage its Adel and Callaway Hospitals. Pursuant to the terms of the management agreement, HealthMont delegates to SunLink the general authority to supervise and manage the day-to-day operations of the hospitals, while HealthMont retains control over the assets and general operations of such hospitals. SunLink shall receive for each month that the management agreement is in effect, a management fee of $80,000 per month, $30,000 payable in cash and $50,000 of which will accrue monthly until payable in cash upon termination of the agreement. The management agreement, as amended, expires on September 30, 2003 or at such earlier time as provided therein, including upon termination of the merger agreement. Payments under the management agreement are permitted so long as Heller has not issued a notice of a material HealthMont default as defined in and contemplated by that certain subordination agreement among Heller, SunLink and HealthMont described below.

Subordination Agreement between SunLink and Heller

In consideration for Heller’s consent to the HealthMont transaction with SunLink as well as the financing provided by Heller to HealthMont, SunLink agreed that all of its rights with respect to HealthMont collateral would be in all respects subject and subordinate to the rights of Heller so long as any of HealthMont’s obligations to Heller remain outstanding. So long as no event of material default by HealthMont has occurred, as defined in the subordination agreement, HealthMont may repay SunLink its obligations under the SunLink loan. Such material defaults generally include payment defaults by HealthMont under its loan agreements with Heller, payment defaults on other indebtedness in excess of $250,000, the filing by HealthMont for bankruptcy protection and similar bankruptcy related events, and any event resulting in the acceleration by Heller of the maturity of HealthMont’s indebtedness under the Heller loan documents. HealthMont is also permitted to pay and SunLink is permitted to accept, monthly management fees owed by HealthMont to SunLink under the management agreement between the parties. Additionally, since the merger did not occur on or before June 30, 2003, and the Chatham loan has not been advanced to repay the obligations owed to SunLink, HealthMont is permitted to pay, and SunLink is permitted to accept, regularly scheduled payments of interest, and HealthMont is permitted to issue the warrants contemplated by the loan documents between HealthMont and SunLink. Upon the delivery of a Heller default notice, any and all payments received by SunLink pursuant to its loan documents with HealthMont shall immediately cease until all of the obligations owed by HealthMont to Heller have been satisfied in full or the default has been waived by Heller.

Amended and Restated Non-Competition Agreement and General Release for Timothy S. Hill

In connection with the merger, Mr. Hill also has agreed to terminate his employment (and his employment agreement) with HealthMont effective as of the merger. In consideration for: (a) termination of Hill’s existing agreements with HealthMont; (b) an agreement by Mr. Hill not to compete with HealthMont or its successor for a period of two years (other than with respect to his operation of the Vinsant hospital and certain other exceptions); and (c) a full and complete release of any liabilities and obligations of HealthMont related to his prior employment with HealthMont, Mr. Hill will receive a severance payment of $175,000 payable in equal installments over twelve months beginning generally on the first to occur of the merger or the termination of Mr. Hill’s employment.

Consulting Agreement by Timothy S. Hill and HealthMont of Texas

On March 23, 2003, Mr. Hill and HealthMont of Texas (and its Vinsant hospital subsidiary) entered into a Consulting Agreement pursuant to which Mr. Hill provides consulting services to HealthMont of Texas. Under the terms of the agreement, Mr. Hill will receive annual compensation of $120,000 for these services. The agreement continues until the later of (i) March 23, 2006 or (ii) the date on which Mr. Hill ceases to own at least 15% of the total number of outstanding shares of capital stock of HealthMont of Texas.

HealthMont of Texas Stock Subscription and Purchase Agreement

In connection with the post-March 2003 funding of HealthMont of Texas and its operation of the Vinsant hospital, Leslie Bingham Escareno, the Administrator of the Vinsant hospital; Thomas H. Butler, Jr., the Assistant Vice President—Finance of HealthMont; and two third party investors who are not affiliated with HealthMont, or any of its officers, directors or shareholders purchased shares of class C preferred stock of HealthMont of Texas at an aggregate purchase price of $750,000. The class C shares have a liquidation preference to the other shares of HealthMont of Texas capital stock to the extent of the shares’ purchase price. The obligations of such persons to purchase the shares was conditioned upon, among other things, the completion of the divestment of HealthMont of Texas by HealthMont and the recapitalization of HealthMont of Texas to provide for the class C preferred shares and the issuance of shares of its common stock and class B preferred stock to certain persons, including Timothy S. Hill, in exchange for certain consideration, all of which conditions were satisfied. It is anticipated that HealthMont of Texas and its new owners, including Mr. Hill, will continue to seek additional debt and/or equity financing for its operations from other third parties and will consider any opportunities that may arise with respect to the Vinsant hospital whether before or after the merger.

Note Purchase Agreement between SunLink and Chatham Investment

Pursuant to the Note Purchase Agreement dated March 24, 2003, SunLink issued and sold to Chatham Investment a 15.0% promissory note due March 24, 2006 in the aggregate principal amount of $700,000. Such note is secured by all of the collateral SunLink obtained under its loan to HealthMont. In connection with the promissory note, SunLink also delivered to Chatham Investment a warrant exercisable for 17,500 shares of SunLink common stock. The warrant has a nominal exercise price and may be exercised in whole or in part until March 24, 2013.

Loan Agreement between SunLink and HealthMont

In order to facilitate the merger, SunLink agreed to make a term loan to HealthMont to partially finance HealthMont’s operations prior to the consummation of the merger. Pursuant to a loan agreement made and entered into as of March 24, 2003, as amended July 30, 2003, SunLink agreed to lend to HealthMont an aggregate principal amount of up to $1.6 million. The initial amount loaned by SunLink to HealthMont at the closing of the loan was $600,000 against an original loan commitment of $1.1 million. As of July 29, 2003, an aggregate of $1,030,000 had been loaned to HealthMont. Advances under the loan agreement are conditioned on SunLink’s approval, in its capacity as manager under the management agreement for the two remaining HealthMont hospitals in Adel, Georgia and Fulton, Missouri, of the proposed use of proceeds. The scheduled maturity date of the loans is December 31, 2004. The loans bear interest at a rate of 15%, except that upon an event of default, the rate of interest is increased by an additional 3% per annum. Additionally, the interest rate on the loan also may increase by up to a total of 3% if the merger agreement between SunLink and HealthMont is terminated.

In consideration of SunLink entering the initial loan agreement, HealthMont paid a closing fee of $40,000 to SunLink and issued 135,000 warrants to purchase HealthMont common stock to SunLink. In consideration of SunLink entering into the July amendment to the loan agreement, HealthMont paid an amendment closing fee of $18,182. If the merger agreement is terminated (other than due to consummation of the merger), HealthMont will issue 61,364 warrants to purchase HealthMont common stock to SunLink one business day after merger agreement is terminated. Additionally, if the merger agreement between HealthMont and SunLink is terminated, HealthMont will issue to SunLink on each six-month anniversary date of such termination, an aggregate of 392,727 additional warrants (up to a total of 785,455 additional warrants) to purchase HealthMont common stock so long as any of HealthMont’s obligation under the loan remain outstanding and unpaid. All of the aforementioned warrants have or will have an exercise price of $0.01 per share.

MARKET PRICE AND DIVIDEND INFORMATION

There is no market price for HealthMont common stock because it is not publicly traded.

SunLink common stock is listed on the American Stock Exchange. SunLink’s ticker symbol is “SSY”. SunLink also has publicly traded warrants which trade in the over-the-counter market under the symbol “SSYMW”. The following table shows, for the calendar quarters indicated, based on published financial sources: the high and low sale prices of shares of SunLink common stock as reported on the American Stock Exchange.

	Sales Price of SunLink Common Shares
	High	Low
Fiscal 2004 (July 1, 2003—June 30, 2004)
First Quarter (through August 4, 2003)	$3.10	$2.31
Fiscal 2003 (July 1, 2002—June 30, 2003)
Fourth Quarter	$2.71	$1.85
Third Quarter	2.71	2.12
Second Quarter	3.09	2.27
First Quarter	3.24	2.20
Fiscal 2002 (July 1, 2001—June 30, 2002)
Fourth Quarter	$5.70	$3.00
Third Quarter	6.05	2.90
Second Quarter	3.20	2.15
First Quarter	3.25	2.15
Transition Period (April 1, 2001—June 30, 2001)
Three months ended June 30, 2001	$2.60	$1.35
Fiscal 2001 (April 1, 2000—March 31, 2001)
Fourth Quarter	$1.88	$1.30
Third Quarter	1.38	0.88
Second Quarter	1.69	1.00
First Quarter	1.88	1.25

On March 21, 2003, the last full trading day before SunLink and HealthMont publicly announced the execution of the amended merger agreement, the last reported closing price per share of SunLink stock was $2.37. On August     , 2003, the most recent practicable date prior to the mailing of this proxy statement/prospectus to SunLink’s and HealthMont’s shareholders, SunLink common stock closed at $        . Shareholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

SunLink does not currently pay any cash dividends. After the merger, SunLink intends to retain its earnings for use in the operation and expansion of its business and, therefore, does not anticipate declaring or paying any cash dividends in the foreseeable future. Any future determination to declare or pay cash dividends will be determined by SunLink’s board of directors after the merger and will depend on SunLink’s financial condition, results of operations, business, prospects, capital requirements, credit agreements, and such other matters as the board of directors may consider relevant.

As of August 4, 2003 there were approximately 750 registered holders of SunLink common stock and approximately 122 registered holders of HealthMont common stock.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined balance sheet as of March 31, 2003, gives effect to the exchange as if it had occurred on March 31, 2003. The following unaudited pro forma combined statements of earnings for the year ended June 30, 2002 and for the nine months ended March 31, 2003 give effect to the exchange of 1,155,000 common shares of SunLink for all outstanding common shares of HealthMont as if the exchange had occurred July 1, 2001.

The aggregate purchase price of $3,063,000 to be paid in the merger includes the value of approximately 1,131,000 common shares SunLink will issue in exchange for all the outstanding common shares of HealthMont, the estimated fair value of 19,000 SunLink options to be granted to certain directors of HealthMont to replace outstanding HealthMont options, and estimated transaction fees and other costs directly related to the merger. The $2,557,000 value of the approximately 1,131,000 shares to be issued was determined for accounting purposes by using the average market price of SunLink’s common stock two days before, the day of and two days after the date the first amendment to the merger agreement was signed by both parties, in accordance with Emerging Issues Task Force Consensus No. 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination.

In connection with the transaction, SunLink will assume approximately $10,200,000 in HealthMont senior debt and capital lease obligations and enter into a $3,000,000, 3-year, term loan with an annual interest rate of 15% intended to provide working capital and refinance SunLink’s loans to HealthMont, which have been used to provide working capital, and to repay $600,000 of debt related to Vinsant. In connection with the transaction financing, SunLink will pay upfront fees of $170,000, to Cardinal and Heller and a 5% annual fee to directors of HealthMont for maintaining guarantees for standby letters of credit, grant 75,000 and 27,000 warrants to Chatham and Heller, respectively, and issue 60,000 common shares to directors of HealthMont to keep letter of credit guarantees in place. The financing costs will be amortized over the life of the debt agreements with the exception of the annual fee which will be expensed ratably over the guarantee period.

In addition, SunLink will assume or the surviving corporation will remain liable for certain obligations as a result of the merger as follows:

•	SunLink will issue 35,000 shares in connection with the transaction to settle certain contractual obligations of HealthMont;

•	In addition, HealthMont has executed a plan to terminate certain corporate executives which will result in severance expense of $310,000; and

•	HealthMont also made a capital contribution to HealthMont of Texas in connection with the disposition of the Vinsant hospital of $275,000 in the form of a note payable.

The pro forma adjustments are based upon available information and certain assumptions that SunLink believes are reasonable under the circumstances. The pro forma financial information is not necessarily indicative of the operating results or financial position that would have been achieved had the exchange been consummated on the dates indicated and should not be construed as representative of future operating results or financial position. The pro forma financial information should be read in conjunction with the financial statements and notes thereto in SunLink’s Annual Report on Form 10-K for the year ended June 30, 2002 and SunLink’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003, which are incorporated herein by reference and set forth in the separately bound Annex F delivered with this joint proxy statement/prospectus.

The pro forma adjustments were applied to the respective historical financial statements to reflect and account for the exchange using the purchase method of accounting. The aggregate purchase price will be allocated to the tangible and intangible assets acquired and liabilities assumed of HealthMont based on their respective fair values. The allocation of the aggregate purchase price is preliminary. The actual purchase accounting to reflect the fair value of the assets to be acquired and liabilities assumed will be based upon valuation studies and SunLink’s evaluation of such assets and liabilities as of the actual closing date of the exchange. Accordingly, the pro forma financial information presented herein is subject to change pending financial position as of the date of the exchange and final purchase price allocations. Based on the initial purchase price allocation, there is no goodwill. Management does not believe the final purchase price allocation will change materially from the preliminary purchase price allocation.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of March 31, 2003

(All amounts in thousands)

	(A) SunLink As Reported March 31, 2003	(B) HealthMont As Reported March 31, 2003	(C) Pro Forma Adjustments		(A) + (B) + (C) (D) As Adjusted
Current Assets:
Cash and cash equivalents	$1,760	$279	$2,155	(a)	$4,194
Receivables, net	11,982	2,982			14,964
Medical supplies	1,855	618			2,473
Prepaid expenses and other	1,812	969	—		2,781

Total Current Assets	17,409	4,848	2,155		24,412
Property, plant and equipment, net	37,252	10,869	3,442	(h)	51,563
Other noncurrent assets	1,059	673	(349)	(b)	1,383

Total Assets	$55,720	$16,390	$5,248		$77,358

Current Liabilities:
Accounts payable	$5,808	$4,354	—		$10,162
Revolving loan agreements	3,723	3,026	—		6,749
Third-party payor settlements	4,852	3	—		4,855
Current maturities of long-term debt	2,506	6,183	(5,170)	(f)	3,519
Other current liabilities	7,373	2,096	660	(c)	10,129

Total Current Liabilities	24,262	15,662	(4,510)		35,414
Long-term debt	22,665	—	7,470	(g)	30,135
Other long-term liabilities	2,734	272	(225)	(d)	2,781

Shareholders’ Equity:
Common shares	2,499	71	543	(e)	3,113
Additional paid-in capital	3,628	8,816	(6,651)	(e)	5,793
Retained earnings	259	(8,545)	8,545	(e)	259
Common stock warrants	40	191	(1)	(e)	230
Stock subscription receivable		(74)	74	(e)	—
Treasury stock		(3)	3	(e)	—
Accumulated other comprehensive loss	(367)				(367)

Total Shareholders’ Equity	6,059	456	2,513		9,028

Total Liabilities and Shareholders’ Equity	$55,720	$16,390	$5,248		$77,358

The accompanying notes are an integral part of this unaudited pro forma balance sheet.

Notes to Unaudited Pro Forma Combined Balance Sheet

(All amounts in thousands, except for per share amounts)

(a)	Adjustments to cash, excluding cash paid for fractional shares as amount is immaterial:
	Proceeds of balance of Chatham note purchase	$2,300
	Heller loan fee paid at closing	(40)
	Cardinal loan fee paid at closing	(105)

		$2,155

(b)	Adjustments to other noncurrent assets (loan to HealthMont and deferred loan costs):
	Write-off of unamortized Healthmont loan costs related to Heller debt	$(220)
	Cardinal loan fees paid	105
	Heller loan fees paid	40
	Eliminate loan from SunLink to HealthMont	(600)
	Issuance of 58 SunLink warrants to Chatham at $0.01 per share ($2.25 per share warrant value)	129
	Issuance of 27 SunLink warrants to Heller at $0.01 per share ($2.25 per share warrant value)	61
	Issuance of 60 SunLink shares to keep letters of credit in place ($2.26 per share value)	136

		$(349)

(c)	Accrual for costs and expenses related to the merger as follows:
	Severance expense	$310
	Eliminate loan from SunLink to HealthMont	(600)
	Transaction costs	900
	Harpeth fee	50

		$660

(d)	Write off HealthMont common stock warrants	$(225)

(e)	Equity adjustment as follows:
	Common shares:
	Elimination of HealthMont shares in merger	$(71)
	Issuance of 1,131 SunLink shares for HealthMont shares ($0.50 par value)	566
	Issuance of 35 SunLink shares to terminate consulting agreements ($0.50 par value)	18
	Issuance of 60 SunLink shares to keep letters of credit in place ($0.50 par value)	30

		543

	Additional paid-in capital:
	Elimination of HealthMont additional paid-in capital in merger	(8,816)
	Issuance of 19 SunLink options to HealthMont option holders ($0.29 average fair value per option)	6
	Issuance of 1,131 SunLink shares for HealthMont shares ($2.26 fair value less $0.50 par value)	1,991
	Issuance of 35 SunLink shares to terminate consulting agreements ($2.26 fair value less $0.50 par value)	62
	Issuance of 60 SunLink shares to keep letters of credit in place ($2.26 fair value less $0.50 par value)	106

		(6,651)

	Retained earnings:
	Eliminate HealthMont retained deficit in merger	8,545

	Common stock warrants:
	Issuance of 58 SunLink warrants to Chatham at $0.01 per share ($2.25 per share warrant value)	129
	Issuance of 27 SunLink warrants to Heller at $0.01 per share ($2.25 per share warrant value)	61
	Eliminate HealthMont common stock warrants in merger	(191)

		(1)

	Stock subscription receivable:
	Eliminate HealthMont stock subscription receivable in merger	74

	Treasury stock:
	Eliminate HealthMont treasury stock in merger	3

	Net Equity Adjustments	$2,513

Notes to Unaudited Pro Forma Combined Balance Sheet

(All amounts in thousands, except for per share amounts)

(continued)

(f)	Adjustments to current maturities of long-term debt:
	Reclassification of mortgage debt of Heller to long-term under amended debt agreement			$4,327
	Reclassification of long-term portion of capital leases to long-term from short-term			843

				$5,170

(g)	Adjustments to long-term debt:
	Proceeds from Chatham loan			$2,300
	Reclassification of mortgage debt of Heller to long-term under amended debt agreement			4,327
	Reclassification of long-term portion of capital leases to long-term from short-term			843

				$7,470

(h)	Purchase price allocation:

	Aggregate Purchase Price:
	Common shares issued (1,131 SunLink shares x $2.26 per share)			$2,557
	Common share options issued (19 SunLink shares x $0.29 per share)			6
	Transaction costs			900

				$3,463

	Estimated fair value of assets acquired and liabilities assumed:
	Allocation to assets acquired:
	Current assets	$4,848	(1)
	Property, plant & equipment	14,311	(2)
	Other long-term assets	453	(3)

				19,612
	Allocation to liabilities assumed:
	Current liabilities	16,102	(4)
	Other long-term liabilities	47

				16,149

				$3,463

(1)	Historical current assets			$4,848

(2)	Historical cost of property, plant & equipment			$10,869
	Estimated excess fair value over historical cost			3,442

				$14,311

(3)	Historical other long-term assets			$673
	Write-off of unamortized Healthmont loan costs			(220)

				$453

(4)	Historical current liabilities			$15,662
	Liabilities assumed as a result of the merger:
	Severance expense accrued			310
	Harpeth fee			50
	Issuance of 35 SunLink shares to terminate consulting agreements ($2.26 fair value)			80

				$16,102

UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS

For the Year Ended June 30, 2002

(Amounts in thousands, except per share amounts)

	(A) SunLink As Reported For the Fiscal Year Ended June 30, 2002	(B) HealthMont As Reported For the Fiscal Year Ended March 31, 2002	(C) HealthMont Divesture of two hospitals (a)	(B) + (C) (D) Adjusted HealthMont	(E) Pro Forma Adjustments		(A) + (D) + (E) (F) As Adjusted
Net revenues	$87,457	$67,513	$(39,306)	$28,207	$—		$115,664

Cost of patient service revenue:
Salaries, wages and benefits	41,961	32,465	(19,477)	12,988	—		54,949
Provision for bad debts	10,425	6,663	(4,232)	2,431	—		12,856
HealthMont corporate expense	—	2,266	—	2,266	—		2,266
Other operating expenses	31,071	23,996	(14,396)	9,600	—		40,671
Depreciation and amortization	1,353	865	(259)	606	13	0 (b)	2,089
(Gain) loss on sale of assets	(332)	1,259	(1,259)	—	—		(332)

Operating profit (loss)	2,979	(1)	317	316	(130)		3,165

Interest expense	(3,007)	(1,900)	509	(1,391)	(710	)(c)	(5,108)
Interest income	56	—	—	—	—		56

Earnings (loss) from continuing operations before income taxes	28	(1,901)	826	(1,075)	(840)		(1,887)

Income taxes	126	4	—	4	—	(e)	130

Loss from continuing operations	$(98)	$(1,905)	$826	$(1,079)	$(840)		$(2,017)

Loss per share from continuing operations:
Basic	$(0.02)						$(0.32)

Diluted	$(0.02)						$(0.32)

Weighted-average common shares outstanding:
Basic	4,980				1,328	(d)	6,308

Diluted	4,980				1,328	(d)	6,308

The accompanying notes are an integral part of this unaudited pro forma combined statement of earnings.

Notes to Unaudited Pro Forma Combined Statement of Earnings

For the Year Ended June 30, 2002

(Amounts in thousands, except percentages)

(a)	HealthMont divested Eastmoreland and Woodland Park, both in Portland, Oregon, in the fiscal year ended March 31, 2002. This column eliminates the results of such two hospitals for the year ended March 31, 2002 for HealthMont and is derived from the unaudited statement of earnings financial information for Eastmoreland and Woodland Park for the year ended March 31, 2002.

(b)	Depreciation expense increased based upon the increased property, plant and equipment resulting from the preliminary purchase price allocation, as follows:

	Increase in PP&E		Depreciable life, in years	Additional Depreciation Expense
	Land	$207
	Building	2,995	30	$100
	Furniture & fixtures	240	8	30

		$3,442		$130

(c)	Interest expense has been adjusted as follows:
		Debt	Interest Rate	Change in Interest Expense
	Chatham Investment Fund (“Chatham Investment”) loan	$3,000	15.00%	$450
	Repayment of Heller loan related to Vinsant	(600)	6.25%	(38)
	Amortization of loan fees ($130 over 3 years)			43
	Amortization of Heller loan fees ($40 over 4.167 years)			10
	Amortization of warrant cost for Chatham Investment loan fee ($169 over 3 years)			56
	Amortization of warrant cost for Heller loan fees ($61 over 4.167 years)			15
	Amortization of cost of shares for letters of credit guarantee ($136 over 1.5 years)			91
	5% annual fee on letters of credit guarantee (5% of 1,650)			83

				$710

(d)	Additional SunLink shares to be issued at merger:
	Shares issued to HealthMont shareholders			1,131
	Shares issued to terminate consulting agreements			35
	Shares issued to keep letters of credit guarantee in place			60
	Contingently issuable shares for little cash considerations—102 warrants at $0.01 per share			102

				1,328

(e)	Tax expense—No tax benefit is recorded on the pro forma loss before income taxes due to tax net operating loss carryforward positions of both SunLink and HealthMont.

UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS

For the Nine Months Ended March 31, 2003

(Amounts in thousands, except per share amounts)

	(A) SunLink As Reported For the Nine Months Ended March 31, 2003	(B) HealthMont Historical For the Nine Months Ended March 31, 2003	(C) Pro Forma Adjustments		(A) + (B) + (C) (D) As Adjusted
Net revenues	$73,204	$21,484	$—		$94,688

Cost of patient service revenues:
Salaries, wages, and benefits	34,041	9,996	—		44,037
Provision for bad debts	8,413	1,790	—		10,203
HealthMont corporate expense		1,448	—		1,448
Other operating expenses	26,049	8,335	—		34,384
Asset impairment charge	1,562	—	—		1,562
Depreciation and amortization	1,070	548		98 (a)	1,716

Operating profit (loss)	2,069	(633)	(98)		1,338

Interest expense	(2,075)	(954)	(532	)(b)	(3,561)
Interest income	41	—	—		41

Loss from continuing operations before income taxes	35	(1,587)	(630)		(2,182)
Income taxes	229	—	—	(d)	229

Loss from continuing operations	$(194)	$(1,587)	$(630)		$(2,411)

Loss per share from continuing operations:
Basic	$(0.04)				$(0.38)

Diluted	$(0.04)				$(0.38)

Weighted-average common shares outstanding:
Basic	4,998		1,328	(c)	6,326

Diluted	4,998		1,328	(c)	6,326

The accompanying notes are an integral part of this unaudited pro forma combined statement of earnings.

Notes to Unaudited Pro Forma Combined Statement of Earnings

For the Nine Months Ended March 31, 2003

(Amounts in thousands, except percentages)

(a)	Depreciation expense increased based upon the increased property, plant, and equipment resulting from the preliminary purchase price allocation.

	Increase in PP&E			Depreciable life, years	Additional Depreciation Expense
	Land		$207	—	—
	Building		2,995	30	$75
	Furniture & fixtures		240	8	23

			$3,442		$98

(b)	Interest expense has been adjusted as follows:
		Debt	Interest Rate	Nine months	Change in Interest Expense
	Chatham Investment loan	$3,000	15.00%	0.75	$338
	Repayment of Heller loan related to Vinsant	(600)	6.25%	0.75	(28)

	Amortization of Chatham Investment loan fees ($130 over 3 years)				32
	Amortization of Heller loan fees ($40 over 4.167 years)				7
	Amortization of warrant cost for Chatham Investment loan fees ($169 over 3 years)				42
	Amortization of warrant cost for Heller loan fees ($61 over 4.167 years)				11
	Amortization of cost of shares for letters of credit guarantee ($136 over 1.5 years)				68
	5% annual fee on letters of credit guarantee (5% of 1,650)				62

					$532

(c)	Additional SunLink shares to be issued at merger:
	Shares issued to HealthMont shareholders				1,131
	Shares issued to terminate consulting agreements				35
	Shares issued to keep letters of credit guarantee in place				60
	Contingently issuable shares for little cash consideration— 102 warrants at $0.01 per share				102

					1,328

(d)	Tax expense—No tax benefit is recorded on the pro forma loss before income taxes due to tax net operating loss carryforward positions of both SunLink and HealthMont.

DESCRIPTION OF HEALTHMONT

General

HealthMont owns and operates two community hospitals, one in Adel, Georgia and one in Fulton, Missouri. HealthMont also owns certain related businesses, consisting primarily of a nursing home located adjacent to one of its hospitals, and home health agencies servicing areas around certain of its hospitals. HealthMont’s hospitals are general acute care hospitals and have a total of 109 licensed beds. As part of the March Transactions, SunLink currently manages each of HealthMont’s hospitals and related healthcare operations.

HealthMont commenced operations in September 2000 following the acquisition on September 1, 2000 of four hospitals from New American Healthcare Corporation (“NAHC”). On January 1, 2001, HealthMont acquired a fifth hospital from a subsidiary of CHAMA, Inc. On February 28, 2002, HealthMont divested itself of two of its hospitals in Portland, Oregon. On March 24, 2003, HealthMont divested itself of its Vinsant Hospital in San Benito, Texas.

HealthMont is a Tennessee corporation incorporated in February 2000. HealthMont’s executive office is located at 111 Long Valley Road, Brentwood, Tennessee 37027 and its telephone number is (615) 309-2166. HealthMont’s website address is “www.healthmont.com”. Information contained on HealthMont’s website does not constitute part of this proxy statement/prospectus.

Business Philosophy

HealthMont’s objective is to be a quality provider of healthcare services in the communities it serves. HealthMont believes healthcare delivery is a local business requiring autonomous local management supported by effective corporate resources. HealthMont supports the efforts of its hospitals to link their patients’ needs with the professional expertise of quality medical practitioners and the dedication and compassion of skilled employees. HealthMont’s hospitals work to earn the support of their local communities by endeavoring to meet their healthcare needs in a professional, caring, and efficient manner.

Business Strategy

HealthMont has targeted the community hospital market because it believes it provides the most attractive sector for hospital investment. HealthMont believes hospitals in its target markets generally experience (1) less competition, (2) lower managed care penetration, (3) lower inflationary pressure with respect to salaries and benefits, (4) higher staff and community loyalty, and (5), in certain cases, opportunity for future growth. In evaluating potential hospital acquisitions, HealthMont seeks markets which have growth potential.

HealthMont’s primary operational strategy has been to improve the profitability of its hospitals by reducing out-migration of patients, recruiting physicians, expanding services, and implementing and maintaining effective cost controls. HealthMont’s efforts are focused on internal growth. However, HealthMont has actively sought to supplement internal growth through acquisitions. HealthMont’s acquisition strategy has been to selectively acquire community hospitals with net revenues of approximately $15 million or more which are (A) the sole or primary hospital in market areas with a population of greater than 25,000 or (B) a principal healthcare provider with substantial market share in communities with a population of 50,000 to 150,000.

Owned Hospitals

The following sets forth certain information with respect to each of the two hospitals HealthMont currently owns:

Callaway Community Hospital—Fulton, Missouri

Callaway Community Hospital is a 49-bed general acute-care hospital located between St. Louis and Kansas City. The medical staff at the hospital is comprised of 15 active staff physicians and 115 consulting members. The facility provides acute inpatient services, obstetrics, and a wide range of outpatient services. A 24-hour, physician-staffed emergency room and diagnostic imaging services, including CT, MRI, and nuclear medicine, are available. A number of surgical specialties are provided on an inpatient and outpatient basis. Certain community and physician needs also are serviced by a hospital-based home health agency. The hospital is fully accredited by the Joint Commission of Accreditation of Health Care Organizations, also known as JCAHO. The hospital also has a long-standing educational affiliation with the University of Missouri School of Medicine as a family practice residency training site. Approximately 18 second- and third-year residents rotate through the hospital annually, providing a recruiting source for family practice physicians.

Memorial Hospital of Adel—Adel, Georgia

Memorial Hospital of Adel is a 60-bed acute care facility with a 95-bed convalescent center (Memorial Convalescent Center) located in southern Georgia. The hospital’s primary service area is Cook County, Georgia. The hospital has a dedicated intensive care unit, OB/GYN services, 24-hour emergency service, a home health agency, and a complete range of outpatient services (including CT scanning). The hospital, convalescent center, and home health agency are all fully accredited by JCAHO. The local medical staff is comprised primarily of family practice and general surgery physicians. There are eight active staff physicians and 30 associate/consulting staff physicians.

Hospital Dispositions

On February 28, 2002, HealthMont sold its interest in two hospitals located in Portland, Oregon—the 123 bed Woodland Park Hospital and 102 bed Eastmoreland Hospital—for an aggregate sales price of approximately $4.2 million in cash. HealthMont applied the net cash proceeds from the sale to repay amounts outstanding under its bank indebtedness. HealthMont determined it was in the company’s best interest to complete the sale of these hospitals given that the hospitals were located in an urban market and, therefore, did not match HealthMont’s core business focus.

On March 24, 2003, HealthMont sold its interests in the Vinsant hospital. The Vinsant hospital is an 81-bed acute care hospital located on a 7.5 acre campus in San Benito, approximately 5 miles south of Harlingen, Texas. The hospital was fully accredited by the JCAHO and offered a full complement of services which included emergency room, acute care, and outpatient services (including CT scanning). The stock of HealthMont of Texas, Inc., the holding company for Vinsant hospital, was acquired by Timothy S. Hill in exchange for 250,000 shares of his HealthMont stock and the payment by HealthMont of approximately $25,000, reflecting an amount designed to reimburse Mr. Hill for the tax liabilities he is expected to incur in connection with the redemption of his shares. As part of such transaction, HealthMont made a $275,000 capital contribution to HealthMont of Texas in the form of a note payable, approximately $600,000 in outstanding HealthMont debt with respect to Vinsant was paid off under HealthMont’s existing loan facilities with funds from borrowing by HealthMont of a like amount under a loan agreement with SunLink, which currently provides for borrowings by HealthMont of up to $1.6 million under specified conditions.

Hospital Operations

Utilization of local hospital management teams

HealthMont believes that the long-term growth potential of its hospitals is dependent on their ability to offer appropriate healthcare services and effectively recruit and retain physicians. Each HealthMont hospital has an operating plan designed to increase revenue through the expansion of services offered by the hospital and the recruitment of physicians to the community.

Each hospital management team is comprised of a chief executive officer, chief financial officer and chief nursing officer. The quality of the on-site hospital management team is critical to the success of our hospitals. The on-site management team is responsible for implementing the operating plan under the guidance of HealthMont’s senior management team.

Each hospital management team is responsible for the day-to-day operations of its hospital. HealthMont’s corporate staff provides support services, assistance, and advice to each hospital in certain areas, including physician recruiting, corporate compliance, reimbursement, information systems, accounting, cash management, finance, tax, and insurance. Financial controls are maintained through the utilization of standardized policies and procedures. HealthMont’s hospitals have contracted with the Broadlane Group Purchasing Organization, a purchasing group used by a large number of community hospitals, for certain supplies and equipment.

Expansion of Services and Facilities; Maintenance of Emergency Room Operations

HealthMont seeks to add services at its hospitals on an as-needed basis in order to improve access to quality healthcare services in the communities it serves, with the ultimate goal of reducing the out-migration of patients to other hospitals or alternate service providers. Additional and expanded services and programs, which may include specialty inpatient and outpatient services, are often dependent on recruiting physicians to practice at HealthMont’s hospitals; therefore, attaining physician recruiting goals is important to HealthMont’s ability to expand services. Capital investments in technology and facilities are often necessary to increase the quality and scope of services provided to the communities. Additional and expanded services and improvements, as well as each hospital’s quality of care and reputation in the community, may reduce out-migration and increase patient referrals and revenue. HealthMont seeks to maintain in each hospital a quality, patient-friendly, emergency department, and we provide emergency room services in each of our hospitals. HealthMont views the emergency rooms in each of its hospitals as the facility’s “window to the community” and a critical component of its local service offering.

Physician Recruiting

Each HealthMont hospital management team is responsible for assessing the need for additional physicians, including the number and specialty of additional physicians needed by its community. Each of HealthMont’s local hospital management teams, with the assistance of outside recruiting firms, identifies and seeks to attract specific physicians to its hospital’s medical staff. The hospital generally guarantees a newly recruited physician a minimum level of cash collections during an initial period, generally one year, and assists the physician’s transition into the community. The physician is required to repay some or all of the amounts paid under such guarantee if the physician leaves the community within a specified period. HealthMont hospitals generally do not employ physicians.

Management Information Systems

HealthMont utilizes commercially available management information system designed for smaller hospitals at its hospitals. Each system includes features such as a general ledger, patient accounting, billing, accounts receivable, payroll, accounts payable, medical records, and materials management, as well as the necessary consolidation functions to allow standardized reporting across all units.

Quality Assurance

Each of HealthMont’s hospitals implements quality assurance procedures to monitor the level and quality of care provided to its patients. Each hospital has a medical director who supervises and is responsible for the quality of medical care provided and a medical advisory committee comprised of physicians who review the professional credentials of physicians applying for medical staff privileges at the hospital. Each of HealthMont’s hospitals is fully accredited by JCAHO.

Regulatory Compliance Program

HealthMont maintains a company-wide compliance program. Each hospital designates a compliance officer and develops plans to correct problems should they arise. In addition, all employees are provided with a copy of and given an introduction to HealthMont’s Code of Conduct, which includes ethical and compliance guidelines and instructions about the proper resources to utilize in order to address any concerns that may arise. Each hospital conducts annual training to re-emphasize HealthMont’s Code of Conduct. HealthMont monitors its corporate compliance program to respond to developments in healthcare regulations and the healthcare industry. HealthMont also maintains a toll-free hotline to permit employees to report compliance concerns on an anonymous basis.

Competition

Among the factors which HealthMont believes influence patient selection among hospitals in non-urban markets are:

•	The appearance and functionality of the healthcare facilities;

•	The quality and demeanor of professional staff and physicians; and,

•	The participation of the hospital in plans which pay a portion of the patient’s bill.

Such factors are influenced heavily by the quality and scope of medical services, strength of referral networks, hospital location, and the price of hospital services. Although HealthMont’s hospitals may face less competition in their immediate patient service areas than would be expected in larger communities, since they are the primary provider of healthcare services in their respective communities, HealthMont’s hospitals nevertheless face competition from larger tertiary care centers and, in some cases, other rural, non-urban or, in limited circumstances, urban hospitals. The competing hospitals may be owned by governmental agencies or not-for-profit entities supported by endowments and charitable contributions, and may be able to finance capital expenditures on a tax-exempt basis. Such governmental-owned and not-for-profit hospitals, as well as for-profit hospitals operating in the service area, likely have greater access to financial resources than do HealthMont hospitals. Because of the location of our Callaway hospital in what we believe is a high growth area, it may, in certain instances, also face competition from large urban hospitals offering more specialized services.

Medical Staff

The number and quality of physicians affiliated with a hospital directly affects the quality and availability of patient care and the reputation of such hospital. Physicians generally may terminate their affiliation with a hospital at any time. HealthMont seeks to retain physicians of varied specialties on the medical staffs of our hospitals and to attract other qualified physicians. HealthMont believes physicians refer patients to a hospital primarily on the basis of the quality of services the hospital renders to patients and physicians, the quality of other physicians on the medical staff, the location of the hospital, and the quality of the hospital’s facilities, equipment, and employees. Accordingly, HealthMont strives to provide quality facilities, equipment, employees, and services for physicians and their patients.

Managed Care and Efforts to Control Healthcare Costs

Each of HealthMont’s hospitals is somewhat dependent on its ability to negotiate service contracts with purchasers of group healthcare services. Health maintenance organizations and preferred provider organizations attempt to direct and control the use of hospital services through managed care programs and to obtain discounts from hospitals’ established charges. In addition, employers and traditional health insurers increasingly are seeking to contain costs through negotiations with hospitals for managed care programs and discounts from established charges. Generally, hospitals compete for service contracts with group healthcare service purchasers on the basis of market reputation, geographic location, quality and range of services, quality of medical staff, convenience, and price.

The importance of obtaining contracts with managed care organizations varies from market to market, depending on the market strength of such organizations. On an industry basis, managed care contracts generally are less important in the non-urban markets than in urban and suburban markets where there is typically a higher level of managed care penetration. Nevertheless, a significant portion of hospital patients in non-urban communities are covered by managed care or other reimbursement programs which pay less than established charges for hospital services.

The healthcare industry, as a whole, faces the challenge of continuing to provide quality patient care while managing rising costs, facing strong competition for patients, and adjusting to a general reduction of reimbursement rates by both private and government payors. Both private and government payors continually seek to reduce the nature and scope of services which may be reimbursed. Healthcare reform at both the Federal and state level generally is designed to reduce reimbursement rates. Changes in medical technology, existing and future legislation, regulations and interpretations, and competitive contracting for provider services by private and government payors, may require changes in facilities, equipment, personnel, rates, and/or services in the future.

The hospital industry, including all of HealthMont’s hospitals, continues to have significant unused capacity. Inpatient utilization, average lengths of stay, and average inpatient occupancy rates continue to be affected negatively by payor-required pre-admission authorization, utilization review, and payment mechanisms designed to maximize outpatient and alternative healthcare delivery services for less acutely ill patients and to limit the cost of treating inpatients. Admissions constraints, payor pressures, and increased competition are likely to continue, and we expect to continue to respond to such trends by adding and expanding outpatient services, upgrading facilities and equipment, offering new programs, and adding or expanding certain inpatient and ancillary services.

Acquisition Strategy

Although HealthMont’s priority is to improve the profitability of its existing hospitals, HealthMont monitors the market for community hospitals that are or may be available for purchase. HealthMont has faced competition for acquisitions primarily from for-profit hospital management companies and not-for-profit entities that may have greater financial and other resources than does HealthMont. Increased competition for the acquisition of non-urban acute-care hospitals has an adverse impact on HealthMont’s ability to acquire such hospitals on favorable terms.

Government Reimbursement Programs

Medicare/Medicaid Reimbursement

A significant portion of HealthMont’s net revenues is dependent upon reimbursement from Medicare and Medicaid programs. The Medicare program pays hospitals under the provisions of a prospective payment system for inpatient services. Under the prospective payment system, a hospital receives a fixed amount for inpatient hospital services based on the established fixed payment amount per discharge for categories of hospital treatment, known as diagnosis related group (“DRG”) payments. DRG payments do not consider a specific hospital’s costs, but are national rates adjusted for area wage differentials and case-mix indices. Long-term care psychiatric units within hospitals (along with certain other services generally not provided in HealthMont’s facilities) currently are exempt from the prospective payment system and are reimbursed under the provisions of a cost-based system, subject to specific reimbursement caps.

Although the Federal government reviews payment rates annually, the percentage increases to DRG payment rates for the last several years have been lower than the percentage increases in the related cost of goods and services provided by general hospitals. The index used to adjust the DRG payment rates is based on a price statistic, known as the Centers for Medicare and Medicaid Services market basket index, reduced by Congressionally mandated reduction factors. DRG rate increases were 1.5%, 2.0%, 0.0%, 0.7%, and 1.1% for Federal fiscal years 1996, 1997, 1998, 1999, and 2000, respectively. The Balanced Budget Act of 1997 set the increase in DRG payment rates for future Federal fiscal years at rates that are based on the market basket rates less reduction factors of 1.8% in 2000 and 1.1% in 2001 and 2002. The Medicare, Medicaid, and Health Benefits Improvement and Protection Act of 2000 (“BIPA”) amended the Balanced Budget Act of 1997 by giving hospitals a full market basket increase in fiscal 2001 and market basket increases minus 0.55% in fiscal years 2002 and 2003. In addition, BIPA contains provisions delaying scheduled reductions in payment for home health agencies and other provisions designed to lessen the impact on providers of spending reductions contained in the Balanced Budget Act of 1997.

The Medicare program historically has set aside 5.1% of Medicare inpatient payments to pay for outlier cases. Outlier cases are specific cases that exceed published thresholds (days or cost) for which additional payments (outlier payments) are received, based on a pre-determined formula, over and above the DRG rate for that specific case. During Federal fiscal year 2000, Medicare projected that payments for outlier cases had exceeded the 5.1% and, therefore, has increased the cost threshold for Federal fiscal year 2001, which will reduce total payments for outlier cases.

Most outpatient services provided by general hospitals are reimbursed by Medicare under the outpatient prospective payment system. The Balanced Budget Act of 1997 mandated the implementation of the prospective payment system for Medicare outpatient services. This outpatient prospective payment system is based on a system of Ambulatory Payment Classifications (“APC”). Each APC is designed to represent a “bundle” of outpatient services, and each APC is assigned a fully prospective reimbursement rate. BIPA also improved the APC rate update factor for calendar year 2001 from market basket minus 1.0% to market basket plus 0.32%.

In addition to the standard DRG payment, the Social Security Act requires additional Medicare payments be made to hospitals with a disproportionate share of low income patients. BIPA provisions, effective for services provided on and after April 1, 2001, stipulate that rural facilities with fewer than 100 beds with a disproportionate share percentage greater than 15% will be classified as a disproportionate share hospital entitled to receive a supplemental disproportionate share payment based on gross DRG payments. For discharges between April 1, 2001 and September 30, 2001, the disproportionate share payment was 5.19%, from October 1, 2001 through September 30, 2002, the effective disproportionate share payment will be 5.09%, and beginning on October 1, 2002, the disproportionate share payment will equal 5.25% of total DRG payments. All of HealthMont’s hospitals were classified as disproportionate share hospitals at March 31, 2003. Medicare disproportionate share payments are estimated to represent approximately 1% of our net patient care revenues for each of the fiscal years ended March 31, 2003 and March 31, 2002.

Each state operates a Medicaid program funded jointly by the state and the Federal government. Federal law governs the general management of the Medicaid program, but there is wide latitude for states to customize Medicaid programs to fit local needs and resources. As a result, each state Medicaid plan has its own payment formula and recipient eligibility criteria.

Government Reimbursement Program Adjustments

The Medicare and Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations and determinations, requirements for utilization review, and new governmental funding restrictions, all of which may materially increase or decrease program payments as well as affect the cost of providing services and the timing of payments to facilities.

All hospitals participating in the Medicare and Medicaid programs, whether paid on a reasonable cost basis or under a prospective payment system, are required to meet certain financial reporting requirements. Federal and, where applicable, state regulations require the submission of annual cost reports covering the revenue, costs, and expenses associated with the services provided by each hospital to Medicare beneficiaries and Medicaid recipients.

Annual cost reports required under the Medicare and Medicaid programs are subject to routine audits which may result in adjustments to the amounts ultimately determined to be due to HealthMont under these reimbursement programs. These audits often require several years to reach the final determination of amounts due. Providers also have rights of appeal, and it is common to contest issues raised in audits of prior years’ cost reports. Although the final outcome of these audits and the nature and amounts of any adjustments are difficult to predict, we believe that we have made adequate provisions in our financial statements for adjustments that may result from these audits and that final resolution of any contested issues should not have a material adverse effect upon our consolidated results of operations or financial position. Until final adjustment, however, significant issues remain unresolved and previously determined allowances could become either inadequate or greater than ultimately required.

If HealthMont or any of its facilities were found to be in violation of Federal or state laws relating to Medicare, Medicaid or similar programs, HealthMont could be subject to substantial monetary fines, civil penalties, exclusion from future participation in the Medicare and Medicaid programs or any combination of such remedies. Any such sanctions could have a material adverse effect on our financial position and results of operations. See “Risk Factors” beginning on page 13.

Professional Liability and Legal Proceedings

As part of HealthMont’s business of owning and operating hospitals, HealthMont is subject to legal actions alleging liability on its part. To cover claims arising out of the operations of its hospitals, HealthMont generally maintains professional malpractice liability insurance and general liability insurance on a claims made basis in amounts and with deductibles that it believes to be sufficient for its operations. HealthMont also maintains umbrella liability coverage covering claims which, due to their nature or amount, are not covered by HealthMont’s other insurance policies. HealthMont can provide no assurance that its professional or general liability insurance will cover all claims against it or continue to be available at reasonable costs for it to maintain adequate levels of insurance. Due to the pending merger with SunLink, HealthMont currently maintains only short term coverage due to the substantial cost differential it will pay for coverage on a stand alone basis compared to its expected professional liability insurance costs as part of SunLink.

HealthMont periodically receives various inquiries or subpoenas from state regulators, fiscal intermediaries, and the Department of Justice regarding various Medicare and Medicaid issues. In addition, HealthMont is subject to other claims and lawsuits arising in the ordinary course of its business or arising out of transactions. Plaintiffs in these lawsuits generally request punitive or other damages that by applicable state law may not be able to be covered by insurance. Because of the uncertain nature of litigation, HealthMont cannot predict the outcome of any of these matters. HealthMont is not aware of any pending or threatened litigation which it believes would have a material adverse impact on its financial position or results of operations.

Environmental Matters

HealthMont is subject to various federal, state, and local laws and regulations governing the use, discharge, and disposal of hazardous materials, including medical waste products. Compliance with these laws and regulations is not expected to have a material adverse effect on HealthMont. It is possible, however, that environmental issues may arise in the future which HealthMont cannot now predict.

Employees

As of June 30, 2003, HealthMont employed approximately 470 employees at its hospitals, including approximately 162 employees at its Callaway Community Hospital and 308 employees at Memorial Hospital of Adel. HealthMont also currently has four full-time employees performing corporate office functions. None of HealthMont’s employees are union members. HealthMont believes that its labor relations are good.

In order to achieve cost savings and in anticipation of the completion of the merger, HealthMont officially closed its corporate offices located in Franklin, Tennessee in September 2002.

Board of Directors and Management

Set forth below is certain biographical information concerning HealthMont’s board of directors and its executive management. Ages are provided as of the date of this joint proxy statement/prospectus.

Gene E. Burleson, 62, has served as a director of HealthMont since it commenced operations in September 2000. Mr. Burleson served as the Chairman of the Board of Directors of Mariner Post-Acute Network, Inc., a diversified provider of long-term and specialty health care services, from February 2000 to June 2002. Mr. Burleson served as the Chief Executive Officer and as a director of Vitalink Pharmacy Services, Inc. from February 1997 to August 1997. He served as Chairman of the Board of Directors of GranCare, Inc., a provider of long-term and specialty health care services, which subsequently became a part of Mariner, from January 1994 to November 1997 and as its Chief Executive Officer from December 1990 to February 1997. His previous experience also includes serving as the President and Chief Operating Officer of American Medical International, Inc., an acute care hospital company and a predecessor to Tenet Healthcare Corporation. Mr. Burleson also currently serves on the Board of Directors of Alterra Healthcare Corporation, an operator of assisted living facilities, Deckers Outdoor Corporation, a shoe manufacturer, and various other privately-held companies.

Richard E. Ragsdale, 59, a founder of HealthMont and the Chairman of its Board of Directors, has co-founded, operated, and financed numerous successful entrepreneurial ventures. He co-founded and served as Chairman of Community Health Systems, Inc., a non-urban hospital management company, in 1985 and took the company public in 1991. He also co-founded Republic Health Corporation in 1981, which went public in 1983, and was acquired by an investor group in 1986. Mr. Ragsdale has co-founded eight other U.S. and European start-up healthcare services companies. Mr. Ragsdale chairs the board of the Metro Nashville Hospital Authority (public hospital and long-term care facility) and serves on the boards of numerous public and private companies, such as The RehabCare Group (NYSE: RHB), the Vanderbilt University Technology Company, as well as not-for-profit and charitable organizations.

E. Thomas Chaney, 60, a founder of HealthMont and the Vice-Chairman of HealthMont’s Board of Directors, is former Co-Chairman, President and Chief Executive Officer of Community Health, a NYSE-listed non-urban hospital management company that he co-founded in 1985. Community Health was one of the first companies to focus on non-urban hospitals and grew into the largest US non-urban hospital management company. Under his leadership, Community Health grew from inception in 1985 to 38 hospitals in 1997 and was acquired by Forstmann Little for over $1.4 billion in 1996, yielding Community Health’s public shareholders a compound annual return of approximately 50%. Mr. Chaney was also a co-founder, investor, and director of QuickStrip, LLC, a bandage manufacturing company, which was sold in 2000. He co-founded American Transitional Hospitals, Inc., a subacute hospital company, in 1987 and served as a director until it was sold in 1991. He is a director of two not-for-profit organizations.

Timothy S. Hill, 41, a founder of HealthMont and its President and Chief Executive Officer and a member of HealthMont’s Board of Directors, is a seasoned healthcare executive with years of experience in multi-unit healthcare finance and management at national corporations including NAHC, Columbia/HCA Healthcare Corporation and HealthTrust, Inc. At NAHC, he served as Senior Vice President and Chief Financial Officer from 1999 to 2000 and was previously Vice President-Controller. He is former Director of Financial Reporting for Columbia/HCA Healthcare Corporation He served in various financial capacities with HealthTrust, Inc. from 1987 to 1995, including positions as Director of Budgeting, Interim Hospital Controller, Reimbursement Coordinator and Audit Supervisor.

Kay L. Brown, 50, a director of HealthMont, has been a partner in Morgan Healthcare Consulting since 1997. Ms. Brown served as a member of the executive management team of GranCare from 1992-1997, a provider of long-term and subacute care, that grew to revenues of over $1.0 billion. She served as GranCare’s Senior Vice President of Communications and, prior to assuming such position, was GranCare’s Senior Vice President of Operations and Vice President of Home Health from 1988-1992. She is the former President and

Chief Executive Officer of Visiting Nurse Associations of America, where she expanded its scope from a membership organization to a preferred provider network of over 250 home health agencies that directly contracted with payors, as well as developed a national home infusion cooperative.

Jay M. Haft, 67, a director of HealthMont, has been a strategic and financial consultant for growth stage companies since 1993. Mr. Haft was the Managing General Partner of Gen Am “1” Venture Fund, an international venture capital fund. Mr. Haft is also a director of numerous public and private corporations, including: DUSA Pharmaceuticals, Inc. (NNM: DUSA); Encore Medical Corporation (NNM: ENMC); and Robotic Vision Systems, Inc. (NNM: ROBV). Mr. Haft is currently of counsel to Reed Smith in New York and previously served as a senior corporate partner of Parker, Duryee, Rosoff & Haft from 1989-1994. Mr. Haft is a graduate of Yale University and Yale Law School.

Joel S. Kanter, 46, a director of HealthMont, has served as President of Windy City, Inc., a privately held investment firm, since 1986. Mr. Kanter has also served as President of Chicago Advisory Group, Inc., a privately held private equity financing and consulting company since its inception in 1999. From 1995 to 1999, Mr. Kanter was Chief Executive Officer and President of Walnut Financial Services, Inc., a publicly traded company (NMS: WNUT) with a market capitalization of over $300 million. Walnut was involved in the formation of some of America’s premier healthcare companies, such as GranCare, Inc., Vitalink Pharmacy Services, Inc. and First Health Group Corp., as well as the non-healthcare companies, Ticketmaster Corporation and Cablevision Systems Corporation. Mr. Kanter serves on the board of directors of several public companies, including: Encore Medical Corporation (NMS: ENMC); I-Flow Corporation (NASDAQ: IFLO); Magna-Lab, Inc. (OTC Bulletin Board); and Logic Devices, Inc. (NASDAQ: LOGC), as well as a number of private concerns.

Arlen B. Reynolds, 61, a director of HealthMont, is a private investor and a strategic advisor to health care companies. He previously served as President of TeamCare, Inc., the third largest institutional pharmacy company in the United States until retiring from that position in June 1997. Mr. Reynolds also previously served as a Senior Vice President of GranCare. Mr. Reynolds came out of retirement to serve as the interim Chief Executive Officer of Brookwood Medical Center in Birmingham, Alabama from June 1999 until March 2000. Prior to that time, Mr. Reynolds served as Chief Executive Officer of numerous acute care hospitals domestically and internationally, including Brookwood Medical Center in Birmingham, Alabama. Mr. Reynolds serves on the board of directors of several private businesses and organizations.

HEALTHMONT MANAGEMENT’S DISCUSSION AND

ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with HealthMont’s consolidated financial statements and the related notes to those consolidated financial statements that are included in this joint proxy statement/prospectus. Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. HealthMont’s future results could differ materially from those discussed herein.

Background

HealthMont is a hospital management company that owns and operates general acute care community hospitals located in rural and non-urban markets. HealthMont currently owns and operates two acute care hospitals with a total of 109 beds. HealthMont offers a wide range of inpatient and outpatient medical services including diagnostic and emergency services, surgery, laboratory, radiology, respiratory, and physical therapy as well as specialty services, including rehabilitation and home healthcare. HealthMont commenced operations in September 2000 following its acquisition of four hospitals. HealthMont acquired a fifth hospital in January 2001. As described elsewhere herein, in February 2002, HealthMont divested itself of two of its hospitals, and in March 2003 divested itself of a third hospital.

Critical Accounting Policies

HealthMont’s consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America. As such, HealthMont is required to make certain estimates, judgments, and assumptions that it believes are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. A summary of HealthMont’s accounting policies and estimates which it believes are most critical to aid in fully understanding and evaluating its financial results include the following:

Use of Estimates.    Management of HealthMont has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ materially from those estimates under different conditions or using different assumptions.

Patient Accounts Receivable.    Patient accounts receivable consist of amounts owed by various governmental agencies, insurance companies, and patients—net of allowances for doubtful accounts and contractual adjustments. HealthMont’s estimate of the allowance for doubtful accounts is based primarily on its historical collection experience for each type of payor. The allowance amount is computed by applying allowance percentages to amounts included in specific payor and aging categories of patient accounts receivable. The Medicare and Medicaid regulations and various managed care contracts under which contractual adjustments must be calculated are complex and are subject to interpretation and adjustment. HealthMont estimates the allowance for contractual adjustments on a payor-specific basis based on historical payment percentages. The accrual and payment calculations are adjusted monthly based on actual payment experience. However, the services authorized and provided, and the resulting reimbursement, are often subject to interpretation. These interpretations sometimes result in payments that differ from our estimates. Additionally, updated regulations and contract renegotiations occur frequently necessitating continual review and assessment of the estimation process by management. Actual results could differ materially from those estimates under different conditions or using different assumptions.

Impairment of Long-Lived Assets.    HealthMont adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, as of April 1, 2002. Prior to the adoption of SFAS No. 144, HealthMont accounted for long-lived assets in accordance with the provisions of SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 144 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. The estimates of these future cash flows are based on assumptions and projections believed by management to be reasonable and supportable. They require management’s subjective judgments and take into account assumptions about patient volumes, changes in payor mix, revenue and expense growth rates, and changes in legislation and other payor payment patterns. These assumptions may vary by facility. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less disposition costs. Actual results could differ materially from those estimates under different conditions or using different assumptions.

Net Patient Service Revenue.    Patient service revenue is recorded based on established billing rates minus estimated contractual adjustments. Revenue is recorded during the period the health care services are provided, based upon the estimated amounts due from the patients and third-party payers, including Federal and state agencies, managed care health plans, commercial insurance companies, and employers. The contractual adjustments for Medicare and Medicaid are based primarily on prospective payment systems. Contractual adjustments for retrospectively cost-based revenues, which were more prevalent in earlier periods, are estimated based on historical and current factors and are adjusted in future periods when settlements of prior cost reports are determined. Estimates of contractual adjustments under managed care health plans are based upon the payment terms specified in the related contractual agreement. The contractual payment terms of managed care agreements are generally based upon predetermined rates per diagnosis, per diem rates or discounted fee-for-service rates. Retroactive adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods, as final settlements are determined. Due to the complexities involved in these estimations of revenue earned, the health care services authorized and provided and the related reimbursement are often subject to interpretations that could result in payments that are different from our estimates. Adjustments related to settlements were not material for the years ended March 31, 2001, 2002 and 2003. Actual results could differ materially from those estimates under different conditions or using different assumptions.

Liquidity and Capital Resources

HealthMont’s principal capital requirements are for working capital, capital expenditures, and debt service payments. Capital requirements may also include cash expenditures associated with HealthMont’s outstanding commitments and contingencies, as further discussed in the notes to the consolidated financial statements.

HealthMont funds its cash requirements primarily from its cash flows from operations, borrowings under its $8.0 million revolving line of credit with Heller (which is subject to substantial borrowing base limitations described below), and the proceeds from the sale of its assets and securities, and its term loan from SunLink. For the fiscal years ended March 31, 2002 and March 31 2003, operating activities used cash of approximately $0.7 million and provided cash of $1.0 million respectively. For the fiscal years ended March 31, 2002 and 2003, HealthMont’s investing activities provided cash of approximately $3.9 million, primarily from the sale of two hospitals, and used cash of $0.2 million respectively. HealthMont’s financing activities used cash of approximately $4.0 million and $0.4 million for the fiscal years ended March 31, 2002 and 2003, respectively.

HealthMont’s indebtedness as of March 31, 2003, consists of amounts outstanding under an $8.0 million revolving line of credit, a $5.0 million secured term loan, and a $1.9 million secured term loan, all with Heller and HealthMont has $0.6 million in borrowings under a $1.1 million loan commitment from SunLink secured in connection with an amendment to the merger agreement with SunLink entered in as of March 24, 2003. For the fiscal year ended March 31, 2003, HealthMont had approximately $3.0 million outstanding under its line of credit and $4.8 million under its term loans. Availability of borrowings under the line of credit is based on a borrowing base equal to 85% of HealthMont’s qualified receivables, subject to certain reserve requirements. However, in January 2002, HealthMont secured over-line borrowings of $1.65 million under the line of credit, with such amounts being guaranteed by letters of credits in the lender’s favor issued by certain of HealthMont’s directors and a shareholder. The agreement governing the over-line borrowings and the related letters of credit were extended in August 2002 and again in July 2003. At June 30, 2003, borrowing capacity under such revolving credit, including over line borrowings, was $3.4 million, all of which was utilized. The proceeds of the revolving line of credit and the term loans have been and will continue to be used to fund HealthMont’s operations. HealthMont’s borrowings under the revolving line of credit and term loans are secured by HealthMont’s accounts receivable and substantially all of HealthMont’s other assets.

Amounts outstanding under the revolving line of credit bear interest at a rate equal to the prime rate plus 1.5%, and amounts outstanding under the term loans bear interest at a rate equal to the prime rate plus 2%. The agreements governing the term loans contain financial covenants that require HealthMont to maintain a specified debt service coverage ratio and working capital ratio and to achieve certain minimum annualized EBITDA. The agreements governing the revolving line of credit and the term loans also contain certain non-financial covenants, including covenants restricting, among other things, the incurrence of additional indebtedness, and the sale of HealthMont’s assets. At each of March 31 and June 30, 2003, HealthMont was not in compliance with such covenants, but subsequently received a waiver of such non-compliance. Also, the debt with Heller becomes due at September 30, 2003.

If HealthMont were to remain an independent company, it would seek to continue to finance its capital expenditures, working capital, and other liquidity requirements from a combination of sources, including cash generated by its operations, its credit facility, and its sale of its securities. HealthMont would also consider selling assets.

As of March 31, 2003, HealthMont has no material capital commitments outstanding.

Nearly all working capital of HealthMont is generated from operations. HealthMont has experienced and expects to continue to experience significant liquidity and capital constraints.

Results of Operations

For the fiscal years ended March 31, 2003 and March 31, 2002

Net Operating Revenues.    For the fiscal year ended March 31, 2003 HealthMont’s revenues were approximately $28.7 million compared to approximately $67.5 million for the fiscal year ended March 31, 2002, representing a 57.5% decrease in 2003 from the comparable period in 2002. Included in the net operating revenues was approximately $39.1 million in revenue for the fiscal year ended March 31, 2002 from the two hospitals that were sold February 28, 2002.

Operating Expenses.    For the fiscal year ended March 31, 2003, HealthMont’s operating expenses were approximately $30.6 million compared to approximately $69.4 million for the fiscal year ended March 31, 2002, representing a 55.9% decrease in 2003 from the comparable period in 2002. The operating expenses for the fiscal year ended March 31, 2002 included $38.9 million in expenses from the two hospitals that were sold February 28, 2002. The net change in expense, once adjusted for the sale of the two hospitals in 2002, was a 0.03% increase in operating expenses for the 2003 comparable period.

Included in operating expenses were approximately $2.0 million and $2.3 million in general and administrative expenses for the fiscal year ended March 31, 2003 and 2002 respectively. As a percentage of revenues, comparable operating expenses have not changed significantly: 106.6% for the fiscal year ended March 31, 2003 versus 102.8% for the fiscal year ended March 31, 2002.

Income (loss) from Continuing Operations.    For the fiscal years ended March 31, 2003 and 2002, HealthMont’s loss from continuing operations was approximately $1.9 million.

Loss from Discontinued Operations.    In March of 2003, HealthMont disposed of the Vinsant hospital in connection with the proposed merger with SunLink. As a result, all activities from the Vinsant hospital for both the fiscal years ended March 31, 2002 and March 31, 2003 are classified as loss from discontinued operations. For the fiscal years ended March 31, 2003 and 2002, HealthMont’s net loss from discontinued operations was approximately $2.2 million and approximately $1.0 million respectively. Approximately $1.2 million of the approximately $2.2 million loss for the fiscal year ended March 31, 2003 was the impairment loss on the Vinsant hospital.

Net Loss.    For the fiscal year ended March 31, 2002, HealthMont’s net loss was approximately $2.9 million compared to a net loss of approximately $4.1 million for the fiscal year ended March 31, 2003. Of the increase in net loss of approximately $1.3 million for the 2003 period from the 2002 comparable period, approximately $1.2 million of such loss was attributable to the impairment loss on Vinsant and approximately $0.6 million in severance and other expenses related to closing HealthMont’s corporate office during the fiscal year ended March 31, 2003.

Fiscal Years 2001 and 2002

Revenues.    For the year ended March 31, 2001, HealthMont revenues were approximately $32.2 million compared to approximately $67.5 million for the year ended March 31, 2002, representing a 109% increase from the 2001 fiscal year to the 2002 fiscal year. The March 2001 year included seven months of operations for three hospitals and three months of operations for one hospital. The March 2002 year included only eleven months operations for two hospitals that were sold and twelve months for the remaining two hospitals.

Operating Expenses.    For the year ended March 31, 2001, HealthMont’s operating expenses were approximately $34.0 million compared to approximately $69.4 million for the year ended March 31, 2002, representing an 104% increase from the 2001 fiscal year to the 2002 fiscal year. The increase was primarily due to the inclusion of a full year of business operations versus only seven months of operations in the 2001-year. Included in operating expenses were approximately $1.5 million and $2.3 million in general and administrative expenses for the years ended March 31, 2001 and March 31, 2002, respectively. As a percentage of revenues, operating expenses have not changed significantly: 105% for the year ended March 31, 2001 and 103% for the year ended March 31, 2002.

Loss from Continuing Operations.    For the year ended March 31, 2001, HealthMont’s loss from continuing operations was approximately $1.8 million compared to approximately $1.9 million for the year ended March 31, 2002, representing an 4.2% increase in the 2002 fiscal year from the 2001 fiscal year. The increased loss was primarily due to the inclusion of a full year of business operations versus only seven months of operations in the prior year and the $1.3 million loss on the disposal of two hospitals in 2002.

Loss from Discontinued Operations.    During the year ended March 31, 2003, HealthMont disposed of the Vinsant hospital in connection with the proposed merger with SunLink. As a result, all activities from the Vinsant hospital for both the years ended March 31, 2001 and 2002 are classified as discontinued operations. Income from discontinued operations was $298 thousand for the year ended March 31, 2001. HealthMont’s loss from discontinued operations was approximately $961 thousand for the year ended March 31, 2002.

Net Loss.    For the year ended March 31, 2001, HealthMont’s net loss was $1.5 million compared to a net loss of $2.9 million for the year ended March 31, 2002. The increase in net loss of $1.4 million for the 2002 fiscal year from the 2001 fiscal year was primarily due to the inclusion of a full year of business operations versus only seven months of operations in the prior year and the $1.3 million loss on the disposal of two hospitals in 2002.

Inflation

During periods of either inflation or labor shortages, employee wages may increase and suppliers may pass along rising costs to HealthMont in the form of higher prices for supplies and services. HealthMont has not always been able to offset increases in operating costs by increasing prices for its services and products or by implementing cost control measures. HealthMont is unable to predict its ability to control future cost increases or offset future cost increases by passing along increased cost to customers.

Quantitative and Qualitative Disclosures About Market Risk

HealthMont currently is exposed to interest rate changes, primarily as a result of borrowing under its revolving line of credit and secured term loans with Heller. The interest rate for borrowing under the revolving line of credit and the secured term loans is the prime lending rate plus 1.5% and the prime lending rate plus 2%, respectively. At March 31, 2003, HealthMont had $3.0 million outstanding under its line of credit with Heller and $4.8 million under its term loans. Interest expense is sensitive to changes in the general level of interest rates. No action has been taken to cover interest rate market risk and HealthMont has not engaged in any interest rate market risk management activities. Based on a hypothetical 1% increase in interest rates, the potential annualized reduction to future pretax earnings would be approximately $100,000. Due to the variable nature of the interest rates on the long-term debt, fair value approximates carrying value.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS OF HEALTHMONT

The following table sets forth, as of August 4, 2003, certain information with respect to the beneficial ownership of HealthMont’s common stock by: (i) each person HealthMont knows to be the beneficial owner of more than five percent of the outstanding shares of HealthMont’s common stock; (ii) each executive officer of HealthMont; (iii) each director of HealthMont; and (iv) all executive officers and directors of HealthMont as a group.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		Percent of Shares Outstanding(3)

Drax Holdings LP 2 North LaSalle Street, Suite 2300 Chicago, Illinois 60602-3801	625,566	(4)	9.8%

The Garmanbozia Fund 27 Northumberland Nashville, Tennessee 37215	588,500	(5)	9.2%

Crenshaw Investments Limited c/o Moore Stephens Services SAM L’Estoril, Bloc C 31 Avenue Princess Grace MC 98000 MONACO	441,692	(6)	6.9%

Timothy S. Hill 111 Long Valley Road Brentwood, Tennessee 37027	565,000	(7)	8.8%

Kay L. Brown 6255 Blackwater Trail Atlanta, Georgia 30328	65,758	(8)	1.0%

Gene Burleson 320 Argonne Drive, NW Atlanta, Georgia 30305	261,701	(9)	4.1%

E. Thomas Chaney No. 4 Briar Hollow Lane Houston, Texas 77027	606,750	(10)	9.3%

Jay M. Haft 1001 Brickell Bay Avenue, 9th Floor Miami, Florida 33131	73,911	(11)	1.2%

Joel Kanter 8000 Towers Crescent Drive, Suite 1070 Vienna, Virginia 22182	359,312	(12)	5.5%

Richard E. Ragsdale 27 Northumberland Nashville, Tennessee 37215	352,500	(13)	5.3%

Arlen B. Reynolds 290 El Camino Real Chelsea, Alabama 35043	56,155	(14)	*

Directors and executive officers as a group (8 persons)	2,341,087	(15)	32.6%

*	Represents beneficial ownership of HealthMont’s common stock of less than 1%.

(1)	Except as otherwise indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)	Under SEC rules, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of warrants or options to purchase such shares. All outstanding warrants and options to purchase shares of HealthMont common stock granted by HealthMont are immediately exercisable.

(3)	Calculated on the basis of 6,382,479 shares of common stock outstanding as of August 4, 2003, provided that any additional shares of common stock that a shareholder has the right to acquire within 60 days after August 4, 2003 are deemed to be outstanding for the purpose of calculating that shareholder’s percentage beneficial ownership.

(4)	The general partner of this entity is Inman Corporation, which is primarily owned by a marital trust that will eventually distribute to the William J. von Liebig Foundation.

(5)	The managing partner of this entity is Kevin Ragsdale (the son of Richard Ragsdale, a director of HealthMont).

(6)	The only available information for this entity is that it is a British Virgin Island corporation believed to be owned by various European investors.

(7)	Includes warrants and options to purchase an aggregate of 60,000 shares of HealthMont common stock. Also includes 72,722 shares of HealthMont common stock to be redeemed by HealthMont immediately prior to the completion of the merger pursuant to the Founders Stock Redemption Agreement.

(8)	Includes options to purchase 15,000 shares of HealthMont common stock.

(9)	Includes 12,499 shares of HealthMont common stock held jointly with M. Jan Burleson. Also includes warrants and options to purchase an aggregate of 95,000 shares of HealthMont common stock. Does not include an aggregate of 42,000 shares of HealthMont common stock to be received at the time of the merger as consideration for the extension of letters of credit in favor of HealthMont’s lender in connection with the restructuring of certain of HealthMont’s indebtedness.

(10)	Includes 431,750 shares of HealthMont common stock held by the Chaney Family Partnership LTD. Also includes warrants and options to purchase an aggregate of 175,000 shares of HealthMont common stock. Also includes 17,500 shares of HealthMont common stock to be redeemed by HealthMont immediately prior to the completion of the merger pursuant to the Founders Stock Redemption Agreement.

(11)	Includes 22,743 shares of HealthMont common stock held jointly with Clayre Haft. Also includes options to purchase 15,000 shares of HealthMont common stock.

(12)	Includes 137,500 shares of HealthMont common stock held by the Kanter Family Foundation. Also includes warrants and options to purchase an aggregate of 215,000 shares of HealthMont common stock. Does not include an aggregate of 105,000 shares of HealthMont common stock to be received at the time of the merger as consideration for the extension of letters of credit in favor of HealthMont’s lender in connection with the restructuring of certain of HealthMont’s indebtedness.

(13)	Includes warrants and options to purchase an aggregate of 215,000 shares of HealthMont common stock. Also includes 35,000 shares of HealthMont common stock to be redeemed by HealthMont immediately prior to the completion of the merger pursuant to the Founders Stock Redemption Agreement.

(14)	Includes options to purchase 15,000 shares of HealthMont common stock.

(15)	Includes warrants and options to purchase an aggregate of 805,000 shares of HealthMont common stock.

DESCRIPTION OF HEALTHMONT’S CAPITAL STOCK

General

Under the terms of HealthMont’s charter, HealthMont is authorized to issue up to 200,000,000 shares of capital stock, consisting of 100,000,000 million shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share. HealthMont currently has 6,382,479 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. HealthMont also has approximately 1,245,683 shares of common stock reserved for issuance upon the exercise of certain outstanding options and warrants. As of August 4, 2003, there are an aggregate of 1,210,683 shares of HealthMont common stock to be issued pursuant to the exercise of outstanding options or warrants that are fully vested including warrants to purchase 144,683 shares held by Heller, warrants to purchase 135,000 shares held by SunLink, warrants to purchase 660,000 shares held by certain of HealthMont’s directors and their affiliates, options to purchase 145,000 shares held by HealthMont’s directors, and options to purchase 126,000 shares held by HealthMont’s non-director employees (a portion of which will be cancelled in connection with their termination of employment prior to the completion of the merger). The lowest exercise price for such vested options and warrants is $0.01 per share and the highest exercise price for such options and warrants is $2.75 per share.

The following summary descriptions set forth certain general terms and conditions of HealthMont’s authorized capital stock. These descriptions below do not purport to be complete, and the terms and provisions of the common stock and preferred stock, and the relative rights and preferences of the holders thereof, are determined solely by reference to HealthMont’s charter and bylaws and the Tennessee Business Corporation Act which is sometimes referred to in this document as the TBCA. As described herein under “The Merger Agreement—Consideration to be Received in the Merger”, in the merger, all shares of HealthMont common stock issued and outstanding on the Effective Date of the merger will be converted into the right to receive shares of SunLink’s common stock. As also described herein under “The Merger Agreement—Stock Options,” in the merger, except for certain options and warrants to purchase shares of HealthMont common stock to be assumed by SunLink and converted into the right to purchase shares of SunLink common stock, all outstanding options to purchase shares of HealthMont common stock will be cancelled. For a comparison of the rights of the holders of HealthMont’s common stock to the rights of the holders of SunLink’s common stock, please see “Comparison of SunLink/HealthMont Shareholder Rights” beginning on page 124.

Common Stock

HealthMont’s common stock has all rights, powers, and privileges accorded common stock under the TBCA and HealthMont’s charter and bylaws. As such, the holders of shares of common stock are entitled to one vote per share on all matters subject to a vote of HealthMont’s shareholders, including elections of HealthMont’s directors. HealthMont’s charter does not provide for cumulative voting in the election of HealthMont’s directors. Subject to any preferential rights of shares of any outstanding series of preferred stock, the holders of common stock are entitled to such distributions as may be declared from time to time by HealthMont’s Board of Directors from funds legally available therefore, and upon liquidation are entitled to receive pro rata all of HealthMont’s assets available for distribution to such holders. All shares of common stock are fully paid and nonassessable, and the holders thereof do not have preemptive rights.

Preferred Stock

Pursuant to the terms of HealthMont’s charter, HealthMont is authorized to issue up to 100,000,000 shares of its preferred stock from time to time, in one or more series, with such designating powers, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms or conditions of redemption, in each case, if any, as are permitted by the TBCA and as HealthMont’s Board of Directors may determine prior to the issuance of any such preferred stock by filing an amendment to HealthMont’s charter, without any further vote or action by HealthMont’s shareholders.

OWNERSHIP OF SUNLINK SECURITIES BY MANAGEMENT AND

SIGNIFICANT SHAREHOLDERS

The following table sets forth certain information as of August 4, 2003 as to the security ownership of those persons known by SunLink to be the beneficial owners of more than five percent of the outstanding shares of common stock of SunLink, each of SunLink’s directors, each of the executive officers named in the Summary Compensation Table in SunLink’s most recent proxy statement and all of SunLink’s executive officers and directors as a group. Except as otherwise indicated, the shareholders listed in the table below have sole voting and investment power with respect to the shares indicated.

	Common Shares Beneficially Owned as of August 4, 2003 (1)
Name and Address of Beneficial Owner	Shares		% of Class
Karen B. Brenner (2) 1300 Bristol Street North Suite 100 Newport Beach, CA 92660	966,444	(4)	18.4

Fortuna Asset Management, LLC (2) 1300 Bristol Street North Suite 100 Newport Beach, CA 92660	956,944	(5)	18.2

Steven J. Baileys (3) c/o Karen Brenner P.O. Box 9109 Newport Beach, CA 92658-9109	672,698	(2)(6)	13.2

Baileys Family Trust (3) c/o Karen Brenner P.O. Box 9109 Newport Beach, CA 92658-9109	378,649	(2)(7)	7.5

Robert M. Thornton, Jr. c/o SunLink Health Systems, Inc. 900 Circle 75 Parkway, Suite 1300 Atlanta, GA 30339	406,724	(8)	7.9

Dimensional Fund Advisors 1299 Ocean Avenue Eleventh Floor Santa Monica, CA 90401	258,329		5.2

James J. Mulligan	39,585	(9)	*

Mark J. Stockslager	73,014	(10)	1.4

Ronald J. Vannuki	15,400	(11)	*

Michael W. Hall	15,600	(12)	*

C. Michael Ford	42,500	(13)	*

Howard E. Turner	219,707	(14)	4.4

Joseph T. Morris	94,900	(15)	1.9

Harry R. Alvis	53,250	(16)	1.1

Jerome Orth	23,250	(17)	*

All directors and executive officers as a group (consisting of 12 persons)	1,957,874	(18)	34.0

*	Represents less than 1% of the outstanding shares of common stock.

(1)	Under applicable SEC regulations, shares are treated as “beneficially owned” if a person has or shares voting or investment power with respect to the shares or has a right to acquire the shares within 60 days of August 4, 2003. Unless otherwise indicated, sole voting power and sole investment power are exercised by the named person. In calculating “% of Class,” shares which may be acquired by a person within such 60-day period are treated as owned by such person and as outstanding shares.

(2)	The business of Fortuna Asset Management, LLC is to provide discretionary investment management services to clients and Karen B. Brenner is President of Fortuna Asset Management, LLC. Ms. Brenner also serves as a director of SunLink. Ms. Brenner has shared investment power over all shares reported as beneficially owned by the Baileys Family Trust and Steven J. Baileys.

(3)	Baileys Family Trust is a private investor. Steven J. Baileys is a private investor, the Trustee of Baileys Family Trust, and a director of SunLink.

(4)	Includes 705,349 shares (which includes 107,383 shares which may be acquired upon the exercise of warrants) over which Ms. Brenner, as a registered investment advisor and sole shareholder of Fortuna Asset Management, LLC, has shared investment power, includes an aggregate of 259,160 shares which may be acquired upon exercise of warrants and includes 7,500 shares which may be acquired under options exercisable within 60 days of August 4, 2003 of such 705,349 shares, Ms. Brenner shares investment power over 665,198 shares (which include 102,982 shares which may be acquired upon the exercise of warrants) with Dr. Baileys.

(5)	Includes 705,349 shares (which includes 107,383 shares which may be acquired upon the exercise of warrants) over which Ms. Brenner, as a registered investment advisor and sole shareholder of Fortuna Asset Management, LLC, has shared investment power, includes an aggregate of 259,160 shares which may be acquired under exercise of warrants.

(6)	Includes 665,198 shares (which includes 102,982 shares which may be acquired upon the exercise of warrants, also includes 378,649 shares held by the Baileys Family Trust) over which Dr. Baileys shares investment power with Ms. Brenner and includes 7,500 shares which may be acquired under options exercisable within 60 days of August 4, 2003.

(7)	Includes 52,041 shares that may be acquired upon exercise of warrants.

(8)	Includes 37,540 shares that may be acquired upon the exercise of warrants and 144,000 shares that may be acquired under options exercisable within 60 days of August 4, 2003.

(9)	Includes 5,380 shares that may be acquired upon exercise of warrants and 7,500 shares that may be acquired under options exercisable within 60 days of August 4, 2003.

(10)	Includes 64,750 shares that may be acquired under options exercisable within 60 days of August 4, 2003.

(11)	Includes 7,500 shares that may be acquired under options exercisable within 60 days of August 4, 2003.

(12)	Includes 7,500 shares that may be acquired under options exercisable within 60 days of August 4, 2003.

(13)	Includes 7,500 shares that may be acquired under options exercisable within 60 days of August 4, 2003.

(14)	Includes 12,685 shares that may be acquired upon exercise of warrants and 7,500 shares that may be acquired under options exercisable within 60 days of August 4, 2003.

(15)	Includes 57,750 shares that may be acquired under options exercisable within 60 days of August 4, 2003.

(16)	Includes 39,250 shares that may be acquired under options exercisable within 60 days of August 4, 2003.

(17)	Includes 20,250 shares that may be acquired under options exercisable within 60 days of August 4, 2003.

(18)	Includes 314,765 shares that may be acquired upon exercise of warrants and 378,500 shares which may be acquired under options exercisable within 60 days of August 4, 2003.

Fortuna Asset Management, LLC, Karen B. Brenner, Steven J. Baileys and The Baileys Family Trust, together with Ronald J. Vannuki, have filed with the SEC, as a group, a Schedule 13D and amendments thereto under the Securities and Exchange Act of 1934 relating to their beneficial ownership of shares of SunLink. The information set forth herein with respect to beneficial ownership of shares of SunLink was obtained from Amendment No. 7 to Schedule 13D dated August 16, 2002 and filed October 15, 2002, as supplemented by members of the group. The persons other than SunLink listed in this paragraph are sometimes referred to as the Fortuna Group. As a group, the Fortuna Group beneficially owns 989,344 shares (including warrants to purchase 259,160 shares and 22,500 shares that may be acquired under options exercisable within 60 days of August 4, 2003 or 18.7% of the outstanding shares of SunLink).

Dimensional Fund Advisors, Inc., a registered investment advisor, has filed a Schedule 13D and amendments thereto with the SEC relating to its beneficial ownership of SunLink. The information set forth herein with respect to its beneficial ownership was obtained from Amendment No. 10 to Schedule 13D dated February 3, 2003 as filed with the SEC on February 7, 2003.

PRO FORMA OWNERSHIP OF SUNLINK SECURITIES

FOLLOWING COMPLETION OF MERGER

The following table sets forth certain information as if the merger was completed as of August 4, 2003 on a pro forma basis, as to security ownership of those persons known by SunLink and HealthMont to be the beneficial owners of more than 5% of the outstanding shares of common stock of either SunLink or HealthMont prior to the merger, each of SunLink’s or HealthMont’s existing directors, each of the existing executive officers of SunLink or HealthMont and all of the executive officers and directors of SunLink following the completion of the merger as a group.

	Common Shares Beneficially Owned as of August 4, 2003				Pro Forma Common Shares Beneficially Owned upon the Completion of the Merger
Name	SunLink Shares	% of Class	HealthMont Shares	% of Class	Shares(1)	% of Class(2)
Karen B. Brenner	966,444	18.4	0	0	966,444	14.6
Fortuna Asset Management, LLC	956,944	18.2	0	0	956,944	14.4
Steven J. Baileys	672,698	13.2	0	0	672,698	10.4
Baileys Family Trust	378,649	7.5	0	0	378,649	5.9
Robert M. Thornton, Jr.	406,724	7.9	0	0	406,724	6.2
Dimensional Fund Advisors	258,329	5.2	0	0	258,329	4.1
James J. Mulligan	39,585	*	0	0	39,585	*
Mark J. Stockslager	73,014	1.4	0	0	73,014	1.1
Ronald J. Vannuki	15,400	*	0	0	15,400	*
Michael W. Hall	15,600	*	0	0	12,500	*
C. Michael Ford	42,500	*	0	0	42,500	*
Howard E. Turner	219,707	4.4	0	0	219,707	3.4
Joseph T. Morris	94,900	1.9	0	0	94,900	1.5
Harry R. Alvis	53,250	1.1	0	0	53,250	*
Jerome Orth	23,250	*	0	0	23,250	*
Drax Holdings LP	0	0	625,566	9.8	113,227	1.8
The Garmanbozia Fund	0	0	588,500	9.2	106,519	1.7
Crenshaw Investments Limited	0	0	441,692	6.9	79,946	1.3
Timothy S. Hill	0	0	565,000	8.9	102,265	1.6
Kay L. Brown	0	0	65,758	1.0	11,902	*
Gene Burleson	0	0	261,701	4.1	47,368	*
E. Thomas Chaney	0	0	606,750	9.5	109,822	1.7
Jay M. Haft	0	0	73,911	1.2	13,378	*
Joel Kanter	0	0	359,312	5.6	65,035	1.0
Richard E. Ragsdale	0	0	352,500	5.5	63,803	1.0
Arlen B. Reynolds	0	0	56,155	*	10,164	*
All directors and executive officers of SunLink as a group (consisting of 12 persons)(3)						30.9%

*	Represents beneficial ownership of less than 1%

(1)	Represents number of current beneficially owned SunLink shares by SunLink beneficial shareholders. Represents number of HealthMont shares currently beneficially owned by HealthMont beneficial shareholders multiplied by the anticipated exchange fraction of 0.1810.

(2)	Calculated on the basis of 6,345,157 shares of SunLink common stock estimated to be outstanding at the close of the merger, including an estimated 1,347,565 shares of SunLink common stock to be issued in the merger or in connection with obligations assumed pursuant to the merger.

(3)	Includes all current and post-merger directors and executive officers of SunLink (except for Mr. Vannuki, a current director). Mr. Burleson will replace Mr. Vannuki on the SunLink board following the completion of the merger.

DESCRIPTION OF SUNLINK CAPITAL STOCK

The following summary of the terms of the capital stock of SunLink before and after the merger is not meant to be complete and is qualified by reference to SunLink’s articles of incorporation and SunLink’s code of regulations. Copies of SunLink’s articles of incorporation and SunLink’s code of regulations are incorporated by reference and will be sent to shareholders of SunLink and HealthMont upon request. See “Where You Can Find More Information” beginning on page 135.

Authorized Capital Stock

SunLink’s authorized capital stock consists of 12,000,000 authorized shares of common stock, no par value per share, and 2,000,000 authorized shares of preferred stock. As of August 4, 2003, there were approximately 4,997,592 shares of SunLink common stock issued and outstanding, 1,016,987 shares of SunLink common stock were reserved for issuance upon the exercise of warrants, and 805,850 shares of SunLink common stock were reserved for issuance upon the exercise of options issued and outstanding pursuant to SunLink stock option plans. As of August 4, 2003, there were 461,650 shares of SunLink common stock to be issued pursuant to outstanding options that are fully vested and 1,016,987 shares of common stock to be issued pursuant to warrants that are fully vested. The lowest exercise price for such vested options and warrants is $0.01 per share and the highest exercise price for such vested options and warrants is $8.625 per share. No shares of preferred stock are outstanding. As of the date of this joint proxy statement/prospectus, SunLink estimates that, if the merger agreement is approved and the merger is consummated, it will issue approximately up to a total of 1.35 million shares of SunLink common stock to HealthMont shareholders pursuant to or in connection with the merger.

SunLink Common Stock

The holders of SunLink common stock are entitled to one vote for each share on all matters voted on by the shareholders, and are not entitled to cumulate votes for the election of directors. Subject to any preferences that may be applicable to any outstanding preferred stock, the holders of SunLink common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the SunLink board of directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of SunLink, the holders of shares of SunLink common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Holders of SunLink common stock have no preemptive, conversion or other subscription rights, and there are no redemption or sinking fund provisions applicable to the SunLink common stock.

SunLink Preferred Stock

SunLink may issue up to 2,000,000 shares of preferred stock. The SunLink board of directors has the express authority to issue preferred stock in one or more series and to fix for each series the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereon, and the number of shares constituting any series and the designations of the series, without any further vote or action by the shareholders of SunLink. The holders of SunLink preferred shares would be entitled to one vote for each preferred share held by them. Because the terms of the preferred stock may be fixed by the SunLink board of directors without shareholder action, the preferred stock could be issued quickly with terms calculated to defeat a proposed takeover of SunLink or to make the removal of management of SunLink more difficult. Under certain circumstances, this could have the effect of decreasing the market price of the SunLink common stock.

Certain Anti-Takeover Provisions—SunLink Articles of Incorporation and Code of Regulations

Certain provisions of the SunLink articles of incorporation and code of regulations may have the effect, either alone or in combination with each other, of making more difficult or discouraging a tender offer, takeover attempt or change in control that is opposed by SunLink’s board of directors but that a shareholder might consider to be in its best interest. SunLink believes that such provisions are necessary to enable SunLink to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by the SunLink board of directors to be in the best interests of SunLink and its shareholders. These provisions are summarized in the following paragraphs.

Classified board of directors.    The Ohio General Corporation Law provides that a corporation’s board of directors may be divided into various classes with staggered terms of office. The SunLink code of regulations provides that the SunLink board of directors is divided into two classes of directors, with the classes to be as nearly equal in number as possible. At each annual meeting of shareholders, one class of directors is elected for a two-year term.

The classification of directors has the effect of making it more difficult for shareholders to change the composition of the SunLink board of directors. At least two annual meetings of shareholders, instead of one, generally will be required to effect a change in a majority of the board of directors. Such a delay may help ensure that SunLink’s directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the shareholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the board of directors would be beneficial to SunLink and its shareholders and whether or not a majority of SunLink’s shareholders believe that such a change would be desirable.

The classification provisions also could have the effect of discouraging a third party from initiating a proxy contest, making a tender offer, or otherwise attempting to obtain control of SunLink, even though such an attempt might be beneficial to SunLink and its shareholders. The classification of the board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of SunLink common stock by purchasers whose objective is to take control of SunLink and remove a majority of the board of directors, the classification of the board of directors could tend to reduce the likelihood of fluctuations in the market price of the SunLink common stock that might result from accumulations of large blocks for such a purpose. Accordingly, shareholders could be deprived of certain opportunities to sell their shares of SunLink common stock at a higher market price than might otherwise be the case.

Number of Directors; Removal of Directors; Vacancies.

The SunLink code of regulations provides that the number of directors may be changed from time to time either by the affirmative vote of the holders of record of two-thirds of the voting power of the SunLink common stock at a meeting of shareholders called for that purpose, or by the affirmative vote of a majority of the directors in office; provided, however, that in no event shall any class of directors contain fewer than three directors nor more than four directors. Any vacancies (including newly-created directorships) can be filled only by the affirmative vote of a majority of the remaining directors, whether or not they constitute a quorum of directors. Directors appointed to fill vacancies created by the resignation or termination of a director will serve the remainder of the term of the resigning or terminated director. Accordingly, the SunLink board of directors could prevent any shareholder from enlarging the SunLink board of directors and filling the new directorships with such shareholders’ own nominees. Pursuant to the SunLink code of regulations, no director may be removed from the Board, prior to the expiration of such director’s term of office, except by the affirmative vote of holders of SunLink securities representing two-thirds of the voting power of SunLink securities entitled to vote in the election of directors.

Business Conducted at Meetings; Director Nominations

The SunLink code of regulations provides that nominations of persons for election to the SunLink board of directors may be made at a meeting of shareholders (A) by or at the direction of the SunLink board of directors or any committee or person appointed by the board of directors or (B) by any shareholder of record of SunLink who was a shareholder of record at the time of the giving of the notice required by the code of regulations, as described below, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in the code of regulations. For nominations to be properly brought before a meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of SunLink, and, if the shareholder, or the beneficial owner on whose behalf any such proposal or nomination is made solicits or participates in the solicitation of proxies in support of such proposal or nomination, the shareholder must have timely indicated such shareholder’s, or such beneficial owner’s, intention to do so. To be timely, a shareholder’s notice must be delivered to the Secretary of SunLink at its principal executive offices not less than 50 days nor more than 75 days prior to the meeting; provided, however, that in the event that less than 60 days’ notice or prior public disclosure of the date of meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The notice to the Secretary of SunLink must include:

•	certain information as to each person whom the shareholder proposes to nominate for election or reelection as a director; and

•	certain information as to the shareholder giving the notice.

Amendment of the SunLink Articles of Incorporation and Code of Regulations.

The General Corporation Law of Ohio contains provisions requiring the affirmative vote of the holders of at least two-thirds of the voting power of SunLink securities entitled to vote in the election of directors to amend the SunLink articles of incorporation The SunLink code of regulations may be amended or repealed by the affirmative vote or written consent of the holders of at least two-thirds of SunLink securities entitled to vote in the election of directors. These provisions make it more difficult for shareholders to make changes in the SunLink articles of incorporation and code of regulations, including changes designed to facilitate the exercise of control over SunLink.

Limited Liability and Indemnification Provisions

The SunLink code of regulations eliminates to the fullest extent now or hereafter permitted by the Ohio General Corporation Law, liability of a director or officer to SunLink or its shareholders for monetary damages for any action taken or omitted to be taken as a director or officer of SunLink in good faith, if such person:

•	exercised or used the same degree of care and skill as a prudent man would have exercised or used under the circumstances in the conduct of his own affairs, or

•	took, or admitted to take, such action in reliance upon advice of counsel for SunLink or upon statements made or information furnished by officers or employees of SunLink which he had reasonable grounds to believe or upon a financial statement of SunLink prepared by an officer or employee of SunLink in charge of its accounts or certified by a public accountant or firm of public accountants, or

•	considered the assets to be valued at their book value or followed what he believed to be sound accounting and business practice.

This provision is intended to afford directors and officers additional protection from, and limit their potential liability for, suits alleging a breach of duty by a director or officer. SunLink believes this provision will assist it in maintaining and securing the services of directors who are not employees of SunLink. As a result of the inclusion of this provision, SunLink shareholders may be unable to recover monetary damages from directors for actions taken by such directors that constitute negligence or gross negligence or that are in violation of their fiduciary duties. Although it may be possible to obtain injunctive or other equitable relief with respect to such actions, such as an injunction or rescission based on a director’s breach of the duty of care, as a practical matter, equitable remedies may not be available (e.g., after a transaction has already been effected). If neither monetary damages nor equitable remedies are available to SunLink shareholders in a particular case, shareholders may not have any effective remedy against the challenged conduct.

COMPARISON OF SUNLINK/HEALTHMONT SHAREHOLDER RIGHTS

As a result of the merger, holders of HealthMont common stock will receive SunLink common stock. HealthMont is a corporation incorporated under the laws of Tennessee. SunLink is a corporation incorporated under the laws of Ohio. The following is a summary comparison of material differences between the rights of a HealthMont shareholder and of a SunLink shareholder arising from the differences between the corporate laws of Ohio and those of Tennessee, and the governing instruments of the two corporations. The terms of the Tennessee Business Corporation Act, the HealthMont charter and bylaws as well as the terms of SunLink’s articles of incorporation, code of regulations and the corporate laws of Ohio are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these laws, regulations, and documents. For information on how to obtain the governing instruments of HealthMont and SunLink, see “Where You Can Find More Information” beginning on page 135. You are encouraged to obtain and read these documents.

Unless the context otherwise requires, references to “shareholder” or “shareholders” means the person(s) whose names appear(s) on a corporation’s stock transfer register and who are the legal owners of the shares concerned.

Provisions Currently Applicable to HealthMont Shareholders	Provisions Applicable to SunLink Shareholders

Voting Rights

Under Tennessee law, each outstanding share is entitled to one vote on each matter voted on at a shareholders' meeting unless the corporate charter provides otherwise.

The HealthMont bylaws provide that a shareholder may vote his or her shares in person or by proxy and may appoint a proxy to vote or otherwise act for him or her by signing a proxy or other appointment form, either personally or by his or her attorney-in-fact.

The HealthMont bylaws provide that the holders of a majority of shares entitled to vote, whether present in person or by proxy, shall constitute a quorum. Such bylaws further provide that once a share is represented for any purpose at a meeting, the holder of such share is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting, unless a new record date is, or must be, set for the adjourned meeting.

According to the HealthMont bylaws, if a quorum exists, action on a matter, other than the election of directors, is approved by the shareholders if the votes cast in favor of the action exceed the votes cast in opposition to such action.

Under Tennessee law, each shareholder is entitled to one vote on each matter properly submitted to the shareholder for their vote, consent, waiver, release, or other action, except to the extent that the voting rights of the shares held are increased, limited, or denied by the express terms of such shares.

The SunLink code of regulations requires that any instrument appointing a proxy be signed by the shareholder making the appointment. The code of regulations further dictates that the presence of a shareholder at a meeting shall not operate to revoke a proxy until notice of such revocation is given to the Corporation in writing or in open meeting.

The SunLink code of regulations provides that the holders of shares entitled to exercise a majority of the voting power of the SunLink stock, whether present in person or represented by proxy, shall constitute a quorum, except when a greater proportion is required by law.

According to the SunLink code of regulations, if a quorum exists, all questions and business which shall come before the meeting shall be determined by the vote of the holders of a majority of the voting shares present in person by proxy at the meeting, except when a different proportion is required by law.

Article Ninth of SunLink’s articles of incorporation provides that every Ohio statute thereafter enacted whereby the rights of shareholders are increased or diminished shall be given effect. Accordingly, by virtue of SunLink’s articles of incorporation, the provisions of Ohio law itself, and other provisions of SunLink’s code of regulations, super majorities are required to effect various actions.

Provisions Currently Applicable to HealthMont Shareholders	Provisions Applicable to SunLink Shareholders

Action by written consent

Under Tennessee law, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting. If all shareholders entitled to vote on the action consent to taking such action without a meeting, the affirmative vote of the number of shares that would be necessary to authorize or take such action at a meeting is the act of the shareholders.

The HealthMont bylaws expressly allow any action required or permitted to be taken at a meeting of the shareholders to be taken without a meeting so long as all shareholders entitled to vote on the action consent to taking such action without a meeting.

Under Ohio law, unless affirmatively prohibited by the articles of incorporation or code of regulations, any action that may be authorized or taken at a meeting of the shareholders or directors may be authorized or taken without a meeting by the written consent of all of the shareholders who would be entitled to notice of a meeting of the shareholders held for such purpose, or all the directors, as the case may be.

The SunLink articles of incorporation and code of regulations do not prohibit shareholder or director action without a meeting.

Sources and Payment of Dividends

Tennessee law does not require shareholders to be notified before dividends may be paid out of a corporation’s capital surplus.	Under Ohio law, a corporation must notify its shareholders if a dividend is paid out of its capital surplus.

Meetings of Shareholders

According to the HealthMont bylaws, an annual meeting of shareholders for the purpose of electing directors and transacting other business shall be held within six (6) months of the last day of the fiscal year, or on such other date as shall be designated from time to time by the Board of Directors, the Chairman of the Board, or the President.

According to the HealthMont bylaws, a special meeting of shareholders may be called for any purpose whenever shareholders owning at least twenty (20) percent of the votes entitled to be cast on any issue proposed to be considered at a proposed special meeting sign, date, and deliver to the Secretary one (1) or more written demands for the meeting describing the purpose or purposes for which the meeting is to be held.

According to the HealthMont bylaws, notice of meetings must be delivered to each shareholder entitled to vote at such meeting, and must state the date, time, place and, in the case of a special meeting, the purpose or purposes for which the meeting is to be called. Such notice must be delivered no fewer

According to the SunLink code of regulations, an annual meeting of the shareholders for the purpose of electing directors and transacting other business shall be held during the month of October or November of each year as determined by the Board of Directors.

According to the SunLink code of regulations, a special meeting of shareholders may be called by the President or the Board of Directors and shall be called by the Secretary for any purpose whenever shareholders holding fifty (50) percent or more of all shares outstanding and entitled to vote thereat submit a written request to call such a meeting to the Secretary. Any such request for a special meeting of shareholders must state the purpose or purposes of the meeting.

According to the SunLink code of regulations, notice of each annual or special meeting must be mailed to each shareholder entitled to such notice stating the time and place of, and the purpose or purposes for, such meeting. The notice must be sent not more than sixty (60) days nor less than seven (7) days before such meeting. There are no provisions for oral notice of meetings in lieu of written notice in the

Provisions Currently Applicable to HealthMont Shareholders	Provisions Applicable to SunLink Shareholders

than ten (10) days nor more than two (2) months before the date of the meeting. Notice may be in writing, or oral if reasonable under the circumstances.	SunLink articles of incorporation or code of regulations, but the notice requirement may be waived by any shareholder by a writing evidencing such waiver either before or after the holding of such meeting.

Dissenters’ Rights

Under Tennessee law, shareholders of a corporation involved in a merger have the right to demand and receive payment of the fair value of their stock in lieu of receiving the merger consideration. However, these appraisal rights are not available to holders of shares:

•     listed on an exchange registered under § 6 of the Securities Exchange Act of 1934; or

•     that are a “national market system security,” as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

A copy of TBCA Chapter 23 is attached to this joint proxy statement/prospectus as Annex D.

Under Ohio law, shareholders of a corporation being merged or consolidated into a surviving or new entity are entitled to relief as dissenting shareholders, and may receive payment of the fair cash value of the shares as to which such shareholder seeks relief. Likewise, in the case of a combination or a majority share acquisition, shareholders of the acquiring corporation entitled to vote on the transaction are also entitled to relief as dissenting shareholders. A dissenting shareholder must strictly comply with the procedures set forth in Section 1701.85 of the Ohio Revised Code to be entitled to appraisal rights, or the rights may be deemed terminated or waived. A copy of Section 1701.85 of the Ohio General Corporation Law is attached to this joint proxy statement/prospectus as Annex E.

Preemptive Rights

Under Tennessee law, shareholders of a corporation are not automatically entitled to preemptive right to acquire the corporation’s unissued shares unless the corporate charter expressly provides for such right. Neither the HealthMont bylaws, nor its corporate charter provide for preemptive rights.	Under Ohio law, a shareholder is not entitled to preemptive rights to subscribe for additional issuances of stock or any security convertible into stock unless they are specifically granted in the articles of incorporation. The SunLink articles of incorporation do not provide for preemptive rights.

Amendment of Governing Instruments

Under Tennessee law, a corporation’s bylaws may generally be amended by the board of directors unless the Tennessee Business Corporation Act, the charter or the shareholders have specified otherwise; provided, however, the shareholders may amend or repeal the bylaws regardless of whether the bylaws may also be amended or repealed by the board. Tennessee law does not set out general voting requirements for bylaw amendments. Bylaws increasing quorum or voting requirements for shareholders or directors are subject to special rules. Generally, these amendments must be passed according to the quorum and voting requirements

To amend an Ohio corporation’s articles of incorporation, Ohio law requires the approval of shareholders holding two-thirds of the voting power of the corporation, or, in cases in which class voting is required, of shareholders holding two-thirds of the voting power of such class, unless the corporation’s articles of incorporation provide for a greater or lesser proportion, but not less than a majority, of the voting power.

The SunLink articles of incorporation provide that the Articles may be amended or repealed at any meeting of shareholders called for that purpose.

Provisions Currently Applicable to HealthMont Shareholders	Provisions Applicable to SunLink Shareholders

already in place or the new requirements, whichever are greater. A bylaw amendment proposed by the shareholders may not be adopted, amended or repealed by the board of directors.

The HealthMont bylaws provide that the bylaws may be amended or repealed by the affirmative vote of a majority of shareholders entitled to vote on the amendment at any annual or special meeting where notice of such action is contained in the notice of such meeting.

Approval by the affirmative vote of the holders of record of shares entitling them to exercise at least two-thirds of the voting power is required to amend the articles of incorporation.

Shareholders’ Votes on Certain Transactions

Generally, under Tennessee law, for a plan of merger or exchange to be approved:

•      The board of directors must recommend that the plan of merger or exchange be approved by the shareholders of the corporation; and

•      The shareholders entitled to vote must approve the plan.

If the board of directors determines that because of conflict of interest it should make no recommendation to the shareholders regarding their vote on the plan of merger or exchange, they must submit the plan of merger or exchange to the shareholders for approval without recommendation, and include the basis for why the plan was submitted for approval to the shareholders without any recommendation by the board.

The HealthMont bylaws do not provide for the vote of its stock with respect to adoption of a plan of merger or consolidation.

Generally, under Ohio law, completion of a merger or consolidation or the sale of all or substantially all of a corporation’s assets requires:

•      The approval of the board of directors of each domestic corporation involved; and

•      Adoption of such merger or consolidation or approval of such asset sale by the affirmative vote of the holders of shares of that corporation entitling them to exercise at least two-thirds of the voting power of the corporation or such different proportion as the articles may provide, but not less than a majority.

The SunLink articles of incorporation do not provide for the vote of a different portion of the stock for adoption of a plan of merger or consolidation or such sale of assets.

Rights of Inspection

Under the Tennessee Business Corporation Act, shareholders are entitled to inspect and copy, during regular business hours at the corporation’s principal office, the minutes of shareholder meetings for the past three (3) years, the charter, the bylaws, the most recent annual report and certain other records of the corporation, provided the shareholder gives the corporation written notice of his or her demand at least five business days before the date on which he or she wishes to inspect and copy the records.

Under the Ohio General Corporation Law, any shareholder of the corporation has the right to examine certain books and records of the corporation at any reasonable time and for any reasonable and proper purpose upon written demand stating the specific purpose thereof. The books and records which the shareholder is entitled to inspect and make copies or extracts thereof include:

•      articles of incorporation and code of regulations;

Provisions Currently Applicable to HealthMont Shareholders	Provisions Applicable to SunLink Shareholders

Additionally, a shareholder who makes a demand in good faith, for a proper purpose, and describes with reasonable particularity his or her purpose, may also, upon five days’ written notice, inspect and copy:

•      accounting records of the corporation;

•      the records of shareholders and excerpts from minutes of any meeting of the corporation’s board of directors;

•      records of any action of a committee of the corporation’s board of directors;

•      minutes of any meeting of the shareholders of the corporation; and

•      records of action taken by the shareholders or board of directors without a meeting.

The HealthMont bylaws do not address shareholder rights with respect to inspection of corporate records.

•      books and records of account;

•      minutes of the corporation;

•      records of shareholders; and

•      voting trust agreements, if any, on file with the corporation.

The SunLink articles of incorporation have no provision with respect to inspection of corporate records.

Cumulative Voting

Under Tennessee law, shareholders do not have the right to cumulate their votes for directors unless the charter so provides.

Neither the HealthMont charter or its bylaws provide for cumulative voting.

Under Ohio law, unless the articles of incorporation provide otherwise, each shareholder has the right to vote cumulatively in the election of directors if certain notice requirements are satisfied.

The SunLink articles of incorporation provide that no SunLink shareholder shall have the right to vote cumulatively in the election of directors of the Corporation.

Standard of Conduct for Directors

Tennessee law states that a director shall discharge all duties as a director, including duties as a member of a committee in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the director reasonably believes to be in the best interests of the corporation.

In discharging the director’s duties, a director is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by

Ohio law states that a director shall perform the director’s duties as a director, including the duties as a member of any committee of the directors upon which the director may serve, in good faith, in a manner the director reasonably believes to be in or not opposed to the best interests of the corporation, and with the care that an ordinarily prudent person in a like position would use under similar circumstances.

In performing the director’s duties, a director is entitled to rely on information, opinions, reports or

Provisions Currently Applicable to HealthMont Shareholders	Provisions Applicable to SunLink Shareholders

•      one or more officers or employees of the corporation (or a subsidiary of the corporation) whom the director reasonably believes to be reliable and competent in the matters presented;

•      legal counsel, public accountants, or other persons as to matters the director reasonably believes are within the person’s professional or expert competence; or

•      a committee of the board of directors of which he is not a member, if the director reasonably believes the committee merits confidence.

Under the Tennessee Business Corporation Act, a director is not acting in good faith if the director has knowledge concerning the matter in question that makes reliance otherwise permitted under Tennessee’s standard of care for directors unwarranted.

statements, including financial statements and other financial data if prepared or presented by

•      one or more officers or employees of the corporation (or a subsidiary of the corporation) whom the director reasonably believes to be reliable and competent in the matters presented;

•      legal counsel, public accountants, or other persons as to matters the director reasonably believes are within the person’s professional or expert competence; or

•      a committee of the board of directors of which he is not a member, if the director reasonably believes the committee merits confidence.

A director shall not be found to have violated the director’s duties as described above unless it is proved by clear and convincing evidence that the director has not met the standard of care described above.

Classification, Number, and Election of the Board of Directors

The HealthMont bylaws do not provide for different classes of directors for the corporation.

Tennessee law dictates that a board of directors must consist of one or more individuals as prescribed in accordance with the corporation’s charter or bylaws. The charter or bylaws may provide that the board of directors has power to fix or change the number of directors, including an increase or decrease in the number of directors. Absent such a provision, however, only the shareholders may fix or change the number of directors, except where the charter or bylaws establish a variable range for the size of the board of directors by fixing a minimum or maximum number of directors.

The HealthMont bylaws provide that the number of directors shall be fixed from time to time by the Board of Directors; provided, however, that at no time shall the number be fixed at less than one or more than ten. The bylaws also dictate that directors shall be elected at the annual meeting of shareholders by a plurality of the votes cast by shareholders entitled to vote in the election, except in the case of the filling of vacancies. Each director, including a

Ohio law permits the articles of incorporation or code of regulations of a corporation to provide for the classification of directors into either of two or three classes consisting of not less than three directors each, and that the terms of office of the several classes need not be uniform, except that no term shall exceed three years from the date of such director’s election and until such director’s successor is elected.

The SunLink code of regulations provides for six directors of the corporation, divided into two classes of directors, with each class consisting of three members. Each class of directors is to be elected at the annual meeting of shareholders for two year terms on alternate years.

The SunLink code of regulations provides that the number of authorized directors and the number of directors in each class may be changed either by the affirmative vote of the holders of record of two-thirds of the voting power of the corporation at a meeting of shareholders called for that purpose and for the purpose of election of directors, or by the affirmative vote of a majority of the directors in office; provided

Provisions Currently Applicable to HealthMont Shareholders	Provisions Applicable to SunLink Shareholders

director elected to fill a vacancy, shall hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal.	that in no event shall any class contain fewer than three directors, nor more than four directors.

Removal of Directors

According to Tennessee law, shareholders may remove one or more directors with or without cause unless the charter provides that directors may be removed only for cause, and that any or all of the directors may be removed for cause by a vote of a majority of the entire board of directors, if so provided by the corporate charter.

The HealthMont bylaws prescribe that one or more directors may be removed with or without cause by a vote of the shareholders or with cause by a vote of a majority of the number of directors then prescribed.

The SunLink code of regulations prescribes that no director may be removed prior to the expiration of such director’s term of office except by the affirmative vote of the holders of two-thirds of the voting power of SunLink entitled to vote in the election of directors.

Vacancies on the Board of Directors

The HealthMont bylaws prescribe that any vacancy occurring in any office for any reason may be filled by the Board of Directors or by an officer having the power of appointment with respect to the office in question.	In addressing vacancies, the SunLink code of regulations provides that the remaining directors, though less than a majority of the whole authorized number of directors, may, by the vote of a majority of their number, fill any vacancy in the Board of Directors however arising. The code of regulations also prescribes that any person elected to fill a vacancy in the Board of Directors shall hold office until the expiration of the term of office for the class to which he is elected and until his successor is elected and qualified.

Qualification of Directors

The HealthMont bylaws do not address qualification requirements for directors.	The SunLink code of regulations provide that directors of the corporation need not be shareholders of the corporation.

Provisions Currently Applicable to HealthMont Shareholders	Provisions Applicable to SunLink Shareholders

Liability of Directors and Officers

Tennessee law permits a corporation to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he conducted himself in good faith and reasonably believed in the case of conduct in his official capacity with the corporation, that his conduct was in its best interest, and in all other cases, that his conduct was at least not opposed to the corporation’s best interests, and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

The HealthMont bylaws provide that the corporation shall indemnify each director and officer of the corporation, or any person who may have served at the request of the corporation’s Board of Directors or its President as a director or officer of another corporation to the full extent allowed by the laws of the State of Tennessee. The corporation may indemnify and advance expenses to any employee or agent of the corporation who is not a director or officer, if the Board of Directors determines that doing so is in the best interest of the corporation.

Ohio law states that a director shall be liable for any action that the director takes or fails to take only if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interest of the corporation.

The SunLink code of regulations provides that no person shall be liable to the corporation for any loss or damage suffered by it on account of any action taken or omitted to be taken by such person as a director or officer in good faith, if such person:

•      exercised the same degree of care and skill as a reasonably prudent person in like position in similar circumstances in the conduct of his own affairs;

•      took, or omitted to take, such action in reliance upon advice of counsel for the corporation or upon statements made or information provided by officers or employees of the corporation which he had reasonable grounds to believe or upon a financial statement of the corporation prepared by an officer or employee of the corporation in charge of its accounts or certified by a public accountant or firm of public accountants; or

•      considered the assets to be of their book value or followed what he believed to be sound accounting and business practice.

The SunLink code of regulations provide for the indemnification of directors, officers, employees, and agents acting in their official capacities for the corporation or serving at the request of the corporation against expenses incurred in connection with actions, suits or proceedings arising from their conduct in such capacity provided that such director, officer, employee or agent was acting in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. Additionally, with respect to any matter the subject of a criminal action, suit or proceeding, the corporation will indemnify such director, officer,

Provisions Currently Applicable to HealthMont Shareholders	Provisions Applicable to SunLink Shareholders

employee or agent if he had no reasonable cause to believe that his conduct was unlawful.

The SunLink code of regulations further provides that any indemnification as described above, unless otherwise ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee, or agent is proper in the circumstances because such person has met the applicable standard of conduct as set forth in the code of regulations.

Committees

The HealthMont bylaws prescribe that the Board of Directors may designate one or more committees of the Board of Directors, each such committee consisting of one or more directors.	The SunLink code of regulations prescribes that the Board of Directors may designate one or more committees of the Board of Directors, each such committee consisting of three or more directors.

Shareholders’ Suits

Under Tennessee law, a shareholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself only if that person held shares of the corporation when the transaction complained of occurred or he obtained such shares through transfer by operation of law from one who was a shareholder at that time. If the court finds that the derivative proceeding was commenced without reasonable cause, it may require the plaintiff to pay any defendant’s reasonable expenses (including attorneys fees) incurred in defending the proceeding.	Under Ohio law, shareholder derivative suits are governed by Rule 23.1 of the Ohio Rules of Civil Procedure. Pursuant to such Rule, a shareholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself, but the derivate action may not be maintained if it appears that the plaintiff does not fairly and adequately represent the interests of the shareholders similarly situated in enforcing the right of the corporation.

Business Combinations and Majority Share Acquisitions

The Tennessee Business Combination Act provides that a party owning shares equal to 10% or more of the voting power of any class or series of the then outstanding voting stock of a “resident domestic corporation” is an “interested shareholder.” An interested shareholder also includes a party that is an affiliate or associate of a “resident domestic corporation,” as defined in the Tennessee Business Combination Act. HealthMont is currently a resident domestic corporation within the meaning of such act. An interested shareholder cannot engage in a business combination with the resident domestic corporation unless the combination:

•      Takes place at least five years after the interested shareholder first acquired 10% or

Chapter 1704 of the Ohio Revised Code prohibits, for a three-year period, an interested shareholder from engaging in a wide range of business combinations similar to those prohibited by the Tennessee Business Combination Act. However, Chapter 1704 restrictions do not apply under certain circumstances, including, but not limited to, situations where the corporation, by action of its shareholders holding at least 66 2/3% of the voting power of the corporation, adopts an amendment to its articles of incorporation specifying that Chapter 1704 shall not be applicable to the Corporation.

The SunLink articles of incorporation do not provide that Chapter 1704 of the Ohio General Corporation Law will not be applicable to SunLink.

Provisions Currently Applicable to HealthMont Shareholders	Provisions Applicable to SunLink Shareholders

more of the voting power of any class or series of the then outstanding voting stock of the resident domestic corporation; and

•      either is approved by at least two-thirds of the non-interested voting shares of the resident domestic corporation or satisfies fairness conditions specified in the Tennessee Business Combination Act.

These provisions of the Tennessee Business Corporation Act apply unless one of two events occur:

•      such business combination or the transaction which resulted in the shareholder becoming an interested shareholder is approved by such resident domestic corporation’s board of directors prior to such interested shareholder’s share acquisition date; or

•      the resident corporation enacts a charter amendment or bylaw to remove itself entirely from the Tennessee Business Combination Act. Such charter amendment or bylaw must be approved by a majority of the shareholders who have held shares for more than one year before the vote on such amendment or bylaw. In addition, the charter amendment or bylaw cannot become operative until two years after the vote.

HealthMont has not adopted a charter amendment or bylaw to remove itself from the Tennessee Business Combination Act.

Section 1701.83 of the Ohio General Corporation Law sets forth procedural requirements relating to combinations and majority share acquisitions of Ohio corporations. A combination is a transaction, other than a merger or consolidation, in which the voting shares of a corporation are issued or transferred in exchange in whole or in part for the transfer to such corporation or its subsidiaries of all or substantially all the assets of one or more corporations. A majority share acquisition involves the acquisition of shares of a corporation entitling the holder of the shares to exercise a majority of the voting power in the election of directors of such corporation by another corporation in exchange in whole or in part for the issuance or transfer of its voting shares.

Section 1701.83 states that the shareholders of an acquiring corporation must approve a combination or majority share acquisition if:

•      the articles of incorporation or regulations of the acquiring corporation require such transaction to be authorized by its shareholders; or

•      such transaction involves the issuance or transfer by the acquiring corporation of such number of its shares as entitle the holders to exercise one-sixth or more of the voting power of the corporation in the election of directors immediately after the consummation of the transaction.

The combination or majority share acquisition must be approved at a shareholders meeting by the affirmative vote of the holders of two-thirds of the shares of the acquiring corporation entitled to vote on such proposal or such different proportion as the articles of incorporation provide, but not less than a majority. SunLink’s articles of incorporation do not provide for a different proportion. Notice of the shareholders meeting must be given to all shareholders and must be accompanied by a summary of the terms of the proposed combination or majority share acquisition.

Control Share Acquisitions

Under Tennessee law, the Tennessee Control Share Acquisition Act is applicable to a corporation only by an express declaration in such corporation’s charter or bylaws indicating that control share acquisitions of that corporation are governed by the Tennessee Control Share Acquisition Act.

The HealthMont bylaws do not provide for the applicability of the Tennessee Control Share Acquisition Act.

Under Section 1701.831 of the Ohio General Corporation Law, unless the articles of incorporation or code of regulations of a corporation otherwise provide, any “control share acquisition” of an “issuing public corporation” can only be made with the prior approval of the corporation’s shareholders. A “control share acquisition” is defined as any acquisition of stock of a corporation that, when added to all other stock of that corporation owned by the acquiring person, would enable that person to exercise levels of voting power in any of the following ranges: at least one-fifth but less than one-third; at least one-third but less than a majority, or; a majority or more.

The SunLink code of regulations expressly provides that the provisions of Section 1701.831 of the Ohio General Corporation Law shall not apply to control share acquisitions of SunLink’s stock.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for SunLink common stock is Wachovia Bank, N.A. For all shareholder inquiries, please call Wachovia’s Shareholder Services Department at 1-800-829-8432.

LEGAL MATTERS

SunLink’s and HealthMont’s obligation to consummate the merger is conditioned on receipt of an opinion of Stokes Bartholomew Evans & Petree, P.A. of Nashville, Tennessee, dated as of the date of the merger, to the effect that, for United States federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and SunLink and HealthMont each will be a party to the reorganization, and HealthMont shareholders will not recognize gain or loss on the conversion of their HealthMont shares pursuant to the merger except with respect to any cash received in lieu of fractional shares. Smith, Gambrell & Russell, LLP has provided an opinion to SunLink as to the validity of the shares of common stock to be issued in the merger by SunLink. Howard E. Turner, a director of SunLink, is a partner in Smith, Gambrell & Russell, LLP and beneficially owns 219,707 shares of SunLink, including 20,185 shares that may be acquired pursuant to the exercise of options or warrants exercisable within sixty days of August 4, 2003.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule incorporated in this joint proxy statement/prospectus by reference from SunLink’s Annual Report on Form 10-K for the year ended June 30, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of HealthMont, Inc. as of March 31, 2003 and 2002, and for each of the years in the three-year period ended March 31, 2003, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the March 31, 2003, consolidated financial statements contains an explanatoy paragraph that states that the Company’s recurring losses from operations and net capital deficiency raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The audit report of KPMG LLP also refers to a change in HealthMont’s method of accounting for the impairment or disposal of long-lived assets.

WHERE YOU CAN FIND MORE INFORMATION

SunLink has filed a registration statement on Form S-4 to register with the SEC the SunLink common stock to be issued to HealthMont shareholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of SunLink in addition to being a proxy statement of both SunLink and HealthMont for their respective special meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. You can obtain the additional information in the registration statement and the exhibits to the registration statement by contacting SunLink at the address and telephone number listed below.

In addition, SunLink files annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

Public Reference Room

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like SunLink, who file electronically with the SEC. The address of that site is http://www.sec.gov.

The SEC allows SunLink to “incorporate by reference” certain information in this document so long as copies of the documents containing such information are delivered to you. This means that SunLink can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that SunLink previously filed with the SEC. They contain important information about SunLink and its financial condition. Such documents are included in the separately bound Annex F delivered to you with this joint proxy statement/prospectus.

SunLink SEC Filings (File No. 001-12607)	Description or Period/As of Date

Annual Report on Form 10-K	Year ended June 30, 2002

Quarterly Report on Form 10-Q	Quarter ended March 31, 2003

Quarterly Report on Form 10-Q	Quarter ended December 31, 2002

Quarterly Report on Form 10-Q	Quarter ended September 30, 2002

Current Report on Form 8-K	May 6, 2003

Current Report on Form 8-K	March 26, 2003

Current Report on Form 8-K	February 6, 2003

Current Report on Form 8-K	October 15, 2002

Proxy Statement	For the SunLink annual meeting of shareholders held November 22, 2002

Registration Statement on Form 8-A, dated December 23, 1996	Description of SunLink common stock contained therein and any amendment filed for the purpose of updating that description

You can obtain additional copies of any of the documents incorporated by reference in this document through SunLink, or from the SEC through the SEC’s web site at the address described above. Documents incorporated by reference are available from SunLink, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain additional copies of documents incorporated by reference in this document by requesting them in writing or by telephone from SunLink at the following address:

SunLink Health Systems, Inc.

900 Circle 75 Parkway, Suite 1300

Atlanta, Georgia 30339

(770) 933-7000

If you would like to request additional documents from SunLink, please do so by August     , 2003 in order to receive them before the special meeting of SunLink shareholders.

All information contained in this joint proxy statement/prospectus with respect to HealthMont was supplied by HealthMont, and all information contained in this joint proxy statement/prospectus or incorporated herein by reference with respect to SunLink was supplied by SunLink.

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the proposals to SunLink’s shareholders in connection with the merger. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated August     , 2003. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus to shareholders nor the issuance of SunLink common stock in the merger shall create any implication to the contrary.

Independent Auditors’ Report

The Board of Directors

HealthMont, Inc.:

We have audited the accompanying consolidated balance sheets of HealthMont, Inc. and subsidiaries (the Company), as of March 31, 2002 and 2003 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HealthMont, Inc. and subsidiaries as of March 31, 2002 and 2003 and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 13 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 13. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 1(a) to the consolidated financial statements, effective April 1, 2002, the Company changed its method of accounting for the impairment or disposal of long-lived assets.

/s/ KPMG LLP

May 9, 2003

HEALTHMONT, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

March 31, 2002 and 2003

(Dollars and shares in thousands, except per share information)

	2002	2003
Assets
Current assets:
Cash and cash equivalents	$362	279
Patient accounts receivable, net of allowance for doubtful accounts of $796 and $969 in 2002 and 2003, respectively	3,261	2,689
Inventory	505	618
Prepaid expenses and other current assets	1,236	1,262
Assets of discontinued operation	3,659	—

Total current assets	9,023	4,848
Property and equipment, net	10,989	10,869
Notes receivable and other assets	1,246	673

Total assets	$21,258	16,390

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of capital lease obligations	$207	1,119
Current portion of long-term debt	461	4,752
Revolving loan agreement	3,428	3,026
Accounts payable and accrued expenses	4,442	5,851
Note payable to SunLink	—	542
Note payable to related party	—	275
Estimated third-party payor settlements	536	3
Liabilities of discontinued operations	1,891	—

Total current liabilities	10,965	15,568
Capital lease obligations, excluding current portion	667	—
Long-term debt, excluding current portion	4,667	—
Common stock put warrants	261	319
Other long-term liabilities	90	47

Total liabilities	16,650	15,934

Stockholders’ equity:
Preferred stock, $0.01 par value. 100,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value. 100,000 shares authorized; 7,117 issued and outstanding at March 31, 2002 and 2003	71	71
Additional paid-in capital	8,888	8,816
Common stock warrants	191	191
Accumulated deficit	(4,396)	(8,545)
Treasury stock, 250 common shares at March 31, 2003 at cost	—	(3)
Stock subscriptions receivable	(146)	(74)

Total stockholders’ equity	4,608	456
Commitments and contingencies

Total liabilities and stockholders’ equity	$21,258	16,390

See accompanying notes to consolidated financial statements.

HEALTHMONT, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended March 31, 2001, 2002 and 2003

(Dollars and shares in thousands, except per share information)

	2001	2002	2003
Revenues:
Net patient service revenue	$31,806	66,734	28,328
Other revenue	439	779	346

Net operating revenues	32,245	67,513	28,674

Costs of patient service revenue:
Salaries and benefits	16,406	32,465	13,448
Professional fees	4,822	11,377	3,967
Supplies	3,872	7,298	3,088
Provision for doubtful accounts	3,236	6,663	2,414
General and administrative	1,451	2,266	2,008
Other	2,807	5,321	3,330
Depreciation and amortization	311	865	727
Interest	1,049	1,900	1,257
Loss on sale of hospitals	—	1,259	363

	33,954	69,414	30,602

Loss from continuing operations before income taxes	(1,709)	(1,901)	(1,928)
Income taxes	119	4	—

Loss from continuing operations	(1,828)	(1,905)	(1,928)
Discontinued operations:
Income (loss) from discontinued operations (including loss on disposal and impairment charge of $1,338 and $1,197, respectively, in 2003)	323	(961)	(2,221)
Income tax expense	25	—	—

Income (loss) from discontinued operations	298	(961)	(2,221)

Net loss	$(1,530)	(2,866)	(4,149)

Net loss per common share:
Continuing operations—basic and diluted	$(0.25)	(0.27)	(0.27)
Discontinued operations—basic and diluted	0.04	(0.13)	(0.31)
Net loss—basic and diluted	(0.21)	(0.40)	(0.58)
Weighted average number of common shares and dilutive common share equivalents outstanding:
Basic and diluted	7,117	7,117	7,117

See accompanying notes to consolidated financial statements.

HEALTHMONT, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Years ended March 31, 2001, 2002 and 2003

(Dollars and shares in thousands, except per share information)

	Common stock	Additional paid-in capital	Common stock warrants	Accumulated deficit	Treasury stock	Stock subscriptions receivable	Total stockholders’ equity
Balance as of April 1, 2000	$—	—	—	—	—	—	—
Issuance of 7,117 shares of common stock, net	71	8,960	—	—	—	(265)	8,766
Payments on stock subscriptions receivable	—	—	—	—	—	27	27
Net loss	—	—	—	(1,530)	—	—	(1,530)

Balance as of March 31, 2001	71	8,960	—	(1,530)	—	(238)	7,263
Payments on stock subscriptions receivable	—	—	—	—	—	20	20
Cancellation of stock subscriptions receivable	—	(72)	—	—	—	72	—
Issuance of common stock warrants	—	—	191	—	—	—	191
Net loss	—	—	—	(2,866)	—	—	(2,866)

Balance as of March 31, 2002	71	8,888	191	(4,396)	—	(146)	4,608
Repurchase of common stock	—	—	—	—	(3)	—	(3)
Cancellation of stock subscriptions receivable	—	(72)	—	—	—	72	—
Net loss	—	—	—	(4,149)	—	—	(4,149)

Balance as of March 31, 2003	$71	8,816	191	(8,545)	(3)	(74)	456

See accompanying notes to consolidated financial statements.

HEALTHMONT, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended March 31, 2001, 2002 and 2003

(Dollars and shares in thousands, except per share information)

	2001	2002	2003
Cash flows from operating activities:
Net loss from continuing operations	$(1,828)	(1,905)	(1,928)
Adjustments to reconcile net loss from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	311	865	727
Amortization of deferred financing costs	92	356	341
Provision for doubtful accounts	3,236	6,663	2,414
Amortization of debt discount	51	86	—
Loss on sale of hospitals	—	1,259	—
Deferred income taxes	(465)	465	—
Loss on disposal of property and equipment	—	—	90
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Patient accounts receivable	(3,595)	(7,803)	(1,842)
Inventory	(70)	(93)	(113)
Prepaid expenses and other current assets	(897)	(784)	(26)
Notes receivable and other assets	(751)	(906)	232
Accounts payable and accrued expenses	1,584	1,181	1,409
Accrued liability to related party	—	—	275
Estimated third-party payor settlements	374	(48)	(533)
Other long-term liabilities	(3)	(29)	(43)

Net cash (used in) provided by operating activities	(1,961)	(693)	1,003

Cash flows from investing activities:
Purchase of property and equipment	(497)	(317)	(227)
Proceeds from disposals of property and equipment	—	—	21
Proceeds from the sale of hospitals	—	4,200	—
Cash paid for acquisitions, net of cash acquired	(14,322)	—	—

Net cash (used in) provided by investing activities	(14,819)	3,883	(206)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	6,900	—	—
Repayment of long-term debt	(187)	(1,461)	(376)
(Payments) borrowings on revolving line of credit, net	4,569	(1,914)	(402)
Proceeds from note payable to SunLink	—	—	600
Repayment of capital lease obligations	(13)	(312)	(246)
Purchase of treasury stock	—	—	(3)
Payment of deferred financing costs	(512)	(306)	—
Payments received on stock subscriptions receivable	27	20	—
Issuance of common stock, net	8,766	—	—

Net cash provided by (used in) financing activities	19,550	(3,973)	(427)

Net cash used in discontinued operation	(200)	(1,425)	(453)

Net increase (decrease) in cash	2,570	(2,208)	(83)
Cash and cash equivalents at beginning of year	—	2,570	362

Cash and cash equivalents at end of year	$2,570	362	279

(continued)

HEALTHMONT, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended March 31, 2001, 2002 and 2003

(Dollars and shares in thousands, except per share information)

	2001	2002	2003
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$747	1,481	587
Cash paid during the period for income taxes	431	317	—
Noncash investing and financing activities:
Assets and liabilities assumed in hospital acquisitions:
Receivables	7,277	—	—
Inventory	1,456	—	—
Prepaid expense and other assets	(126)	—	—
Property and equipment	16,798	—	—
Accounts payable and accrued expenses	(6,279)	—	—
Estimated third-party payor settlements	(1,543)	—	—
Capital lease obligations	(3,139)	—	—
Other long-term liabilities	(122)	—	—
Assets and liabilities sold in hospital dispositions:
Cash	—	—	(206)
Receivables	—	(5,046)	(1,199)
Inventory	—	(909)	(200)
Prepaid expense and other assets	—	(1,006)	(151)
Property and equipment	—	(6,438)	(1,734)
Accounts payable and accrued expenses	—	4,268	219
Estimated third-party payor settlements	—	1,067	1,634
Capital lease obligations	—	3,864	619
Issuance of common stock warrants	(261)	(191)	(58)
Property and equipment acquired with capital lease obligations	—	2,697	491
Cancellation of stock subscriptions receivable	—	72	72

See accompanying notes to consolidated financial statements.

HEALTHMONT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2002 and 2003

(Dollars and shares in thousands, except per share information)

(1)    Organization and Summary of Significant Accounting Policies

(a)    Organization and Description of Business

HealthMont, Inc. (the Company) operates acute care hospitals throughout the United States. The Company was formed on February 15, 2000 to capitalize on opportunities to be the principal provider of quality, cost-effective health care services in the non-urban communities in which it operates. The initial capital contribution occurred on August 31, 2000 concurrent with the acquisition of the Company’s first four hospitals. Accordingly, the Company’s operations began on September 1, 2000. The Company’s hospitals offer a wide range of inpatient and outpatient medical and surgical services and also provide other health care services, including general and geriatric psychiatry, rehabilitation, and occupational medicine. As part of developing a community health care delivery system, the Company’s hospitals also operate satellite clinics. All of the Company’s hospitals are accredited by either the Joint Commission on Accreditation of Healthcare Organizations (JCAHO), the American Osteopathic Association (AOA) or both.

The Company acquired its fifth hospital effective January 1, 2001, and accordingly, operated five acute care hospitals located in four states as of March 31, 2001. On February 28, 2002, the Company sold the Woodland Park and Eastmoreland facilities for a cash payment of $4,200.

The Company executed an Agreement and Plan of Merger and related agreements, dated as of October 15, 2002, as amended on March 24, 2003, with SunLink and a wholly-owned subsidiary of SunLink (collectively referred to as the Merger Agreement). Pursuant to the Merger Agreement the Company will combine with SunLink through the merger of the Company with and into SunLink’s wholly-owned subsidiary. Each share of Company common stock outstanding at the time of the merger will be converted into the right to receive a certain number of shares of SunLink common stock, as set forth in the Merger Agreement. The March 24, 2003 amendment to the Merger Agreement, among other things, (i) eliminated certain financial covenants; (ii) provided an extension of the deadline for the closing of the merger set forth in the Merger Agreement from January 31, 2003 to June 30, 2003; (iii) increased fees and expenses payable upon certain terminations of the Merger Agreement; and (iv) effectively reduced the exchange ratio for the merger from ..1849 to .1810.

In connection with the March 24, 2003 amendment to the Merger Agreement, the Company entered into a $1.1 million loan agreement with SunLink. In connection therewith, the Company issued to SunLink warrants to purchase 135 shares of Company common stock at $0.01 per share. Finally, the Company entered into a management agreement with SunLink pursuant to which SunLink currently manages the Company’s hospitals in Adel, Georgia and Fulton, Missouri.

On March 24, 2003, as a condition to the $1.1 million loan from SunLink, the Company divested its interest in the Dolly Vinsant Memorial Hospital in San Benito, Texas. This divestiture was completed through the distribution of all of the outstanding shares of the Company’s wholly-owned subsidiary, HealthMont of Texas, Inc. (the parent company of HealthMont of Texas I, LLC, the owner and operator of the hospital) to Timothy S. Hill, the Company’s chief executive officer, in exchange for 250 thousand shares of the Company’s common stock owned by Mr. Hill. In addition, the Company, as part of the redemption, paid Mr. Hill an amount equal to 25% of the fair market value of the HealthMont of Texas shares, approximately $25. Immediately prior to the completion of the divestiture, the Company made a commitment to HealthMont of Texas in the form of a $275 promissory note, payable generally

HEALTHMONT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

March 31, 2002 and 2003

(Dollars and shares in thousands, except per share information)

at the closing of the merger. The accompanying consolidated financial statements have been revised to reflect the Vinsant hospital as a discontinued operation for all periods presented in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

The carrying amounts of the major classes of assets and liabilities included as part of the disposal of the Vinsant hospital at March 31, 2001 and March 31, 2002 are as follows:

	2001	2002
Total current assets	$1,347	1,875
Property and equipment, net	684	1,757
Total assets	2,058	3,659
Total current liabilities	756	1,279
Total liabilities	756	1,891

The operating results of the Vinsant hospital for the years ended March 31, 2001 and 2002 and the period ended March 24, 2003 are as follows:

	2001	2002	2003
Net operating revenues	$5,077	8,317	8,735
Income (loss) before income taxes	322	(961)	(2,221)

(b)    Principles of Consolidation

The consolidated financial statements include the financial statements of HealthMont, Inc. and all wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

(c)    Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(d)    Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

(e)    Patient Accounts Receivable

Patient accounts receivable consist of amounts owed by various governmental agencies, insurance companies and patients, net of allowances for doubtful accounts and contractual adjustments. The

HEALTHMONT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

March 31, 2002 and 2003

(Dollars and shares in thousands, except per share information)

Company’s estimate of the allowance for doubtful accounts is based primarily on the Company’s historical collection experience for each type of payor. The allowance amount is computed by applying allowance percentages to amounts included in specific payor and aging categories of patient accounts receivable. The Medicare and Medicaid regulations and various managed care contracts under which contractual adjustments must be calculated are complex and are subject to interpretation and adjustment. The Company estimates the allowance for contractual adjustments on a payor-specific basis based on historical payment percentages. These calculations are adjusted monthly based on actual payment history.

(f)    Inventory

Inventory is composed primarily of drugs and medical supplies and is stated at the lower of cost, determined on a first-in, first-out basis, or market.

(g)    Property and Equipment

Property and equipment are recorded at cost. Routine maintenance and repairs are charged to expense as incurred. Expenditures for major improvements that extend useful lives or increase values are capitalized. Assets under capital leases are stated at the present value of the minimum lease payments. Depreciation is computed on a straight-line basis over the estimated useful life of each class of depreciable assets as follows: land improvements—10 years; buildings and improvements—20 to 40 years; equipment and fixtures—4 to 10 years. Assets under capital leases are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Such amortization is included in depreciation and amortization in the accompanying consolidated financial statements.

(h)    Other Assets

Other assets consist primarily of deferred financing costs, a deposit on the capital lease related to Woodland Park Hospital, and various vendor deposits. Deferred financing costs incurred in conjunction with the Company’s credit agreements are being amortized on a straight-line basis over the lives of the agreements. Gross deferred financing costs were $1,009 and $1,029 at March 31, 2002 and 2003, respectively. Accumulated amortization was $448 and $810 at March 31, 2002 and 2003, respectively.

(i)    Impairment of Long-Lived Assets

The Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, as of April 1, 2002. Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 also changes the criteria for classifying an asset held for sale, broadens the scope of business to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations. The Company adopted SFAS No. 144 in the first quarter of 2003. The accompanying consolidated financial statements have been revised to reflect the Vinsant hospital as a discontinued operation for all periods presented in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

HEALTHMONT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

March 31, 2002 and 2003

(Dollars and shares in thousands, except per share information)

In accordance with SFAS No. 144, long-lived assets, such as property and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the consolidated balance sheet and reported at the lower of carrying amount or fair value less costs to sell, and would no longer be depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the consolidated balance sheet.

(j)    Net Patient Service Revenue

Patient service revenue is recorded based on established billing rates minus estimated contractual adjustments. Revenue is recorded during the period the health care services are provided, based upon the estimated amounts due from the patients and third-party payors, including Federal and state agencies, managed care health plans, commercial insurance companies and employers. The contractual adjustments for Medicare and Medicaid contractual allowances are based primarily on prospective payment systems. Contractual adjustments for retrospectively cost-based revenues, which were more prevalent in earlier periods, are estimated based on historical and current factors and are adjusted in future periods when settlements of filed cost reports are received. Estimates of contractual adjustments under managed care health plans are based upon the payment terms specified in the related contractual agreement. Managed care agreements’ contractual payment terms are generally based upon predetermined rates per diagnosis, per diem rates or discounted fee-for-service rates. Retroactive adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods as final settlements are determined.

The Company is not aware of any material claims, disputes, or unsettled matters with third party payors except as recorded in these consolidated financial statements. There were no material settlements with third party payors during the fiscal years ended March 31, 2001, 2002 and 2003, which resulted in a material financial statement effect.

(k)    Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date.

(l)    Stock Option Plan

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related

HEALTHMONT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

March 31, 2002 and 2003

(Dollars and shares in thousands, except per share information)

interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation an Interpretation of APB Opinion No. 25, issued in March 2000, to account for its fixed plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation— Transition and Disclosure, an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the notes to these consolidated financial statements.

No compensation cost has been recognized for its stock options in the accompanying consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company’s net loss and net loss per common share would have been as follows:

	2001	2002	2003
Net loss, as reported	$(1,530)	(2,866)	(4,149)
Add stock-based employee compensation expense included in reported net loss, net of tax	—	—	—
Deduct total stock-based employee compensation expense determined under the fair-value method for all rewards, net of tax	(87)	(74)	(18)

Pro forma, net loss	$(1,617)	(2,940)	(4,167)

No options were granted or exercised for the year ended March 31, 2003. The per share weighted average fair value of stock options granted during the years ended March 31, 2001 and 2002 was $1.24 and $1.43, respectively, using the Black Scholes option-pricing model with the following assumptions:

	2001	2002
Expected volatility	52.2%	57.1%
Risk-free interest rates	4.9%	5.3%
Expected lives, in years	10	10
Expected dividend yield	—	—

(m)    Loss Per Share

Basic loss per common share is computed based on the weighted average shares outstanding and excludes any potential dilution. Diluted loss per common share was the same as basic loss per common

HEALTHMONT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

March 31, 2002 and 2003

(Dollars and shares in thousands, except per share information)

share for the period presented since the effect of any potentially dilutive securities is excluded as they are anti-dilutive because of the Company’s net losses.

(n)     Comprehensive Income (Loss)

Comprehensive income (loss) generally includes all changes to equity during a period excluding those resulting from investments by stockholders and distributions to stockholders. Comprehensive loss was the same as net loss for the periods presented.

(2)    Net Patient Service Revenue

The Company has agreements with third-party payors that provide for payments to the Company at amounts different from its established rates. A summary of the payment arrangements with major third-party payors follows:

(a)    Medicare

Inpatient acute care services rendered to Medicare program beneficiaries are paid at prospectively determined rates per discharge. These rates vary according to a patient classification system that is based on clinical, diagnostic, and other factors. Inpatient nonacute services related to Medicare beneficiaries are paid based on a lower of cost or Tefra reimbursement method. Effective August 1, 2000, the Medicare program implemented a prospective payment system for hospital outpatient services known as the Ambulatory Payment Classification (APC) system. Under the APC system, outpatient services are classified into an APC category based on the CPT-4 Code for the service provided and payment for the APC category is determined using prospectively determined Federal payment rates adjusted for regional wage differences. The Company is reimbursed for cost reimbursable items at a tentative rate with final settlement determined after submission of annual cost reports by the Company and audit thereof by the Medicare fiscal intermediary. The Company’s classification of patients under the Medicare program and the appropriateness of their admission are subject to an independent review by a peer review organization under contract with the Company.

(b)    Medicaid

The Company operates under Medicaid programs in two states, which generally provide that inpatient services rendered to Medicaid beneficiaries are paid at prospectively determined rates per day for a covered period of days. Certain outpatient services related to Medicaid are reimbursed based upon a provider prospective system (PPS fee schedule). Final reimbursement rates and amounts for these services will be determined after submission of annual cost reports by the Company and audits by third-party intermediaries. Other outpatient services are reimbursed based on a fee schedule.

(c)    Other

The Company has also entered into payment agreements with certain insurance carriers, health maintenance organizations, and preferred provider organizations. The basis for payment to the Company under these agreements includes prospectively determined rates per discharge, discounts from established charges, and prospectively determined daily rates.

Final determination of amounts earned under the Medicare, Medicaid, and other third-party payor programs often occur in subsequent years because of audits by the programs, rights of appeal, and the

HEALTHMONT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

March 31, 2002 and 2003

(Dollars and shares in thousands, except per share information)

application of numerous technical provisions. While the ultimate collection cannot be determined at this time, management is of the opinion that the final determination of the amounts earned will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity.

(d)    Business and Credit Concentrations

In the course of providing health care services through its inpatient and outpatient care facilities, the Company grants credit to patients and generally does not require collateral or other security in extending credit; however, it routinely obtains assignment of (or is otherwise entitled to receive) patients’ benefits payable under their health insurance programs, plans or policies (e.g., Medicare, Medicaid, Blue Cross, health maintenance organizations, preferred provider organizations, and commercial insurance policies).

As of March 31, 2002 and 2003, the Company had net receivables from Medicare of $1,098 and $616, respectively, and from Medicaid of $757 and $340, respectively. Approximately 47%, 45%, and 39% of net patient service revenues are from participation in the Medicare and state sponsored Medicaid programs for the years ended March 31, 2001, 2002, and 2003, respectively.

(3)    Acquisitions and Dispositions

During the year ended March 31, 2001, the Company acquired the following hospitals:

Hospital	Effective date	Location
Dolly Vinsant Memorial Hospital	September 1, 2000	San Benito, Texas
Eastmoreland Hospital	September 1, 2000	Portland, Oregon
Memorial Hospital of Adel	September 1, 2000	Adel, Georgia
Woodland Park Hospital	September 1, 2000	Portland, Oregon
Callaway Community Hospital	January 1, 2001	Fulton, Missouri

The Company has acquired hospitals primarily in exchange for cash and assumption of associated liabilities for a total purchase price of $25,405, which included $14,322 in cash and the assumption of $11,083 of liabilities.

The acquisitions were accounted for as purchases and the accompanying consolidated financial statements include the results of their operations from the respective dates of the acquisitions.

During the years ended March 31, 2002 and 2003 the Company sold the following hospitals:

Hospital	Effective date	Location
Eastmoreland Hospital	February 28, 2002	Portland, Oregon
Woodland Park Hospital	February 28, 2002	Portland, Oregon
Dolly Vinsant Memorial Hospital	March 24, 2003	San Benito, Texas

The following unaudited pro forma results of operation for the years ended March 31, 2001 and 2002 give effect to the above acquisitions and dispositions, except for the disposition of Dolly Vinsant Memorial

HEALTHMONT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

March 31, 2002 and 2003

(Dollars and shares in thousands, except per share information)

Hospital, which is accounted for as discontinued operations, as if the respective transactions had occurred as of April 1, 2000. The unaudited pro forma results are not necessarily indicative of what actually might have occurred if the acquisitions and dispositions had been completed as of April 1, 2000. In addition, they are not intended to be a projection of future results of operations and do not reflect any of the synergies that might be achieved in hospital operations.

	2001	2002
Net revenues	$26,031	28,028
Net (loss) income from continuing operations attributable to common stockholders	(2,220)	517
Pro forma net (loss) income from continuing operations—basic and diluted	—	—

(4)    Property and Equipment

A summary of property and equipment as of March 31, 2002 and 2003 is as follows:

	2002	2003
Land	$2,093	2,093
Building and improvements	6,695	6,729
Equipment and fixtures	2,960	3,509
Construction in progress	12	—

	11,760	12,331
Less accumulated depreciation and amortization	771	1,462

	$10,989	10,869

Included in buildings and improvements and equipment and fixtures are buildings and equipment held under capital leases of $984 and $1,474 as of March 31, 2002 and 2003, respectively. Related accumulated amortization was $136 and $374 as of March 31, 2002 and 2003, respectively.

(5)    Lease Obligations

The Company leases various equipment under leases that have been capitalized. In addition, the Company leases other various equipment under noncancelable operating leases. A summary of future minimum lease payments due under the operating leases and the present value of future minimum lease payments for the capitalized leases as of March 31, 2003 are as follows:

	Capital	Operating
Year ending March 31:
2004	$341	275
2005	339	66
2006	339	5
2007	192	17
2008	60	6

	1,271	$369

Less interest at rates ranging from 4.4% to 9.6%	152

Capital lease obligations	$1,119

HEALTHMONT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

March 31, 2002 and 2003

(Dollars and shares in thousands, except per share information)

At March 31, 2003, the Company was not in compliance with certain covenants, which required the noncurrent portion of capital lease obligations to be classified as current.

Lease expense was approximately $561, $796, and $509 for the years ended March 31, 2001, 2002, and 2003, respectively.

(6)    Revolving Loan Agreement

On August 31, 2000, the Company entered into a revolving loan agreement with Heller Healthcare Finance, Inc. (Heller) for an amount up to $8,000 for general corporate purposes, including working capital. All of the receipts of the Company are required to be deposited with Heller as payments on the revolving loan, and operations expenses are drawn directly out of the revolving loan facility. Although the revolving loan is for an amount up to $8,000, the amount available at any given time is based upon several factors, including the liquidity, as defined, of the patient accounts receivable. As of March 31, 2002 and 2003, the Company had no unused availability on its revolver. As of March 31, 2002 and 2003, the Company had borrowings under the revolving loan of $3,428 and $3,026, respectively, bearing interest at prime plus 1.5% (5.75% as of March 31, 2003), with the total borrowings due in August 2003. The revolving loan is secured by the personal property of the Company and letters of credit guaranteed by certain directors and a shareholder. In compliance with the Emerging Issues Task Force (EITF) Issue No. 95-22, Balance Sheet Classification of Borrowings Outstanding Under Revolving Credit Agreements that Include Both a Subjective Acceleration Clause and a Lock-Box Arrangement, the revolving loan agreement is classified as short-term debt in the accompanying consolidated financial statements. The agreement also requires the Company to maintain compliance with certain financial covenants and ratios. At March 31, 2003, the Company was not in compliance with those financial covenants, which is an event of default. Upon the occurrence of an event of default at the option of Heller, the indebtedness shall become immediately due and payable without notice to the Company.

(7)    Long-Term Debt

On August 31, 2000, the Company entered into a $5,000 mortgage loan agreement with Heller to provide funding for acquisitions of health care facilities. As of March 31, 2002 and 2003, the Company had borrowings under the mortgage loan of $3,500 and $3,165, respectively, bearing interest at prime plus 2.0% (6.25% as of March 31, 2003), payable in quarterly principal installments of approximately $83 plus interest, with the remaining unpaid balance of $3,082 due in August 2003. The mortgage loan is secured by the real and leased property of the Company. The agreement includes significant covenants that, among other things, restrict the Company’s ability to dispose of assets, incur additional indebtedness, pay dividends on or repurchase the Company’s securities, merge or consolidate, and engage in transactions with affiliates. The agreement also requires the Company to maintain compliance with certain financial covenants and ratios. At March 31, 2003, the Company was not in compliance with those financial covenants, which is an event of default. Upon the occurrence of an event of default at the option of Heller, the indebtedness shall become immediately due and payable without notice to the Company.

A common stock put warrant was issued to Heller in conjunction with the $5,000 mortgage loan and the revolving loan agreement (Note 6). The warrant includes a put-option feature which allows the holder to put the instrument back to the Company for a cash settlement equal to fair market value, as determined by independent appraisals, of the warrant shares. Accordingly, the $261 estimated fair value of such warrant, as determined using the Black Scholes model, has been recorded in the accompanying financial statements as a

HEALTHMONT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

March 31, 2002 and 2003

(Dollars and shares in thousands, except per share information)

liability and discount on the related debt in accordance with EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. The debt discount is being amortized through charges to interest expense using the straight-line method over the life of the facility. As of March 31, 2002 and 2003, the unamortized discount was $124 and $37, respectively.

On December 31, 2000, the Company entered into a $1,900 mortgage loan agreement with Heller for the purchase of Callaway Community Hospital. As of March 31, 2002 and 2003, the Company had borrowings under the mortgage loan of $1,752 and $1,624, respectively, bearing interest at prime plus 2.0% (6.25% as of March 31, 2003), payable in quarterly principal installments of approximately $32 plus interest, with the remaining unpaid balance of $1,560 due in August 2003. The mortgage loan is secured by the real and leased property of the Company. The agreement also requires the Company to maintain compliance with certain financial covenants and ratios. At March 31, 2003, the Company was not in compliance with those financial covenants, which is an event of default. Upon the occurrence of an event of default at the option of Heller, the indebtedness shall become immediately due and payable without notice to the Company.

The aggregate maturities of long-term debt (cash obligations) as of March 31, 2003 are as follows:

2004	$4,789
2005	—
2006	—
2007	—
2008	—
Thereafter	—

$4,789

(8)    Note Payable to SunLink

In connection with the March 24, 2003 amendment to the Merger Agreement, the Company entered into a $1.1 million loan agreement with SunLink. At March 31, 2003, the balance of the facility was $600. The loan bears interest at increasing rates from 15% to 18% over the term of the loan (15% at March 31, 2003) and is payable December 31, 2004. In connection with the loan agreement with SunLink, a common stock warrant to purchase 135 shares of the Company’s stock at $.01 per share was issued to SunLink. The warrant expires on March 24, 2013. In addition, the Company is contingently obligated to issue warrants to purchase 270 additional shares at both the six and twelve month anniversary of the termination date of the Merger Agreement. The warrant includes a put-option feature which allows the holder to put the warrant shares back to the Company for a cash settlement equal to fair market value, as determined by independent appraisals, of the warrant shares. Accordingly, the $58 estimated fair value of such warrant, as determined using the Black Scholes model, has been recorded in the accompanying financial statements as a liability and discount on the related debt in accordance with EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. The debt discount is being amortized through charges to interest expense using the straight-line method over the life of the facility. As of March 31, 2003, the unamortized discount was approximately $58.

HEALTHMONT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

March 31, 2002 and 2003

(Dollars and shares in thousands, except per share information)

(9)    Stockholders’ Equity

(a)    Stock Options

In October 2000, the Company adopted a stock option plan (the Plan) pursuant to which the Company has reserved 825 shares of common stock for stock option grants to directors, key employees and shareholders with exercise prices equal to the estimated fair market value of the Company’s common stock on the date of grant. Stock options generally vest ratably over a period of five years and are exercisable for ten years from grant date. Stock options that were granted to nonemployee directors vested 100% at grant date.

As of March 31, 2002 and 2003, there were approximately 440 and 476 shares, respectively, available for grant under the Plan.

Stock option activity is as follows:

	Number of shares	Weighted average exercise price
Balance as of March 31, 2001	200	1.82
Granted	315	2.71
Forfeited	(129)	2.30

Balance as of March 31, 2002	386	2.39
Granted	—	—
Forfeited	(107)	2.38

Balance as of March 31, 2003	279	2.38

As of March 31, 2002 and 2003, the number of options exercisable was 112 and 124 and the weighted average exercise price was $2.39 and $2.38, respectively. As of March 31, 2003, the range of exercise prices and weighted average remaining contractual life of outstanding options was $1.82–$2.75 and 8 years, respectively.

(b)    Common Stock Put Warrants

In connection with the $5,000 mortgage loan and the revolving loan discussed in Notes 6 and 7, the Company issued a put warrant to purchase up to 145 shares of common stock at $0.004 per share. The warrant expires August 31, 2005.

In connection with the March 24, 2003 amendment to the Merger Agreement, discussed in Note 8, the Company entered into a $1.1 million loan agreement with SunLink. In connection therewith, the Company issued to SunLink warrants to purchase 135 shares of Company common stock at $0.01 per share. The warrant expires March 24, 2013. In addition, the Company is contingently obligated to issue warrants to purchase 270 additional shares at both the six and twelve month anniversary of the termination date of the Merger Agreement.

(c)    Common Stock Warrants

In connection with obtaining several letters of credit (LOCs), certain key officers and Company Board members and their affiliates pledged personal assets to secure the LOCs, and the Company issued stock warrants to these individuals to purchase up to 660 shares of common stock at $1.25 per share. The

HEALTHMONT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

March 31, 2002 and 2003

(Dollars and shares in thousands, except per share information)

warrants expire March 31, 2005. The estimated fair value of such warrants of $191, as determined using the Black Scholes model, has been recorded in the accompanying financial statements as permanent equity and deferred loan costs in accordance with EITF No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.

(10)  Retirement Plan

The Company sponsors a 401(k) plan for its employees. All employees who have been employed at least six months and are at least 20½ years of age are eligible for the plan. The Company may match employee contributions at the discretion of the board of directors. There was no 401(k) plan expense for the years ended March 31, 2001, 2002 or 2003.

(11)  Income Taxes

The components of income tax expense for the years ended March 31, 2001, 2002 and 2003 are as follows:

	Current	Deferred	Total
2001:
Federal	$461	(415)	46
State	148	(50)	98

	$609	(465)	144

2002:
Federal	$(461)	415	(46)
State	—	50	50

	$(461)	465	4

2003:
Federal	$—	—	—
State	—	—	—

	$—	—	—

The actual income tax expense differs from the “expected” tax benefit (computed by applying the U.S. federal corporate income tax rate of 34% to earnings before income taxes) as a result of the following:

	2001	2002	2003
Computed “expected” tax benefit	$(471)	(973)	(1,411)
Increase in income taxes resulting from:
Non deductible expenses	33	14	3
State income taxes, net of federal income tax benefit	64	33	—
Change in valuation allowance related to federal deferred tax assets	525	937	1,419
Other	(7)	(7)	(11)

	$144	4	—

HEALTHMONT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

March 31, 2002 and 2003

(Dollars and shares in thousands, except per share information)

The tax effects of temporary differences that give rise to significant portions of the deferred tax asset as of March 31, 2002 and 2003, are presented below:

	2002	2003
Deferred tax assets:
Allowance for doubtful accounts	$527	377
Accrued vacation	12	20
Net operating loss carryforward	1,572	3,246

Deferred tax assets	2,111	3,643
Less valuation allowance	(1,667)	(3,304)

Net deferred tax assets	444	339
Deferred tax liability—property and equipment, principally due to differences in depreciation	444	339

Net deferred tax asset	$—	—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the cumulative loss history of the Company, management cannot conclude that it is more likely than not the Company will realize the benefits of these deductible differences at March 31, 2002 and 2003, and as a result has established an allowance for the net tax assets.

At March 31, 2003, the Company has net operating loss carryforwards for federal income tax purposes of $8,326 and state net operating losses of approximately $7,733 which are available to offset future taxable income. The state net operating losses begin to expire in 2016, and the federal net operating losses expire in 2022 and 2023.

(12)  Contingencies

The Company is subject to various claims and legal actions which arise in the ordinary course of business, certain of which could be material. In the opinion of management, the ultimate resolution of such matters will be adequately covered by insurance and will not have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

In August 1996, Congress approved the Health Insurance Portability and Accountability Act of 1996 (Act). Under the Act, the federal government was given substantial resources and authority for the completion of fraud and abuse investigations, and the Act has established substantial fines and penalties for offenders. Management continues to implement policies, procedures and a compliance overview organizational structure to enforce and monitor compliance with this Act and other government statutes and regulations. The Company’s compliance with such laws and regulations is subject to future government review and interpretations, as well as regulatory actions unknown or unasserted at this time. While the outcome cannot

HEALTHMONT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

March 31, 2002 and 2003

(Dollars and shares in thousands, except per share information)

be determined at this time, management is of the opinion that liability, if any, from such reviews will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity.

(13)  Liquidity and Going Concern

The Company has incurred operating losses and has experienced cash flow difficulties. In addition, as discussed in Notes 6 and 7, the Company was in violation of certain financial covenants at March 31, 2003, and at March 31, 2003 the Company’s credit facility with Heller was scheduled to mature in August 2003. The Company does not have a firm commitment to extend or replace the credit facility. The Company is pursuing the sale of the Company to SunLink and in the event the merger agreement were terminated, would seek to pursue additional sources of capital and an equity infusion and/or the potential sale of the Company (see Note 1). Management has also reduced administrative staff and closed the corporate offices in an attempt to reduce corporate overhead.

(14)  Subsequent Events (unaudited)

As the result of the continued delay in the completion of the merger with SunLink, on July 30, 2003, SunLink and the Company entered into certain amendments to the transactional documents relating to the Company’s merger with SunLink and SunLink’s working capital loans to the Company that provided for, among other things, an extension to the date before which the Merger Agreement cannot be terminated without cause from June 30, 2003 to September 30, 2003, an increase of the SunLink loan commitment to the Company from $1.1 million to $1.6 million, and an extension of the term of the hospital management agreement through September 30, 2003. The Company also obtained an extension of its existing financing arrangements with Heller until September 30, 2003 and a waiver of certain outstanding defaults at March 31, 2003 and June 30, 2003 (and prospective defaults at September 30, 2003). As of August 4, 2003, SunLink has loaned an aggregate of $1,430,000 to the Company.

Initial HealthMont Hospitals and Callaway Historical Financial Data

Since the historical consolidated financial statements for HealthMont only include the Initial HealthMont Hospitals from September 1, 2000 and Callaway from January 1, 2001, the Initial HealthMont Hospitals and Callaway historical financial data presented includes the unaudited statements of revenues over direct expenses for the Initial HealthMont Hospitals for the fiscal year ended March 31, 2000 and for the five months ended August 31, 2000 and the fiscal year end March 31, 2002 and the nine months ended December 31, 2001 for Callaway.

For purposes of the historical financial data, all interest expense and management fees have been excluded from the Initial HealthMont Hospitals and Callaway. In addition, any costs related to the sale of Eastmoreland and Woodland have been excluded.

HealthMont is unable to provide information related to cash flows of each hospital because it does not have access to the balance sheets for these hospitals for the periods in question.

All amounts in thousands

(unaudited)

Memorial Hospital of Adel

	Fiscal Year Ended March 31, 2000	Five Months Ended August 31, 2000

Net revenues	$17,151	$6,637

Salaries, wages and benefits	7,437	3,207
Provisions for bad debts	2,272	970
Supplies	1,991	950
Purchased services	514	278
Other operating expenses	1,923	1,132
Rent and lease expenses	341	143
Depreciation and amortization	525	235

Direct operating expenses	15,003	6,915

Net revenues over (under) direct operating expenses	$2,148	$(278)

Initial HealthMont Hospitals and Callaway Historical Financial Data

All amounts in thousands

(unaudited)

Dolly Vinsant Memorial Hospital

	Fiscal Year Ended March 31, 2000	Five Months Ended August 31, 2000
Net revenues	$8,769	$2,926

Salaries, wages and benefits	3,889	1,503
Provisions for bad debts	1,191	505
Supplies	1,473	518
Purchased services	665	277
Other operating expenses	1,134	473
Rent and lease expenses	80	24
Depreciation and amortization	658	297

Direct operating expenses	9,090	3,597

Net revenues under direct operating expenses	$(321)	$(671)

Initial HealthMont Hospitals and Callaway Historical Financial Data

All amounts in thousands

(unaudited)

Eastmoreland Hospital

	Fiscal Year Ended March 31, 2000	Five Months Ended August 31, 2000
Net revenues	$16,899	$6,978

Salaries, wages and benefits	9,431	4,005
Provisions for bad debts	760	380
Supplies	2,131	944
Purchased services	1,592	631
Other operating expenses	1,981	991
Rent and lease expenses	159	71
Depreciation and amortization	282	126

Direct operating expenses	16,336	7,148

Net revenues over (under) direct operating expenses	$563	$(170)

Initial HealthMont Hospitals and Callaway Historical Financial Data

All amounts in thousands

(unaudited)

Woodland Park Hospital

	Fiscal Year Ended March 31, 2000	Five Months Ended August 31, 2000
Net revenues	$18,985	$8,093

Salaries, wages and benefits	11,638	4,742
Provisions for bad debts	2,510	730
Supplies	2,152	929
Purchased services	1,713	689
Other operating expenses	1,564	987
Rent and lease expenses	177	105
Depreciation and amortization	600	230

Direct operating expenses	20,354	8,412

Net revenues under direct operating expenses	$(1,369)	$(319)

Initial HealthMont Hospitals and Callaway Historical Financial Data

All amounts in thousands

(unaudited)

Callaway Community Hospital

	Fiscal Year Ended March 31, 2000	Nine Months Ended December 31, 2000
Net revenues	$11,172	$7,198

Salaries, wages and benefits	4,605	3,372
Provisions for bad debts	1,026	311
Supplies	830	636
Purchased services	2,038	1,539
Other operating expenses	1,312	979
Rent and lease expense	249	174
Depreciation and amortization	479	312

Direct operating expenses	10,539	7,323

Net revenues over (under) direct operating expenses	$633	$(125)

HealthMont

Selected Quarterly Financial Data

(All amounts in thousands except per share amounts)

(Unaudited)

		Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Net revenues	Year ended March 31, 2003	$6,911	$7,328	$7,245	$7,190
	Year ended March 31, 2002	14,063	18,102	17,755	17,593

Earnings (loss) from continuing operations	Year ended March 31, 2003	(589)	(595)	(403)	(341)
	Year ended March 31, 2002	(2,102)	202	33	(38)

Net loss	Year ended March 31, 2003	(1,269)	(751)	(1,766)	(363)
	Year ended March 31, 2002	(2,325)	(278)	(241)	(22)

Earnings (loss) from continuing operations per common share	Year ended March 31, 2003	(0.08)	(0.08)	(0.06)	(0.05)
	Year ended March 31, 2002	(0.30)	0.03	0.00	(0.00)

Net loss per common share	Year ended March 31, 2003	(0.18)	(0.10)	(0.25)	(0.05)
	Year ended March 31, 2002	$(0.33)	$(0.04)	$(0.03)	$(0.00)
Weighted average number of common shares and dilutive common share equivalents outstanding:
Basic and diluted	Year ended March 31, 2003	7,117	7,117	7,117	7,117
Basic and diluted	Year ended March 31, 2002	7,117	7,117	7,117	7,117

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

SUNLINK HEALTH SYSTEMS, INC.,

HM ACQUISITION CORP.

and

HEALTHMONT, INC.

dated as of

October 15, 2002

i

Exhibits

1.1	Certificate of Merger—Delaware and Tennessee
1.6(a)	Form of Lock Up Agreement
1.6(b)	Form of Amended and Restated Employment Agreement
1.6(c)	Form of Consulting Termination Agreement
1.6(d)	Form of Overline Letters of Credit Agreement
1.6(e)	Form of Divestco Disposition Agreement
1.6(f)	Form of Divestco Indemnification Agreement
5.1(d)	Company Debt Restructuring Outline
5.18	Form of Affiliate Letter
6.1(a)	Heller Commitment Letter

Schedules

Parent Disclosure Schedule

Company Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 15, 2002, by and among SUNLINK HEALTH SYSTEMS, INC., a company organized under the laws of the State of Ohio (“Parent”), HM ACQUISITION CORP., a Delaware corporation and a wholly-owned direct subsidiary of Parent (“Merger Sub”), and HEALTHMONT, INC., a Tennessee corporation (the “Company”). As used in this Agreement, capitalized terms have the meanings ascribed to them in Article VIII.

PREAMBLE

WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company has approved, and deems it advisable and in the best interests of its respective shareholders and consistent with and in furtherance of its respective business strategies and goals, for Parent to acquire all of the outstanding shares of the Company through the merger of the Company with and into the Merger Sub upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance thereof, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger in accordance with the OGCL, the TBCA, the DGCL, and upon the terms and subject to the conditions set forth herein;

WHEREAS, the parties hereto intend that the Merger shall qualify for U.S. federal income tax purposes as a reorganization (a “Section 368 Reorganization”) within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the “Code”);

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger; and

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s entering into this Agreement and incurring the obligations set forth herein, each of the Significant Shareholders of the Company, concurrently herewith, is entering into a Lock Up Agreement dated as of the date hereof, with Parent and Merger Sub, pursuant to which such Significant Shareholders shall limit their disposition of Parent Shares to be received in the Merger, all upon the terms and subject to the conditions set forth in the Lock Up Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I  THE MERGER

Section 1.1    The Merger.    Subject to the terms and conditions of this Agreement and the OGCL, the TBCA, and the DGCL, at the Effective Time, the Company and Merger Sub shall consummate a merger pursuant to which (a) the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease, (b) Merger Sub shall be the successor or surviving corporation in the Merger (the “Surviving Corporation”) and shall be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its property, rights, privileges, immunities, powers and franchises shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation and shall continue unaffected by the Merger, except as set forth in this Section 1.1. Pursuant to the Merger, (x) the certificate of incorporation of Merger Sub shall be amended at and as of the Effective Time as set forth in the Certificate of Merger in the form of Exhibit 1.1 hereof (the “Certificate of Merger”), and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation, and (y) the bylaws of the Merger Sub shall be, at and as of the Effective Time, the bylaws of the Surviving Corporation until thereafter amended as provided by law, by the certificate of incorporation or by such bylaws. The Merger shall have the effects as provided in this Agreement and in the applicable provisions of the DGCL and the TBCA.

Section 1.2    Effective Time.    Subject to the terms of this Agreement, Parent, Merger Sub and the Company will cause the Merger to be consummated by causing the Certificate of Merger to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of Tennessee, as provided in the TBCA and with the Secretary of State of the State of Delaware, as provided in the DGCL. The Merger shall become effective on the later of (a) the time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, (b) the time at which the Certificate of Merger is duly filed with the Secretary of State of Tennessee, or (c) such other time as is agreed upon by the parties and specified in the Certificate of Merger (the “Effective Time”).

Section 1.3    Closing.    The closing of the Merger shall take place at 10:00 a.m. on a date to be agreed upon by the parties, and if such date is not agreed upon by the parties, the Closing shall occur on the second Business Day after satisfaction or waiver of all of the conditions set forth in Article VI, at the offices of Smith, Gambrell & Russell, LLP, 1230 Peachtree Street, N.E., Atlanta, Georgia 30309, or such other location as shall be agreed upon by the parties.

Section 1.4    Directors and Officers of the Surviving Corporation.    The directors and officers of the Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

Section 1.5    Subsequent Actions.    If at any time after the Effective Time the Surviving Corporation will consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, and shall execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, and shall take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.6    Other Agreements.    Simultaneously with the execution and delivery of this Agreement, the following agreements will be executed and delivered: (a) the lock up agreements in the form of Exhibit 1.6(a) hereto among Parent, Merger Sub and each Significant Shareholder (the “Lock Up Agreements”), (b) the Non-Compete Agreement and General Release between the Company and Timothy S. Hill (“Hill”) in the form of Exhibit 1.6(b) (the “Hill Agreement”), (c) the consulting termination agreements between the Company and each of the directors of the Company identified in Section 1.6 of the Company Disclosure Schedule (the “Consulting Termination Agreements”) in the form of Exhibit 1.6(c), (d) the Overline Letters of Credit Agreement (the “LOC Agreement”) in the form of Exhibit 1.6(d), (e) the Divestco Disposition Agreement as contemplated by Section 5.19 of this Agreement (the “Divestco Disposition Agreement”) in the form of Exhibit 1.6(e), and (f) the Divestco Indemnification Agreement (the “Divestco Indemnification Agreement”) in the form of Exhibit 1.6(f). The aggregate consideration for the Consulting Termination Agreements shall be the issuance of an aggregate of 35,000 Parent Shares to the members of the Board of Directors of the Company in such specific amounts as are identified in Section 1.6(a) of the Parent Disclosure Schedule. The aggregate consideration for the LOC Agreement shall include the issuance of an aggregate of 60,000 Parent Shares to certain members of the Board of Directors of the Company in such specific amounts as are identified in Section 1.6(b) of the Parent Disclosure Schedule.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1    Conversion of Capital Stock.    As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders of any Shares or holders of Merger Sub Common Stock:

(a)	Merger Sub Common Stock. Each issued and outstanding share of the Common Stock of Merger Sub shall be converted into and become one fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b)	Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are owned by the Company as treasury stock and any Shares owned by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)	Conversion of Shares. Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall be automatically converted into the right to receive from Parent pursuant to Section 2.1(e) a number of Parent Shares equal to the Exchange Fraction, which shall be referred to herein as the “Merger Consideration.” At the Effective Time, all Shares shall no longer be outstanding, shall be canceled and retired and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of such Shares shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 2.2(f) cash in lieu of a fractional Parent Share and any dividend or distribution pursuant to Section 2.2(d), in each case without interest. Parent shall, following the Closing, pay all stamp duties, stamp duty reserve tax and other Taxes and similar levies imposed in connection with the issuance or creation of the Parent Shares.

(d)

Exchange Fraction.    The Exchange Fraction shall be the fraction derived by dividing 1,155,000 by the total number of Shares outstanding as of the Effective Time. By way of illustration, if the total number of Shares outstanding as of the Effective Time were 6,247,744 (as is anticipated by the Company), the Exchange Fraction would be 0.1847 (1,155,000 ÷ 6,247,744), such that for each one Share the holder thereof would receive 0.1847 Parent Shares. In no event shall Parent issue or be obligated to issue more than 1,155,000 Parent Shares in connection with the Merger and the

Transactions contemplated by this Agreement except from and to the extent provided for with respect to (i) up to 19,394 Parent Shares issuable upon the exercise of and in connection with assumed Company Derivative Securities, including assumed Company Options, as set forth in Section 5.7 of the Company Disclosure Schedule, (ii) 26,723 Parent Shares issuable upon the exercise of, and in connection with, the New Heller Warrants issued in replacement of the old Heller Warrants, (iii) 60,000 Parent Shares under the terms of the LOC Agreement, plus up to 350,000 Parent Shares issuable in certain events as set forth therein, and (iv) 35,000 Parent Shares to be issued in the aggregate in connection with the Consulting Termination Agreements.

(e)	Issuance of Merger Consideration. In consideration of the issuance to Parent by the Surviving Corporation of shares of common stock of the Surviving Corporation pursuant to Section 2.1(a) hereof and subject to Section 2.1(b), Parent shall issue to the Exchange Agent such number of Parent Shares as is equal to the number of Shares outstanding immediately prior to the Effective Time multiplied by the Exchange Fraction.

(f)	Extraordinary Adjustments. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, (x) the Company changes the number of Shares, or Parent changes the number of Parent Shares, issued and outstanding as a result of a stock split, stock combination, dividend of stock or other securities (or a record date within such period with respect to such a dividend), recapitalization, redenomination of share capital or other similar transaction (which, for the avoidance of doubt, shall not include the exercise or conversion of any security identified on Schedule 2.1(f) to this Agreement), the Exchange Fraction and other items dependent thereon shall be appropriately adjusted to provide to the holders of Shares the same economic effect and percentage ownership of Parent Shares as contemplated by this Agreement prior to such stock split, stock combination, dividend, recapitalization, redenomination or similar transaction, or (y) the Company changes the number of Shares issued and outstanding (except as a result of the exercise or conversion of outstanding exercisable or convertible securities) or issues additional Company Derivative Securities, the Exchange Fraction and other items dependent thereon shall be appropriately reduced.

(g)	Dissenting Shares.

(i)	The Company shall cause notice to be given under TBCA §48-23-201—48-23-209 to each Person entitled to appraisal rights thereunder concurrently with the mailing of the Prospectus to the Company’s shareholders.

(ii)	Notwithstanding any provision of this Agreement to the contrary, any Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has demanded and perfected his demand for appraisal of his Shares in accordance with the TBCA and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal (“Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.1(c) hereof, but the holder thereof shall be entitled only to such rights as are granted by the TBCA.

(iii)	Notwithstanding the provisions of Section 2.1(g)(i) above, if any holder of Shares who demands appraisal of his Shares under the TBCA shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, such holder’s Shares shall automatically be treated as if converted at the Effective Time into, and thereafter represent only, the right to receive the Merger Consideration as provided in Section 2.1(c) hereof, without interest thereon, upon surrender of the certificate or certificates representing such Shares.

(iv)

The Company shall give Parent (A) prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands and any other instruments served pursuant to the TBCA received by the Company after the date hereof and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the TBCA and Parent shall use commercially reasonable efforts to inform the Company of the status of such negotiations and proceedings and shall consult with the Company as Parent deems appropriate. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Parent, settle or offer to settle any such demands.

Section 2.2    Exchange of Certificates.    (a)    Appointment of Exchange Agent.    Prior to the Effective Time, Parent shall appoint a bank or trust company (which may be the Parent’s stock transfer agent) reasonably acceptable to the Company as exchange agent (the “Exchange Agent”) for the purposes of exchanging the Certificates for Parent Shares. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of Shares as of the Effective Time a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form and have such other customary provisions as the Company and Parent may reasonably specify) providing instructions for use in effecting the surrender of Certificates in exchange for certificates representing Parent and cash in lieu of fractional Parent Shares, and any dividends or other distributions pursuant to Section 2.2(d).

(b)	Exchange Fund. Within five Business Days following the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article II, certificates for the Parent Shares issuable pursuant to Section 2.1(c) in exchange for outstanding Shares and cash in an amount sufficient for payment in lieu of fractional Parent Shares pursuant to Section 2.2(f) and any dividends or distributions to which holders of Shares may be entitled pursuant to Section 2.2(d). The cash amounts payable pursuant to Section 2.2(d) and Section 2.2(f) are referred to collectively as the “Exchange Fund.” The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to the Company’s shareholders pursuant to this Article II. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation. All Parent Shares to be issued and delivered to the holders of Shares in accordance with this Agreement shall, as of the Effective Time, have been registered under the Securities Act pursuant to a registration statement on Form S-4 declared effective by the SEC.

(c)	Exchange Procedures. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with the letter of transmittal referred to in Section 2.2(a) duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate or certificates representing that whole number of Parent Shares to be received in accordance with Section 2.1(c), (ii) the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable with respect to such Parent Shares in accordance with Section 2.2(d), and (iii) the cash amount payable in lieu of fractional Parent Share in accordance with Section 2.2(f), in each case which such holder has the right to receive pursuant to the provisions of this Article, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, that whole number of Parent Shares to be received in accordance with Section 2.1(c), plus any dividends or other distributions to which the transferor would otherwise be entitled pursuant to Section 2.2(d), plus the cash amount payable in lieu of fractional Parent Share in accordance with Section 2.2(f), may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section, and subject to Section 2.2(d), each Certificate shall, after the Effective Time, represent for all purposes only the right to receive the whole number of Parent Shares into which the number of Shares shown thereon have been converted as contemplated by this Article plus the cash amount payable in lieu of a fractional Parent Share in accordance with Section 2.2(f).

(d)	Distributions With Respect To Unexchanged Shares. No dividends or other distributions declared, made or paid after the Effective Time with respect to Parent Shares with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares represented thereby and no cash payment in lieu of a fractional Parent Share shall be paid to any such holder pursuant to Section 2.2(f) until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the Parent Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such Parent Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such Parent Shares. Dividends or other distributions with a record date on or after the Effective Time but prior to surrender of Certificates by holders thereof payable in respect of Parent Shares held by the Exchange Agent shall be held in trust for the benefit of such holders of Certificates.

(e)	No Further Ownership Rights In Shares. All Parent Shares issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(f)) shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to the Shares represented thereby, subject, however, to the Surviving Corporation’s obligation to pay any dividends which may have been declared by the Company on the Shares in accordance with the terms of this Agreement and which remained unpaid at the Effective Time. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers thereon of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

(f)	No Fractional Shares. No certificate or scrip representing fractional Parent Shares will be issued in the Merger upon the surrender for exchange of Certificates, and such fractional interests will not entitle the owner thereof to vote or to any rights of a holder of Parent Shares. In lieu of any such fractional Parent Share, each holder of Certificates who would otherwise have been entitled to a fraction of a Parent Share in exchange for such Certificates (after taking into account all Certificates delivered by such holder) pursuant to this Section shall receive from the Exchange Agent a cash payment in lieu of such fractional Parent Share, determined by multiplying (A) the Parent Average Price by (B) the fractional Parent Share interest to which such holder would otherwise be entitled. Parent may aggregate fractional interests and sell such interests by public or private sale to fund the Exchange Fund either in whole or in part.

(g)

Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for one (1) year after the Effective Time shall be delivered to or as directed by Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent (subject to abandoned property, escheat and other similar laws) as a general creditor for payment of their claim for Parent Shares, any cash in lieu of fractional Parent Shares and any dividends or distributions with respect to Parent Shares. Any amounts remaining unclaimed by any holder of Certificates formerly representing Shares immediately prior to such time when such amounts would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined), shall, to the extent permitted by applicable laws, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto. Neither Parent, the Surviving Corporation nor the Exchange Agent shall be liable to any holder of Certificates formerly representing Shares with respect to any Parent Shares (or dividends or distributions with respect thereto), or cash payable in respect of fractional Parent Shares, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law, rule, regulation or Order.

(h)	Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent in its discretion and as a condition precedent to the issuance thereof, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby, any cash in lieu of fractional Parent Shares, and unpaid dividends and distributions in respect of or on Parent Shares deliverable in respect thereof, pursuant to this Agreement.

(i)	Withholding Rights. Each of the Exchange Agent, Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration (and any dividends or distributions thereon) otherwise payable hereunder to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign income or other Tax law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule prepared and signed by the Company and delivered to Parent and Merger Sub simultaneously with the execution hereof, the Company represents and warrants to Parent and Merger Sub that all of the statements contained in this Article III are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date). Each exception set forth in the Company Disclosure Schedule is identified by reference to a specific section of this Agreement and, except as otherwise specifically stated with respect to such exception, relates only to such section. Each exception or enumeration shall identify whether the exception or enumeration or any part thereof applies to the Company, including Divestco, Divestco only or the Company exclusive of Divestco.

Section 3.1    Organization; Qualification; Charter Documents.    (a)    The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate the properties and assets it now owns, leases or operates or purports to own, lease or operate; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which ownership of property or the conduct of its business requires such qualification, except where the failure to have such power and authority or to be so qualified, licensed or in good standing could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)	The Company has heretofore delivered to Parent complete and correct copies of the Charter Documents of the Company and each Company Subsidiary as amended to date. All such Charter Documents are in full force and effect, and neither the Company nor any Company Subsidiary is in violation of any provision of its respective Charter Documents except for breaches which would not restrict the ability of Company to consummate the Merger or could not reasonably be expected to have a Company Material Adverse Effect.

Section 3.2    Subsidiaries and Affiliates.    (a)    The Company Disclosure Schedule sets forth the name and jurisdiction of incorporation of each Company Subsidiary and the jurisdictions in which each such Company Subsidiary is qualified to do business. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation or have any direct or indirect equity or ownership interest in any business other than publicly traded securities constituting less than one percent of the outstanding equity of the issuing entity.

(b)	Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, all the outstanding capital stock of each Company Subsidiary is owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, options, agreements, limitations on voting rights, encumbrances or security interests of any kind (collectively, “Liens”), and is validly issued, fully paid and non-assessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such Company Subsidiary to any Person except the Company. Each Company Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or other organization; (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (iii) is duly qualified or licensed to do business as a foreign corporation or other foreign entity in good standing in every jurisdiction in which ownership of property or the conduct of its business requires such qualification, except, in each case, where the failure to have such power and authority or to be so qualified, licensed or in good standing would not reasonably be likely to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.3    Capitalization.    (a)    The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 share. As of the date hereof,

(i)	6,632,479 Shares are issued and outstanding,

(ii)	no Shares are held in the treasury of the Company or by any Subsidiary of the Company,

(iii)	no shares of preferred stock are issued and outstanding,

(iv)	an aggregate of 306,000 Shares are issuable upon exercise of outstanding Company Options, including, without limitation, options under the Company’s Stock Option Plan and any Company Award (collectively, the “Company Stock Plans”) and warrants,

(v)	an aggregate of 804,683 Shares are issuable upon exercise of outstanding Company Warrants (all of which are issuable pursuant to Warrants issued to current or former Directors of the Company or Persons related to such Directors or to Heller), and

(vi)	an aggregate of 825,000 shares authorized for issuance under the Company Stock Plans, none of which Shares have been separately reserved for issuance.

(b)

All the outstanding shares of the Company’s capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Company Derivative Securities will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. There is no Voting Debt of the Company or any Company Subsidiary issued and outstanding. There is no Preferred Stock of any Subsidiary issued and outstanding. Except as set forth above and except for the Transactions, and the Divestco Disposition, as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding; (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions, Company Derivative Securities or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any Company Subsidiary, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any

Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding obligations (contingent or otherwise) of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares, or the capital stock of the Company, or any Company Subsidiary or Affiliate of the Company.

(c)	Except as expressly contemplated by this Agreement, there are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries.

(d)	Section 3.3(d) of the Company Disclosure Schedule lists the holder of each outstanding Company Derivative Security, the number of Company Derivative Securities held by such Person, the number of Shares or other securities issuable upon the exercise thereof, and the exercise price, and expiration date thereof. The Company has not repriced any Company Derivative Securities or issued any Shares or Company Derivative Securities exercisable at an exercise price of less than 100% of the fair market value of the Shares as of the date of any such issuance or grant.

Section 3.4    Authorization; Validity of Agreement; Company Action.    The Company has full corporate power and authority to execute and deliver this Agreement, and, subject in the case of consummation of the Merger to obtaining the Company Shareholder Approval, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board of Directors and, except for obtaining the Company Shareholder Approval and the filing of merger documents as set forth herein, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by Parent and Merger Sub, this Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium and other similar laws relating to creditors’ rights and remedies and general principles of equity.

Section 3.5    Board Approvals; Takeover Statutes.    The Company Board of Directors, at a meeting duly called and held, has (i) unanimously determined that each of the Agreement and the Merger are in the best interests of the Company and its shareholders, (ii) adopted this Agreement, and approved the Merger, the other Transactions and a Divestco Disposition, and (iii) resolved to recommend that the shareholders of the Company approve this Agreement and the Merger, and none of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified. The Company Board of Directors has taken all necessary action such that Sections 48-103-201—48-103-209 and Sections 48-103-301—48-103-312 of the TBCA, do not, and, unless the Agreement is terminated, shall not in the future, to the extent within its control, apply to this Agreement, the Merger, the other Transactions or a Divestco Disposition. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

Section 3.6    Vote Required.    The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger and the other Transactions.

Section 3.7    Consents and Approvals; No Violations.    Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, state securities or blue sky laws, and the TBCA, none of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions will (i) conflict with or result in any breach of any provision of the articles of incorporation, the bylaws or similar organizational documents of the Company, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (other than any Healthcare Approvals set forth in Section 5.14(a) of the Company

Disclosure Schedule), (iii) result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Agreement, or (iv) violate any Order, statute, rule or regulation applicable to the Company, any Company Subsidiary or any of their properties or assets, except, with respect to the foregoing clauses (ii), (iii) and (iv), as could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Except for the third party consents set forth in Section 3.7(a) of the Company Disclosure Schedule to be obtained prior to Closing, there are no third party consents or approvals required to be obtained under the Company Agreements prior to the consummation of the Transactions, except where the failure to obtain such consents or approvals would not reasonably be likely to, individually or in the aggregate, have a Company Material Adverse Effect. It is expressly acknowledged and agreed that the failure to obtain the consents and approvals listed in Section 3.7(b) of the Company Disclosure Schedule would not reasonably be likely to have a Company Material Adverse Effect.

Section 3.8    Financial Statements and Financial Disclosure.    (a)    Prior to the execution of this Agreement, Seller has delivered to Purchaser true and complete copies of the following financial statements:

(i)	The audited balance sheets of the Company and its consolidated Subsidiaries as of March 31, 2001 and March 31, 2002 and the related audited consolidated statements of operations, stockholders’ equity and cash flows for each of the fiscal years then ended, (the “Company Audited Financial Statements”) together with a true and correct copy of the report on such audited information by KPMG LLP (“KPMG”), and all communications from such accountants including, without limitation with respect to the results of such audits, accounting principles or practices, financial statement disclosure, auditing scope or procedures, deficiencies, material weaknesses, internal controls and Disagreements; and

(ii)	the unaudited monthly balance sheets of the Company and its consolidated Subsidiaries as of the end of each month through August 2002 and the related unaudited consolidated statements of operations, and stockholders’ equity (the “Company Unaudited Financial Statements”) for the portion of the fiscal year then ended.

(b)	Except as set forth in the notes thereto and as disclosed in Section 3.8 of the Company Disclosure Schedule, the Company Financial Statements (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, (ii) were prepared in accordance with U.S. GAAP applied on a consistent basis for the periods involved (except in the case of the Unaudited Company Financial Statements subject to the absence of financial footnotes and to normal and recurring year-end adjustments that are not likely to be material in amount), and (iii) fairly present the consolidated financial condition and consolidated results of operations and cash flows and changes in financial position (if any) of the Company and its consolidated subsidiaries as of the times and for the respective periods referred to therein. The Company Financial Statements have been prepared from, and are in accordance with, the Books and Records of the Company and its Subsidiaries regularly maintained by management and used to prepare the financial statements of the Company and its Subsidiaries in accordance with the principles stated therein. The Company and its Subsidiaries have maintained their respective Books and Records in a manner sufficient to permit the preparation of financial statements in accordance with GAAP, such Books and Records fairly reflect, in all material respects, the income, expenses, assets and liabilities of the Company and its Subsidiaries and the Books and Records provided a fair and accurate basis for the preparation of the Audited Financial Statements and the Unaudited Financial Statements. Except for those Subsidiaries listed in Section 3.8 of the Company Disclosure Schedule, the financial condition and results of operations of each Subsidiary are, and for all periods referred to in this Section 3.8 have been, consolidated with those of the Company.

(c)

After the date of this Agreement and within thirty (30) days following the end of each calendar month prior to the Closing Date, Company will deliver to Parent true and complete copies of the unaudited balance sheets and the related unaudited statements of income of, or relating to, each of the Hospitals for each month then ended, together with the notes, if any, related thereto, which presentation shall be true, correct and complete in all material respects, shall have been prepared from and in accordance with the books and records of each of the Hospitals and which shall fairly present the financial position and results of operations of each of the Hospitals as of the date and for the period indicated, all in accordance with generally accepted accounting principles consistently applied except as to the absence of footnotes and normal audit adjustments; provided, however, that following the divestiture of Divestco pursuant to a Divestco Disposition, the Company need not deliver any balance sheet or statements of income for Divestco for any period after the date of such Divestco Disposition.

(d)	KPMG has not resigned or declined to be re-appointed as the Company’s independent public accountants nor to the Knowledge of the Company has KPMG stated any intention to resign or to decline to be re-appointed as the Company’s independent public accountants. Except as set forth in Section 3.8(d) of the Company Disclosure Schedule, at no time during the Company’s two most recent fiscal years or thereafter has (i) there been any “Disagreement” between the Company or any of its Subsidiaries, on the one hand, and KPMG, on the other hand, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, audit deficiencies, material weaknesses or internal controls, including any Disagreement which would have caused KPMG to make reference to the subject matter of the Disagreement(s) in connection with its report and regardless of whether or not such Disagreement was resolved to the satisfaction of KPMG; (ii) KPMG advised the Company that internal controls necessary to develop reliable financial statements do not exist, (iii) KPMG advised the Company that it is no longer able to rely on the representations of the Company or its Subsidiaries or that it is unwilling to be associated with the financial statements of the Company or its Subsidiaries, (iv) KPMG advised the Company of any need to expand the scope of its audits or reviews or that information has come to the attention of KPMG that impacts or if further investigated might impact the fairness or reliability of any audit report or review or the underlying financial statements of the Company or its Subsidiaries or cause KPMG to be unwilling to rely on the representations of the Company or its Subsidiaries or be associated with the financial statements of the Company or its Subsidiaries.

Section 3.9    No Undisclosed Liabilities.    Except (a) as disclosed in Section 3.9 of the Company Disclosure Schedule, (b) as disclosed in the Company Financial Statements, and (c) for liabilities and obligations (i) incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date pursuant to the terms of this Agreement, or (ii) incurred pursuant to, or in furtherance of, this Agreement or the Transactions, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, which either (1) would be required by U.S. GAAP to be recognized or disclosed on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto, or (2) would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10    Absence of Certain Changes.    (a)    Since the Balance Sheet Date, (i) the Company and each Company Subsidiary has conducted its respective business only in the ordinary and usual course, and (ii) there have not occurred any circumstances, changes, developments, effects or events (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)	Without limiting the foregoing, except as disclosed in Section 3.10 of the Company Disclosure Schedule, there has not occurred between the Balance Sheet Date and the date hereof:

(i)	any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) in respect of the capital stock of the Company or any Subsidiary not wholly owned by the Company, or any direct or indirect redemption, purchase or other acquisition by the Company or any Subsidiary of any such capital stock of or any Company Derivative Security with respect to the Company or any Subsidiary not wholly owned by the Company;

(ii)	any authorization, issuance, sale or other disposition by the Company or any Subsidiary of any shares of capital stock of, or Company Derivative Security with respect to, the Company or any Subsidiary, or any modification or amendment of any right of any holder of any outstanding shares of capital stock of, or Company Derivative Security with respect to, the Company or any Subsidiary, except for the issuance of Company Common Stock upon the exercise of Company Derivative Securities awarded prior to the Balance Sheet Date;

(iii)	(A) any increase in salary, wages, bonus, benefits, change in control payments, severance payments or other compensation of any current or former executive officer, key employee, director or consultant of the Company or any Subsidiary (including any Person whose annual compensation is, or after giving effect to such change would be, $60,000 or more); (B) any establishment, amendment or other modification of (1) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan, employment or other service-related Contract, including any employment, deferred compensation, consulting, severance, termination or indemnification agreement or other similar compensation arrangement, or (2) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan, employment-related Contract or other similar compensation arrangement; or (C) any adoption, entering into or becoming bound by any Benefit Plan, employment-related Contract or collective bargaining agreement, or amendment, modification or termination (partial or complete) of any Benefit Plan, employment-related Contract or collective bargaining agreement, except to the extent required by applicable Law and, in the event compliance with legal requirements presented options, only to the extent the option which the Company or Subsidiary reasonably believed to be the least costly was chosen;

(iv)	(A) incurrences by the Company or any Subsidiary of Indebtedness in an aggregate principal amount exceeding $10,000 (net of any amounts discharged during such period), or (B) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of the Company or any Subsidiary under, any Indebtedness of or owing to the Company or any Subsidiary;

(v)	any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the plant, real or personal property or equipment of the Company or any Subsidiary in an aggregate amount exceeding $25,000;

(vi)	any material change in (A) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company or any Subsidiary, or (B) any method of calculating any bad debt, contingency or other reserve of the Company or any Subsidiary for accounting, financial reporting or Tax purposes, or any change in the fiscal year of the Company or any Subsidiary;

(vii)	any write-off or write-down of or any determination to write off or write down any of the Assets and Properties of the Company or any Subsidiary in an aggregate amount exceeding $25,000 (except for non-cash write downs for the Assets and Properties of Divestco or for the capital stock of Divestco);

(viii)	any acquisition or disposition of, or incurrence of a Lien (other than a Permitted Lien) on, any Assets and Properties of the Company or any Subsidiary, other than (A) in the ordinary course of business consistent with past practice, or (B) with respect to the capital stock or Assets and Properties of Divestco in connection with a Divestco Disposition;

(ix)	except as to Divestco in connection with the Divestco Disposition, any (A) amendment of the certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) of the Company or any Subsidiary, (B) recapitalization, reorganization, liquidation or dissolution of the Company or any Subsidiary or (C) merger or other business combination involving the Company or any Subsidiary and any other Person;

(x)	any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to (A) any Contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed in the Company Disclosure Schedule pursuant to Section 3.22, or (B) any material License held by the Company or any Subsidiary;

(xi)	capital expenditures or commitments for additions to property, plant or equipment of the Company and the Subsidiaries constituting capital assets in an aggregate amount exceeding $10,000;

(xii)	any commencement or termination by the Company or any Subsidiary of any line of business;

(xiii)	any transaction by the Company or any Subsidiary with the Company, any officer, director, Affiliate (other than the Company or any Subsidiary (other than Divestco)) or Associate of the Company or any Associate of any such officer, director or Affiliate (A) outside the ordinary course of business consistent with past practice, or (B) other than on an arm’s-length basis, other than pursuant to any Contract in effect on the Balance Sheet Date and disclosed pursuant to Section 3.22;

(xiv)	any entering into of a Contract to do or engage in any of the foregoing after the date hereof; or

(xv)	any other transaction involving or development affecting the Company or any Subsidiary outside the ordinary course of business consistent with past practice.

(xvi)	except insofar as may have been expressly disclosed in the Company Financial Statements as furnished to Parent, whether or not required by a change in U.S. GAAP, any change in accounting methods, principles or practices by the Company affecting its Assets and Properties, liabilities or business; or

(xvii)	except insofar as may have been disclosed in the Company Financial Statements as furnished to Parent, any Tax election or any settlement or compromise of any income tax liability.

Section 3.11    Litigation.    Except as set forth in Section 3.11 of the Company Disclosure Schedule, there is no action, suit or proceeding claim (including any qui tam claim) by or before any Governmental Authority pending or, to the Knowledge of the Company, threatened against or involving the Company or any Company Subsidiary; or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Company or any Company Subsidiary pursuant to this Agreement or in connection with the Transactions; other than, in each case, those the outcome of which, individually or in the aggregate, would not (i) reasonably be likely to have a Company Material Adverse Effect, (ii) reasonably be likely to materially impair or delay the ability of the Company to perform its obligations under the Agreement, or (iii) result in a claim for damages against the Company or any Company Subsidiary in excess of $25,000, individually or in the aggregate.

Section 3.12    Employee Benefit Plans.    (a)    The Company has delivered to Parent true, correct and complete copies of all documents relating to the Company’s Benefit Plans, including but not limited to: (i) all Benefit Plan documents, amendments and trust instruments; (ii) all insurance and annuity contracts related to any Benefit Plans; (iii) COBRA notices and forms, including election forms used to notify employees and their dependents of their continuation coverage rights under the Company’s group health plans; (iv) the most recently filed Form 5500 annual reports; and (v) actuarial reports, summary plan descriptions and favorable determination letters for the Benefit Plans. Since the date these documents were supplied to Parent, no Company Benefit Plan amendments have been adopted, no changes to these documents have been made, and no amendments or changes will be adopted or made prior to the Closing Date in each case that would reasonably be likely to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)

All of the Company Benefit Plans subject to ERISA comply in all material respects and have been administered in compliance in all material respects with (i) the provisions of ERISA, (ii) all provisions of the Code, applicable to secure the intended Tax consequences, (iii) all applicable state and federal securities laws and (iv) all other applicable laws, rules, regulations and collective bargaining agreements, except where the failure to so comply or to be so administered would not result in any Company Material Adverse Effect. The Company has not received any written notice from any Governmental Entity questioning or challenging such compliance that would reasonably be likely to, individually or in the aggregate, have a Company Material Adverse Effect.

(c)	Neither the Company nor its ERISA Affiliates has engaged in any transaction or acted or failed to act in any manner that could subject the Company to any direct or indirect liability (by indemnity or otherwise) for a breach of any fiduciary or co-fiduciary duty under ERISA, or liability for a prohibited transaction (within the meaning of ERISA Section 406 or Code Section 4975) that would reasonably be likely to, individually or in the aggregate, have a Company Material Adverse Effect.

(d)	No Company Benefit Plan is subject to Title IV of ERISA, and neither the Company nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA that could become, after the Closing Date, an obligation of the Company or any of its ERISA Affiliates, in each case, that would reasonably be likely to, individually or in the aggregate have a Company Material Adverse Effect.

(e)	Neither the Company nor, to the Knowledge of the Company, any of its ERISA Affiliates has ever established, maintained, contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any multi-employer plan within the meaning of ERISA Section 4001(a)(3).

(f)	To the Company’s Knowledge, none of the Company Benefit Plans provides welfare benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service (other than coverage required by COBRA or any similar state law).

(g)	Except as described in the Company Disclosure Schedule, there are no insurance reserves, trusts or escrow accounts that have been established to provide for payments under welfare plans within the meaning of Section 3(1) of ERISA.

(h)	Each Company Benefit Plan which is intended to be qualified under Code Section 401(a) (“Qualified Retirement Plan”) has received from the Internal Revenue Service a favorable determination letter to the effect that the plan in form satisfies the requirements for qualification under Code Section 401(a) (taking into account the provisions of the Tax Reform Act of 1986). To the Company’s Knowledge, no event has occurred or circumstances exist that will or could give rise to disqualification of a Qualified Retirement Plan and no amendment to any Qualified Retirement Plan made since applying for such determination letter could cause a disqualification of such Company Benefit Plan.

(i)	The Company has the right pursuant to the terms of each Company Benefit Plan that is a welfare plan within the meaning of Section 3(1) of ERISA and all agreements related to such Company Benefit Plan unilaterally to terminate such Company Benefit Plan (or its participation in such Company Benefit Plan) or to amend the terms of such Company Benefit Plan at any time.

(j)

The transactions contemplated by this Agreement will not result in any additional payments to or benefit accruals for, or any increase in the vested interest of, any current or former officer, employee or director or their spouses or dependents under any Company Benefit Plan. There are no agreements or commitments by the Company and the Company shall not prior to the Closing Date enter into any agreement or make any commitment under which the Company would be obligated to reimburse or increase the compensation of, or payments to, any current or former officer, employee or director of the Company or their spouses or dependents or any entity in which such persons have an ownership interest in order to make such person whole for any Taxes, including, but not limited to, any excise tax such Person may pay under Section 4999 of the Code due to an excess parachute payment under Section 280G of the Code, or which such Person may pay as a director or indirect result of the merger transaction described in this Agreement.

(k)	Except as expressly provided in this Agreement, there is no pending or, to the Knowledge of the Company, threatened complaint, claim (other than a routine undisputed claim for benefits), proceeding, audit, or investigation of any kind in or before any Governmental Entity with respect to any Company Benefit Plan that would reasonably be likely to result in a Company Material Adverse Effect.

(l)	Except as set forth in Section 3.12(l) of the Company Disclosure Schedule, no Person who is not an employee of the Company or any Company Subsidiary, including any Person identified as a consultant in Section 3.20(a)(i) of the Company Disclosure Schedule, is entitled to any benefits under any Benefit Plan.

Section 3.13    Tax Matters; Government Benefits.    (a)    The Company and each of its Subsidiaries has filed all Tax Returns that are required to be filed by the Company and its Subsidiaries, and all such Tax Returns are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failure to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries have duly paid or caused to be duly paid in full or made provision in accordance with U.S. GAAP (or there has been paid or provision has been made on their behalf) for the payment of all Taxes (as hereinafter defined) shown as due on such Tax Returns. The most recent financial statements contained in the Company Financial Statements reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

(b)	No notification has been received by the Company or by any Company Subsidiary that an audit, examination or other proceeding is pending or, to the Company’s Knowledge, threatened with respect to any Taxes due from or with respect to or attributable to the Company or any Company Subsidiary or any Tax Return filed by or with respect to the Company or any Company Subsidiary.

(c)	Neither the Company nor any of its Subsidiaries has taken any action or Knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(d)	None of the Company or any Company Subsidiary has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under state, local or foreign law (other than a group, the common parent of which is the Company), or has any liability for Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law as a transferee or successor, by contract or otherwise.

Section 3.14    Environmental Laws.    (a)    Except as disclosed in Section 3.14 of the Company Disclosure Schedule, (i) the Company and each Company Subsidiary is in compliance with all Environmental Laws, including compliance with any permits or other governmental authorizations or the terms and conditions thereof, except in the case of the matters covered by this sentence where the failure to be in compliance with such laws could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) neither the Company nor any Company Subsidiary has received any communication or notice, including any communications in the possession, custody or control of the Company or any Company Subsidiary received by any predecessor to the Company or any Company Subsidiary, whether in connection with the acquisition of any Assets and Properties, or otherwise, and whether from a governmental authority or otherwise, alleging any violation of or noncompliance with any Environmental Laws by the Company or any Company Subsidiary or for which any of them is responsible, and there is no pending or, to the Company’s Knowledge, threatened Environmental Claim, except where such communication, notice or Environmental Claim could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect; and (iii) to the Company’s knowledge, there are no past or present facts or circumstances that could form the basis of any Environmental Claim against the Company or any Company Subsidiary or against any person or entity whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law, except where such Environmental Claim, if made, would not reasonably be likely to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)	The Company has complied with any obligations under the federal Community Right to Know Act, any state right to know act, and any other state or local laws having similar requirements, including but not limited to the requirement to maintain and disclose material safety data sheets with respect to each Hospital and to submit annual reports to governmental authorities detailing inventories of hazardous materials present on-site and volumes of toxic chemicals released into the environment, except where such non-compliance could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(c)	Parent shall be entitled to select an environmental engineer reasonably acceptable to the Company to furnish, at Parent’s expense, a “phase I” environmental survey of the Real Property owned or leased by the Company, which survey shall reflect inspection for potential environmental hazards, including the presence of asbestos, asbestos containing material, urea formaldehyde, polychlorinated biphenyls, underground storage tanks and Hazardous Substances. Parent shall use commercially reasonable efforts, and the Company shall cooperate with Parent in any manner reasonably requested, to cause such engineer to complete such survey (the “Environmental Survey”) within thirty (30) days after the date of execution of this Agreement. Parent agrees to instruct its environmental engineer not to unreasonably interfere with the operations of the Hospitals during the Environmental Survey. Parent further agrees that it shall indemnify the Company against any reasonable out-of-pocket costs of restoring any material damage to the Real Property caused by Parent’s environmental engineer as a direct result of the Environmental Survey, but in no event shall Parent be responsible for any consequential, exemplary or other damages in respect thereof. The Company shall within ten (10) days after any alleged damage to the Real Property by such environmental engineer give Parent notice in writing thereof specifying in reasonable detail the nature of any such damage and a reasonable opportunity to cause such damage to be repaired. The Environmental Survey shall be deemed satisfactory for all purposes of this Agreement unless it discloses conditions which would have a material adverse effect upon the operation of any applicable Hospital. For purposes of this Section 3.14(c), a “material adverse effect” shall be deemed to exist if the remedy of any existing environmental condition in accordance with applicable law is in the good faith reasonable opinion of Parent’s environmental consultant expected to cost in excess of $100,000 for the Hospitals, either individually or in the aggregate. The Company shall provide Parent with any required environmental disclosures under any applicable property transfer laws not more than sixty (60) days after the date of this Agreement.

Section 3.15    Intellectual Property.    Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) either the Company or a Company Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use the Company Intellectual Property, (ii) to the Company’s Knowledge, the conduct of the business of the Company and the Company Subsidiaries with the

Company Intellectual Property does not infringe any Intellectual Property rights or any other proprietary right of any Person, and neither the Company nor any Company Subsidiary has received any written notice from any other Person pertaining to or challenging the right of the Company or any Company Subsidiary to use any of the Company Intellectual Property, and (iii) neither the Company nor any Company Subsidiary has made any claim of a violation or infringement by others of its rights to or in connection with the Company Intellectual Property which is still pending.

Section 3.16    Compliance with Laws.    The Company and its Subsidiaries are in compliance with each applicable law, rule or regulation of any Governmental Authority, which affects the business or Assets and Properties of the Company and its Subsidiaries or any Hospital except for any matter otherwise covered by this sentence which would not reasonably be likely to, individually or in the aggregate, have a Company Material Adverse Effect, and no notice, charge, claim, action or assertion has been received by the Company or any Company Subsidiary or any Hospital or has been filed, commenced or, to the Company’s Knowledge, threatened against the Company, any Company Subsidiary or Hospital alleging any such violation regardless of whether such claim individually or in the aggregate would reasonably be likely to have a Company Material Adverse Effect. All licenses, permits and approvals required under such laws, rules and regulations are in full force and effect, and the Company is in compliance with the terms thereof, except where the failure to be in full force and effect or to be in such compliance would not reasonably be likely to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.17    Employees; Labor Relations.    (a)    Section 3.17 of the Company Disclosure Schedule contains a list of the name of each officer and employee of the Company and its Subsidiaries at the date hereof, together with each such person’s position or function, annual base salary or wages and any incentive bonus or severance arrangement with respect to such person in effect on such date.

(b)	The Company has not received any information that would lead it to believe that a material number of the persons described in Section 3.17 (a) or, as to any Hospital, any Physicians or other healthcare professionals will or may cease to be employees, or will refuse offers of employment from Parent or one of its Subsidiaries or intend to terminate their affiliation or other relationship with any of the Hospitals because of the consummation of the Merger and the Transactions contemplated by this Agreement in each case, except with respect to employees of Divestco or Persons identified in Section 5.1(e) of the Company Disclosure Schedule.

(c)	There is (i) to the Knowledge of the Company, no unfair labor practice complaint against the Company or any Company Subsidiary pending before the National Labor Relations Board; (ii) no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary; (iii) to the Company’s Knowledge, no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company and its Subsidiaries; except for any occurrence that individually or in the aggregate would not reasonably be likely to have a Company Material Adverse Effect; and (iv) no grievance which might have, individually or in the aggregate, a Company Material Adverse Effect, arising out of or under collective bargaining agreements is pending.

Section 3.18    Information to be Supplied.    None of the information to be supplied by the Company specifically for inclusion or incorporation by reference (i) in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Shares in the Merger (the “Registration Statement”) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they are made not misleading, (ii) in any filing by Parent or Merger Sub with the American Stock Exchange relating to Parent Shares (the “Listing Application”) (together with any amendments or supplements thereto, the “Parent Disclosure Documents”), will, at the time of approval for listing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they are made not misleading, or (iii) in the Company Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company Proxy Statement will comply as to form in all material respects with the requirements of all applicable state laws, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Company Proxy Statement.

Section 3.19    Interested Party Transactions.    (a)    Except as disclosed in Section 3.20(a)(vii) or Section 3.19(a) of the Company Disclosure Schedule, (i) there are no intercompany Liabilities between the Company or any Subsidiary, on the one hand, and any officer, director, Affiliate (other than the Company or any Subsidiary) or Associate of the Company or any Associate of any such officer, director or Affiliate, on the other, (ii) neither Seller nor any such officer, director, Affiliate or Associate provides or causes to be provided any assets, services or facilities to the Company or any Subsidiary, (iii) neither the Company nor any Subsidiary provides or causes to be provided any assets, services or facilities to Company or any such officer, director, Affiliate or Associate and (iv) neither the Company nor any Subsidiary beneficially owns, directly or indirectly, any Investment Assets issued by Company or any such officer, director, Affiliate or Associate of the Company or any Company Subsidiary.

(b)	Except as disclosed in Section 3.19(b) of the Company Disclosure Schedule, each of the Liabilities and transactions listed in Section 3.19(a) of the Company Disclosure Schedule was incurred or engaged in, as the case may be, on an arm’s-length basis.

(c)	Except as disclosed in Section 3.19(c) of the Company Disclosure Schedule, since the Balance Sheet Date, all settlements of intercompany Liabilities between the Company or any Subsidiary, on the one hand, and Seller or any such officer, director, Affiliate or Associate, on the other, have been made, and all allocations of intercompany expenses have been applied, in the ordinary course of business consistent with past practice and in accordance with the terms of all applicable Contracts regulating such transactions, including credit agreements and debt agreements.

Section 3.20    Contracts.    (a)    Section 3.20(a) of the Company Disclosure Schedule (with references corresponding to the clauses set forth below) contains a true and complete list of each of the following Contracts or other arrangements (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to Parent prior to the execution of this Agreement), to which the Company or any Company Subsidiary is a party or by which any of their respective Assets and Properties is bound (each a “Company Agreement”):

(i)	(A) all Contracts (excluding Benefit Plans) providing for a commitment of employment or consultation services for a specified or unspecified term or otherwise relating to employment or engagement or the termination of employment or engagement of any Person, the name, position and rate of compensation of each Person party to such a Contract and the expiration date of each such Contract; and (B) any written or unwritten representations, commitments, promises, communications or courses of conduct (excluding Benefit Plans and any such Contracts referred to in clause (A)) involving an obligation of the Company or any Company Subsidiary to make payments in any year, other than with respect to salary or incentive compensation payments in the ordinary course of business, to any employee or consultant exceeding $5,000 or any group of employees or consultants exceeding $25,000 in the aggregate;

(ii)	all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of the Company or any Company Subsidiary to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with the Company or any Company Subsidiary;

(iii)	all partnership, joint venture, shareholders’ or other similar Contracts with any Person;

(iv)	all Contracts relating to Indebtedness of the Company or any Company Subsidiary (including sale and lease back and capitalized lease transactions and other similar or “off-balance sheet” transactions) in excess of $25,000 in the aggregate or to any preferred stock issued by the Company or any Company Subsidiary;

(v)	all Contracts with distributors, dealers, manufacturer’s representatives, sales agencies, licensees or Governmental Entities;

(vi)	all Contracts relating to (A) the future disposition or acquisition of any Assets and Properties, other than dispositions or acquisitions in the ordinary course of business consistent with past practice, and (B) any merger or other business combination;

(vii)	all Contracts between or among the Company or any Company Subsidiary, on the one hand, and any officer, director or Affiliate of the Company or any Company Subsidiary (other than the Company or any Company Subsidiary), on the other hand;

(viii)	all collective bargaining or similar labor Contracts;

(ix)	all Contracts that (A) limit or contain restrictions on the ability of the Company or any Company Subsidiary to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any Assets and Properties, to change the lines of business in which it participates or engages or to engage in any business combination or (B) require the Company or any Company Subsidiary to maintain specified financial ratios or levels of net worth or other indicia of financial condition;

(x)	all Contracts consisting of provider based physician agreements, agreements with health maintenance organizations, preferred provider organizations, insurance companies, alternative delivery systems, and contracts with Governmental Entities or private Persons with respect to or for the provision of healthcare goods and services under any Healthcare Reimbursement Contract or Program;

(xi)	all other Contracts (other than Benefit Plans, leases disclosed in the Company Financial Statements, and insurance policies listed in Section 3.22 of the Company Disclosure Schedule) that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company or any Company Subsidiary of more than $25,000 annually and (B) cannot be terminated within thirty (30) days after giving notice of termination without resulting in any material cost or penalty to the Company or any Company Subsidiary; and

(xii)	all Contracts which would result in the payment to, or obligate the Company to make any payment to, any Person as a result of the transactions contemplated by this Agreement, including the Lock Up Agreements.

(b)

Each Contract required to be disclosed in Section 3.20(a) of the Company Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms except where the failure to meet one or more of the foregoing requirements would reasonably be likely to have a Company Material Adverse Effect, of each party thereto; and except as disclosed in Section 3.20(b) of the Company Disclosure Schedule, neither the Company, any Company

Subsidiary nor, to the Knowledge of the Company, any other party to such Contract is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract) in any material respect.

(c)	Except as disclosed in Section 3.20(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to or bound by any Contract that has been or would reasonably be likely to have, individually or in the aggregate with any other such Contracts, a Company Material Adverse Effect.

Section 3.21    Licenses.    Section 3.21 of the Company Disclosure Schedule contains a true and complete list of all Licenses used in and material, individually or in the aggregate, to the business or operations of the Company or any Company Subsidiary (and all pending applications for any such Licenses), setting forth the grantor, the grantee, the function and the expiration and renewal date of each. Prior to the execution of this Agreement, Company has delivered to Parent true and complete copies of all such Licenses. Except as disclosed in Section 3.21 of the Company Disclosure Schedule:

(a)	the Company and each Company Subsidiary owns or validly holds all Licenses that are material, individually or in the aggregate, to its business or operations;

(b)	each License listed in Section 3.21 of the Company Disclosure Schedule is valid, binding and in full force and effect; and

(c)	neither the Company nor any Subsidiary is, or has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License.

Section 3.22    Insurance.    Section 3.22 of the Company Disclosure Schedule contains a true and complete list (including the names and addresses of the insurers, the names of the Persons to whom such Policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a “claims made” or an “occurrence” policy and a brief description of the interests insured thereby) of all liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies currently in effect that insure the business, operations or employees of the Company or any Company Subsidiary, affect or relate to the ownership, use or operation of any of the Assets and Properties of the Company or any Company Subsidiary and that (i) have been issued to the Company or any Company Subsidiary or (ii) have been issued to any Person (other than the Company or any Company Subsidiary) for the benefit of the Company or any Company Subsidiary. The insurance coverage provided by any of the policies described in clause (i) above will not terminate or lapse by reason of the transactions contemplated by this Agreement. Each policy listed in Section 3.22 of the Company Disclosure Schedule is valid and binding and in full force and effect, no premiums due thereunder have not been paid and neither the Company, any Company Subsidiary nor the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder. To the Knowledge of the Company, the insurance policies listed in Section 3.22 of the Company Disclosure Schedule are placed with financially sound and reputable insurers and, in light of the respective business, operations and Assets and Properties of the Company and the Company Subsidiaries, are in amounts and have coverages that are reasonable and customary for Persons engaged in such businesses and operations and having such Assets and Properties. Neither the Company, any Company Subsidiary nor the Person to whom such policy has been issued has received notice that any insurer under any policy referred to in this Section is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

Section 3.23    Books and Records.    The minute books and other similar records of the Company and the Subsidiaries as made available to Parent prior to the execution of this Agreement contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, the boards of directors and committees of the boards of directors of the Company and the

Subsidiaries. The stock transfer ledgers and other similar records of the Company and the Subsidiaries as made available to Parent prior to the execution of this Agreement accurately reflect all record transfers prior to the execution of this Agreement in the capital stock of the Company and the Subsidiaries. Except as set forth in Section 3.23 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any of its Books and Records recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or a Subsidiary.

Section 3.24    Real Property.    (a)    Section 3.24(a) of the Company Disclosure Schedule contains a true and correct list of (i) each parcel of real property owned by the Company or any Subsidiary, (ii) each parcel of real property leased by the Company or any Subsidiary (as lessor or lessee), (iii) all Liens (other than Permitted Liens) relating to or affecting any parcel of real property referred to in clause (i), and (iv) each title insurance policy applicable to such property.

(b)	Except as disclosed in Section 3.24(a) of the Company Disclosure Schedule, the Company or a Subsidiary has marketable fee simple title to each parcel of real property owned by it, free and clear of all Liens other than Permitted Liens. Except for the real property leased to others referred to in clause (ii) of Section 3.24(a) above, the Company or a Subsidiary is in possession of each parcel of real property owned by it, together with all buildings, structures, facilities, fixtures and other improvements thereon. To the Knowledge of the Company, each of the Company and the Subsidiaries have adequate rights of ingress and egress with respect to the real property owned or leased by them and listed in Section 3.24(a) of the Company Disclosure Schedule and all buildings, structures, facilities, fixtures and other improvements thereon. None of such real property, buildings, structures, facilities, fixtures or other improvements, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable Law in any material respect (whether or not permitted on the basis of prior nonconforming use, waiver or variance).

(c)	The Company or a Subsidiary has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties leased by it for the full term of the lease thereof. Each lease referred to in clause (ii) of Section 3.24(a) above is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or a Subsidiary and of each other Person that is a party thereto, and except as set forth in Section 3.24(c) of the Company Disclosure Schedule, there is no, and neither the Company nor any Subsidiary has received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. Neither the Company nor any Subsidiary owes any brokerage commissions with respect to any such leased space.

(d)	The Company has delivered to Parent prior to the execution of this Agreement true and complete copies of (i) all deeds, leases, mortgages, deeds of trust, certificates of occupancy, title insurance policies, title reports, surveys and similar documents, and all amendments thereof, with respect to the real property owned by the Company and the Subsidiaries, and (ii) all leases (including any amendments and renewal letters) and all other documents referred to in clause (i) of Section 3.24(d) with respect to the real property leased by the Company and the Subsidiaries.

(e)	Except as disclosed in Section 3.24 (e) of the Company Disclosure Schedule, no tenant or other party in possession of any of the real properties owned by the Company and the Subsidiaries, has any right to purchase, or holds any right of first refusal to purchase, such properties.

(f)

Except as disclosed in Section 3.24 (f) of the Company Disclosure Schedule, the improvements on the real property identified in Section 3.24(a) of the Company Disclosure Schedule are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the Knowledge of the

Company, there are no condemnation or appropriation proceedings pending or threatened against any of such real property or the improvements thereon.

Section 3.25    Tangible Personal Property; Investment Assets.    (a)    The Company or a Subsidiary is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in or reasonably necessary for the conduct of their business, including all tangible personal property reflected on the balance sheet included in the Unaudited Financial Statements and tangible personal property acquired since the Unaudited Financial Statement Date other than property disposed of since such date in the ordinary course of business consistent with past practice. All such tangible personal property is free and clear of all Liens, other than Permitted Liens and Liens disclosed in Section 3.25 (a) of the Company Disclosure Schedule, and to the Knowledge of the Company is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

(b)	Section 3.25(b) of the Company Disclosure Schedule describes each Investment Asset owned by the Company or any Subsidiary on the date hereof. Except as disclosed in Section 3.25(b) of the Company Disclosure Schedule, all such Investment Assets are owned by the Company or a Subsidiary free and clear of all Liens other than Permitted Liens.

Section 3.26    Bank and Brokerage Accounts; Investment Assets.    Section 3.26 of the Company Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company or any Subsidiary has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company or any Subsidiary having signatory power with respect thereto; and (c) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

Section 3.27    No Powers of Attorney.    Except as set forth in Section 3.27 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any powers of attorney or comparable delegations of authority outstanding.

Section 3.28    Accounts Receivable.    Except as set forth in Section 3.28 of the Company Disclosure Schedule, the accounts and notes receivable of the Company and the Subsidiaries reflected on the balance sheet included in the Company Audited Financial Statements, and all accounts and notes receivable arising subsequent to the Balance Sheet Date, (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) are not subject to any valid set-off or counterclaim, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, (v) are, to the Knowledge of the Company, collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in the balance sheet included in the Company Audited Financial Statements, and (vi) are not the subject of any Actions or Proceedings brought by or on behalf of the Company or any Subsidiary. Section 3.28 of the Company Disclosure Schedule sets forth a description of any security arrangements and collateral securing the repayment or other satisfaction of receivables of the Company and the Subsidiaries. All steps necessary to render all such security arrangements legal, valid, binding and enforceable, and to give and maintain for the Company or a Subsidiary, as the case may be, a perfected security interest in the related collateral, have been taken.

Section 3.29    Inventory.    All inventory of the Company and the Subsidiaries reflected on the balance sheet included in the Company Audited Financial Statements consisted, and all such inventory acquired since Balance Sheet Date consists, of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, subject to normal and customary allowances in the industry for spoilage, damage and outdated items. Except as disclosed in the notes to the Company Audited Financial Statements, all items included in the inventory of the Company and the Subsidiaries are the property of the Company and the Subsidiaries, free and clear of any Lien other than Permitted Liens, have not been pledged as collateral, are not held by the Company or any Subsidiary on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by any Governmental Authority.

Section 3.30    Healthcare Licenses.    Each Hospital is duly licensed by the State in which it is located to operate as a general, acute care hospital for the number of beds set forth in Section 3.30 of the Company Disclosure Schedule. The ancillary departments located at each Hospital which are required to be specifically licensed are, to the Knowledge of the Company, duly licensed by the appropriate state agencies. To the Knowledge of the Company, the Company has all other licenses, permits and approvals which are needed or required by law to operate the business related to or affecting the Hospital. Section 3.30 of the Company Disclosure Statement Schedule sets forth a list and summary description of all known material licenses and permits, franchises, certificates of need and certificate of need applications, trademarks, trade names, service marks, patents, patent applications and copyrights, owned or held by Seller relating to the ownership, development or operations of each Hospital.

Section 3.31    Medicare Participation/Accreditation.    Each Hospital is qualified for participation in the Medicare and Medicaid programs, has a current and valid provider contract with the Medicare and Medicaid programs, is in compliance with the conditions of participation in such programs and has received all approvals or qualifications necessary for capital reimbursement on the Assets. Each Hospital is duly accredited by the JCAHO. Except as may be disclosed in Section 3.31 of the Company Disclosure Schedule, the Company has not received any notice from either the Medicare or Medicaid programs of any pending or threatened investigations or surveys. The Company has provided to Parent complete and correct copies of the Company’s Medicare cost reports for each of the Hospitals’ last three complete fiscal years.

Section 3.32    Special Healthcare Funds.    None of the Assets and Properties of the Company, or any Company Subsidiary are subject to any liability in respect of amounts received by the Company or any Company Subsidiary for the purchase or improvement of any Assets and Properties of the Company or any Company Subsidiary or, in each case, any part thereof, under restricted or conditioned grants or donations, including, without limitation, monies received under the Public Health Service Act, 42 U.S.C. Section 291 or under the Hospital Survey and Construction Act of 1944, 42 U.S.C. §§ 292 et seq., as amended (commonly known as the Hill Burton Act).

Section 3.33    Medical Staff Matters.    The Company has heretofore provided to Parent true, correct, and complete copies of the bylaws and rules and regulations of the medical staff of each Hospital. With regard to the medical staff of each Hospital and except as set forth in Section 3.33 of the Company Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened disputes with applicants, staff members or health professional affiliates and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired.

Section 3.34    Certain Sensitive Payments.    (a)    Except as set forth on Section 3.34 of the Company Disclosure Schedule, to the Knowledge of the Company, neither the Company, nor anyone acting on behalf of the Company, has made or received any “Sensitive Payments” pertaining to the Hospital, and no such person has maintained any unrecorded cash or non-cash assets out of which any “sensitive” payments might be made. “Sensitive Payments” mean any unlawful (i) payment to or from governmental officials or employees, (ii) commercial bribes or kick-backs, (iii) amounts paid with an understanding that rebates or refunds will be made in contravention of the laws of any applicable jurisdiction, either directly or through a third party, (iv) political contributions on behalf of the Company, and (v) payments or commitments (whether made in the form of commissions, payments of fees for goods or services received, or otherwise) made with the understanding or under circumstances which would indicate that all or part thereof is to be paid by the recipient to government officials or employees or as a commercial bribe, influence payment or kick-back.

Section 3.35    Certain Healthcare Reports and Documents.    The Company has delivered to Parent true and complete copies of all material reports (including cost reports), statements, returns or declarations filed or required to be filed with any governmental entity or agency with respect to any of the Assets which relate to the Company’s Medicare or other cost basis therein (collectively, the “Healthcare Reports”). To the Knowledge of the Company, as of the time or times of filing, each of the Reports was prepared in substantial compliance with all existing laws, rules and regulations pertaining thereto. Except as set forth on Section 3.35 of the Company Disclosure Schedule, (i) the Company has not requested an extension of time in which to file any Healthcare Report which, as of the date hereof, has not been filed; (ii) the Company is not delinquent in the payment of any amounts due under any of the Healthcare Reports or under any other report or filing; (iii) there are no written or, to its Knowledge, threatened proposals for any amounts due by the Company under the Medicare or Medicaid programs; (iv) there are no current, pending or, to its Knowledge, threatened claims, assessments, notices, proposals to assess or audits of the Company with respect to any of the Healthcare Reports or any other report or filing; and (v) to the Knowledge of the Company, all of the Healthcare Reports accurately reflect, in all material respects, the information to be included thereon.

Section 3.36    Opinion of Financial Advisor.    The Company has received the opinion of its financial advisor, Harpeth Capital Atlanta, LLC, dated the date hereof, to the effect that, as of such date, the Exchange Fraction is fair to the Company’s shareholders from a financial point of view, and a copy of such opinion has been provided to the Parent.

Section 3.37    Brokers or Finders.    No agent, broker, investment banker, financial advisor or other firm or Person acting on behalf of the Company is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the Transactions, except for Harpeth Capital Atlanta, LLC financial advisory services, pursuant to that certain financial advisory services agreement dated as of July 30, 2002, a copy of which has been provided to Parent.

Section 3.38    Disclosure.    All material facts relating to the Business or Condition of the Company have been disclosed to Parent in or in connection with this Agreement. No representation or warranty contained in this Agreement, and no statement contained in the Disclosure Schedule or in any certificate, list or other writing furnished to Parent pursuant to any provision of this Agreement (including without limitation the Financial Statements, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Schedule prepared and signed by Parent and delivered to the Company simultaneously with the execution hereof or as set forth in the Parent SEC Documents, the Parent represents and warrants to the Company that all of the statements contained in this Article IV are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date). Each exception set forth in the Parent Disclosure Schedule is identified by reference to a specific section of this Agreement and, except as otherwise specifically stated with respect to such exception, relates only to such section.

Section 4.1    Organization; Qualification; Charter Documents.    (a)    Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate the properties and assets it now owns, leases or operates or purports to own, lease or operate; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which ownership of property or the conduct of its business requires such qualification, except where the failure to have such power and authority or to be so qualified, licensed or in good standing would not reasonably be likely to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)	Parent has heretofore delivered or made available to the Company complete and correct copies of the Charter Documents of Parent and each Parent Subsidiary, as amended to date. All such Charter Documents are in full force and effect, and neither Parent nor any Parent Subsidiary is in violation of any provision of its respective Charter Documents except for breaches which would not materially restrict the ability of Parent to consummate the Merger or would not reasonably be likely to have a Parent Material Adverse Effect.

Section 4.2    Subsidiaries and Affiliates.    The Parent Disclosure Schedule sets forth the name and jurisdiction of incorporation of each Parent Subsidiary and the jurisdictions in which each Parent Subsidiary is qualified to do business. The Parent does not own, directly or indirectly, any capital stock or other equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation or have any direct or indirect equity or ownership interest in any business other than publicly traded securities constituting less than one percent of the outstanding equity of the issuing entity. All the outstanding capital stock of each Parent Subsidiary is owned directly or indirectly by the Parent free and clear of all Liens, and is validly issued, fully paid and non-assessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such Parent Subsidiary to any person except the Parent. Each Parent Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which ownership of property or the conduct of its business requires such qualification, except where the failure to have such power and authority or to be so qualified, licensed or in good standing would not reasonably be likely to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.3    Capitalization.    (a)    The authorized capital stock of the Parent consists of 12,000,000 shares of Common Stock, no par value per share, and 2,000,000 shares of preferred stock. As of the date hereof,

(i)	4,977,592 Parent Shares are issued and outstanding,

(ii)	no Parent Shares are held in the treasury of the Parent or held by any Subsidiary of Parent,

(iii)	no shares of preferred stock are issued and outstanding;

(iv)	999,487 Parent Shares are issuable under outstanding Parent Warrants; and

(v)	801,850 shares are issuable upon the exercise of outstanding Parent Options.

(b)	All the outstanding shares of Parent’s capital stock are, and all of the Parent Shares which may be issued pursuant to the exercise, conversion or exchange of outstanding Parent Derivative Securities into Parent Shares will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and, except as set forth on the Parent Disclosure Schedule, are free of any pre-emptive or other similar rights. There is no Voting Debt of Parent or any Parent Subsidiary issued and outstanding. Except as set forth above and except for the Transactions, as of the date hereof, (i) there are no shares of capital stock of Parent authorized, issued or outstanding; (ii) except for Parent Options and Parent Warrants, there are no existing options, warrants, calls, preemptive rights, subscriptions, Parent Derivative Securities or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Parent or any Parent Subsidiary, obligating Parent or any Parent Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, Parent or any Parent Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating Parent or any Parent Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding obligations (contingent or otherwise) of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any Parent Shares, the Convertible Preferred Shares, or the other capital stock of Parent, or any Parent Subsidiary or Affiliate of Parent.

(c)	Except as expressly contemplated by this Agreement, there are no voting trusts or other agreements or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of the capital stock of Parent or any of the Parent Subsidiaries.

(d)	The Parent Shares to be issued as part of the Merger Consideration, when issued and delivered in accordance with the terms of this Agreement, will have been duly authorized, validly issued, fully paid and non-assessable and will be free of any preemptive or other similar rights, except as set forth on the Parent Disclosure Schedule.

Section 4.4    Authorization; Validity of Agreement; Necessary Action.    Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, with respect to Parent, subject in the case of consummation of the Merger to obtaining the Parent Shareholder Approval, to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger and the Transactions have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub, and by Parent as the sole shareholder of Merger Sub, and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement or, except with respect to Parent for obtaining the Parent Shareholder Approval and the filing of merger documents as set forth herein, the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium and other similar laws relating to creditors’ rights and remedies and general principles of equity.

Section 4.5    Board Approvals; Takeover Statutes.    The Parent Board of Directors, at a meeting duly called and held, has (i) unanimously determined that each of the Agreement and the Merger are in the best interests of the Parent and its shareholders and, (ii) adopted this Agreement and approved the Merger and the other Transactions, and none of the aforesaid actions by the Parent Board of Directors has been amended, rescinded or modified. The Parent Board of Directors and Merger Sub have taken all necessary action such that OGCL Section 1704 and Section 203 of the DGCL do not, and, unless the Agreement is terminated, shall not in the future, to the extent within its control, apply to this Agreement, the Merger or the other Transactions. To the Knowledge of the Parent, no other state takeover statute is applicable to the Merger or the other Transactions.

Section 4.6    Consents and Approvals; No Violations.    Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, the HSR Act, state securities or blue sky laws, and the DGCL, none of the execution, delivery or performance of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Transactions will (i) conflict with or result in any breach of any provision of the respective articles of association or bylaws or similar organizational documents of Parent or Merger Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent, or any of its Subsidiaries or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound, or (iv) violate any Order, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, except, with respect to the foregoing clauses (ii), (iii) and (iv), as would not reasonably be likely to, individually or in the aggregate, have a Parent Material Adverse Effect. Except for the approval by the Parent Shareholders at the Parent Shareholder Meeting or as set out in the Parent Disclosure Schedule, there are no third party consents or approvals required to be obtained under the Parent Agreements prior to the consummation of the Transactions, except where the failure to obtain such consents or approvals would not reasonably be likely to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.7    Parent Public Reports and Financial Statements.    Parent has filed, with the SEC, true and complete copies of the Parent SEC Documents. As of their respective dates or, if amended, as of the date of the last such amendment filed prior to the date hereof, the Parent SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Parent Subsidiaries is required to file any forms, reports or other documents with the SEC. The Parent Financial Statements have been prepared from, and are in accordance with, the books and records of the Parent and its consolidated Subsidiaries, comply as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. GAAP applied on a consistent basis during the period involved (except in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of Parent and its consolidated Subsidiaries as of the times and for the periods referred to therein, subject, with respect to interim unaudited financial statements, to normal and recurring year-end adjustments.

Section 4.8    No Undisclosed Liabilities.    Except (a) as disclosed in the Parent Financial Statements, (b) for liabilities and obligations (i) incurred in the ordinary course of business and consistent with past practice since the Parent Balance Sheet Date pursuant to the terms of this Agreement, or (ii) incurred pursuant to, or in furtherance of, this Agreement or the Transactions, neither the Parent nor any Parent Subsidiary has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, which either (l) would be required by U.S. GAAP to be disclosed on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto or (2) would reasonably be likely to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.9    Absence of Certain Changes.    Since the Parent Balance Sheet Date, except as disclosed in the Parent SEC Documents filed prior to the date hereof, (i) Parent and each Parent Subsidiary has conducted its respective business only in the ordinary and usual course, (ii) there have not occurred any events, changes, effects or circumstances (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or which would reasonably be likely to, individually or in the aggregate, have a Parent Material Adverse Effect, and (iii) there has not been (1) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent’s capital stock, (2) any split, combination or reclassification of any of Parent’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent’s capital stock, except for issuances of Parent Shares upon the exercise of Parent Options and Parent Warrants awarded prior to the date hereof, (3) (A) any granting by Parent or any of its Subsidiaries to any current or former director, executive officer or other key employee of Parent or its Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in the ordinary course of business or as was required under any employment agreements in effect as of the date of the date hereof, (B) any granting by Parent or any of its Subsidiaries to any such current or former director, executive officer or key employee of any increase in severance or termination pay, except in the ordinary course of business, or (C) any entry by Parent or any of its Subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, other than in the ordinary course of business, (4) except insofar as may have been disclosed in Parent SEC Recording or required by a change in U.S. GAAP, any change in accounting methods, principles or practices by Parent materially affecting its assets, liabilities or business or (5) except insofar as may have been disclosed in Parent Public Reports, any Tax election that individually or in the aggregate would reasonably be expected to have a Parent Material Adverse Effect on Parent or any of its Tax attributes or any settlement or compromise of any income tax liability.

Section 4.10    Certain Tax Matters.    Neither Parent nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.11    Litigation.    Except as set forth in Parent’s SEC Documents or in Section 4.11 of the Parent Disclosure Schedule, there is no action, suit, or proceeding by or before any Governmental Authority or, to the Knowledge of Parent, threatened against or involving Parent or any Parent Subsidiary, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Parent or any Parent Subsidiary pursuant to this Agreement or in connection with the Transactions, other than, in each case, the outcome of which, individually or in the aggregate, would not (i) reasonably be likely to have a Parent Material Adverse Effect, or (ii) reasonably be likely to materially impair or delay the ability of the Company to perform its obligations under this Agreement.

Section 4.12    Compliance with Laws.    Parent and its Subsidiaries are in compliance with each applicable law, rule or regulation of any Governmental Authority which affects the business or Assets and Properties of the Parent and its Subsidiaries respect, except for any matter otherwise covered by this sentence which would not reasonably be likely to, individually or in the aggregate, have a Parent Material Adverse Effect and no notice, charge, claim, action or assertion has been received by Parent or any Parent Subsidiary or has been filed, commenced or, to Parent’s Knowledge, threatened against Parent or any Parent Subsidiary alleging any such violation, except for any matter otherwise covered by this sentence which would not reasonably be likely to, individually or in the aggregate, have a Parent Material Adverse Effect. All licenses, permits and approvals required under such laws, rules and regulations are in full force and effect, and each of Parent and its Subsidiaries is in compliance with the terms thereof, except where the failure to be in full force and effect or to be in such compliance would not reasonably be likely to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.13    Healthcare Licenses.    Each hospital owned and/or operated by Parent and/or any subsidiary thereof (a “Parent Hospital”) is duly licensed by the State in which it is located to operate as a general, acute care hospital. The ancillary departments located at each Parent Hospital which are required to be specifically licensed are, to the Knowledge of Parent, duly licensed by the appropriate state agencies. To the Knowledge of Parent, Parent has all other licenses, permits and approvals which are needed or required by law to operate the business related to or affecting the Parent Hospital, except where the failure to have such licenses, permits or approvals would not reasonably be likely to have a Parent Material Adverse Effect.

Section 4.14    Medicare Participation/Accreditation.    Each Parent Hospital is qualified for participation in the Medicare and Medicaid programs, has a current and valid provider contract with the Medicare and Medicaid programs, is in compliance with the conditions of participation in such programs and has received all approvals or qualifications necessary for capital reimbursement on the Assets, except where the failure to have such approvals or qualifications would not reasonably be likely to have a Parent Material Adverse Effect Except as may be disclosed in Section 4.14 of the Parent Disclosure Schedule, Parent has not received any notice from either the Medicare or Medicaid programs of any pending or threatened investigations or surveys.

Section 4.15    Medical Staff Matters.    With regard to the medical staff of each Parent Hospital and except as set forth in Section 4.16 of the Parent Disclosure Schedule, there are no pending or, to the Knowledge of Parent, threatened disputes with applicants, staff members or health professional affiliates which would be reasonably likely to have a Parent Material Adverse Effect.

Section 4.16    Certain Sensitive Payments.    Except as set forth on Section 4.16 of the Parent Disclosure Schedule, to the Knowledge of Parent, neither Parent, nor anyone acting on behalf of Parent, has made or received any “Sensitive Payments” pertaining to the Parent Hospital, and no such person has maintained any unrecorded cash or non-cash assets out of which any “sensitive” payments might be made. “Sensitive Payments” mean any unlawful (i) payment to or from governmental officials or employees, (ii) commercial bribes or kick-

backs, (iii) amounts paid with an understanding that rebates or refunds will be made in contravention of the laws of any applicable jurisdiction, either directly or through a third party, (iv) political contributions on behalf of Parent, and (v) payments or commitments (whether made in the form of commissions, payments of fees for goods or services received, or otherwise) made with the understanding or under circumstances which would indicate that all or part thereof is to be paid by the recipient to government officials or employees or as a commercial bribe, influence payment or kick-back.

Section 4.17    Certain Healthcare Reports and Documents.    To the Knowledge of Parent, as of the time or times of filing, all material reports (including cost reports), statements, returns or declarations filed or required to be filed with any governmental entity or agency with respect to any of the Assets which relate to Parent’s Medicare or other cost basis therein (collectively, the “Parent Healthcare Reports”) were prepared in substantial compliance with all existing laws, rules and regulations pertaining thereto, except, in each case, where the occurrence, event or failure would not reasonably be likely to have a Parent Material Adverse Effect.

Section 4.18    Information to be Supplied.    None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein or in the Listing Application based on information supplied by the Company specifically for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement.

Section 4.19    Merger Sub’s Operations.    Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

Section 4.20    Opinion of Financial Advisor.    Parent has received the opinion of its financial advisor, Cardinal Advisory, Inc., dated the date hereof, to the effect that, as of such date, the Exchange Fraction is fair to the Company’s shareholders from a financial point of view, and a copy of such opinion has been provided to the Company.

Section 4.21    Brokers or Finders.    No agent, broker, investment banker, financial advisor or other firm or Person acting on behalf of Parent or Merger Sub is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee in connection with any of the Transactions, except for Cardinal Advisory, Inc. for financial advisory services and the rendition of a “fairness” opinion.

ARTICLE V

COVENANTS

Section 5.1    Conduct of the Business of Company.    The Company agrees that, except as set forth in the Company Disclosure Schedule, or as permitted, required or specifically contemplated by, or otherwise described in, this Agreement or in the Divestco Disposition agreement or otherwise consented to or approved in writing by Parent (which consent or approval shall not be unreasonably withheld or delayed), during the period commencing on the date hereof until the earlier of the termination of this Agreement or the Effective Time:

(a)	the Company and each of its Subsidiaries shall conduct their respective operations in all material respects only according to their ordinary and usual course of business consistent with past practice and shall use their commercially reasonable efforts to preserve intact their respective business organization, keep available the services of their officers, employees and consultants and maintain satisfactory relationships with licensors, suppliers, distributors, clients, customers, joint venture partners and others having significant business relationships with them;

(b)	by way of illustration and not limitation, neither the Company nor any of its Subsidiaries shall:

(i)	make any change in or amendment to the Company’s Charter Documents or increase the number of members on the Company Board of Directors beyond the number in office as of the date of this Agreement;

(ii)	issue, sell, pledge, dispose of or encumber, or authorize to issue or sell, pledge, dispose of or encumber, any shares of its capital stock or any other securities, or issue or sell, or authorize to issue or sell, any securities convertible into, or options, warrants, convertible securities or other rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any other securities, or make any other changes in its capital structure, other than (A) the issuance of Shares upon the exercise of Company Options and Company Warrants, in each case, outstanding on the date hereof, in accordance with their present terms, (B) the issuance of Shares upon the conversion, exercise or vesting of other Company Derivative Securities outstanding on December 31, 2002, or (C) issuances by a wholly-owned Subsidiary of the Company (other than Divestco) of capital stock to such Subsidiary’s parent, the Company or another wholly-owned Subsidiary of the Company (other than Divestco); or (D) the issuance or sale of Divestco Capital Stock pursuant to a Divestco Disposition.

(iii)	declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities other than intracompany transfers payable by a wholly owned Subsidiary of the Company to the Company in the ordinary course of business consistent with past practice.

(iv)	other than in connection with transactions permitted by Section 5.1(b)(v), incur any capital expenditures or any obligations or liabilities in respect thereof, except for those (A) contemplated by the capital expenditure budgets for the Company and its Subsidiaries made available to, and approved by, Parent prior to the date hereof, or (B) not otherwise described in clause (A) which, as to this clause (B), do not exceed $50,000 in the aggregate;

(v)	acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or series of related transactions any Assets or Properties (including any equity interests) having a fair market value in excess of $25,000, in the aggregate, other than acquisitions of inventory, supplies, licenses, services and raw materials in the ordinary course of business consistent with past practice;

(vi)

(A) grant any options under the Company Stock Plans or otherwise grant any Company Option, Company Award, or other Company Derivative Security or (B) establish, adopt, enter into or amend any bonus, profit sharing or similar plan, agreement, trust, fund, policy or arrangement, or (C) except in the ordinary course of business consistent with past practice and except to the extent (1) required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement or (2) as contemplated by Section 5.1(b)(vi) of the Company Disclosure Schedule with respect to severance payments, increase the compensation or fringe benefits of any of its directors, officers or employees or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into any employment, consulting or severance agreement or arrangement with any present, former or prospective director, officer or other employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend in any material respect or terminate any collective bargaining, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, except as may be required by law and upon prior written notice to Parent.

(vii)	transfer, lease, license, guarantee, sell, mortgage, pledge, renovate, rehabilitate, dispose of, encumber or subject to any Lien, any assets of the Company or any of its Subsidiaries except for (A) sales of assets or Liens made or granted in the ordinary course of business, and (B) sales of assets which are not, individually or in the aggregate in excess of $25,000.

(viii)	except as required by applicable law or U.S. GAAP and after notice to Parent, take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

(ix)	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger and the disposition of Divestco pursuant to a Divestco Disposition) or any agreement relating to a Company Acquisition Proposal, except as provided for in Section 7.1(c)(iv);

(x)	(A) incur any material indebtedness for borrowed money, issue any debt securities, or assume or guarantee any such indebtedness of another Person (other than indebtedness owing to or guarantees of indebtedness owing to the Company or any direct or indirect wholly-owned Subsidiary of the Company(other than Divestco)) or endorse or otherwise become responsible for the obligations of any Person or (B) make any loans or advances to any other Person, other than to the Company or to any direct or indirect wholly-owned Subsidiary of the Company (other than Divestco), except, in the case of clause (A), for borrowings (1) in the ordinary course of business consistent with past practice, including without limitation borrowings under existing credit facilities in the ordinary course of business consistent with past practice, (2) in connection with the Transactions, or (3) in connection with financing activities relating to any activities described in Section 5.1(b)(x) of the Company Disclosure Schedule;

(xi)	except as required by the preexisting agreements set forth on Section 5.1(b)(xi) of the Company Disclosure Schedule, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option (including any options issued pursuant to the Company Stock Plans or under any Company Award), insurance or other compensation or benefits, or amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any Subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, Shares, or any option, warrant or right, directly or indirectly, to acquire any such securities;

(xii)	settle, pay or discharge any claim, suit or other action brought or threatened against the Company with respect to or arising out of a shareholder’s equity interest in the Company (other than in connection with the severance of employees or the termination of consulting agreements, in each case, as expressly contemplated herein), or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) over $10,000, individually or in the aggregate, other than the payment, discharge or satisfaction (A) of any such claims, liabilities or obligations in the ordinary course of business and consistent with past practice or (B) of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company furnished to Parent prior to the date of this Agreement; provided, in each case, that any such settlement provides for a complete release of the Company and its Subsidiaries and imposes no obligation on the Company or its Subsidiaries other than the payment of money;

(xiii)	enter into any agreement, understanding or commitment that materially restrains, limits or impedes the Company’s or any of its Subsidiaries’ ability to compete with or conduct any business or line of business, including, but not limited to, geographic limitations on the Company’s or any of its Subsidiaries’ activities, in each case other than with respect to agreements solely as to Divestco pursuant to a Divestco Disposition;

(xiv)	plan, announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its Subsidiaries, provided, however, that (A) routine employee terminations for cause, (B) terminating of Divestco employees pursuant to a Divestco Disposition, (C) the termination of persons identified in Section 5.1(b)(xiv) of the Company Disclosure Schedule which do not result in the payment to such persons in excess of the amount set forth therein or, if no amount is set forth therein, then not in excess of $10,000 per person without the Parent’s consent, which consent will not be unreasonably refused or delayed in each case, shall not be considered subject to this clause (xiv);

(xv)	knowingly take any action or fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a Section 368 Reorganization;

(xvi)	take any action including, without limitation, the adoption of any shareholder rights plan or amendments to its Charter Documents, which would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights and receive the benefits of a shareholder with respect to, securities of the Company that may be acquired or controlled by Parent or Merger Sub or, except as provided in preexisting agreements set forth on Section 5.1(b)(xvi) of the Company Disclosure Schedule, permit any shareholder to acquire securities of the Company on a basis not available to Parent or Merger Sub in the event that Parent or Merger Sub were to acquire any shares of the Company’s capital stock;

(xvii)	materially modify, amend or terminate any material Contract, including without limitation, Contracts of the type identified in Section 3.20 (a)(x), each of which shall be presumed to be material for purposes of this clause, to which it is a party, or waive any of its material rights or claims except, in each case, in the ordinary course of business consistent with past practice and upon prior written notice to Parent;

(xviii)	make any Tax election or settle or compromise any United States federal, state, local or non-United States Tax liability if the effect thereof would be adverse in any material respect to the Company; or

(xix)	agree, in writing or otherwise, to take any of the foregoing actions.

(c)	The Company shall promptly implement the cost saving measures set forth in Section 5.1(c) of the Company Disclosure Schedule and such other cost savings measures as Parent may reasonably request, which request will not unreasonably refused or delayed.

(d)	The Company shall promptly negotiate and implement the Company debt restructuring outlined in Exhibit 5.1(d) to this Agreement (the “Company Debt Restructuring”). The Company shall use commercially reasonable efforts to inform Parent of the status of such negotiations and shall provide Parent with the opportunity to participate in all negotiations with respect to the Company Debt Restructuring from and to the extent Parent so desires.

Section 5.2    Conduct of the Business of Parent.    The Parent agrees that, except as set forth in the Parent Disclosure Schedule, or as permitted, required or specifically contemplated by, or otherwise described in, this Agreement or otherwise consented to or approved in writing by the Company (which consent or approval shall not be unreasonably withheld or delayed), during the period commencing on the date hereof until the earlier of the termination of this Agreement or the Effective Time:

(a)	the Parent and each of its Subsidiaries shall conduct their respective operations in all material respects according to their ordinary and usual course of business consistent with past practice or otherwise which are not reasonably likely to give rise to a Parent Material Adverse Effect and shall use their reasonable best efforts to preserve intact their respective business organization, keep available the services of their officers, employees and consultants and maintain satisfactory relationships with licensors, suppliers, distributors, clients, customers, joint venture partners and others having significant business relationships with them unless the failure to take such actions would not give rise to a Parent Material Adverse Effect;

(b)	the Parent shall not:

(i)	make any change in or amendment to the Parent’s Charter Documents which would give rise to a Parent Material Adverse Effect or which would increase the size of the Board of Directors beyond the number authorized as of the date of this Agreement;

(ii)	declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities, other than (A) dividends payable by a wholly-owned Subsidiary of the Parent to the Parent or another wholly-owned Subsidiary of the Parent, (B) repurchases permitted under any Parent Benefit Plan (not to exceed 5% of Parent’s outstanding capital stock)or (C) participation rights in any capital raising transaction;

(iii)	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Parent, provided that this clause (iii) shall not limit (A) any reincorporation merger of Parent solely to change its jurisdiction of incorporation;

(iv)	take any action including, without limitation, the adoption of any shareholder rights plan or amendments to its Charter Documents, which would, directly or indirectly, restrict or impair the ability of the Company’s shareholders to vote, or otherwise to exercise the rights and receive the benefits of a shareholder with respect to, securities of Parent that may be acquired by the Company’s shareholders in the Merger;

(v)	other than pursuant to this Agreement, take any action to cause the Parent Shares to cease to be quoted on the American Stock Exchange unless the Parent Shares are listed on another national securities exchange including the Nasdaq National Market; or

(vi)	agree, in writing or otherwise, to take any of the foregoing actions in this Section 5.2(b), except, in each case, where such actions would not result in a Parent Material Adverse Effect.

(c)	neither the Parent nor any of its Subsidiaries shall knowingly take any action or fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a Section 368 Reorganization.

Section 5.3    Company Shareholder Meeting; Parent Shareholder Meeting; Preparation of Proxy Statement/ Prospectus.    In furtherance of the transactions contemplated by the Agreement the parties shall cause the following actions to be taken:

(a)	The Company Shareholder Meeting. The Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, convene and hold a meeting of the holders of the Shares (the “Company Shareholder Meeting”) as soon as reasonably practicable for the purpose of voting upon the approval and adoption of this Agreement and the Merger, and the Company agrees that this Agreement and the Merger shall be submitted at such meeting. Except as provided in Section 5.8: (i) the Company Board of Directors shall recommend approval and adoption by its shareholders of this Agreement (the “Company Recommendation”), and (ii) neither the Company’s Board of Directors nor any committee thereof shall amend, modify, withdraw, condition or qualify the Company Recommendation in a manner adverse to Parent.

(b)	Parent Shareholder Meeting. Parent, acting through its Board of Directors, shall, in accordance with applicable, law, duty call, convene and hold a meeting of the holders of Parent Shares (the “Parent Shareholder Meeting”) as soon as reasonably practicable, which Parent Shareholder Meeting may be held after such Company Shareholder Meeting, for the purpose of voting on the Transactions, including the Merger and the issuance of Parent Shares hereunder and Parent agrees that this Agreement and the issuance of Parent Shares hereunder shall be submitted at such meeting. Parent’s Board of Directors shall recommend approval by its shareholders of the Transactions, including the issuance of Parent Shares pursuant to the Merger (the “Parent Recommendation”), and (ii) neither Parent’s Board of Directors nor any committee thereof shall amend, modify, withdraw, condition or qualify the Parent Recommendation in a manner adverse to the Company unless there shall have occurred a Company Material Adverse Effect or Parent shall have terminated this Agreement.

Section 5.4    Access.    (a)    The Company shall (and shall cause each of its Subsidiaries to), upon prior notice to and coordination with the Company’s Chief Executive Officer, afford to the officers, employees, accountants, counsel and other representatives of Parent, reasonable access during normal business hours during the period prior to the Closing Date, to all its management, consultants, accountants, Affiliates, physicians and other healthcare professionals (whether or not employed by the Company), properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Parent information concerning its business, properties and personnel as Parent may reasonably request for purposes consistent with this Agreement and the Transactions contemplated hereby.

(b)	The Parent shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the Company, reasonable access during normal business hours during the period prior to the Closing Date, to all its properties, books, contracts, commitments and records and, during such period, the Parent shall (and shall cause each of its Subsidiaries to) furnish promptly to the Company (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws (to the extent not available through EDGAR), and (ii) all other information concerning its business, properties and personnel as the Company may reasonably request for purposes consistent with this Agreement and the Transactions contemplated hereby.

(c)	Any investigation pursuant to this Section shall be conducted in a manner which will not interfere unreasonably with the conduct of the business of the other party.

Section 5.5    Confidentiality.    Information concerning (a) the Company and its Subsidiaries obtained by the Parent and Merger Sub and (b) the Parent and its Subsidiaries obtained by the Company and its Subsidiaries, in each case, through their respective officers, employees, accountants, counsel and other representatives pursuant to Section 5.4 or otherwise, shall be subject to the provisions of the Confidentiality Agreement by and between the Company and Parent dated April 24, 2002 and effective as of that date (the “Confidentiality Agreement”). Notwithstanding the foregoing or anything in the Confidentiality Agreement to the contrary, such Confidentiality Agreement shall terminate upon the Effective Time.

Section 5.6    Reasonable Best Efforts.    (a)    Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Parent, Merger Sub and the Company agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws) to consummate and make effective the Merger and the other Transactions as promptly as practicable including, but not limited to (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, and (ii) the satisfaction of that party’s and the other parties’ conditions to Closing.

(b)	Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement, the Merger and the other Transactions. Each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding any of the Transactions. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits (including environmental permits) are required as a result of the execution of this Agreement or consummation of any of the Transactions, each party shall use its reasonable best efforts to effect such transfers, amendments or modifications.

(c)	Notwithstanding anything to the contrary in Section 5.6(a) or (b), (i) neither Parent nor any of its Subsidiaries shall be required to divest or hold separate any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, that could reasonably be expected to have a Parent Material Adverse Effect on Parent or on Parent combined with the Company after the Effective Time, and (ii) for purposes of this Section, neither the Company nor any of its Subsidiaries shall be entitled to divest, nor shall it commit to divest (other than, in each case, Divestco pursuant to a Divestco Disposition), any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, that could reasonably be expected to have a Company Material Adverse Effect on the Company or on the Company combined with the Parent after the Effective Time.

Section 5.7    Company Stock Options.    (a)    As of the Effective Time, except as set forth in Section 5.7 of the Company Disclosure Schedule, each outstanding Company Employee Stock Option, and any other Company Award outstanding immediately prior to the Effective Time (together, the “Adjusted Options”) shall be cancelled or terminated without further liability or obligation on the part of the Company, Parent, Merger Sub or the Surviving Corporation and without any payment by the Company or any of its Subsidiaries of other than nominal consideration or on such other terms as shall be acceptable to Parent.

(b)	As of the Effective Time (i) each outstanding Company Employee Stock Option and each other Company Option, outstanding immediately prior to the Effective Time which is not canceled as provided above, all of which are shown in Section 5.7 of the Company Disclosure Schedule, shall be exchanged for an option (the “Adjusted Options”) to purchase the number of Parent Shares (rounded to the nearest whole number of Parent Shares), derived by multiplying the number of Shares subject to such Company Employee Stock Option immediately prior to the Effective Time by the Exchange Fraction at an exercise price per share (rounded down to the nearest whole cent), equal to the exercise price for each such Share at which such option was exercisable immediately prior to the Effective Time divided by the Exchange Fraction and all references in each such option to the Company shall be deemed to refer to Parent, where appropriate, and (ii) Parent shall assume the obligations of the Company under the Company Stock Plans (the other terms of each Adjusted Option, and the plans under which they were issued, shall continue to apply in accordance with their terms, subject to Section 5.7(c)).

(c)	Prior to the Effective Time of the Merger, the Company shall cause each holder of a Company Option, which option was not a Company Employee Stock Option, to agree that notwithstanding anything to the contrary in any Employee Benefit Plan or Company Award, the term of the Adjusted Options for such options shall not exceed three years from the Effective Time.

(d)	Parent shall (i) reserve for issuance the number of Parent Shares that will become subject to the Adjusted Options, and (ii) issue or cause to be issued the appropriate number of Parent Shares pursuant to such Adjusted Options, upon the exercise or maturation of rights existing thereunder.

Section 5.8    Company Warrants.    (a)    As of the Effective Time, each outstanding Company Warrant identified in Section 5.8 of the Company Disclosure Schedule, and any other Company Warrant outstanding immediately prior to the Effective Time (together, the “Company Warrants”) shall be cancelled or terminated (i) without further liability or obligation on the part of the Company, Parent, Merger Sub or the Surviving Corporation and (ii) without any payment by the Company or any of its Subsidiaries of other than nominal consideration or on such other terms as shall be acceptable to Parent, except that the Heller Warrant shall be cancelled in exchange for the New Heller Warrant as provided below.

(b)	As of the Effective Time the outstanding Heller Warrant identified in Section 5.8 of the Company Disclosure Schedule to purchase 144,683 shares of the Company shall be exchanged for a New Heller Warrant to purchase an aggregate maximum of 26,723 Parent Shares at an exercise price per Parent Share equal to $0.01 per share. Such New Heller Warrant shall be exercisable for three (3) years from the Effective Date and if not exercised in such period shall be void. Such New Heller Warrant shall be substantially in such form as shall be acceptable to Parent, in its sole discretion.

(c)	Parent shall (i) reserve for issuance the number of Parent Shares that will become subject to the New Heller Warrant, and (ii) issue or cause to be issued the appropriate number of Parent Shares pursuant to such New Heller Warrant, upon the exercise or maturation of rights existing thereunder.

Section 5.9    No Solicitation by the Company.    (a)    Neither the Company nor any Company Subsidiary shall (and the Company shall cause the officers, directors, employees, representatives and agents of the Company and each Company Subsidiary, including, but not limited to, investment bankers, attorneys and accountants (collectively, the “Representatives”), not to), directly or indirectly, knowingly encourage, solicit, participate in (except for incidental, immaterial contact not willfully initiated and promptly terminated once the prohibited nature of such contact is known) or initiate discussions or negotiations with, or provide any information to, (except for incidental, non-material information provided as a result of incidental, immaterial contact not willfully initiated and promptly terminated after the prohibited nature of such contact is known), any Person or group (other than Parent, any of its Affiliates or representatives) concerning any Company Acquisition Proposal, except that nothing contained in this Section 5.9(a) or any other provision hereof shall prohibit the Company, its Representatives or the Company Board of Directors from (i) taking and disclosing to the Company’s shareholders a position with respect to a tender or exchange offer by a third party or (ii) making any disclosure to the Company’s shareholders if, in the good faith judgment of the Board, after consultation with outside counsel, failure to make such disclosures would be contrary to its obligations under applicable law, provided that the Company may not, except as permitted by Section 5.9(c), withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger. Upon execution of this Agreement, the Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the approval of the Merger and this Agreement at the Company Shareholders Meeting (or, if the Merger has not been consummated within thirty (30) days after the Company Shareholders Meeting (except by reason of the Company’s failure to fulfill any obligation under this Agreement), such actions occur more than thirty (30) days after the Company Shareholder Meeting), the Company or its Representatives may furnish information concerning its business, properties or assets to any Person pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning a Company Acquisition Proposal if such proposal is a

Company Superior Proposal not solicited in violation of this Agreement. A Company Acquisition Proposal will be a Company Superior Proposal only if:

(x)	a Person has, on an unsolicited basis, submitted a written proposal to the Company Board of Directors relating to any Company Acquisition Proposal which the Board determines in good faith (based on the advice of a financial adviser of nationally recognized reputation) to be reasonably capable of being completed on substantially all of the terms proposed and to be more materially favorable to the Company and its shareholders and to be a proposal for which financing, to the extent required, is then committed or which in the good faith judgment of the Company Board of Directors, is reasonably capable of being obtained by such Person; and

(y)	the Company Board of Directors determines in good faith, after consultation with outside counsel, that such action is required to act in a manner consistent with the Board’s fiduciary duties to the Company’s shareholders under applicable law.

(b)	The Company shall, as promptly as possible (and in no event later than twenty-four (24)) hours notify Parent, orally and in writing, of the existence of any Company Acquisition Proposal, or any modification of or amendment to any Company Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries in connection with a Company Acquisition Proposal, and the Company will immediately communicate to Parent, orally and in writing, the terms of any Company Acquisition Proposal, modification or request which it may receive, the identity of the party making such Company Acquisition Proposal, modification or request, and copies of all information considered by the Company in determining that the Company Acquisition Proposal constitute a Company Superior Proposal and whether the Company is providing or intends to provide the Person making the Company Acquisition Proposal, modification or request with access to information concerning the Company, and will immediately provide to Parent copies of any written materials received by the Company describing or stating such Company Acquisition Proposal. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other party which was not previously provided to Parent.

(c)	Except as set forth in this Section 5.9(c), neither the Company Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Company Acquisition Proposal, or (iii) enter into any agreement with respect to any Company Acquisition Proposal. Notwithstanding the foregoing, prior to the Effective Time, the Company Board of Directors may withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend a Company Superior Proposal, or enter into an agreement with respect to a Company Superior Proposal, and may terminate this Agreement in order to concurrently enter into an agreement with respect to such Company Superior Proposal, in each case at any time after the tenth (10th) Business Day following delivery to Parent of written notice from the Company advising Parent that the Company Board of Directors has received a Company Superior Proposal which it intends to accept, specifying the material terms and conditions of such Company Superior Proposal, and identifying the Person making such Company Superior Proposal, but only if the Company shall have caused its financial and legal advisors to, if requested by the Parent, negotiate with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms and, at the end of such ten (10) Business Day period, the Company Board of Directors, in good faith continues reasonably to believe, that the Company Acquisition Proposal constitutes a Company Superior Proposal.

Section 5.10    Publicity.    The initial press release with respect to the execution of this Agreement shall be a press release prepared by Parent and reasonably acceptable to the Company, whose consent shall not be unreasonably delayed or refused. Thereafter, until the Effective Time or the date the Transactions are terminated or abandoned pursuant to Article VII, neither the Company nor its Affiliates shall issue any press release without the consent of Parent, which consent shall not unreasonably refused or delayed, and Parent shall use its reasonable best efforts to consult with the Company prior to Parent or any of its respective Affiliates issuing or causing the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions, except for references to earlier releases or announcements and except as may be required by law or by any listing agreement with a national securities exchange or trading market.

Section 5.11    Notification of Certain Matters.    Each of the Company and the Parent shall give prompt notice to the other of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.12    State Takeover Laws.    If any state takeover statute becomes or is deemed to become applicable to the Agreement, the acquisition of Shares or the related voting power pursuant to the Merger or the other Transactions, the Company and the Parent shall take all action necessary to render such statute inapplicable to all of the foregoing.

Section 5.13    Tax and Accounting Treatment.    (a)    Prior to the Effective Time, each party shall use its reasonable best efforts to cause the Merger to qualify as a Section 368 Reorganization, and will not take any action reasonably likely to cause the Merger not so to qualify.

(b)	Each of the Parent and the Company shall cooperate with each other in obtaining the opinion of Stokes Bartholomew Evans & Petree, P.A., counsel to the Company, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In connection therewith, each of the Company and the Parent shall deliver to Stokes Bartholomew Evans & Petree, P.A. customary representation letters in form and substance reasonably satisfactory to such counsel, and the Company shall obtain any representation letters from appropriate shareholders and shall deliver any such letters obtained to Stokes Bartholomew Evans & Petree, P.A. (the representation letters referred to in this sentence are collectively referred to as the “Tax Certificates”).

(c)	Parent shall not take, and, after the Merger, Parent shall cause the Company not to take, any position with respect to Taxes that is inconsistent with the treatment of the Merger as a Section 368 Reorganization.

Section 5.14    Healthcare Approvals.    (a)    Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent agrees to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, registrations, licenses, findings of suitability, qualifications, consents, waivers, variances, exemptions, orders, approvals and authorizations of all Governmental Entities under all Healthcare Laws which are necessary in connection with the consummation of the transactions contemplated by this Agreement (where required to be made or obtained prior to or after the Effective Time) (all of the foregoing, collectively “Healthcare Approvals”) and to comply with the terms and conditions of all such Healthcare Approvals. Each of the Company and Parent shall use all commercially reasonable efforts to, and to cause their respective officers, directors and affiliates to file within 15 days after the date hereof, and in all events shall file within 15 days after the date hereof, all required initial applications and documents in connection with obtaining the Healthcare Approvals and shall act reasonably and promptly thereafter in responding to additional requests in connection therewith. Parent and Company shall have the right to review in advance, subject to the Confidentiality Agreement, and to the extent practicable, each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective subsidiaries, directors, officers and stockholders, which appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement. The Company and Parent agree to promptly advise each other upon receiving any communication from any Governmental Entity which causes such party to believe that there is a reasonable likelihood that any Healthcare Approval required from such Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed.

(b)	Nothing in Section 5.14 (a) shall obligate Parent to take any action which would require the voluntary surrender, forfeiture or other termination by Parent of a Healthcare Approval then held by Parent or any of its subsidiaries if Parent determines in good faith that it is inadvisable to do so.

Section 5.15    Merger Sub Compliance.    Parent shall cause Merger Sub to comply with all of its obligations under or related to this Agreement.

Section 5.16    Control of Other Party’s Business.    Nothing contained in this Agreement shall give the Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the Parent’s operations prior to the Effective Time. Prior to the Effective Time, each of the Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 5.17    American Stock Exchange Listing.    The Parent shall use its best efforts to cause the Parent Shares issuable to the Company’s shareholders and the Parent Shares underlying the Adjusted Options and Company Warrants as contemplated by this Agreement to be approved for quotation on the American Stock Exchange or such other principal stock exchange or market on which the Parent Shares are then listed or quoted prior to the Closing Date.

Section 5.18    Affiliate Letters.    The Company has or shall within ten (10) days hereof, deliver to Parent Affiliate Agreements in the form of Exhibit 5.18 attached hereto executed by each person who may reasonably be deemed an “affiliate” of the Company (within the meaning of Rule 12b-2 of the Exchange Act).

Section 5.19    Divestco Disposition.    The Company shall divest Divestco pursuant to a Divestco Disposition no later than immediately prior to the Effective Time.

Section 5.20    Resignation of Directors and Officers.    The Company shall use commercially reasonable efforts to cause such of the officers, directors and managers of the Company and its acquired subsidiaries as Parent may request to resign their positions as such as of the Effective Time.

Section 5.21    Limits on Indebtedness.    As of the Effective Time, the total Indebtedness of the Company shall not exceed the amounts contemplated by Section 6.1(p).

Section 5.22    Governance Matters.    Prior to the Effective Time, the Board of Directors of Parent shall take all necessary action to appoint Gene E. Burleson (“Burleson”) to serve as a member of the Board of Directors of Parent, effective as of the Effective Time of the Merger, for a standard term (currently two (2) years) or, until the first annual meeting of the shareholders of Parent following the Effective Time in which later event Parent shall nominate and recommend the election of Burleson for election at the first annual meeting of the shareholders for a standard term. In the event Burleson shall be unwilling or unable to serve, whether as a result of resignation, removal, incapacity, death or otherwise, in each case prior to his appointment or election as a director of Parent at the Parent Shareholder Meeting, then Parent shall appoint another individual acceptable to Parent and the Company to serve as a director of Parent as of the Effective Time of the Merger in the same manner as Burleson and, if such appointment shall be before the Parent Shareholder Meeting, Parent shall use commercially reasonable efforts to nominate and recommend the election of such replacement person for election as of the Effective Time of the Merger at such Parent Shareholder Meeting but shall not be obligated to delay the Parent Shareholder Meeting to accomplish such results.

Section 5.23    Indemnification; D&O Insurance.    (a)    The articles of incorporation and the by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability no less favorable than the provisions set forth in Parent’s articles of incorporation and by-laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that in the aggregate would have a material adverse effect on the rights thereunder of individuals who, on or prior to the Effective Time, were (i) directors or executive officers (the “Indemnified Parties”) of the Company or its Subsidiaries, and (ii) were entitled to mandatory indemnification under the Company’s certificate of incorporation and bylaws, unless such modification is required by law; provided that no indemnification shall be required if it is determined that such Person is not entitled to indemnification under the terms thereof, or (A) as a matter of law or public policy, (B) as a result of a determination that such Indemnified Party breached his fiduciary duties with respect to his duty of loyalty, (C) because such Person acted or failed to act other than in good faith, or (D) because such person’s actions or failure to act involved intentional misconduct or a knowing violation of law, or (E) such Person’s action or failure to act was in connection with a transaction from which the Indemnified Party derived an improper personal benefit.

(b)	The Company shall use commercially reasonable efforts to maintain in effect through the Effective Time: (i) the Company’s current directors’ and officers’ liability insurance or other directors’ and officers’ liability insurance with a reputable and financially sound insurer that provides coverage that is no less favorable than the Company’s current policy, in each case, covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof, and (ii) the Company’s current fiduciary liability insurance policies for employees who serve or have served as fiduciaries under or with respect to any Company Benefit Plan.

Section 5.24    Net Working Capital; Hospital-Level EBITDA.    (a)    Section 5.24(a) of the Company Disclosure Schedule sets forth a test calculation of the Company’s Net Working Capital as of the Balance Sheet Date. Within five (5) Business Days after the execution of this Agreement, and thereafter, not later than the twentieth (20th) Business Day of each month after the month in which this Agreement is executed, the Company shall furnish Parent with a calculation of the Company’s Net Working Capital as of the end of the preceding month (the “Net Working Capital Test Date”). Not later than seven (7) Business Days after the Closing Date, the Company shall deliver a Net Working Capital calculation (the “Closing Net Working Capital”) reflecting actual Net Working Capital as of the Closing Date. Except as expressly contemplated by this Agreement, the calculation of Closing Net Working Capital hereunder shall be made in accordance with GAAP and with the calculation methodology set forth in Section 5.24(a) of the Company Disclosure Schedule.

(b)	Section 5.24(b) of the Company Disclosure Schedule sets forth a test calculation of the Company’s Hospital-Level EBITDA as of the twelve-month period ended August 31, 2002. Within five (5) Business Days after the execution of this Agreement, the Company shall furnish Parent with the calculation of the Company’s Hospital-Level EBITDA for the initial Hospital-Level EBITDA Test Period. Thereafter, not later than the twentieth (20th) day of each month after the month in which this Agreement is executed, the Company shall furnish Parent with the calculation of the Hospital-Level EBITDA for the applicable Hospital-Level EBITDA Test Period. Not later than seven (7) Business Days after the Closing Date, the Surviving Corporation shall deliver a closing Hospital-Level EBITDA calculation (the “Closing Hospital-Level EBITDA”) reflecting actual Hospital-Level EBITDA for the 365 days prior to and through the Closing Date as of the Closing Date. Except as expressly contemplated by this Agreement, the calculation of Hospital-Level EBITDA hereunder shall be made in accordance with GAAP and with the calculation methodology set forth in Section 5.24(b) of the Company Disclosure Schedule.

(c)	At each Net Working Capital Test Date and at the Closing, the Net Working Capital determined pursuant to subparagraph (a) above shall be compared to a benchmark Net Working Capital of negative $150,000, with any difference between actual Net Working Capital and such benchmark being referred to herein as the “Net Working Capital Difference.” If Net Working Capital is a deficit amount, and such deficit amount exceeds $150,000, then the Net Working Capital Difference shall be expressed as a positive number. If Net Working Capital is a deficit amount, and such deficit amount is less than $150,000, or if Net Working Capital is zero or a positive amount, then the Net Working Capital Difference shall be expressed as a negative number. Also, for each Hospital-Level Test Period and at the Closing, the Hospital-level EBITDA determined pursuant to subparagraph (b) above shall be compared to a benchmark Hospital-level EBITDA of $2,725,000, with any difference between actual Hospital-Level EBITDA and such benchmark being referred to herein as the “Hospital-Level EBITDA Difference.” If Hospital-level EBITDA is less than $2,725,000, then the Hospital-level EBITDA Difference shall be expressed as a positive number. If Hospital-Level EBITDA is greater than $2,725,000, then the Hospital-Level EBITDA Difference shall be expressed as a negative number.

(d)	If, based on the Closing Hospital-Level EBITDA and the Closing Net Working Capital, the sum of the Net Working Capital Difference and the Hospital-Level EBITDA Difference (the “Shortfall”) is less than or equal to $150,000, then the Surviving Corporation will promptly (but in no event later than three (3) Business Days after the determination of both Closing Hospital-Level EBITDA and Closing Net Working Capital) fund the Divestco Contingent Capital Contribution to Divestco pursuant to Section 8.2 of the Divestco Disposition Agreement. If the Shortfall is greater than $150,000, then the Surviving Corporation shall have no obligation to fund the Divestco Contingent Capital Contribution.

(e)	The Company will provide Parent, contemporaneously with each Net Working Capital calculation and each Hospital-Level EBITDA calculation, full and complete access to all Hospital financial information and working papers with respect to such calculations and the opportunity to review and discuss the calculation of such financial measurements with such Company personnel and others as Parent shall deem appropriate prior to the formal submission of such calculations to Parent.

ARTICLE VI

CONDITIONS

Section 6.1    Conditions Precedent to Obligations of Parent and Merger Sub.    The respective obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time, of each of the following conditions:

(a)	Shareholder Approvals. Each of the Company Shareholder Approval and the Parent Shareholder Approval shall have been obtained;

(b)	Antitrust Approvals. All waiting periods (and any extension thereof), if any, under the HSR Act applicable to the Merger shall have expired or been terminated, and all consents, waivers, approvals and authorizations required to be obtained, and all filings or notices required to be made by the parties hereto with any Governmental Entity pursuant to the HSR Act shall have been obtained or made;

(c)	No Injunction or Restraints. No preliminary or permanent injunction or other order shall have been issued by any federal, state or foreign court or by any federal, state or foreign governmental or regulatory agency, body or authority and be in effect at the Effective Time which prohibits, restrains, restricts or enjoins the consummation of the Merger, provided, however, that, in the case of an injunction or other order, each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may have been entered;

(d)

Statutes.    No federal, state or foreign statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits, restrains, restricts or enjoins the consummation of the Merger or has the effect of making the Merger illegal;

(e)	No Material Adverse Effect. Since the date hereof, no event shall have occurred that has had, or would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect;

(f)	American Stock Exchange Listing. The Parent Shares to be issued in the Merger and the Parent Shares underlying the Adjusted Options and Company Warrants shall have been authorized for quotation on the American Stock Exchange following the due issuance thereof;

(g)	Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn;

(h)	Representations and Warranties True. (i) Each of the representations and warranties of the Company contained herein shall have been true and correct (except that where any statement in a representation or warranty expressly includes a standard of materiality or is qualified by reference to a Company Material Adverse Effect such statement shall be true and correct in all respects giving effect to such standards or determination as to Company Material Adverse Effect, as the case may be) when made and on and as of the Closing Date, except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date, as if made on and as of such date, and (ii) the failure of any representations and warranties of the Company contained in this Agreement to be true and correct (disregarding for purposes of this Section 6.1(h)(ii), all qualifications therein which reference a Company Material Adverse Effect or other standard of potential exclusion) shall not have, or be reasonably likely to have, in the aggregate, a Company Material Adverse Effect;

(i)	Performance. The Company shall have performed or complied in all respects with all agreements, covenants and undertakings (or, if any such agreement, covenant or undertaking is qualified as to materiality then the Company shall have performed or complied with such agreement or covenant or undertaking in all respects in accordance with its terms) contained herein required to be performed or complied with by it prior to or at the time of the Closing;

(j)	Compliance Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by the Chief Executive Officer and Chief Financial Officer of the Company, certifying as to the fulfillment of the conditions specified in Section 6.1(h) and Section 6.1(i);

(k)	Lock Up Agreements. Parent and each Significant Shareholder shall have entered into a Lock Up Agreement and such Agreement shall be in full force and effect as of the Effective Time.

(l)	Consents Obtained. All (i) consents identified in Section 3.7 of the Company Disclosure Schedule have been obtained, and (ii) other consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders would not, individually or in the aggregate with all other such failures, have a Company Material Adverse Effect.

(m)	Divestco Divestiture Completed. The Company shall have completely effected the divesture of Divestco pursuant to a Divestco Disposition.

(n)	Appraisal Rights. Holders of no more than 6.0% of the Shares shall have demanded or exercised or delivered to Company at any time before the Effective Time of the Merger timely written notice of such holder’s intent to demand or exercise appraisal rights with respect to the Merger in accordance with the TBCA, unless such holder shall have lost his or her right to such payment.

(o)	Company Debt Restructure. The Company’s outstanding Indebtedness shall have been restructured in compliance with all of the terms outlined in Exhibit 5.8, each of which terms shall be deemed material.

(p)	The amount of Indebtedness as of the Effective Date shall not exceed the following:

(i)	$8,880,000 in the case of Indebtedness owed under the Heller Loan Agreement and immediately after the Effective Date under the New Heller Loan Agreements;

(ii)	$912,000 in Indebtedness in the form of capitalized leases and other long term debts and liabilities;

(iii)	$1,650,000 in Indebtedness in the form of guarantees of overline letters of credit; and

(iv)	any Indebtedness constituting contingent payment obligations not to exceed the amounts as described in Section 6.1(p) of the Company Disclosure Schedule reduced by any payments thereon subsequent to the date of this Agreement.

The amount of Indebtedness and the amount of Trade Payables, in each case as of the Effective Date, shall be certified in an officer’s certificate signed by the chief executive officer of the Company and delivered to Parent at Closing. Such certificate shall identify the aggregate amount of Indebtedness and the aggregate amount of such Trade Payables, the amount of Indebtedness subject to the limits set forth above, whether any such Indebtedness or Trade Payables are in default or past due. Neither the Company nor any Company Subsidiary shall be in violation or breach of, or default under, the terms of any Indebtedness or which, with notice or lapse of time or both, would be in violation or breach of, or default under, the terms of such Indebtedness, nor shall any other Person be in violation or breach of, or default under, the terms of any Indebtedness or which, with notice or lapse of time or both, would be in violation or breach of, or default under, the terms of such Indebtedness which shall constitute Indebtedness under Section 6.1(p)(iv) of the Company Disclosure Schedule, except for immaterial breaches or defaults with respect to Indebtedness under clauses (ii) and (iv) where the amount of such Indebtedness with respect to which a violation or breach exists does not exceed $10,000, either individually or in the aggregate with any other Indebtedness with respect to which Healthmont is in default or breach of its obligations thereunder and so long as any one or more of such breaches or violations with respect to Indebtedness, either individually or along with any default or breach with respect to any Trade Payables, does not result in any cross default under any Indebtedness of the Company.

(q)	The Heller Loan Documents shall have been amended, restated or superceded by new loan documents, whether with Heller or one or more other financial institutions, containing the terms set forth in Exhibit 6.1(a) or such other terms as Parent shall agree are no less favorable to Parent and HealthMont and the Surviving Corporation than those set forth in the existing Heller Loan Documents as modified by those terms set forth in Exhibit 6.1(q).

(r)	Tax Opinion. The Parent shall have received an opinion of Stokes Bartholomew Evans & Petree, P.A. in form and substance reasonably satisfactory to the Company on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the Closing Date, to the effect that (i) the Merger will be treated for U.S. federal income tax purposes as a Section 368 Reorganization, and (ii) each of Parent and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon the Tax Certificates.

Section 6.2    Conditions Precedent to Obligations of the Company.    The obligations of the Company to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time, of each of the following conditions:

(a)	Shareholder Approvals. Each of the Company Shareholder Approval and the Parent Shareholder Approval shall have been obtained;

(b)	Antitrust Approvals. All waiting periods (and any extension thereof), if any, under the HSR Act applicable to the Merger shall have expired or been terminated, and all consents, waivers, approvals and authorizations required to be obtained, and all filings or notices required to be made by the parties hereto with any Governmental Entity pursuant to the HSR Act shall have been obtained or made;

(c)	No Injunction or Restraints. No preliminary or permanent injunction or other order shall have been issued by any federal, state or foreign court or by any federal, state or foreign governmental or regulatory agency, body or authority and be in effect at the Effective Time which prohibits, restrains, restricts or enjoins the consummation of the Merger, provided, however, that, in the case of an injunction or other order, each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may have been entered;

(d)	Statutes. No federal, state or foreign statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits, restrains, restricts or enjoins the consummation of the Merger or has the effect of making the Merger illegal;

(e)	No Material Adverse Effect. Since the date hereof, no event shall have occurred that has had, or would reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect;

(f)	American Stock Exchange. The Parent Shares to be issued in the Merger and the Parent Shares underlying the Adjusted Options and Company Warrants shall have been authorized for quotation on the American Stock Exchange following the due issuance thereof;

(g)	Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn;

(h)	Representations and Warranties True. (i) Each of the representations and warranties of the Parent contained herein shall be true and correct (except that where any statement in a representation or warranty expressly includes a standard of materiality or is qualified by reference to a Parent Material Adverse Effect, such statement shall be true and correct in all respects, giving effect to such standards or determination as to Parent Material Adverse Effect, as the case may be) when made and on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), as if made on and as of such date, and (ii) the failure of any representations and warranties of the Parent contained in this Agreement to be true and correct disregarding for purposes of this Section 6.2(h)(ii), all qualifications therein which reference a Parent Material Adverse Effect), shall not have, or be reasonably likely to have, in the aggregate, a Parent Material Adverse Effect;

(i)	Performance. Parent shall have performed or complied in all material respects with all material agreements, undertakings and covenants (or, if any such agreement, covenant or undertaking is qualified as to materiality then the Company shall have performed or complied with such agreement or covenant or undertaking in all respects) contained herein required to be performed or complied with by it prior to or at the time of the Closing;

(j)	Compliance Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chief Executive Officer and Chief Financial Officer of Parent, certifying as to the fulfillment of the conditions specified in Section 6.2(h) and Section 6.2(i);

(k)

Consents Obtained.    All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent or Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent or Merger Sub, except where the failure to receive such consents, waivers, approvals, authorizations or orders would not, individually or in the aggregate with all other such failures, have a Parent Material Adverse Effect; and

(l)	Tax Opinion. The Company shall have received an opinion of Stokes Bartholomew Evans & Petree, P.A. in form and substance reasonably satisfactory to the Company on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the Closing Date, to the effect that (i) the Merger will be treated for U.S. federal income tax purposes as a Section 368 Reorganization and (ii) each of Parent and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon the Tax Certificates;

Section 6.3    Frustration of Closing Conditions.    Neither the Parent nor the Company may rely on the failure of any condition set forth in Section 6.1 or Section 6.2, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 5.6.

Section 6.4    Conditions Not Otherwise a Limitation of Rights.    For the avoidance of doubt, the parties expressly agree that in the case of Parent a failure of, or impossibility of performance of, any condition set forth in Section 6.1(h) or Section 6.1(i) shall constitute a breach of the representations and warranties of Parent and that in the case of the Company a failure of, or impossibility of performance of, any condition set forth in Section 6.2(h) or Section 6.2(i) shall constitute a breach of the representations and warranties of the Company which, in each case, shall entitle the parties to exercise their respective rights in connection therewith under this Agreement.

ARTICLE VII

TERMINATION

Section 7.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval or the Parent Shareholder Approval:

(a)	by mutual written consent duly authorized by the respective Boards of Directors of Parent and the Company; or

(b)	by Parent:

(i)	if, prior to the Effective Time, the Company has breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in clause (h) or (i) of Section 6.1, which is not cured within thirty (30) days after written notice thereof or is incapable of being cured by the Company, or (B) has not been waived by Parent pursuant to the provisions hereof;

(ii)	if the Company breaches its obligations under Section 5.9;

(iii)	if at the Company Shareholder Meeting (including any adjournment or postponement thereof) the Company Shareholder Approval shall not have been obtained;

(iv)	if at the Parent Shareholder Meeting (including any adjournment or postponement thereof) the Parent Shareholder Approval shall not have been obtained;

(v)	if Parent pays the Regular Termination Fee and the Expenses of the Company (as liquidated damages and as the Company’s sole and exclusive remedy for such termination); or

(vi)	if at any time (A) trading or quotation in any of the Parent’s securities shall have been suspended or limited by the SEC or by the American Stock Exchange, or trading in securities generally on the American Stock Exchange, the Nasdaq Stock Market or the New York Stock Exchange shall have been suspended or limited, or minimum or maximum prices shall have been generally established on any of such stock exchanges by the SEC or the NASD; (B) a general banking moratorium shall have been declared by any federal or state authorities; (C) there shall have occurred any outbreak or escalation of national or international hostilities war, material U.S. military activity, a significant act or acts of domestic or international terrorism, whether or not similar to the events of September 11, 2001, or any crisis or calamity, or any change in the United States or international financial markets, or any U.S. or international political, financial or economic conditions, as in the reasonable good faith judgment of Parent is a material adverse development which makes it materially impracticable, inadvisable or imprudent for Parent and Merger Sub to continue with the Merger or to consummate the Merger; or (D) the Company or any Subsidiary shall have sustained an uninsured loss by strike, fire, flood, earthquake, accident or other calamity of such character as in the judgment of the Parent may impair the value of the Assets and Properties of the Company and its Subsidiaries (other than Divestco) or may interfere materially with the conduct of the business and operations of the Company or such Subsidiary (other than Divestco).

(c)	by the Company:

(i)	if, prior to the Effective Time, Parent or Merger Sub has breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in clauses (h) and (i) of Section 6.2, which is not cured within thirty (30) days after written notice thereof or is incapable of being cured by the Parent; or (B) has not been waived by the Company pursuant to the provisions hereof;

(ii)	in accordance with Section 5.9(c); provided, that, in order for the termination of this Agreement pursuant to this Section 7.1(c)(ii), to be deemed effective, the Company shall have complied with all provisions contained in Section 5.9 and Section 7.3, including the payment of the Regular Termination Fee, the Special Termination Fee and the Expenses of Parent and Merger Sub as provided therein;

(iii)	if at the Company Shareholder Meeting (including any adjournment or postponement thereof) the Company Shareholder Approval shall not have been obtained;

(iv)	if at the Parent Stockholder Meeting (including any adjournment or postponement thereof) the Parent Shareholder Meeting shall not have been obtained.

(d)	by either Parent or the Company:

(i)	if the Effective Time of the Merger has not occurred on or prior to January 31, 2003 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any material obligation of this Agreement or other material breach of this Agreement has been the cause of, or resulted in, the failure of the Effective Time of the Merger to have occurred on or prior to the aforesaid date; or

(ii)	if any court of competent jurisdiction or any Governmental Entity having authority with respect thereto shall have issued an order, decree or ruling or taken any other action permanently restricting, enjoining, restraining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and non-appealable and prior to such termination and subject to the exclusions under Section 5.6(c), the parties shall have used reasonable best efforts to resist, resolve, or lift, as applicable, such judgment, injunction, order or decree.

Section 7.2    Effect of Termination.    In the event of termination of this Agreement by Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of the Company, Parent or Merger Sub or their respective officers or directors

(except as set forth in Section 3.37, Section 4.21, Section 5.5, this Section 7.2, Section 7.3, Section 9.3, Section 9.5, Section 9.6, Section 9.7, Section 9.8, Section 9.9 and Section 9.10, which shall survive the termination); provided, however, that nothing contained in this Section 7.2 or in Section 7.3 shall relieve any party hereto from any liability for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 7.3    Payment of Certain Fees and Expenses.    (a)    Except as set forth in this Section 7.3, all fees and expenses incurred by Parent and/or Merger Sub in connection with this Agreement and the Transactions contemplated hereby shall be paid by Parent and/or Merger Sub, and all fees and expenses incurred by the Company in connection with this Agreement and the Transactions contemplated hereby shall be paid by the Company, in each case, whether or not the Merger is consummated.

(b)	If this Agreement is terminated by Parent in accordance with Section 7.1(b)(i) or Section 7.1(b)(ii) as a result of a knowing or willful breach by the Company or in accordance with Section 7.1(b)(iii), then the Company shall pay to Parent the Regular Termination Fee and the Expenses of Parent and Merger Sub; provided, however, that if the Company shall enter into an agreement with respect to a Company Superior Proposal within six months of the Termination Date, the Company shall also pay Parent the Special Termination Fee. If this Agreement is terminated by Parent in accordance with Section 7.1(b)(i) hereof as a result of a non-willful breach by Company, then except as otherwise provided above, the Company shall pay to Parent the Expenses of Parent and Merger Sub.

(c)	If this Agreement is terminated by Parent in accordance with Section 7.1(b)(v), then Parent shall pay to Company the Regular Termination Fee and the Expenses of the Company (as liquidated damages and as the Company’s sole and exclusive remedy for such termination).

(d)	If this Agreement is terminated by the Company pursuant to Section 7.1(c)(i) as a result of a knowing or willful breach by Parent or in accordance with Section 7.1(c)(iv), then Parent shall pay to the Company the Regular Termination Fee and the Expenses of the Company. If this Agreement is terminated by the Company in accordance with Section 7.1(c)(i) as a result of a non-willful breach by Parent, then Parent shall pay the Company its Expenses. If this Agreement is terminated by the Company in accordance with Section 7.1(c)(ii), then the Company shall pay to Parent the Regular Termination Fee, the Special Termination Fee and the Expenses of the Parent and Merger Sub.

(e)	The parties acknowledge that the agreements contained in Section 7.3(b) Section 7.3(c), and Section 7.3(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and Parent would not enter into this Agreement.

(f)	Any payment of an applicable Termination Fee and/or applicable Expenses pursuant to this Section 7.3 shall be made as follows:

(1)	in the case of either a termination by Parent pursuant to Section 7.1(b)(i) involving a willful breach or Section 7.1 (b)(ii), the Regular Termination Fee will be paid to Parent within one Business Day after termination of this Agreement and the Expenses of Parent and Merger Sub shall be paid promptly and in no event later than five Business Days after the submission of such Expenses for payment and, if applicable, the Special Termination Fee shall be paid promptly after the execution by the Company of a definitive agreement with respect to a Company Superior Proposal;

(2)	in the case of a termination by Parent pursuant to Section 7.1(b)(i) not involving a willful breach, the Expenses of Parent and Merger Sub shall be paid promptly and in no event later than five Business Days after the submission of such Expenses for payment;

(3)	in the case of a termination by Parent pursuant to Section 7.1(b)(iii), the Regular Termination Fee will be paid to Parent in twelve equal monthly installments, beginning on the fifth (5th) Business

Day after termination of this Agreement, plus interest on the unpaid balance at a simple rate of interest of 6% per year, beginning on the fifth (5th) Business Day after termination of this Agreement and the Expenses of Parent and Merger Sub shall be paid promptly and in no event later than five Business Days after the submission of such Expenses for payment.

(4)	in the case of a termination by Parent pursuant to Section 7.1(b)(v), the Regular Termination Fee will be paid by Parent to the Company in twelve equal monthly installments beginning on the fifth (5th) Business Day after termination of this Agreement, plus interest on the unpaid balance at a simple rate of interest of 6% per year beginning on the fifth Business Day after termination of this Agreement.

(5)	in the case of a termination by the Company pursuant to Section 7.1(c)(i) involving a willful breach, the Regular Termination Fee will be paid to Company within one Business Day after termination of this Agreement and Parent will pay the Expenses of the Company promptly and in no event later than five (5) Business Days after the submission of such Expenses for payment.

(6)	In the case of a termination by the Company pursuant to Section 7.1(c)(i) involving a non-willful breach, Parent will pay the Expenses of the Company promptly and in no event later than five (5) Business Days after the submission of such Expenses for payment.

(7)	in the case of a termination by the Company pursuant to Section 5.9(c) and Section 7.1(c)(ii), the Regular Termination Fee and the Special Termination Fee will be paid to Parent within one (1) Business Day after termination of this Agreement and the Expenses of Parent and Merger Sub shall be paid promptly and in no event later than five (5) Business Days after the submission of such Expenses for payment.

(8)	in the case of a termination by the Company pursuant to Section 7.1 (c)(iv), the Regular Termination Fee will be paid to the Company in twelve equal monthly installments, beginning on the fifth (5th) Business Day after termination of this Agreement, plus interest on the unpaid balance at a simple rate of interest of 6% per year, beginning on the fifth (5th) Business Day after termination of this Agreement and the Expenses of the Company shall be paid promptly and in no event later than five Business Days after the submission of such Expenses for payment.

(g)	If either party fails to pay to (or reimburse) the other party any fee or expense due hereunder (including any Termination Fee), such party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee and/or expense at the publicly announced prime rate of Bank of America from the date such fee was required to be paid to the date it is paid.

ARTICLE VIII

DEFINITIONS AND INTERPRETATION

Section 8.1    Definitions.    For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Actions or Proceedings” means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

“Adjusted Net Income” means, with reference to any Hospital-Level EBITDA Test Period, the net income (or loss) of the Hospitals for such period (taken as a cumulative whole), as determined in accordance with U.S. GAAP, after eliminating (i) all offsetting debits and credits between the Hospitals, on the one hand, and Divestco or the Company, on the other hand, and (ii) all other items required to be eliminated in the course of the preparation of financial statements of the Hospitals in accordance with U.S. GAAP, provided that there shall be excluded from Adjusted Net Income:

(a)	the income (or loss) of any Person accrued prior to the date such Person becomes a wholly owned subsidiary of, or is merged into or consolidated with, a Hospital, and the income (or loss) of any Person, substantially all of the assets of which have been acquired by a Hospital in any manner, realized by such other Person prior to the date of such acquisition;

(b)	the income (or loss) of any Person in which a Hospital has an ownership interest, except to the extent that any such income has been actually received by a Hospital in the form of cash dividends or similar cash distributions;

(c)	the undistributed earnings of any subsidiary of any Hospital to the extent that the declaration or payment of dividends or similar distributions by such subsidiary is not at the time permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such subsidiary;

(d)	any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such Hospital-Level EBITDA Test Period;

(e)	any aggregate net gain (but not any aggregate net loss) during such Hospital-Level EBITDA Test Period arising from the sale, conversion, exchange or other disposition of capital assets (such term to include, without limitation, (i) all non-current assets and, without duplication, (ii) the following, whether or not current, all fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets, and all securities);

(f)	any gains resulting from any write-up of any assets (but not any loss resulting from any write-down of any assets);

(g)	any gain (but not any loss) arising from the acquisition of any security or the extinguishment, under U.S. GAAP, of any indebtedness of either Hospital;

(h)	any net income (but not any aggregate net loss) during such Hospital-Level EBITDA Test Period from (i) any change in accounting principles in accordance with U.S. GAAP, (ii) any prior period adjustments resulting from any change in accounting principles in accordance with U.S. GAAP, (iii) any extraordinary items, or (iv) any discontinued operations or the disposition thereof; and

(i)	any portion of Net Income attributable to the resolution of any audit, investigation or other adjustment under or with respect to any Healthcare Reimbursement Contract or Program or Healthcare Report with respect to any period prior to the applicable Hospital-Level EBITDA Test Period.

“Adjusted Option” shall have the meaning set forth in Section 5.7.

“Affiliate” shall mean any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

“Agreement” or “this Agreement” shall mean this Agreement and Plan of Merger, together with the Exhibits hereto and the Parent Disclosure Schedule and the Company Disclosure Schedule.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, investment assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of five percent (5%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Balance Sheet” shall mean the most recent audited balance sheet of the Company and its consolidated subsidiaries included in the Company Financial Statements.

“Balance Sheet Date” shall mean the date of the Balance Sheet.

“Benefit Plan” shall mean each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by any Person or by any ERISA Affiliate of such Person, or to which any Person or an ERISA Affiliate of such Person is party, for the benefit of any director, employee or former employee of such Person or any Subsidiary of such Person.

“Books and Records” means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banks in New York, New York are permitted or required to close.

“Business or Condition of the Company” means the business, condition (financial or otherwise) results of operations, Assets and Properties and prospects of the Company and the Subsidiaries, both taken as a whole and exclusive of Divestco.

“Certificate” shall have the meaning set forth in Section 2.1(c).

“Certificate of Merger” shall have the meaning set forth in Section 1.1.

“Charter Documents” means as to any Person the articles of incorporation and bylaws or comparable organizational documents.

“Closing” shall mean the closing referred to in Section 1.3.

“Closing Date” shall mean the date on which the Closing occurs.

“Code” shall have the meaning set forth in the third “whereas” clause of this Agreement.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Acquisition Proposal” shall mean any proposal or offer to acquire not less than 100% of the business or properties of the Company or a corresponding portion of the capital stock of the Company, whether by merger, tender offer, exchange offer, sale of securities or assets, or similar transactions involving the Company or any Subsidiary, division or operating or principal business unit of the Company. Notwithstanding the foregoing, any proposal or offer solely with respect to Divestco shall not constitute a Company Acquisition Proposal.

“Company Agreements” shall have the meaning set forth in Section 3.20.

“Company Audited Financial Statements” shall have the meaning set forth in Section 3.8(a)(i).

“Company Award” shall mean any award including restricted stock, phantom stock, stock equivalents or stock units under any Benefit Plan of the Company or other arrangement.

“Company Board of Directors” shall mean the board of directors of the Company.

“Company Derivative Securities” means all securities and other rights, including Company Options and Company Warrants exercisable, convertible or exchangeable for Shares.

“Company Disclosure Schedule” shall mean the disclosure schedule of even date herewith prepared by the Company and delivered to Parent simultaneously with the execution hereof.

“Company Financial Statements” shall mean the financial statements (including any related notes thereto) of the Company for the most recent two fiscal years and any subsequent interim periods or such longer periods, if any, for which any financial statements of the Company or any subsidiary or any predecessor thereto are required to be included in the Registration Statement.

“Company Intellectual Property” shall mean all Intellectual Property that is necessary to conduct the business of the Company and its Subsidiaries as presently conducted.

“Company Material Adverse Effect” shall mean:

(a)	any change, circumstance, development, effect, event, fact or occurrence that is or would reasonably be likely to be materially adverse to (i) the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions, or (ii) the business, prospects, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than any change, circumstance, development, effect, event, fact or occurrence (A) relating to the economy or securities markets of the United States or any other region in general, (B) relating to changes in conditions generally applicable to the business in which the Company and its Subsidiaries are involved, (C) resulting from entering into this Agreement or the consummation of the Transactions or the announcement thereof, or (D) relating to its business, prospects, financial condition or results of operations that has been expressly disclosed in writing to the other party prior to the date of this Agreement, or

(b)	if, at any time on or after the date of this Agreement and prior to termination of this Agreement, the amount of the Shortfall under Section 5.24(d) of this Agreement is reasonably likely to be greater than $150,000.

“Company Option” shall mean an option or other right to purchase Shares, but not including the Company Warrants, which has been granted by the Company and which is outstanding at the Effective Time.

“Company Proxy Statement” shall mean the proxy statement of the Company prepared by the Company which the parties may agree may be included in the Registration Statement filed by Parent with the SEC pursuant to Section 5.3(b).

“Company Recommendation” shall have the meaning set forth in Section 5.3(a).

“Company Shareholder Meeting” shall have the meaning set forth in Section 5.3(a).

“Company Stock Plans” shall have the meaning set forth in Section 3.3(a).

“Company Subsidiary” shall mean each Person which is a Subsidiary of the Company.

“Company Superior Proposal” shall mean a Company Acquisition Proposal which satisfies both subsection (x) and subsection (y) of Section 5.9(a).

“Company Unaudited Statements” shall have the meaning set forth in Section 3.8(a)(ii).

“Company Warrants” shall mean a warrant to purchase Shares which has been granted by the Company which is identified in Section 5.8 of the Company Disclosure Schedule.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.5.

“Consolidated Adjusted Net Income” shall mean the net income for the Company and its consolidated subsidiaries, all as determined in accordance with GAAP, excluding (without duplication) (i) all extraordinary, unusual and non-recurring gains, (ii) the net income, if positive, of any Person acquired in an acquisition for any period prior to the date of such acquisition, and (iii) all extraordinary, unusual and non-recurring non-cash losses.

“Consolidated Net Income” shall mean the net income for the Company and its consolidated subsidiaries, all as determined in accordance with GAAP.

“Consulting Termination Agreements” shall have the meaning set forth in Section 1.6.

“Contract” means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement, Healthcare Reimbursement Contract or Program or other contract (whether written or oral).

“Copyrights” shall mean U.S. and foreign registered and unregistered copyrights (including, but not limited to, those in computer software and databases), rights of publicity and all registrations and applications to register the same.

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Divestco” means HealthMont of Texas, Inc., a Tennessee corporation, and its wholly owned Subsidiaries.

“Divestco Contingent Capital Contribution” means $150,000 minus the amount of any Shortfall.

“Divestco Disposition” means the sale, dividend or other distribution, spin-off or other disposition of Divestco by the Company for fair value and under circumstances and terms acceptable to Parent, whose consent shall not be unreasonably refused or delayed, whereby (i) the Company shall neither incur or retain any Liabilities with respect to Divestco, its assets, operations, or personnel, whether direct or indirect, whether fixed or variable, contingent or accrued, except for (A) Liabilities identified in Section 8.1 of the Company Disclosure Schedule, (B) Tax obligations arising out of the Divestco Disposition for which any cash payment obligation would be completely offset by net operating losses of the Company accrued prior to the date of this Agreement, and (C) Liabilities, the payment of which is secured by irrevocable letters of credit or policies of insurance procured at Divestco’s sole cost and expense and on terms acceptable to Parent in its sole and absolute discretion, and (ii) Divestco shall indemnify and hold harmless each of the Company, Parent and Surviving Corporation from Liabilities relating to, or arising out of, Divestco or its operations, on terms which are reasonably satisfactory to Parent.

“Divestco Disposition Agreement” shall have the meaning set forth in Section 1.6.

“Divestco Disposition Date” means the date on which the divestiture of Divestco pursuant to a Divestco Disposition is totally completed.

“Divestco Hospital” means the Dolly Vinsant Memorial Hospital.

“Disagreement” shall have the meaning set forth in Item 304(A)(1)(iv) of Regulation S-K promulgated under the Exchange Act.

“EBITDA” means, for any Hospital-Level EBITDA Test Period, the Adjusted Net Income of the Hospitals (taken as a cumulative whole) for such period, plus (without duplication): (a) Interest Expense of such Hospitals, (b) income tax expense for such Hospitals, (c) depreciation expense of such Hospitals, and (d) amortization expense for such Hospitals.

“Effective Time” shall have the meaning set forth in Section 1.2.

“Employment Agreement” shall have the meaning set forth in Section 1.6.

“Environmental Claim” shall mean any claim, action, investigation or notice by any person or entity alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by the Company or any Company Subsidiary, or the Parent or any Parent Subsidiary, as the case may be, or (ii) any violation of any Environmental Law.

“Environmental Law” shall mean each federal, state, local and foreign law and regulation relating to pollution, protection or preservation of human health or the environment, including, without limitation, each law and regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 2.2(a).

“Exchange Fund” shall have the meaning set forth in Section 2.2(b).

“Expenses” shall mean the reasonable and documented expenses of a party incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby (including but not limited to, reasonable fees and expenses of counsel and accountants, and out-of-pocket expenses and reasonable fees of financial advisors, including the expenses incurred in procuring an opinion from such financial advisor), and including the reasonable attorneys’ fees and expenses incurred by a party in connection with any shareholder class action relating to this Agreement and the Transaction contemplated hereby which are incurred prior to any Termination Date, as otherwise expressly provided for by this Agreement, provided, however, that notwithstanding anything to the contrary set forth in this Agreement, the Expenses of the Company payable hereunder shall not exceed $50,000 and the Expenses of Parent and Merger Sub payable hereunder shall not exceed $75,000. Expenses shall not include any expenses for which insurance coverage is available and shall not include any expenses for which insurance coverage would be available but for the failure of the insured to assert a claim under the policy, or to maintain such policy in force and effect, or to comply with the applicable terms of such policy or to reasonably contest any denial of coverage under or reservation of rights under such policy.

“Form S-4” shall have the meaning set forth in Section 3.18(a).

“GAAP” shall mean, as of any date of determination, generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Company and its consolidated subsidiaries throughout the period indicated and consistent with the prior financial practice of the Company and its consolidated subsidiaries. The term “consistently applied” as used in connection therewith, means that the accounting principles applied as at a date or for a period specified are consistent in all material respects to those applied as at prior dates or for prior periods.

“Governmental Authority” shall mean a court, tribunal, arbitrator, authority, administrative agency or commission, official or other governmental or other regulatory authority, agency or instrumentality of the United States or any state, county, city or other political subdivision.

“Hazardous Substances” means any toxic or hazardous waste, pollutants or substances, including, without limitations, asbestos, PCBs, petroleum products and byproducts, substances defined or listed as a “hazardous substance”, “toxic substance”, “toxic pollutant”, or similarly identified substance or mixture, in or pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended, 42 U.S.C. § 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1802, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Toxic Substance Control Act of 1976, as amended 15 U.S.C. § 2601, et seq., the Clean Water Act, 33 U.S.C. § 466, et seq., as amended, or any environmental law of each state in which a Hospital is located.

“Healthcare Approval(s)” shall have the meaning set forth in Section 5.14(a) of this Agreement.

“Healthcare Laws” shall mean any Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, qualification, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition of limitation placed thereon, governing or relating to the current or contemplated healthcare activities and operations of Parent Company, Merger Sub or the Company or any of their respective subsidiaries or hospitals.

“Healthcare Reimbursement Contract or Program” means any federal or state contract or program or private insurance arrangement providing for the payment or reimbursement to the Company of the costs of healthcare goods or services, including, without limitation, Medicare, Medicaid and CHAMPUS.

“Healthcare Reports” shall have the meaning set forth in Section 3.35.

“Heller” means Heller Healthcare Finance, Inc., a Delaware corporation and any successor in interest thereto, including any successor in interest resulting from Heller’s merger with General Electric Capital Corporation.

“Heller Loan Agreements” means those certain agreements by and among the Company and certain of its subsidiaries, as Borrowers, and Heller, as Lender, relating to the Company’s outstanding indebtedness with Heller, including: (i) that certain Revolving Loan and Security Agreement, dated as of August 31, 2000, as amended from time to time to date, and the instruments and documents referred to therein; (ii) that certain Mortgage Loan Agreement, dated as of August 31, 2000, as amended from time to time to date, and the instruments and documents referred to therein; and (iii) that certain Mortgage Loan Agreement, dated as of December 31, 2000, as amended from time to time to date, and the instruments and documents referred to therein.

“Heller Warrants” means the 144,683 warrants to purchase shares of the Company and issued to Heller, pursuant to that certain Warrant Agreement dated as of August 31, 2000, a complete true and correct copy of which the Company represents and warrants has been provided to Parent.

“Hospital-Level EBITDA” means the combined EBITDA of HealthMont of Georgia, Inc. and HealthMont of Missouri, Inc.

“Hospital-Level EBITDA Deficit” means Hospital-Level EBITDA for any Hospital-Level EBITDA Test Period and for the 365 days immediately prior to Closing which is less than $2,725,000.

“Hospital-Level EBITDA Difference” shall have the meaning set forth in Section 5.24(c).

“Hospital-Level EBITDA Test Period” means, as of the end of each month, beginning with the month immediately prior to the month in which this Agreement is executed, the twelve immediately preceding consecutive months (in each case, taken as one accounting period).

“Hospitals” means each of Memorial Hospital of Adel, Dolly Vinsant Memorial Hospital and Callaway Community Hospital.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

“Indemnified Liabilities” shall have the meaning set forth in Section 5.16(a).

“Indemnified Party” shall have the meaning set forth in Section 5.16(a).

“Intellectual Property” shall mean all of the following: Trademarks, Patents, Copyrights and Trade Secrets.

“Interest Expense” means, for any Hospital-Level EBITDA Test Period, the aggregate interest (without duplication) of the Hospitals, expensed whether paid, accrued or scheduled to be paid or accrued during such period in respect of all Indebtedness of such Hospitals. For the avoidance of doubt, all non-cash paying interest expensed shall be included.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company or any Subsidiary and issued by any Person other than the Company or any Subsidiary (other than trade receivables generated in the ordinary course of business of the Company and the Subsidiaries).

“JCAHO” means the Joint Commission on Accreditation of Healthcare Organizations.

“Knowledge of the Company” or “Known to the Company” means the knowledge of any of the Chief Executive Officer, President, Vice President-Operations or Chief Financial Officer or Controller of the Company or of any member of the Board of Directors of the Company.

“Knowledge of Parent” or “Known to Parent” means the knowledge of any of the Chief Executive Officer, President, Vice President-Operations or Chief Financial Officer or Controller of Parent or of any member of the Board of Directors of Parent.

“Liabilities” means, with respect to any Person, all liabilities, assessments, claims, costs, damages, demands, expenses, fees, fines, guarantees, guaranteed payment provisions, judgments, losses, make-whole obligations, responsibilities, reimbursement obligations, litigation costs or expenses (including attorneys fees and other costs or expenses with respect to any claim, investigation, action, suit, arbitration or other proceeding), penalties, sanctions, Taxes, or other obligations of payment or performance, whether based in contract, tort, implied or express warranty, strict liability, civil or criminal statute or common law and whether at law or in equity.

“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents.

“Liens” shall have the meaning set forth in Section 3.2.

“Listing Application” shall have the meaning set forth in Section 3.18.

“Lock Up Agreement” shall have the meaning set forth in Section 1.6.

“Materials of Environmental Concern” shall mean toxic or hazardous substances, materials or wastes, solid wastes; petroleum, petroleum derivatives and petroleum products; asbestos or asbestos-containing materials; polychlorinated biphenyls; radon or lead or lead-based paints or materials.

“Merger” shall mean the merger of Merger Sub into the Company described in Section 1.1.

“Merger Consideration” shall have the meaning set forth in Section 2.1(c).

“Merger Sub” shall have the meaning set forth in the first paragraph of this Agreement.

“Merger Sub Common Stock” shall mean common stock, par value $.01 per share, of Merger Sub.

“Net Working Capital” means the difference between the Working Capital Assets and Working Capital Liabilities of the Company, exclusive, in each case, of the operations of Divestco.

“Net Working Capital Difference” shall have the meaning set forth in Section 5.24(c).

“New Heller Loan Agreements” means those certain loan agreements in replacement of the existing Heller Loan Agreements as contemplated by Exhibit 5.1(d) to this Agreement.

“New Heller Warrants” means the warrants of Parent to purchase Parent Shares contemplated by Section 5.8(b) of this Agreement in substantially the form of Exhibit 5.8(b).

“OGCL” means the Ohio General Corporation Law.

“Order” means any decree, judgment, injunction, writ or similar judicial or administrative action and whether temporary, preliminary or permanent

“Overline Letters of Credit Agreement” shall have the meaning set forth in Section 1.6.

“Parent” shall have the meaning set forth in the first paragraph of this Agreement.

“Parent Average Price” shall mean the average, for a period consisting of the ten (10) consecutive Trading Days ending on (and including) the second (2nd) Trading Day prior to the Closing Date of the volume weighted daily average price of a Parent Share, as reported in the Wall Street Journal, or if not reported therein, another authoritative source.

“Parent Balance Sheet Date” shall mean the date of the most recent audited balance sheet of the Parent and its consolidated subsidiaries included in the Parent Financial Statements.

“Parent Derivative Securities” means all securities and other rights, including Parent Options and Parent Warrants exercisable, convertible or exchangeable for Parent Shares.

“Parent Disclosure Documents” shall have the meaning set forth in Section 3.19.

“Parent Disclosure Schedule” shall mean the disclosure schedule of even date herewith prepared and signed by Parent and delivered to the Company simultaneously with the execution hereof.

“Parent Financial Statements” shall mean the financial statements (including any related notes thereto) of the Parent included in the Parent SEC Documents Reports.

“Parent Material Adverse Effect” shall mean any change, circumstance, development, effect, fact or occurrence that is or would reasonably be likely to be materially adverse to (i) the ability of Parent to perform its obligations under this Agreement or to consummate the Transactions, or (ii) the business, tangible assets, liabilities, results of operations, prospects, or financial condition of Parent and its Subsidiaries, taken as a whole, other than any event, change, occurrence, effect, fact or circumstance (A) relating to the economy or securities markets of the United States or any other region in general, (B) relating to changes in conditions generally applicable to the businesses in which Parent and its Subsidiaries are involved, (C) resulting from entering into this Agreement or the consummation of the Transactions or the announcement thereof, or (D) relating to its business, prospects, financial condition or results of operations that has been disclosed in writing to the other party prior to the date of this Agreement.

“Parent Option” shall mean an option to purchase Parent Shares.

“Parent Proxy Statement” shall mean the proxy statement of the Parent prepared by the Parent and included in the Registration Statement to be filed by Parent with the SEC pursuant to Section 5.3(b), together with all amendments and supplements thereto and including the exhibits thereto.

“Parent SEC Documents” shall mean each form, report, schedule, statement and other document required to be filed by Parent since September 15, 2002 under the Exchange Act or the Securities Act.

“Parent Shareholder Meeting” shall have the meaning set forth in Section 5.3(b).

“Parent Shares” shall mean validly issued, fully paid and non-assessable shares of the Common Stock, no par value per share, of Parent.

“Patents” shall mean issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights.

“Permitted Business” shall mean any business segment of the healthcare industry.

“Permitted Liens” means (a) liens shown on the Balance Sheet as securing specified liabilities or obligations and liens incurred in connection with the purchase of property and/or assets, if such purchase was effected after the date of the Balance Sheet, with respect to which no default exists; (b) minor imperfections of title, if any, none of which are substantial in amount, detract from the value or impair the use of the property subject thereto, or impair the operations of the Company or any Company Subsidiary and which have arisen only in the ordinary course of business and consistent with past practice since the date of the Balance Sheet; (c) liens for current Taxes not yet due or delinquent; and (d) such minor title defects, failure to have valid leasehold interest in, or objections, liens, claims, charges, security interests or other encumbrances of any nature whatsoever, if any, as individually or in the aggregate do not materially impair the value of the property subject to such Lien or the use of the property in the conduct of the business of the Company and its Subsidiaries and which otherwise could not reasonably be expected to have a Company Material Adverse Effect.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Prospectus” shall mean the prospectus of Parent to be prepared by Parent and included in the Registration Statement filed by Parent with the SEC pursuant to Section 5.3(b), together with all amendments and supplements thereto and including the exhibits thereto.

“Registration Statement” shall have the meaning set forth in Section 3.18.

“Regular Termination Fee” shall mean the sum of $500,000 in U.S. currency.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 368 Reorganization” shall have the meaning set forth in the fifth “whereas” clause of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Sensitive Payments” shall have the meaning set forth in Section 3.36.

“Shares” shall mean shares of common stock, par value $0.01 per share, issued by the Company.

“Shareholder Approval” means, as to any Person, that number of shares or consents required under such Person’s Charter Documents, other agreements and applicable law as is required for the approval of the Merger Agreement, the Merger and the Transactions contemplated hereby and, in the case of the Company shall, unless Parent shall otherwise consent, mean the approval of the Merger Agreement, the Merger and the Transactions by the holders of at least seventy-five percent (75%) of the outstanding common stock of the Company.

“Significant Shareholder” means each Person and their Affiliates and Associates or any “Group” (within the meaning of Section 13(d)(3) of the Exchange Act) owning, at any time from and after the date of this Agreement, five percent (5.0%) or more of the outstanding Shares and Hill, regardless of his ownership percentage.

“Special Termination Fee” shall mean the sum of $250,000 in U.S. currency.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors, managers or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” or “Taxes” shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, and other taxes, and shall include interest, penalties or additions attributable thereto.

“Tax Certificates” shall have the meaning set forth in Section 5.13(b).

“Tax Return” shall mean any material return or report relating to Taxes.

“TBCA” means the Tennessee Business Corporation Act.

“Termination Date” shall have the meaning set forth in Section 7.1(d)(i).

“Termination Fee” shall mean the Regular Termination Fee, the Special Termination Fee or both, as the context requires.

“Title IV Plan” shall mean a Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

“Trademarks” shall mean U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same.

“Trade Payables” means all trade payables and accruals, including amounts currently due or past due with respect to operating leases, whether or not incurred in the ordinary course of business.

“Trade Secrets” shall mean all categories of trade secrets as defined in the Uniform Trade Secrets Act including, but not limited to, business information.

“Trading Day” shall mean any day on which securities are traded on the American Stock Exchange or, if the Parent Shares are not then listed on the American Stock Exchange, on the principal securities market on which the Parent Shares are then listed.

“Transactions” shall mean the transactions provided for or contemplated by this Agreement, including, without limitation, the Lock Up Agreement and the Merger.

“U.S. GAAP” shall mean United States generally accepted accounting principles.

“Voting Debt” shall mean indebtedness having general voting rights and debt convertible into securities having such rights.

“Working Capital Assets” shall mean the current assets of the Company (other than deferred tax benefits and assets of Divestco) as of the applicable date of determination determined in accordance with GAAP and prepared in a manner consistent with the policies and principles used in connection with the preparation of the Balance Sheet.

“Working Capital Liabilities” shall mean the current liabilities of the Company (excluding deferred tax liabilities and liabilities of Divestco) as of the applicable date of determination determined in accordance with GAAP and including all current accrued expenses prepared in a manner consistent with the policies and principles used in connection with the preparation of the Balance Sheet.

Section 8.2    Interpretation.    (a)    When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b)	Whenever the words “include,” “includes,” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c)	The words “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d)	The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)	A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(f)	A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g)	The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1    Amendment and Modification.    This Agreement may be amended by the parties at any time before or after the Company Shareholder Approval or the Parent Shareholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the shareholders of the Company or the Parent without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 9.2    Representations and Warranties.    None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. The foregoing sentence shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.3    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

SunLink Health Systems, Inc.

900 Circle 75 Parkway

Suite 1300

Atlanta, Georgia 30339

Attn: Robert M. Thornton, Jr.

President and Chief Executive Officer

Telephone No.: (770) 933-7000

Telecopy No.: (770) 933-7010

with a copy (which shall not constitute notice) to:

Smith, Gambrell & Russell, LLP

1230 Peachtree Street, N.E.

Promenade II, Suite 3100

Atlanta, Georgia 30309

Attention: Howard E. Turner, Esq.

Telephone No.: (404) 815-3500

Telecopy No.: (404) 685-6894

and

if to the Company, to:

HealthMont, Inc.

113 Seaboard Lane, Suite C-200

Franklin, Tennessee 37067

Attention: Timothy S. Hill

Telephone No.: 615-250-7800

Telecopy No.: 615-250-7802

with a copy (which shall not constitute notice) to:

Stokes Bartholomew Evans & Petree, P.A.

424 Church Street, Suite 2800

Nashville, Tennessee 37219

Attention: William H. Neely

Telephone No.: 615-259-1450

Telecopy No.: 615-259-1470

Section 9.4    Counterparts; Telecopier.    This Agreement and the agreements referred to herein may be executed in one or more counterparts, all of which together shall be considered one and the same agreement. Transmission by telecopier of an executed counterpart of the Agreement and such other agreements shall be deemed to constitute due and sufficient delivery of such counterparts.

Section 9.5    Entire Agreement; No Third Party Beneficiaries.    This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) except as provided in Article II, and Section 5.17 are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder.

Section 9.6    Severability.    Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 9.7    Governing Law.    This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

Section 9.8    Enforcement and Interpretation.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to interpret or enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the Transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware.

Section 9.9    Waiver of Jury Trial.    EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.10    Time of Essence.    Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 9.11    Extension; Waiver.    At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.12    Assignment.    Neither this Agreement not any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SUNLINK HEALTH SYSTEMS, INC.

By:	/s/ ROBERT M. THORNTON, JR.
Name: Robert M. Thornton, Jr. Title: President and Chief Executive Officer

HM ACQUISITION CORP.

By:	/s/ JOSEPH T. MORRIS
Name: Joseph T. Morris Title: President

HEALTHMONT, INC.

By:	/s/ TIMOTHY S. HILL
Name: Timothy S. Hill Title: President

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the “Amendment”), dated as of March 24, 2003, by and among SUNLINK HEALTH SYSTEMS, INC., a company organized under the laws of the State of Ohio (“Parent”), HM ACQUISITION CORP., a Delaware corporation and a wholly-owned direct subsidiary of Parent (“Merger Sub”), and HEALTHMONT, INC., a Tennessee corporation (the “Company”). As used in this Agreement, and except as otherwise provided herein, capitalized terms shall the same meanings as in the Merger Agreement.

PREAMBLE

WHEREAS, Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 15, 2002, pursuant to which Parent is to acquire the Company through the merger of the Company with and into Merger Sub (the “Merger”); and

WHEREAS, the parties desire to amend the Merger Agreement on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Exchange Fraction.    Section 2.1(d) of the Merger Agreement is hereby amended to read in its entirety as follows:

(d) Exchange	Fraction. The Exchange Fraction shall be the fraction derived by dividing 1,155,000 by the total number of Shares outstanding as of the Effective Time. For purposes of the preceding sentence, all Shares issuable pursuant to exercise of the SunLink Warrant shall be deemed to be outstanding at the Effective Time, regardless of whether such warrant in fact has been exercised. By way of illustration, if the total number of Shares outstanding as of the Effective Time (including Shares issuable pursuant to exercise of the SunLink Warrant) were 6,382,744 (as is anticipated by the Company), the Exchange Fraction would be 0.1810 (1,155,000 ÷ 6,382,744), such that for each one Share the holder thereof would receive 0.1810 Parent Shares. In no event shall Parent issue or be obligated to issue more than 1,155,000 Parent Shares in connection with the Merger and the Transactions contemplated by this Agreement except from and to the extent provided for with respect to (i) up to 19,394 Parent Shares issuable upon the exercise of and in connection with assumed Company Derivative Securities, including assumed Company Options, as set forth in Section 5.7 of the Company Disclosure Schedule, (ii) 26,723 Parent Shares issuable upon the exercise of, and in connection with, the New Heller Warrants issued in replacement of the old Heller Warrants, (iii) 60,000 Parent Shares under the terms of the LOC Agreement, plus up to 350,000 Parent Shares issuable in certain events as set forth therein, and (iv) 35,000 Parent Shares to be issued in the aggregate in connection with the Consulting Termination Agreements.

2.    Company Warrants.    Section 5.8 of the Merger Agreement is hereby amended to read in its entirety as follows:

Section 5.8    Company Warrants.     (a)    As of the Effective Time, each outstanding Company Warrant identified in Section 5.8 of the Company Disclosure Schedule, and any other Company Warrant outstanding immediately prior to the Effective Time (together, the “Company Warrants”) shall be cancelled or terminated (i) without further liability or obligation on the part of the Company, Parent, Merger Sub or the Surviving Corporation and (ii) without any payment by the Company or any of its Subsidiaries of other than nominal consideration or on such other terms as shall be acceptable to Parent, except that the Heller Warrant shall be cancelled in exchange for the New Heller Warrant as provided below and the SunLink Warrant shall be cancelled or exchanged as described below.

(b)	As of the Effective Time the outstanding Heller Warrant identified in Section 5.8 of the Company Disclosure Schedule to purchase 144,683 shares of the Company shall be exchanged for a New Heller Warrant to purchase an aggregate maximum of 26,723 Parent Shares at an exercise price per Parent Share equal to $0.01 per share. Such New Heller Warrant shall be exercisable for three (3) years from the Effective Date and if not exercised in such period shall be void. Such New Heller Warrant shall be substantially in such form as shall be acceptable to Parent, in its sole discretion.

(c)	If at the Effective Time the SunLink Warrant is held by Parent or by any Subsidiary that is (directly or indirectly) wholly owned by Parent, then such warrant shall be cancelled or terminated (i) without further liability or obligation on the part of the Company, Parent, Merger Sub or the Surviving Corporation and (ii) without any payment by the Company or any of its Subsidiaries. Otherwise, as of the Effective Time, the SunLink Warrant shall be exchanged for a new warrant to purchase an aggregate maximum of 24,435 Parent Shares at an exercise price per Parent Share equal to $0.01 per share. Such new warrant shall contain such other terms and shall be substantially in such form as shall be acceptable to Parent, in its sole discretion.

(d)	Parent shall (i) reserve for issuance the number of Parent Shares that will become subject to the New Heller Warrant and, if applicable, the replacement warrant for the SunLink Warrant, and (ii) issue or cause to be issued the appropriate number of Parent Shares pursuant to such warrants, upon the exercise or maturation of rights existing thereunder.

In addition, Section 5.8 of the Company Disclosure Schedule is hereby amended to read in its entirety as set forth in Exhibit A attached hereto.

3.    Additional Disclosure Schedules.    Section 4.5 of the Merger Agreement is hereby amended to read in its entirety as follows and the schedule referenced therein is attached hereto as Exhibit B:

Section 4.5    Board Approvals; Takeover Statutes.    The Parent Board of Directors, at a meeting duly called and held, has (i) unanimously determine that each of the Agreement and the Merger are in the best interests of the Parent and its shareholders and, (ii) adopted this Agreement and approved the Merger and the other Transactions, and none of the aforesaid actions by the Parent Board of Directors has been amended, rescinded or modified. The Parent Board of Directors and Merger Sub have taken all necessary action such that OGCL Section 1704 and Section 203 of the DGCL do not, and, unless the Agreement is terminated, shall not in the future, to the extent within its control, apply to this Agreement, the Merger or the other Transactions. To the Knowledge of the Parent, no other state takeover statue is applicable to the Merger or the other Transactions, except as set forth in Section 4.5 of the Parent Disclosure Schedule.

4.    Elimination of Certain Financial Covenants.    Section 5.21, Section 5.24, and Section 6.1(p) of the Merger Agreement are hereby deleted in their entirety.

5.    Additional Termination Event.    Section 7.1 of the Merger Agreement is hereby amended by adding paragraph (d)(iii) as follows:

(iii) if	holders of more than 10% of the issued and outstanding Parent Shares shall have demanded or exercised or delivered to Parent at any time before the Effective Time of the Merger timely written notice of such holders intent to demand or exercise dissenter’s rights with respect to the Merger in accordance with the OGCL.

6.    Elimination of Certain Termination Events.    Section 7.1(b)(vi) is hereby amended to read in its entirety as follows:

(vi) if	at any time (A) trading or quotation in any of the Parent’s securities shall have been suspended or limited by the SEC or by the American Stock Exchange, or trading in securities generally on the American Stock Exchange, the Nasdaq Stock Market or the New York Stock Exchange shall have been suspended or limited, or minimum or maximum prices shall have been generally established on any of such stock exchanges by the SEC or the NASD; (B) a general banking moratorium shall have been declared by any federal or state authorities; or (C) the Company or any Subsidiary shall have sustained an uninsured loss by strike, fire, flood, earthquake, accident or other calamity of such character as in the judgment of the Parent may impair the value of the Assets and Properties of the Company and its Subsidiaries (other than Divestco) or may interfere materially with the conduct of the business and operations of the Company or such Subsidiary (other than Divestco).

7.    Extension of Termination Date.    Section 7.1(d)(i) of the Merger Agreement is hereby amended to read in its entirety as follows:

(i)	if the Effective Time of the Merger has not occurred on or prior to June 30, 2003 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any material obligation of this Agreement or other material breach of this Agreement has been the cause of, or resulted in, the failure of the Effective Time of the Merger to have occurred on or prior to the aforesaid date; or

8.    Definitions.

(a) Any	definitions set forth in Section 8.1 of the Merger Agreement that relate exclusively to the sections deleted pursuant to Section 1 hereof are hereby deleted in their entirety.

(b) The	definition of “Company Material Adverse Effect” set forth in Section 8.1 of the Merger Agreement is hereby amended to read in its entirety as follows:

“Company Material Adverse Effect” shall mean any change, circumstance, development, effect, event, fact or occurrence that is or would reasonably be likely to be materially adverse to (i) the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions, or (ii) the business, prospects, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than any change, circumstance, development, effect, event, fact or occurrence (A) relating to the economy or securities markets of the United States or any other region in general, (B) relating to changes in conditions generally applicable to the business in which the Company and its Subsidiaries are involved, (C) resulting from entering into this Agreement or the consummation of the Transactions or the announcement thereof, or (D) relating to its business, prospects, financial condition or results of operations that has been expressly disclosed in writing to the other party prior to the date of this Agreement.

(c) The	definition of “Special Termination Fee” set forth in Section 8.1 of the Merger Agreement is hereby amended to read in its entirety as follows:

“Special Termination Fee” shall mean the sum of $500,000 in U.S. currency.

(d) The	following definitions shall be added to Section 8.1 of the Merger Agreement:

“SunLink Loan Agreement” means that certain Loan Agreement dated as of the same date of this Amendment between Parent and the Company.

“SunLink Warrant” shall mean the warrant to purchase up to 135,000 shares of the Company and issued to Parent, pursuant to that certain Loan Agreement, dated as of March 24, 2003, by and between Parent and the Company.

9.	Additional Agreements.

(a)	Immediately upon execution of this Amendment, the Company will cease all discussions and negotiations with, and will cease providing information to, any Person or group (other than Parent, any of its Affiliates or representatives) concerning any Company Acquisition Proposal received prior to the date hereof. Provided the Company complies with the preceding sentence, Parent and Merger Sub hereby waive any breach of the Merger Agreement with respect to any such Company Acquisition Proposal. Notwithstanding the foregoing, the provisions of Section 5.9 of the Merger Agreement shall remain in full force and effect as to any Company Acquisition Proposal received by the Company after the date hereof, subject, however, to the terms and conditions of the Merger Agreement as amended by this Amendment.

(b)	In the event the Company receives a Company Acquisition Proposal after the date hereof that it determines to be a Company Superior Proposal in accordance with Section 5.9 of the Merger Agreement, the Company shall within three (3) Business Days of such determination pay to Parent all reasonable Expenses incurred by Parent and Merger Sub through the date of such determination, not to exceed $1,000,000. The Company acknowledges that as of the date of this Amendment, Parent has incurred expenses in connection with the Merger Agreement and the transactions contemplated thereby in excess of $850,000. The preceding obligation of the Company to pay the Expenses of Parent and Merger Sub shall be in addition to any obligation of the Company to pay to Parent (without duplication) the Regular Termination Fee, the Expenses of Parent and Merger Sub, and/or the Special Termination Fee (if applicable) in accordance with Section 7.3 of the Merger Agreement as such section is modified by the provisions of this Amendment. For purposes of the Merger Agreement as amended by this Amendment, the reasonable Expenses incurred by Parent and Merger Sub shall be determined in the manner described in the definition of “Expenses” set forth in Section 8.1 of the Merger Agreement without regard to the dollar limitations set forth therein.

(c)	Simultaneously with the execution of this Amendment, the Company shall complete the divestiture of Divestco in accordance with the terms and conditions set forth in that certain Hill Stock Redemption Agreement, dated as of October 15, 2003 (the “Divestco Disposition Agreement”), by and among the Company, HEALTHMONT OF TEXAS, INC., HEALTHMONT OF TEXAS I, LLC and TIMOTHY S. HILL (“Hill”), subject to such modifications as required by this Section 7(c). In connection therewith, the Company shall take or cause to be taken the actions set forth below and shall as appropriate amend or cause to be amended the Divestco Disposition Agreement and any other applicable agreements. In the event any agreement that is an exhibit to the Merger Agreement is amended in accordance with the preceding sentence, such amendment shall be included as part of such exhibit.

(i)	The Company shall irrevocably waive the conditions precedent set forth in Section 6.1(a) of the Divestco Disposition Agreement.

(ii)	The Company shall cause Hill to irrevocably waive the conditions precedent set forth in Section 6.2(a) and Section 6.2(b) of the Divestco Disposition Agreement.

(iii)	On the date of Hill’s termination of employment by the Company and on the first day of each month thereafter until paid in full, the Company shall pay to Hill all amounts owing to him pursuant to that certain Non-Competition Agreement and General Release, dated as of October 15, 2003, between the Company and Hill in twelve equal monthly installments of $14,583.33. The provisions set forth in this Section 7(c)(iii) shall be deemed to satisfy the condition precedent set forth in Section 6.2(d) of the Divestco Disposition Agreement.

(iv)	Simultaneously with the execution of this Amendment, the Company shall issue as a capital contribution a note to Divestco in the original principal amount of $275,000, which such note shall be in full satisfaction of all of the Company Capital Contribution obligations under Section 8.2 of the Divestco Disposition Agreement. The Company shall execute, and shall cause Hill to execute, an amendment to the Divestco Disposition Agreement whereby the parties will acknowledge the termination of any obligation of the Company or the Surviving Corporation to make any further capital contribution to HealthMont of Texas, Inc. The note shall be subordinated to the obligations of the Company under the SunLink Loan Agreement, shall not bear interest, and shall be payable in full on the first to occur of the Merger or, subject to the prior payment in full of the obligations of the Company under each of the Heller Loan Agreement and the SunLink Loan Agreement, on July 31, 2003. The Company’s issuance of such note shall be deemed to satisfy the condition precedent set forth in Section 6.2(f) of the Divestco Disposition Agreement.

(d)	Simultaneously with the execution of this Amendment, Parent and the Company shall enter into, and the Company shall cause its Subsidiaries (excluding Divestco) to enter into as appropriate, a Management Agreement in the form attached hereto.

(e)	Simultaneously with the execution of this Amendment, Parent and the Company shall enter into, and the Company shall cause its Subsidiaries (excluding Divestco) to enter into as appropriate, the Loan Agreement and all other agreements required thereunder in the form attached hereto.

10.    Effect of Amendment.    The Merger Agreement is hereby, and shall henceforth be deemed to be, amended, modified, and supplemented in accordance with the provisions hereof, and the respective rights, duties, and obligations of the parties under the Merger Agreement shall hereafter be determined, exercised, and enforced under the Merger Agreement as amended hereby. Except as specifically amended above, the Merger Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

11.    Representations and Warranties.    Each party hereto represents and warrants that this Amendment has been duly authorized, executed and delivered and represents the legal, valid and binding agreement of such party and is enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time affecting the enforcement of creditors’ rights generally.

12.    Counterparts.    This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

13.    Severability.    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[Signature Page to Follow]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SUNLINK HEALTH SYSTEMS, INC.

By:	/s/ ROBERT M. THORNTON, JR.
Name: Robert M. Thornton, Jr. Title: President and Chief Executive Officer

HM ACQUISITION CORP.

By:	/s/ ROBERT M. THORNTON, JR.
Name: Robert M. Thornton, Jr. Title: Vice President

HEALTHMONT, INC.

By:	/s/ TIMOTHY S. HILL
Name: Timothy S. Hill Title: Chief Executive Officer and President

SECOND AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the “Amendment”), dated as of July 30, 2003, by and among SUNLINK HEALTH SYSTEMS, INC., a company organized under the laws of the State of Ohio (“Parent”), HM ACQUISITION CORP., a Delaware corporation and a wholly-owned direct subsidiary of Parent (“Merger Sub”), and HEALTHMONT, INC., a Tennessee corporation (the “Company”). As used in this Agreement, and except as otherwise provided herein, capitalized terms shall the same meanings as in the Merger Agreement.

PREAMBLE

WHEREAS, Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 15, 2002, as amended March 24, 2003, pursuant to which Parent is to acquire the Company through the merger of the Company with and into Merger Sub (the “Merger”); and

WHEREAS, the parties desire to amend the Merger Agreement on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Extension of Termination Date. Section 7.1(d)(i) of the Merger Agreement is hereby amended to read in its entirety as follows:

(i) if the Effective Time of the Merger has not occurred on or prior to September 30, 2003 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any material obligation of this Agreement or other material breach of this Agreement has been the cause of, or resulted in, the failure of the Effective Time of the Merger to have occurred on or prior to the aforesaid date; or

2. Effect of Amendment. The Merger Agreement is hereby, and shall henceforth be deemed to be, amended, modified, and supplemented in accordance with the provisions hereof, and the respective rights, duties, and obligations of the parties under the Merger Agreement shall hereafter be determined, exercised, and enforced under the Merger Agreement as amended hereby. Except as specifically amended above, the Merger Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

3. Representations and Warranties. Each party hereto represents and warrants that this Amendment has been duly authorized, executed and delivered and represents the legal, valid and binding agreement of such party and is enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time affecting the enforcement of creditors’ rights generally.

4. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

5. Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[Signature Page to Follow]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

SUNLINK HEALTH SYSTEMS, INC.

By:	/s/ ROBERT M. THORNTON, JR.
Name:	Robert M. Thornton, Jr.
Title:	President and Chief Executive Officer

HM ACQUISITION CORP.

By:	/s/ ROBERT M. THORNTON, JR.
Name:	Robert M. Thornton, Jr.
Title:	Vice President

HEALTHMONT, INC.

By:	/s/ TIMOTHY S. HILL
Name:	Timothy S. Hill
Title:	Chief Executive Officer and President

ANNEX B

March 20, 2003

Board of Directors

SunLink Health Systems, Inc.

Robert Thornton, CEO

900 Circle 75 Parkway, Suite 1300

Atlanta, GA 30339

Dear Sirs and Madame:

We understand that Healthmont, Inc. has entered into an Agreement and Plan of Merger (“the Merger Agreement”), dated October 15, 2002 by which SunLink Health Systems, Inc. (the “Company”) will acquire the total outstanding shares of common stock of Healthmont, Inc. (the “Transaction”). You have asked us to render our opinion as to whether the Transaction is fair, to SunLink Health Systems, Inc., from a financial point of view.

You have supplied us with a copy of the Merger Agreement, Merger Agreement Amendments and description of the Transaction (the “Transaction Documents”). At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement and amendments, the form of the Transaction, or any related agreements, including all Transaction Documents. In rendering this opinion, we have assumed, with your consent, that the final executed form of the amended Merger Agreement does not differ in any material respect from the draft that we have examined, and that all parties will comply with all the material terms of the amended Merger Agreement and that the Transaction will be validly consummated in accordance with its terms.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Transaction. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent.

In the course of our analyses for rendering this opinion, we have:

1.	Reviewed the Transaction Documents;

2.	Examined the publicly filed information concerning the Company, evaluated information furnished to us by the Company concerning the Company and Healthmont, Inc. and read Healthmont’s audited financial statements for the fiscal years ended 3/31/02, and its unaudited interim financial statements for the periods ended 1/31/03;

3.	Examined certain operating and financial information, including projections, provided to us by management relating to the business prospects of the Company and Healthmont, Inc.;

4.	Spoke with certain members of Healthmont, Inc. senior and operating management to discuss Healthmont, Inc. operations, historical financial results and future prospects;

5.	Visited the Healthmont, Inc.’s Adel facility in Adel, Georgia;

6.	Considered publicly available data and stock market performance data of the Company and of public companies we deem comparable to Healthmont, Inc.;

7.	Compared the financial terms of the merger and the HMI acquisition with the publicly available financial terms of certain other transactions which we believe to be generally relevant;

8.	Considered certain pro forma effects of the HMI acquisition on SSY financial statements;

9.	Performed discounted cash flow analyses of HMI; and

10.	Conducted such other studies, analyses, inquiries and investigations, as we, in our professional judgment, deemed appropriate.

B-1

In connection with our review, at your direction, we have not assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this opinion and have, at your direction, relied on its being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the HealthMont businesses, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts of the Company and HealthMont, estimates and pro forma effects related thereto, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company as to the future performance of their respective companies and the potential incremental revenue and other financial benefits (including the amount, timing and achievability thereof) resulting from the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Transaction. We will also receive a fee for rendering this opinion. In the past, we have provided financial and investment banking services to the Company for which we have received compensation.

In the ordinary course of our business, we and our affiliates may actively trade the equity securities of the Company for our and such affiliates’ own accounts and, accordingly, may at any time held a long or short position in such securities.

On the basis of the forgoing, it is our opinion that the Transaction is fair, to SunLink Health Systems, Inc. from a financial point of view.

Very truly yours,

Chatham Capital Partners, Inc. (fka Cardinal Advisory, Inc.)

Brian Reynolds

Managing Partner

B-2

ANNEX C

March 24, 2003

Board of Directors

HealthMont, Inc.

111 Long Valley Road

Brentwood, TN 37027

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the “Shares”), of HealthMont, Inc. (the “Company”) of the Exchange Ratio (as defined below) to be received by such holders pursuant to the Amended Agreement and Plan of Merger, dated as of March 24, 2003 (amending original agreement dated as of October 7, 2002), between SunLink Health Systems, Inc. (“SunLink”) and the Company (the “Agreement”). Pursuant to the Agreement, the Company will be merged with and into HM Acquisition Corp, a wholly owned subsidiary of SunLink and each outstanding Share will be converted into the right to receive, subject to adjustment as described in the Agreement, 0.1810 of a share (the “Exchange Ratio”) of Common Stock, par value $0.01 per share (the “SunLink Shares”), of SunLink. This Fairness Opinion supercedes our opinion letter dated October 15, 2002.

Harpeth Capital Atlanta LLC, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes. Furthermore, a Managing Member of Harpeth Capital Atlanta LLC regularly performs investment research services in the healthcare service industry. We are also familiar with the Company, having provided certain investment banking services to the Company including an engagement to raise equity capital. A non-executive shareholder of Harpeth Capital Atlanta, LLC, holds 27,500 of the shares, which were received as compensation in connection with the structuring of the initial transaction that resulted in the formation of the Company. No other shareholder of Harpeth Capital Atlanta LLC, nor any of its Managing Members has any economic interest in such common stock and is not a shareholder of the Company. Harpeth Capital Atlanta, LLC has not performed services for SunLink, and none of its shareholders are shareholders of SunLink.

In connection with this opinion, we have reviewed, among other things,

1)    the Agreement;

2)    the Dolly Vinsant Memorial Hospital divestiture agreement;

3)    the Company’s audited financial statements for the fiscal years ended March 31, 2001 and March 31, 2002, detailed and monthly financial information on each of the Company’s hospitals and corporate expenses for the fiscal year ended March 31, 2002, and for the last twelve months ended December 31, 2002;

4)    a presentation made by the management of the Company to GE/Heller Finance;

5)    shareholder lists provided by the Company;

6)    SunLink’s web pages;

7)    all press releases issued by SunLink from June 1999 to February 5, 2003, including the earnings press release reporting the financial results for the three months and six months ended December 31, 2002;

8)    SunLink earnings conference call on February 6, 2003;

9)    Annual Reports to Stockholders and Annual Reports on Form 10-K of Krug International Corp. (which subsequently changed names to SunLink) for the two fiscal years ended March 31, 2000 and March 31, 2001, and for the fiscal year ended June 30, 2002;

10)    Quarterly Reports on Form 10-Q of SunLink for quarters ending June 30, 2001, September 30, 2001, December 31, 2001, March 31, 2002, September 30, 2002 and December 31, 2002.

11)    all current reports filed on Form 8-K of SunLink since December 31, 2000;

12)    certain other communications from the Company and SunLink to their respective stockholders;

13)    certain internal financial analyses and forecasts for the Company prepared by the management of the Company (the “Company Forecasts”);

14)    certain internal financial analyses and forecasts for SunLink prepared by the management of SunLink (the “SunLink Forecasts”);

15)    certain cost savings projected by the management of the Company to result from the transaction contemplated by the Agreement (the “Synergies”); and

16)    such other data as we have deemed relevant.

We also have held discussions with members of the senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of the respective companies. In addition, we have reviewed the reported price and trading activity for the SunLink shares, compared certain financial and stock market information for the Company and SunLink with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the healthcare services industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have also reviewed the historical financial performance of the Dolly Vinsant Memorial Hospital, examined management’s projections of future performance and the capital required to achieve such performance. We have also reviewed the divestiture agreement. The Company’s CEO has an agreement to purchase the Dolly Vinsant Memorial Hospital for 250,000 shares of the Company’s common stock, to be surrendered prior to the merger. In addition, the purchaser will assume $655,000 in debt and capital lease obligations. For the twelve months ended December 31, 2002, the Dolly Vinsant Memorial Hospital had an operating loss of $275,148. The surrender of 250,000 shares of the Company in the divestiture proportionately increases the number of SunLink shares received by all other HealthMont shareholders in the merger. It is our opinion that the sale of the Dolly Vinsant Memorial Hospital is advantageous to the remaining shareholders and is fair from a financial point of view to such shareholders.

We have relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard we have assumed, with your consent, that the Company Forecasts, the SunLink Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and SunLink respectively. We also have taken into account the views of the Company’s management and SunLink’s management of the risks and uncertainties relating to the Company’s and SunLink’s ability to achieve their respective forecasts in the amounts and time periods contemplated thereby. We have not had the opportunity to discuss the forecasts with SunLink’s management.

In rendering our opinion, we have assumed that the transactions contemplated by the Agreement will be consummated on the terms described in the Agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third party consents and/or approvals, no restrictions will be imposed that will have a material adverse effect on the transactions or other actions contemplated by the Agreement. Our opinion is necessarily based on economic, market, financial and other conditions and the information made available to us as of the date hereof. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its evaluation of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction. We are not expressing any opinion as to what the value of the SunLink Shares actually will be when issued pursuant to the transactions contemplated by the Agreement or the prices at which the SunLink Shares will trade at any time. In connection with our engagement, we were not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or a part of the Company. Our opinion does not address the relative merits of the transactions contemplated by the Agreement as compared to other business strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the transactions contemplated by the Agreement. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or SunLink or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Sincerely,

Jeffrey C. Villwock

Managing Partner

Harpeth Capital Atlanta LLC

ANNEX D

TENNESSEE BUSINESS CORPORATION ACT

CHAPTER 23

BUSINESS CORPORATIONS—DISSENTERS’ RIGHTS

PART 1.    RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

48-23-101.    Definitions.—As used in this chapter, unless the context otherwise requires:

(1)    “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

(2)    “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

(3)    “Dissenter” means a shareholder who is entitled to dissent from corporate action under §48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter ;

(4)    “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

(5)    “Interest” means interest from the effective date of the corporate action that gave rise to the shareholder’s right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

(6)    “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

(7)    “Shareholder” means the record shareholder or the beneficial shareholder.

48-23-102.    Right To Dissent.—(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(1)    Consummation of a plan of merger to which the corporation is a party:

(A)    If shareholder approval is required for the merger by §48-21-104 or the charter and the shareholder is entitled to vote on the merger; or

(B)    If the corporation is a subsidiary that is merged with its parent under §48-21-105;

(2)    Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3)    Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

(4)    An amendment of the charter that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A)    Alters or abolishes a preferential right of the shares;

(B)    Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(C)    Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D)    Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(E)    Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under §48-16-104; or

(5)    Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b)    A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c)    Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters’ rights, is listed on an exchange registered under §6 of the Securities Exchange Act of 1934, as amended, or is a “national market system security,” as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

48-23-103.    Dissent By Nominees And Beneficial Owners.—(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenter’s other shares were registered in the names of different shareholders.

(b)    A beneficial shareholder may assert dissenters’ rights as to shares of any one (1) or more classes held on the beneficial shareholder’s behalf only if the beneficial shareholder:

(1)    Submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2)    Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

PART 2.    PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

48-23-201.    Notice Of Dissenters’ Rights.—(a) If proposed corporate action creating dissenters’ rights under §48-23-102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(b)    If corporate action creating dissenters’ rights under §48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in §48-23-203.

(c)    A corporation’s failure to give notice pursuant to this section will not invalidate the corporate action.

48-23-202.    Notice Of Intent To Demand Payment.—(a) If proposed corporate action creating dissenters’ rights under §48-23-102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must:

(1)    Deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and

(2)    Not vote the shareholder’s shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by §48-23-201.

(b)    A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder’s shares under this chapter.

48-23-203.    Dissenters’ Notice.—(a) If proposed corporate action creating dissenters’ rights under  §48-23-102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of §48-23-202.

(b)    The dissenters’ notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:

(1)    State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2)    Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3)    Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person asserting dissenters’ rights acquired beneficial ownership of the shares before that date;

(4)    Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and

(5)    Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to §48-23-201.

48-23-204.    Duty To Demand Payment.—(a) A shareholder sent a dissenters’ notice described in  §48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to §48-23-203(b)(3), and deposit the shareholder’s certificates in accordance with the terms of the notice.

(b)    The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

(c)    A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter.

(d)    A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

48-23-205.    Share Restrictions.—(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under §48-23-207. (b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

48-23-206.    Payment.—(a) Except as provided in §48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with §48-23-204 the amount the corporation estimates to be the fair value of each dissenter’s shares, plus accrued interest.

(b)    The payment must be accompanied by:

(1)    The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)    A statement of the corporation’s estimate of the fair value of the shares;

(3)    An explanation of how the interest was calculated;

(4)    A statement of the dissenter’s right to demand payment under §48-23-209; and

(5)    A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to §48-23-201 or §48-23-203.

48-23-207.    Failure To Take Action.—(a) If the corporation does not effectuate the proposed action that gave rise to the dissenters’ rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b)    If after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters’ notice under §48-23-203 and repeat the payment demand procedure.

48-23-208.    After-Acquired Shares.—(a) A corporation may elect to withhold payment required by  §48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

(b)    To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under §48-23-209.

48-23-209.    Procedure If Shareholder Dissatisfied With Payment Or Offer.—(a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate (less any payment under §48-23-206), or reject the corporation’s offer under §48-23-208 and demand payment of the fair value of the dissenter’s shares and interest due, if:

(1)    The dissenter believes that the amount paid under §48-23-206 or offered under §48-23-208 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(2)    The corporation fails to make payment under §48-23-206 within two (2) months after the date set for demanding payment; or

(3)    The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

(b)    A dissenter waives the dissenter’s right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter’s shares.

PART 3.    JUDICIAL APPRAISAL OF SHARES

48-23-301.    Court Action.—(a) If a demand for payment under §48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)    The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c)    The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d)    The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e)    Each dissenter made a party to the proceeding is entitled to judgment:

(1)    For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus accrued interest, exceeds the amount paid by the corporation; or

(2)    For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under §48-23-208.

48-23-302.    Court Costs And Counsel Fees.—(a) The court in an appraisal proceeding commenced under §48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under §48-23-209.

(b)    The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

(1)    The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

(2)    Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c)    If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

ANNEX E

OHIO REVISED CODE

§ 1701.85 Dissenting shareholder’s demand for fair cash value of shares.

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 [1701.80.1] of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

(5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

PART II.    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

Article III of SunLink’s code of regulations sets forth certain rights of SunLink’s directors and officers to indemnification. Under Article III thereof, the liabilities against which a director and officer may be indemnified and factors employed to determine whether a director and officer is entitled to indemnification in a particular instance depend on whether the proceeding in which the claim for indemnification arises was brought (a) other than by and in the right of the Company (“Third Party Actions”) or (b) by and in the right of the Company (“Derivative Actions”).

In Third Party Actions, SunLink will indemnify each director and officer against expenses, including attorneys’ fees, judgments, fines, penalties, and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened or actual proceeding in which he may be involved by reason of his having acted in such capacity, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of SunLink and, with respect to any matter the subject of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

In Derivative Actions, SunLink will indemnify each director and officer against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense or settlement of any such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of SunLink except that no indemnification is permitted with respect to any matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to SunLink unless a court determines such person is entitled to indemnification.

Unless indemnification is ordered by a court, the determination as to whether or not an individual has satisfied the applicable standards of conduct (and therefore may be indemnified) will be made by SunLink by a majority vote of a quorum consisting of directors of SunLink who were not parties to the action; or if such a quorum is not obtainable, or if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or by SunLink’s shareholders.

Article III of the SunLink code of regulations does not limit in any way other indemnification rights to which those persons seeking indemnification may otherwise be entitled.

SunLink maintains insurance policies which presently provide protection, within the maximum liability limits of the policies and subject to a deductible amount for each claim, to SunLink under its indemnification obligations and to the directors and officers with respect to certain matters which are not covered by SunLink’s indemnification obligations.

Item 21.    Exhibits and Financial Statement Schedules

3.1	Amended Articles of Incorporation of SunLink Health Systems, Inc. (incorporated by reference from Exhibit 3.1 of SunLink’s Report on Form 10-Q for the quarter ended September 30, 2001). (1)
3.2	Code of Regulations of SunLink Health Systems, Inc., as amended (incorporated by reference from Exhibit 3.2 of SunLink’s Report on Form 10-Q for the quarter ended September 30, 2001). (1)
3.3	Charter of HealthMont, Inc., as amended
3.4	Second Amended and Restated By-laws of HealthMont, Inc.
4.1	Loan Agreement between SunLink Healthcare Corp., as Borrower, its Subsidiaries, as Guarantors, and NHS, Inc., as Lender, Dated as of January 31, 2001 Relating to $17,000,000 Aggregate Principal Amount of 8.5% Senior Subordinated Notes due 2006 and $2,000,000 Senior Subordinated Zero Coupon Note due 2004 (incorporated by reference from Exhibit 4.4 of SunLink’s Report on Form 10-K for the year ended March 31, 2001). (1)
5.1	Opinion of Smith, Gambrell & Russell, LLP as to the legality of the SunLink Health Systems, Inc. common shares to be registered in connection with the transaction.
8.1	Opinion of Stokes Bartholomew Evans & Petree, P.A. regarding United States federal income tax consequences of the merger.

10.1	1995 Incentive Stock Option Plan (incorporated by reference from Exhibit 10.3 of SunLink’s Report on Form 10-K for the year ended March 31, 1996). (1)
10.2	Amended and Restated Employment Agreement between SunLink Health Systems, Inc. and Robert M. Thornton, Jr., dated January 1, 2002 (incorporated by reference from Exhibit 10.3 of SunLink’s Form 10-Q for the quarter ended September 30, 2002). (1)

10.3	Agreement for the sale and purchase of shares in Klippan Limited between Bradley International Holdings Limited and Newell Limited dated January 29, 2001 (incorporated by reference from Exhibit 10.1 of SunLink’s Report on Form 8-K/A dated April 16, 2001). (1)

10.4	Stock Acquisition Agreement by and between NHS, Inc. and SunLink HealthCare Corp. dated as of January 31, 2001 (incorporated by reference from Exhibit 10.1 of SunLink’s Report on Form 8-K dated February 16, 2001). (1)

10.5	Rent Review Memorandum between Rootmead Limited, Beldray Limited and KRUG International (UK) Limited dated August 30, 2000 (incorporated by reference from Exhibit 10.1 of SunLink’s Report on Form 10-Q dated September 30, 2001). (1)

10.6	Counterpart/Revisionary Lease between Rootmead Limited, Beldray Limited and KRUG International (UK) Limited dated August 30, 2000 (incorporated by reference from Exhibit 10.2 of SunLink’s Report on Form 10-Q dated September 30, 2001). (1)

10.7	Pre-emption Agreement between Rootmead Limited, Beldray Limited and KRUG International (UK) Limited dated August 30, 2000 (incorporated by reference from Exhibit 10.3 of SunLink’s Report on Form 10-Q dated September 30, 2001). (1)

10.8	Lease between Barton Industrial Park Limited, Beldray Limited and Butterfield-Harvey Limited dated June 8, 1979 (incorporated by reference from Exhibit 10.4 of SunLink’s Report on Form 10-Q dated September 30, 2001). (1)

10.9	2001 Long-Term Stock Option Plan (incorporated by reference from Exhibit 10.5 of SunLink’s Report on Form 10-Q dated September 30, 2001). (1)

10.10	2001 Outside Directors’ Stock Ownership and Stock Option Plan (incorporated by reference from Exhibit 10.6 of SunLink’s Report on Form 10-Q dated September 30, 2001). (1)

10.11	Agreement relating to the sale and purchase of the whole of the issued share capital of Beldray Limited dated 30 August, 2001, between Bradley International Holdings Limited and Marshall Cooper and John Clegg (incorporated by reference from Exhibit 10.1 of SunLink’s Report on Form 8-K dated October 15, 2001). (1)

10.12	Variation relating to the sale and purchase of the whole of the issued share capital of Beldray Limited dated 30 August, 2001, dated 3 October, 2001, between Bradley International Holdings Limited and Marshall Cooper and John Clegg (incorporated by reference from Exhibit 10.2 of SunLink’s Report on Form 8-K dated October 15, 2001). (1)

10.13	Master Loan Agreement between DVI Financial Services, Inc. and SunLink Healthcare Corp., Southern Health Corporation, Southern Health Corporation of Dahlonega, Inc., Southern Health Corporation of Ellijay, Inc., Southern Health Corporation of Jasper, Inc., Southern Health Corporation of Houston, Inc., Clanton Hospital, Inc. and Dexter Hospital, Inc. dated December 31, 2001 (incorporated by reference from Exhibit 10.1 of SunLink’s Report on Form 10-Q dated March 31, 2002). (1)

10.14	Loan and Security Agreement between DVI Business Credit Corporation and SunLink Healthcare Corp., Southern Health Corporation, Southern Health Corporation of Dahlonega, Inc., Southern Health Corporation of Ellijay, Inc., Southern Health Corporation of Jasper, Inc., Southern Health Corporation of Houston, Inc., Clanton Hospital, Inc. and Dexter Hospital, Inc. dated December 31, 2001 (incorporated by reference from Exhibit 10.2 of SunLink’s Report on Form 10-Q dated March 31, 2002). (1)
10.15	Amended and Restated Employment Agreement between SunLink Health Systems, Inc. and Harry R. Alvis, dated February 1, 2002 (incorporated by reference from Exhibit 10.1 of SunLink’s Form 10-Q for the quarter ended September 30,2002). (1)

10.16	Amended and Restated Employment Agreement between SunLink Health Systems, Inc. and J. T. Morris, dated February 1, 2002 (incorporated by reference from Exhibit 10.2 of SunLink’s Form 10-Q for the quarter ended September 30, 2002). (1)
10.17	Loan Agreement among SunLink Healthcare Corp., Southern Health Corporation and Southern Health Corporation of Jasper, Inc., collectively as Borrowers and SunLink Health Systems, Inc. as Guarantor and Bank of North Georgia, as Bank, dated September 30, 2002 (incorporated by reference to Exhibit 10.4 of SunLink’s Form 10-Q for the quarter ended September 30, 2002). (2)
10.18	Contract of Guaranty of SunLink Health Systems, Inc. to SunLink Healthcare Corp., Southern Health Corporation and Southern Health Corporation of Jasper, Inc., collectively as Borrowers and Bank of North Georgia, as Bank, dated September 30, 2002 (incorporated by reference to Exhibit 10.5 of SunLink’s Form 10-Q for the quarter ended September 30, 2002). (2)
10.19	Lock-Up Agreement, dated October 15, 2002, by certain Shareholders of HealthMont, Inc. in favor of SunLink Health Systems, Inc. (2)
10.20	Non-Competition Agreement and General Release, dated October 15, 2002, by and between Timothy S. Hill and HealthMont, Inc. (2)
10.21	Form of Termination of Consulting Agreement, dated October 15, 2002, by and among HealthMont, Inc., [Consultant], and SunLink Health Systems, Inc. (2)
10.22	Overline Letter of Credit Agreement, dated October 15, 2002, by and among SunLink Health Systems, Inc., HM Acquisition Corp., HealthMont, Inc. and Lenders. (2)
10.23	Hill Stock Redemption Agreement, dated October 15, 2002, by and among HealthMont, Inc., HealthMont of Texas, Inc., HealthMont of Texas I, LLC and Timothy S. Hill. (2)
10.24	Consulting Agreement, dated October 15, 2002, by and among HealthMont of Texas, Inc., HealthMont of Texas I, LLC and Timothy S. Hill Consulting, LLC. (2)
10.25	Stock Subscription and Purchase Agreement, dated October 15, 2002, by and among HealthMont of Texas, Inc. and certain individual Purchasers. (2)
10.26	Founders Stock Redemption Agreement, dated October 15, 2002, by and among HealthMont, Inc. and certain Shareholders of HealthMont, Inc. (2)
10.27	Indemnity Agreement, dated October 15, 2002, by and between HealthMont of Texas, Inc., HealthMont of Texas I, LLC, HM Acquisition Corp. and SunLink Health Care Systems, Inc. (2)
10.28	Employment Letter, dated April 30, 2001, by and between SunLink Health Systems, Inc. and Mark Stockslager. (2)
10.29	Employment Letter, dated February 1, 2001, by and between SunLink Healthcare Corp. and Jerome Orth. (2)
10.30	Management Agreement, dated as of March 24, 2003 between SunLink Health Systems, Inc., HealthMont, Inc., HealthMont of Georgia, Inc. and HealthMont of Missouri, Inc. (incorporated by reference to Exhibit 99.3 of SunLink’s Form 425 filed March 26, 2003). (2)
10.31	Consent to Transaction by Heller HealthCare Finance, Inc. with Waiver of any Defaults dated March 24, 2003 (incorporated by reference to Exhibit 99.4 of SunLink’s Form 425 filed March 26, 2003). (2)
10.32	Subordination Agreement by and among SunLink Health Systems, Inc., HealthMont, Inc., HealthMont of Georgia, Inc., HealthMont of Missouri, Inc. and Heller HealthCare Finance, Inc. (incorporated by reference to Exhibit 99.5 of SunLink’s Form 425 filed March 26, 2003). (2)
10.33	Loan Agreement, dated as of March 24, 2003 between SunLink Health Systems, Inc. and HealthMont, Inc. (incorporated by reference to Exhibit 99.6 of SunLink’s Form 425 filed March 26, 2003). (2)
10.34	Term Loan Note, dated as of March 24, 2003 from HealthMont, Inc. to SunLink Health Systems, Inc. (incorporated by reference to Exhibit 99.7 of SunLink’s Form 425 filed March 26, 2003). (2)
10.35	Security Agreement, dated as of March 24, 2003 between HealthMont, Inc. and SunLink Health Systems, Inc. (incorporated by reference to Exhibit 99.8 of SunLink’s Form 425 filed March 26, 2003). (2)
10.36	Subsidiary Security Agreement, dated as of March 24, 2003 among HealthMont of Georgia, Inc, HealthMont of Missouri, Inc. and SunLink Health Systems, Inc. (incorporated by reference to Exhibit 99.9 of SunLink’s Form 425 filed March 26, 2003). (2)
10.37	Subsidiary Pledge Agreement, dated as of March 24, 2003 between HealthMont, Inc. and SunLink Health Systems, Inc. (incorporated by reference to Exhibit 99.10 of SunLink’s Form 425 filed March 26, 2003). (2)

10.38	Subsidiary Guaranty Agreement, as of March 24, 2003 by HealthMont of Georgia, Inc. and HealthMont of Missouri, Inc. in favor of SunLink Health Systems, Inc. (incorporated by reference to Exhibit 99.11 of SunLink’s Form 425 filed March 26, 2003). (2)
10.39	Stock Purchase Warrant, dated as of March 24, 2003 from HealthMont, Inc. to SunLink Health Systems, Inc. (incorporated by reference to Exhibit 99.12 of SunLink’s Form 425 filed March 26, 2003). (2)
10.40	Registration Rights Agreement, dated as of March 24, 2003 between HealthMont, Inc. and SunLink Health Systems, Inc. (incorporated by reference to Exhibit 99.13 of SunLink’s Form 425 filed March 26, 2003). (2)
10.41	Environmental Indemnity Agreement, dated as of March 24, 2003 by HealthMont, Inc., HealthMont of Georgia, Inc., HealthMont of Missouri, Inc. and SunLink Health Systems, Inc. (incorporated by reference to Exhibit 99.14 of SunLink’s Form 425 filed March 26, 2003). (2)
10.42	HealthMont, Inc. Subordinated Promissory Note payable to the order of HealthMont of Texas, Inc. in the principal sum of $275,000, dated March 24, 2003 (incorporated by reference to Exhibit 99.15 of SunLink’s Form 425 filed March 26, 2003). (2)
10.43	Amended and Restated Non-Competition Agreement and General Release dated March 24, 2003, by and between HealthMont, Inc. and Timothy S. Hill (incorporated by reference to Exhibit 99.16 of SunLink’s Form 425 filed March 26, 2003). (2)
10.44	Consulting Agreement dated March 24, 2003, by and among Timothy S. Hill, HealthMont of Texas, Inc. and HealthMont of Texas I, LLC (incorporated by reference to Exhibit 99.17 of SunLink’s Form 425 filed March 26, 2003). (2)
10.45	First Amendment to Timothy S. Hill Stock Redemption Agreement dated March 24, 2003, by and among HealthMont, Inc., HealthMont of Texas, Inc., HealthMont of Texas I, LLC and Timothy S. Hill (incorporated by reference to Exhibit 99.18 of SunLink’s Form 425 filed March 26, 2003). (2)
10.46	Stock Subscription and Purchase Agreement dated March 24, 2003, by and among HealthMont of Texas, Inc. and certain purchasers (incorporated by reference to Exhibit 99.19 of SunLink’s Form 425 filed March 26, 2003). (2)
10.47	HealthMont of Texas, Inc. Side Letter Agreement regarding investment by certain shareholders in HealthMont of Texas, Inc. (incorporated by reference to Exhibit 99.20 of SunLink’s Form 425 filed March 26, 2003). (2)
10.48	Note Purchase Agreement between SunLink Health Systems, Inc. and Chatham Investment Fund I, LLC, dated as of March 24, 2003 (incorporated by reference to Exhibit 99.21 of SunLink’s Form 425 filed March 26, 2003). (2)
10.49	HealthMont, Inc. Side Letter Agreement, dated October 15, 2002, with SunLink Health Systems, Inc. regarding extended discovery period insurance policy.
10.50	HealthMont, Inc. Disclosure Schedule to the Merger Agreement.
10.51	SunLink Health Systems, Inc. Disclosure Schedule to the Merger Agreement.
10.52	Second Amendment (dated July 30, 2003) to Agreement and Plan of Merger.
10.53	First Amendment (dated July 30, 2003) to Management Agreement, dated as of March 24, 2003 between SunLink Health Systems, Inc., HealthMont, Inc., HealthMont of Georgia, Inc. and HealthMont of Missouri, Inc.
10.54	Amendment No. 1 (dated July 30, 2003) to Loan Agreement, dated as of March 24, 2003 between SunLink Health Systems, Inc. and HealthMont, Inc.
10.55	Amendment No. 1 (dated July 30, 2003) to Registration Rights Agreement, dated as of March 24, 2003 between HealthMont, Inc. and SunLink Health Systems, Inc.
10.56	Consent to Transaction by Heller HealthCare Finance, Inc. with Waiver of Defaults, dated July 30, 2003.
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 of SunLink’s Form 10-K for the fiscal year ended June 30, 2002). (2)
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of KPMG LLP.
23.5	Consent of Smith, Gambrell & Russell, LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement and incorporated herein by reference)

23.6	Consent of Stokes Bartholomew Evans & Petree, P.A. (updating consent included in the opinion filed as Exhibit 8.1 to this Registration Statement and incorporated herein by reference).
24	Powers of Attorney, included in the signature page of this Registration Statement.(1)
99.1	Form of Proxy Card of SunLink Health Systems, Inc., as revised.
99.2	Form of Proxy Card of HealthMont, Inc., as revised.
99.3	Consent of Chatham Capital Partners, Inc.
99.4	Consent of Caymus Partners LLC.

(1)	Previously filed with this Registration Statement on January 29, 2003.
(2)	Previously filed with Amendment No. 1 to this Registration Statement on April 25, 2003.

Item 22.    Undertakings.

(a)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

(b)(1)  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by a person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)  The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 5, 2003.

SUNLINK HEALTH SYSTEMS, INC.

By:	/S/ ROBERT M. THORNTON, JR.
Robert M. Thornton, Jr. President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Robert M. Thornton, Jr., Joseph T. Morris and Mark J. Stockslager and each of them (with full power to each of them to get alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ ROBERT M. THORNTON, JR. Robert M. Thornton, Jr.	Director, Chairman, President and Chief Executive Officer (principal executive officer)	August 5, 2003

/s/ JOSEPH T. MORRIS Joseph T. Morris	Chief Financial Officer (principal financial officer)	August 5, 2003

/s/ MARK J. STOCKSLAGER Mark J. Stockslager	Principal Accounting Officer (principal accounting officer)	August 5, 2003

/s/ STEVEN J. BAILEYS, D.D.S.* Steven J. Baileys, D.D.S.	Director	August 5, 2003

/s/ KAREN B. BRENNER* Karen B. Brenner	Director	August 5, 2003

/s/ C. MICHAEL FORD* C. Michael Ford	Director	August 5, 2003

/s/ MICHAEL HALL* Michael Hall	Director	August 5, 2003

/s/ JAMES J. MULLIGAN* James J. Mulligan	Director	August 5, 2003

/s/ HOWARD E. TURNER* Howard E. Turner	Director	August 5, 2003

/s/ RONALD J. VANNUKI* Ronald J. Vannuki	Director	August 5, 2003

* /s/ ROBERT M. THORNTON, JR. pursuant to powers of attorney